As filed with the Securities and Exchange Commission on October 22, 2002

                                                      REGISTRATION NO. 333-90632
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                   FOAMEX L.P.
                           FOAMEX CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

        DELAWARE                     3086                    05-0475617
        DELAWARE                     3086                    22-3182164
 (State or other           (Primary Standard Industrial    (IRS Employer
  jurisdiction of           Classification Code Number)   Identification No.)
  incorporation or
  organization)
                             -----------------------
                              1000 COLUMBIA AVENUE
                           LINWOOD, PENNSYLVANIA 19061
                                 (610) 859-3000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                THOMAS E. CHORMAN
                             CHIEF EXECUTIVE OFFICER
                                   FOAMEX L.P.
                              1000 COLUMBIA AVENUE
                           LINWOOD, PENNSYLVANIA 19061
                                 (610) 859-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------


                                   Copies to:
                              JOHN C. KENNEDY, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                             -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             -----------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                             -----------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         TABLE OF ADDITIONAL REGISTRANTS

                             STATE OR OTHER     PRIMARY STANDARD       IRS
                              JURISDICTION OF      INDUSTRIAL        EMPLOYER
                             INCORPORATION OR    CLASSIFICATION   IDENTIFICATION
        NAME                   ORGANIZATION       CODE NUMBER         NUMBER
        ----                   ------------       -----------         ------

Foamex Asia, Inc.                Delaware             3086         13-3949431
Foamex Latin America, Inc.       Delaware             3086         05-0474053
Foamex Carpet Cushion LLC        Delaware             3086         02-0562280
Foamex Mexico, Inc.              Delaware             3086         13-3748685
Foamex Mexico II, Inc.           Delaware             3086         13-3758371

The address of each of the additional registrants is 1000 Columbia Avenue, Linwood, Pennsylvania 19061.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED OCTOBER 22, 2002


         PRELIMINARY PROSPECTUS

                                   FOAMEX L.P.
                           FOAMEX CAPITAL CORPORATION

                     EXCHANGE OFFER FOR $300,000,000 OF ITS
                      10 3/4% SENIOR SECURED NOTES DUE 2009


         We are offering to exchange all of our outstanding 10 3/4% Senior Secured Notes due 2009, which were issued on March 25, 2002 and which we refer to as the initial notes, for a like aggregate amount of our registered 10 3/4% Senior Secured Notes due 2009, which we refer to as the exchange notes. We will pay interest on the exchange notes semi-annually on April 1 and October 1 of each year, commencing on April 1, 2003. The exchange notes will mature on April 1, 2009.


         The exchange notes will be fully and unconditionally guaranteed on a senior basis by all of our domestic restricted subsidiaries that are guarantors under our credit facility. In addition, the exchange notes and the guarantees will be secured by a second-priority security interest on substantially all of our assets and the assets of the guarantors that secure the obligations under our credit facility, subject to some limited exceptions as more fully described in "Description of Notes- Security."


         The exchange notes will rank effectively junior to our and the guarantors' existing and future senior indebtedness that is secured by first-priority liens. As of June 30, 2002, this consisted of $169.2 million of indebtedness outstanding under the Amended Credit Facility and industrial revenue bonds, with approximately $79.2 million in revolving loan availability and approximately $20.8 million in outstanding letters of credit. The exchange notes and guarantees also will rank effectively junior to our non-guarantor subsidiaries' liabilities, including trade payables but excluding intercompany obligations, which totaled approximately $15.4 million as of June 30, 2002. The exchange notes and guarantees will rank senior to our and the guarantors' subordinated indebtedness, of which approximately $248.0 million at face value was outstanding as of June 30, 2002.


TERMS OF THE EXCHANGE OFFER

o It will expire at 5:00 p.m., New York City time, on _____________ 2002, unless we extend it.

o If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for exchange notes.

o The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

o The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

o You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

         BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE
SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 13.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Industry and Market Data.......................................................i
Summary........................................................................1
Risk Factors..................................................................13
Forward-Looking Statements....................................................22
Use of Proceeds...............................................................23
Capitalization................................................................25
Unaudited Pro Forma Consolidated Financial Statements.........................26
Selected Historical Financial Data............................................30
Management's Discussion and Analysis of Financial
        Condition and Results of Operations...................................33
Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure...................................50
Business......................................................................52
Management....................................................................64
Security Ownership of Certain Beneficial Owners and
        Management............................................................77
Certain Relationships and Related Transactions................................78
Description of Other Indebtedness.............................................84
The Exchange Offer............................................................88
Description of Notes..........................................................97
Book-Entry, Delivery and Form................................................146
Material U.S. Federal Income Tax Consequences................................150
Plan of Distribution.........................................................155
Legal Matters................................................................155
Experts......................................................................155
Where You Can Find More Information..........................................156
Index to Financial Statements................................................F-1



                            INDUSTRY AND MARKET DATA

         Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                                     SUMMARY


         THE FOLLOWING SUMMARY HIGHLIGHTS THE MATERIAL INFORMATION ABOUT FOAMEX AND THIS EXCHANGE OFFER FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPREHENSIVE UNDERSTANDING OF OUR COMPANY AND THIS EXCHANGE OFFER, YOU SHOULD READ THIS ENTIRE DOCUMENT, INCLUDING "RISK FACTORS." UNLESS THE CONTEXT INDICATES OR OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "FOAMEX," THE "COMPANY," "WE," "OUR" OR "US" ARE TO FOAMEX L.P. AND ITS CONSOLIDATED SUBSIDIARIES. FOAMEX CARPET CUSHION LLC WAS CONVERTED TO A LIMITED LIABILITY COMPANY AND WAS CONTRIBUTED BY OUR PARENT, FOAMEX INTERNATIONAL INC. ("FOAMEX INTERNATIONAL") TO FOAMEX ON MARCH 25, 2002. THE TERM "FOAMEX CARPET" REFERS TO FOAMEX CARPET CUSHION LLC OR, WITH RESPECT TO HISTORICAL FINANCIAL INFORMATION, ITS PREDECESSOR FOAMEX CARPET CUSHION, INC. UNLESS WE INDICATE OTHERWISE, ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE CONTRIBUTION OF FOAMEX CARPET BY FOAMEX INTERNATIONAL TO US AND THE OTHER MATTERS DESCRIBED BELOW UNDER "THE CONTRIBUTION AND CREDIT AGREEMENT FINANCING." OUR HISTORICAL FINANCIAL STATEMENTS INCLUDE THE ACCOUNTS OF FOAMEX CARPET FOR ALL PERIODS PRESENTED. THE TERM "INITIAL NOTES" REFERS TO THE 10 3/4% SENIOR SECURED NOTES DUE 2009 THAT WERE ISSUED ON MARCH 25, 2002 IN A PRIVATE OFFERING. THE TERM "EXCHANGE NOTES" REFERS TO THE 10 3/4% SENIOR SECURED NOTES DUE 2009 OFFERED WITH THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND THE EXCHANGE NOTES, COLLECTIVELY. CERTAIN STATEMENTS IN THIS "SUMMARY" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."


                                   THE COMPANY

         OVERVIEW


         We are the largest manufacturer and distributor of flexible polyurethane and advanced polymer foam products in North America. We have been developing, manufacturing and marketing polyurethane foam for more than 44 years. For the year ended December 31, 2001 and the six months ended June 30, 2002, we generated net sales of approximately $1,252.9 million and $660.0 million, respectively, and income from operations of approximately $64.7 million and $45.5 million, respectively. In each of our four principal product areas, we believe we have the largest market share of any North American foam producer. Our four principal product areas are:

         o FOAM PRODUCTS (39.9% and 35.9% of net sales for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively), consisting of cushioning foams for bedding, furniture, packaging and health care applications and foam-based consumer products, such as mattress pads and children's furniture. We supply cushioning foams to major bedding and furniture manufacturers, such as Sealy, Simmons and Berkline. In addition, we supply consumer products to retailers, such as Wal-Mart and J.C. Penney.

         o AUTOMOTIVE PRODUCTS (30.2% and 34.6% of net sales for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively), consisting of automotive trim, laminates and other products. We distribute our automotive foam products and laminates to major tier one suppliers and original equipment manufacturers, or "OEMs," including Johnson Controls, Lear Corporation and DaimlerChrysler.

         o CARPET CUSHION PRODUCTS (18.4% and 17.2% of net sales for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively), consisting of rebond, prime, felt and rubber carpet padding. We sell carpet padding to distributors and major floor covering retailers, such as Home Depot and Carpet One.

         o TECHNICAL PRODUCTS (8.9% and 9.8% of net sales for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively), consisting of reticulated and other specialty foams used for reservoiring, filtration, gasketing and sealing applications. Our technical products are used in a wide variety of applications by companies, such as Hewlett-Packard and Briggs & Stratton.

         COMPETITIVE STRENGTHS

         We believe that we are distinguished by the following competitive strengths:

         o        leading proprietary technology;

         o        superior infrastructure and scale;


         o strong, long-standing customer relationships in diverse end markets; and

         o        high quality products.


         BUSINESS STRATEGY

         The principal features of our business strategy are to:

         o develop new proprietary foam products and new applications for foam;

         o        improve the profitability of our mature product areas; and

         o        grow our international market share.

                         OPERATIONAL REORGANIZATION PLAN


         We launched our Operational Reorganization Plan in December 2001 to reduce our operating costs and accelerate revenue growth. The Operational Reorganization Plan covered the following:


         o        plant rationalizations;

         o        salaried headcount reduction;

         o        purchasing and logistics cost reductions;

         o        sales and marketing management; and

         o        customer service centralization.

         In addition to the steps described above, we expect to continue to develop new products, improve our manufacturing processes and strengthen our global effectiveness.


         These actions resulted in restructuring and other charges of approximately $35.4 million during the fourth quarter of 2001, of which approximately $18.4 million was non-cash. We estimated that these activities will result in incremental income from operations of approximately $30.0 million in 2003. We anticipated that the majority of the cash costs will be incurred in 2002. Since the negotiations with Leggett & Platt, Incorporated have been terminated, we currently are reviewing strategic alternatives concerning Carpet Cushion and other facilities which may impact both the anticipated costs and savings from the Operational Reorganization Plan. See "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operational Reorganization Plan" and "Business--Operational Reorganization Plan."


        THE CONTRIBUTION OF FOAMEX CARPET AND CREDIT AGREEMENT FINANCING

         The following transactions took place simultaneously with the offering of the initial notes on March 25, 2002.

         o In order to simplify its corporate structure, our parent, Foamex International, contributed to us all of the equity interests in Foamex Carpet, which is one of the largest distributors of carpet padding in North America. As a result, Foamex Carpet became our wholly-owned subsidiary.

                  We borrowed under the Amended Credit Facility (as defined below) and used the funds to repay all of Foamex Carpet's outstanding indebtedness.

         o We amended our senior secured credit facility to provide for approximately $162.2 million in term loans (including the existing term loans, a new Term E Loan initially in the amount of $31.6 million and a new Term F Loan initially in the amount of $25.0 million) and a $100.0 million revolving credit facility. See "Description of Other Indebtedness--Amended Credit Facility." As amended, our senior secured credit facility and the revolving credit facility under it are referred to in this prospectus as the "Amended Credit Facility" and the "New Revolving Credit Facility," respectively. References in this prospectus to the senior secured credit facility and the revolving credit facility under it are to those facilities before they were amended by the Amended Credit Facility and the New Credit Facility, respectively.

         o We used the net proceeds from the offering of the initial notes to repay a portion of the outstanding term loans (including the Term E Loan and the Term F Loan) and all of our outstanding revolving indebtedness under our senior secured credit facility.

         We refer to the offering of the initial notes, the amendment of our senior secured credit facility and the application of the proceeds from each of these transactions as the "Refinancing Transactions."



                               RECENT DEVELOPMENTS



         On September 18, 2002, we unwound the interest rate swaps entered into on May 1, 2002 to hedge our 10 3/4% senior secured notes due 2009. As a result of this action, our net cash proceeds were approximately $18.4 million after expenses. The transaction will produce a deferred credit of approximately $14.8 million, which will be amortized over the remaining life of the 10 3/4% senior secured notes.

         On October 4, 2002, we announced that our previously announced negotiations with Leggett & Platt, Incorporated for the sale of our Carpet Cushion business had been terminated.

         On October 16, 2002, we announced that we expect to report a net loss for the third quarter ended September 29, 2002, primarily as a result of the previously disclosed price increases from our raw material suppliers, combined with higher than expected selling, general and administrative expenses principally related to one-time fees. In light of these results, we also announced that we had obtained a waiver from our bank lenders of our financial covenants for the period ended September 29, 2002. The waiver will be effective until November 30, 2002. We are currently in discussions with our bank lenders to amend our financial covenants. We expect to receive the necessary covenant amendments by November 30, 2002, although there can be no assurance that the covenants will be amended.

         On October 18, 2002, we announced that Thomas E. Chorman, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer, had been appointed Chief Executive Officer, effective immediately. We also announced that Peter W. Johnson, our former President and Chief Operating Officer, had resigned from our company.

                          SUMMARY OF THE EXCHANGE OFFER

         We are offering to exchange $300,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer......................    We will exchange our exchange notes for
                                        a like aggregate principal amount at
                                        maturity of our initial notes.

Expiration Date.....................    This exchange offer will expire at 5:00
                                        p.m., New York City time, on __________,
                                        2002, unless we decide to extend it.

Conditions to the Exchange
   Offer............................    We will complete this exchange offer
                                        only if:

                                        o  there is no change in the laws and
                                           regulations which would impair our
                                           ability to proceed with this exchange
                                           offer,

                                        o  there is no change in the current
                                           interpretation of the staff of the
                                           Securities and Exchange Commission
                                           which permits resales of the exchange
                                           notes,

                                        o  there is no stop order issued by the
                                           Securities and Exchange Commission
                                           which would suspend the effectiveness
                                           of the registration statement which
                                           includes this prospectus or the
                                           qualification of the exchange notes
                                           under the Trust Indenture Act of
                                           1939,

                                        o  there is no litigation or threatened
                                           litigation which would impair our
                                           ability to proceed with this exchange
                                           offer, and

                                        o  we obtain all the governmental
                                           approvals we deem necessary to
                                           complete this exchange offer.

                                        Please refer to the section in this
                                        prospectus entitled "The Exchange
                                        Offer--Conditions to the Exchange
                                        Offer."

Procedures for Tendering Initial
   Notes............................    To participate in this exchange offer,
                                        you must complete, sign and date the
                                        letter of transmittal or its facsimile
                                        and transmit it, together with your
                                        initial notes to be exchanged and all
                                        other documents required by the letter
                                        of transmittal, to U.S. Bank National
                                        Association, as exchange agent, at its
                                        address indicated under "The Exchange
                                        Offer--Exchange Agent." In the
                                        alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer.
                                        For more information on tendering your
                                        notes, please refer to the section in
                                        this prospectus entitled "The Exchange
                                        Offer--Procedures for Tendering Initial
                                        Notes."

Special Procedures for Beneficial
   Owners...........................    If you are a beneficial owner of initial
                                        notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures......    If you wish to tender your initial notes
                                        and you cannot get the required
                                        documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer--Procedures for Tendering Initial Notes--Guaranteed
                                        Delivery Procedure."

Withdrawal Rights...................    You may withdraw the tender of your
                                        initial notes at any time before 5:00
                                        p.m., New York City time, on the
                                        expiration date of the exchange offer.
                                        To withdraw, you must send a written or
                                        facsimile transmission notice of
                                        withdrawal to the exchange agent at its
                                        address indicated under "The Exchange
                                        Offer--Exchange Agent" before 5:00 p.m.,
                                        New York City time, on the expiration
                                        date of the exchange offer.


Acceptance of Initial Notes and
   Delivery of Exchange Notes.......    If all the conditions to the completion
                                        of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer--Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax
   Considerations Relating
   to the Exchange Offer............    Exchanging your initial notes for
                                        exchange notes will not be a taxable
                                        event to you for United States federal
                                        income tax purposes. Please refer to the section of this prospectus entitled
                                        "Material U.S. Federal Income Tax
                                        Consequences."


Exchange Agent......................    U.S. Bank National Association is
                                        serving as exchange agent in the
                                        exchange offer.

Fees and Expenses...................    We will pay all expenses related to this
                                        exchange offer. Please refer to the
                                        section of this prospectus entitled "The
                                        Exchange Offer--Fees and Expenses."

Use of Proceeds.....................    We will not receive any proceeds from
                                        the issuance of the exchange notes in
                                        exchange for the outstanding initial
                                        notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders
   Who Do Not Participate in the
   Exchange Offer...................    If you do not participate in this
                                        exchange offer:

                                        o  except as set forth in the next
                                           paragraph, you will not necessarily
                                           be able to require us to register
                                           your initial notes under the
                                           Securities Act,

                                        o  you will not be able to resell, offer
                                           to resell or otherwise transfer your
                                           initial notes unless they are
                                           registered under the Securities Act
                                           or unless you resell, offer to resell
                                           or otherwise transfer them under an
                                           exemption from the registration
                                           requirements of, or in a transaction
                                           not subject to, the Securities Act,
                                           and

                                        o  the trading market for your initial
                                           notes will become more limited to the
                                           extent other holders of initial notes
                                           participate in the exchange offer.

                                        The registration rights agreement
                                        requires us to file a registration
                                        statement for a continuous offering in
                                        accordance with Rule 415 under the
                                        Securities Act for your benefit if (1)
                                        you are prohibited by law or Securities
                                        and Exchange Commission policy from
                                        participating in the exchange offer, (2) you may not resell the exchange notes that you acquire in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or (3) you are a broker-dealer and own notes acquired directly for us or our affiliate. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer. See "The Exchange Offer--Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

Resales.............................    It may be possible for you to resell the
                                        notes issued in the exchange offer
                                        without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. Please refer to the section of this prospectus entitled "Risk
                                        Factors--Risks Relating to the Exchange
                                        Offer--Some persons who participate in
                                        the exchange offer must deliver a
                                        prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

                                          SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuers.............................    Foamex L.P. and Foamex Capital
                                        Corporation

Exchange Notes......................    $300 million aggregate principal amount
                                        of 10 3/4% Senior Secured Notes due
                                        2009. The forms and terms of the
                                        exchange notes are the same as the form
                                        and terms of the initial notes except
                                        that the issuance of the exchange notes
                                        is registered under the Securities Act,
                                        will not bear legends restricting their
                                        transfer and will not be entitled to
                                        registration rights under our
                                        registration rights agreement. The
                                        exchange notes will evidence the same
                                        debt as the
                                        initial notes, and both the initial
                                        notes and the exchange notes will be
                                        governed by the same indenture.

Maturity Date.......................    April 1, 2009.


Interest............................    10 3/4% per annum, payable semi-annually
                                        in arrears on April 1 and October 1,
                                        commencing April 1, 2003.


Guarantees..........................    The exchange notes will be fully and
                                        unconditionally guaranteed on a senior
                                        basis by our domestic restricted
                                        subsidiaries that are guarantors under
                                        the Amended Credit Facility.

Collateral..........................    The exchange notes will be secured on a
                                        second-priority basis (subject to
                                        permitted liens) by the capital stock of domestic subsidiaries, 65% of the capital stock of first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors
                                        (subject to limited exceptions described in "Description of Notes--Security"), but only to the extent that obligations under the Amended Credit Facility are secured by a first-priority lien thereon. The lenders under the Amended
                                        Credit Facility and certain other
                                        indebtedness will benefit from
                                        first-priority liens on the collateral.
                                        See "Description of Notes--Security."

Intercreditor Agreement.............    Pursuant to an intercreditor agreement,
                                        the liens securing the exchange notes
                                        will be expressly second in priority to
                                        all liens that secure (1) obligations
                                        under the Amended Credit Facility, (2)
                                        certain other future indebtedness
                                        permitted to be incurred under the
                                        indenture governing the notes and (3)
                                        certain obligations under our hedging,
                                        foreign exchange and cash management
                                        services arrangements. Pursuant to the
                                        intercreditor agreement, the
                                        second-priority liens securing the
                                        exchange notes may not be enforced at
                                        any time when any obligations secured by first-priority liens are outstanding, except for certain limited exceptions.
                                        Any release of the first-priority liens
                                        upon any collateral approved by holders
                                        of the first-priority liens shall also
                                        release the second-priority liens
                                        securing the exchange notes on the same
                                        collateral; PROVIDED, that after giving
                                        effect to the release, obligations
                                        secured by the first-priority liens on
                                        the remaining collateral remain
                                        outstanding. Amendments or waivers of
                                        the first-priority lien collateral
                                        documents approved by the holders of the first-priority liens shall also be effective as to the second-priority lien collateral documents securing the exchange notes. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full and the commitments with respect thereto are terminated.

Sharing of Second-Priority Lien.....    In addition to the additional
                                        indebtedness that may be secured by the
                                        first-priority liens on the collateral
                                        as described above, we may incur
                                        additional indebtedness permitted by the covenant described in "Description of
                                        Notes--Certain Covenants--Incurrence of
                                        Indebtedness and Issuance of Preferred
                                        Stock" and secure such indebtedness, at
                                        the time it is incurred, by granting
                                        liens upon any or all of the collateral
                                        securing the exchange notes, on an equal and ratable basis with the second-priority liens securing the exchange notes.

Ranking.............................    The exchange notes and the guarantees
                                        will rank:


                                        o  effectively junior to our and the
                                           guarantors' existing and future
                                           senior indebtedness that is secured
                                           by first-priority liens;

                                        o  effectively junior to all of the
                                           liabilities of our subsidiaries that
                                           have not guaranteed the notes; and

                                        o  senior to our and the guarantors'
                                           existing and future subordinated
                                           indebtedness.


                                        With respect to the collateral, the
                                        indebtedness and obligations under the
                                        Amended Credit Facility and certain
                                        other present and future indebtedness
                                        and obligations permitted under the
                                        indenture governing the exchange notes
                                        will have first-priority liens. The
                                        exchange notes and the guarantees will
                                        have second-priority liens (which may
                                        also secure certain additional future
                                        indebtedness as described above).
                                        Certain industrial revenue bonds are
                                        secured by a limited portion of the
                                        collateral by liens that are senior to
                                        these liens.


                                        As of June 30, 2002 we had:

                                        o  approximately $169.2 million of
                                           indebtedness outstanding under the
                                           Amended Credit Facility and
                                           industrial revenue bonds, with
                                           approximately $79.2 million in
                                           revolving loan availability and
                                           approximately $20.8 million in
                                           outstanding letters of credit; and


                                        o  $248.0 million of subordinated
                                           indebtedness at face value.


                                        In addition, our non-guarantor
                                        subsidiaries had approximately $15.4
                                        million of liabilities, including trade
                                        payables but excluding intercompany
                                        obligations.


Optional Redemption.................    We may redeem any of the exchange notes
                                        at any time on or after April 1, 2006,
                                        in whole or in part, in cash at the
                                        redemption prices described in this
                                        prospectus, plus accrued and unpaid
                                        interest to the date of redemption.

                                        In addition, on or before April 1, 2005, we may redeem up to 35% of the aggregate principal amount of exchange notes issued at a redemption price of 110.750% with the net proceeds of certain equity offerings within 45 days of the closing of an equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of exchange notes issued remain outstanding.


Change of Control...................    If we sell certain assets or experience
                                        specific kinds of changes of control,
                                        each holder will have the right to
                                        require us to repurchase all or any part of such holder's exchange notes at the prices listed in the section
                                        "Description of Notes--Repurchase at the
                                        Option of

                                        Holders." If a change of
                                        control offer is made, we may not have
                                        available funds sufficient to pay the
                                        change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer. See "Risk Factors - Risks Relating to the Exchange Notes - We may not be able to fulfill our repurchase obligations in the event of a change of control."


Certain Covenants...................    The indenture contains covenants that
                                        will, among other things, limit our
                                        ability and the ability of our
                                        restricted subsidiaries to:

                                        o  incur additional indebtedness;

                                        o  create liens;

                                        o  engage in sale-leaseback
                                           transactions;

                                        o  pay dividends or make other equity
                                           distributions;

                                        o  purchase or redeem capital stock;

                                        o  make investments;

                                        o  sell assets;

                                        o  engage in transactions with
                                           affiliates; and

                                        o  effect a consolidation or merger.

                                        These limitations will be subject to a
                                        number of important qualifications and
                                        exceptions. For more details, see
                                        "Description of Notes--Certain
                                        Covenants."


Absence of a Public Market
   for the Exchange Notes...........    The exchange notes are new securities
                                        with no established market for them. A
                                        market for these exchange notes may not
                                        develop or may not be liquid. Please
                                        refer to the section of this prospectus
                                        entitled "Risk Factors--Risks Relating
                                        to the Exchange Notes--There may be no
                                        active trading market for the notes."


Form of the Exchange Notes..........    The exchange notes will be represented
                                        by one or more permanent global
                                        securities in registered form deposited
                                        on behalf of The Depository Trust
                                        Company with U.S. Bank National
                                        Association, as custodian. You will not
                                        receive exchange notes in certificated
                                        form unless one of the events described
                                        in the section of this prospectus
                                        entitled "Book-Entry, Delivery and
                                        Form--Exchange of Book-Entry Notes for
                                        Certificated Notes" occurs. Instead,
                                        beneficial interests in the exchange
                                        notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust
                                        Company with respect to its
                                        participants.

                                  RISK FACTORS

         See "Risk Factors" immediately following this summary for a discussion of certain risks relating to participating in the exchange offer.

                          INFORMATION ABOUT THE ISSUERS

         Foamex L.P. was formed as a Delaware limited partnership on September 5, 1990. Foamex Capital Corporation, a co-issuer of the exchange notes, is a wholly-owned subsidiary of Foamex that is incorporated in Delaware. Foamex believed that certain prospective purchasers of initial notes may be restricted in their ability to purchase debt securities of partnerships, such as Foamex, unless such debt securities are jointly issued by a corporation. Our principal executive office is located at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and our telephone number is (610) 859-3000.

                             SUMMARY FINANCIAL DATA


         Set forth in the following tables are selected unaudited pro forma consolidated financial data for Foamex for the year ended December 31, 2001 and the six months ended June 30, 2002 and historical financial data for Foamex as of and for each of the periods specified. The pro forma financial data reflect adjustments to give effect to the Refinancing Transactions, but do not give effect to any cost savings, expenses or other adjustments related to the Operational Reorganization Plan. Our historical balance sheet data and statement of operations data as of and for each of the years ended December 28, 1997 and December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements for these periods, and include the accounts of Foamex Carpet for all periods presented. The contribution of Foamex Carpet to Foamex has been accounted for as a merger of companies under common control and has been recorded in a manner similar to a pooling of interests. The balance sheet data and statement of operations data as of and for the year ended December 31, 2001 are derived from our audited consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the six months ended June 30, 2001 and June 30, 2002 are derived from our unaudited consolidated financial statements for these periods, which, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The following information should be read in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.


                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA



                                                 YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                 -----------------------    -------------------------
                                                           2001                        2002
                                                           ----                        ----
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................        $    1,252,904            $      659,960
Gross profit................................               180,081                    83,624
Selling, general and administrative expenses                79,716                    39,800
Income from operations......................                64,297                    45,362
Income (loss) before extraordinary items....               (22,013)                    7,782

OTHER FINANCIAL DATA:
Depreciation and amortization...............                34,028                    16,231
Capital expenditures........................                22,482                    10,085
Cash interest expense (1)...................                77,454                    34,530
Ratio of earnings to fixed charges (2)......                --                         1.19x


---------------------------


(1) Cash interest expense consists of interest and debt issuance expense, net of amortization of debt issuance costs, debt premium, deferred swap adjustment and gain and debt discount.

(2) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income (loss) from continuing operations before income taxes, income from equity interest in joint venture and extraordinary items and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt issuance cost and the portion of rental expense (which we have calculated to be one-third of rental expense) that is representative of the interest factor in these rentals. For the year ended December 31, 2001, on a pro forma basis, earnings before fixed charges were insufficient to cover fixed charges by approximately $22.0 million.

                        SUMMARY HISTORICAL FINANCIAL DATA


                          YEAR ENDED                                                          SIX MONTHS
                         DECEMBER 28,              YEARS ENDED DECEMBER 31,                 ENDED JUNE 30,
                         ------------              ------------------------                 --------------
                             1997         1998        1999        2000         2001        2001        2002
                             ----         ----        ----        ----         ----        ----        ----
DOLLARS IN THOUSANDS
STATEMENT OF
   OPERATIONS DATA:
Net sales..............   $ 945,519     $1,260,559  $1,294,639  $1,257,778  $1,252,904   $ 616,168   $ 659,960
Gross profit...........     143,339        154,505     180,308     172,025     180,081       91,072      83,624
Selling, general and
   administrative
   expenses............      65,907         87,749      74,976      68,374      79,286       37,604      39,677
Income from operations.      56,332         76,657      94,841      97,383      64,727       53,516      45,485
Income (loss) from
   continuing
   operations..........      11,265        (15,519)     20,061      19,603      (2,261)      18,762      13,574
Extraordinary items (1)     (48,559)        (3,195)          -           -           -            -      (4,204)
Net income (loss)......     (37,294)       (18,714)     20,061      19,603      (2,261)      18,762       9,370

OTHER FINANCIAL DATA:
Cash provided by (used
   in) operating
   activities..........   $  22,009     $  (16,078) $   68,588  $   52,864  $  108,704   $   29,624  $  (28,278)
Cash used in investing
   activities..........    (107,258)       (39,112)    (16,507)    (23,687)    (38,071)     (12,440)     (8,622)
Cash provided by (used
   in) financing
   activities..........      73,686         58,170     (57,903)    (30,867)    (60,447)     (19,884)     75,470
Capital expenditures...      33,117         32,701      20,080      23,593      22,482       12,481      10,085

                             AS OF
                         DECEMBER 28,                 AS OF DECEMBER 31,                    AS OF JUNE 30,
                         ------------                 ------------------                    --------------
                             1997         1998        1999        2000         2001        2001        2002
                             ----         ----        ----        ----         ----        ----        ----
                                             DOLLARS IN THOUSANDS
BALANCE SHEET DATA:
Cash and cash
   equivalents.......     $   9,405     $  12,385   $   6,563   $   4,873   $  15,059    $   2,173   $ 53,629(2)
Costs in excess of
   net assets
   acquired..........       219,699       222,373     216,657     210,484     209,503      207,509    197,456
Total assets.........       834,068       863,851     783,218     753,584     767,650      765,155    845,825
Total debt...........       745,408       791,370     745,320     711,909     666,295      686,186    724,295
Partners' equity
   (deficiency) .....      (156,302)     (196,407)   (160,481)   (158,503)   (178,128)    (139,806)  (177,082)

---------------------------------------
(1) Extraordinary items are extraordinary losses from early extinguishments of debt.

(2) Under the covenants contained in the indenture governing the initial notes and the Amended Credit Facility, we were permitted to spend up to $48.5 million of the proceeds from the offering of the initial notes to repurchase or redeem some of our senior subordinated notes. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million. See "Description of Other Indebtedness--Amended Credit Facility."

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE INVESTING IN THE EXCHANGE NOTES. CERTAIN STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO OUR INDEBTEDNESS

OUR SUBSTANTIAL DEBT COULD IMPAIR OUR FINANCIAL CONDITION.


         We continue to be highly leveraged and have substantial debt service obligations. As of June 30, 2002, our total debt was approximately $724.3 million and our partners' deficit was approximately $177.1 million. As of June 30, 2002, we had approximately $169.2 million of indebtedness outstanding under the Amended Credit Facility and industrial revenue bonds, with approximately $79.2 million in revolving loan availability and approximately $20.8 million in outstanding letters of credit, and $248.0 million of subordinated indebtedness at face value. We may also incur additional debt in the future, subject to certain limitations contained in our debt instruments.

         The degree to which we are leveraged could have important consequences to you, including making it more difficult for us to satisfy our obligations on the exchange notes. In addition:


         o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

         o a significant portion of our cash flow from operations must be dedicated to the payment of interest and, beginning in 2004, principal on our debt, which reduces the funds available to us for our operations;

         o some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates; and

         o our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us.


WE HAVE RECEIVED A WAIVER FROM OUR BANK LENDERS OF OUR FINANCIAL COVENANTS THAT WILL BE EFFECTIVE UNTIL NOVEMBER 30, 2002. IF WE ARE UNABLE TO AMEND OUR FINANCIAL COVENANTS OR OBTAIN A FURTHER WAIVER, OUR BANK LENDERS COULD CAUSE ALL AMOUNTS OUTSTANDING UNDER THE AMENDED CREDIT FACILITY TO BE DUE AND PAYABLE IMMEDIATELY.

         On October 16, 2002, we announced that we expect to report a net loss for the third quarter ended September 29, 2002. In light of these results, we had obtained a waiver from our bank lenders of our financial covenants for the period ended September 29, 2002. The waiver will be effective until November 30, 2002. We are currently in discussions with our bank lenders to amend our financial covenants. We expect to receive the necessary covenant amendments by November 30, 2002, although there can be no assurance that the covenants will be amended. If we are unable to amend our financial covenants or obtain a further waiver, our bank lenders could cause all amounts outstanding under the Amended Credit Facility to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instruments could also result in an event of default under one or more of our other debt instruments, including the exchange notes, which unless cured or waived, could have a material adverse effect on us. For a discussion of the impact of the failure to satisfy the covenants in our debt agreements, including the effects on our ability to satisfy our obligations on the exchange notes, see "our failure to comply with the covenants contained in the amended credit facility or the indentures, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition."

WE MAY INCUR MORE DEBT, WHICH COULD EXACERBATE THE RISKS DESCRIBED ABOVE.


         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Amended Credit Facility and the indentures relating to the notes, our 9 7/8% senior subordinated notes due 2007 and our 13 1/2% senior subordinated notes due 2005 restrict us in incurring additional indebtedness, but do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks, including those described above, that we and they now face could intensify, which could have a material adverse effect on us and may make it difficult for us to satisfy our obligations on the exchange notes. See "Capitalization," "Selected Historical Financial Data" and "Description of Other Indebtedness."

THE TERMS OF THE AMENDED CREDIT FACILITY AND THE INDENTURES RELATING TO THE EXCHANGE NOTES AND OUR SENIOR SUBORDINATED NOTES MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.


         The Amended Credit Facility contains, and any future refinancing of the Amended Credit Facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. The Amended Credit Facility includes covenants restricting, among other things, our ability to:

         o        incur additional debt, including guarantees;
         o        incur liens;
         o        dispose of assets;
         o        make some acquisitions;
         o        pay dividends and make some other restricted payments;
         o        enter into sale and leaseback transactions;
         o        engage in any new businesses;
         o        issue some preferred stock; and
         o enter into transactions with our shareholders and our affiliates.

         The indentures relating to the exchange notes, our 9 7/8% senior subordinated notes due 2007 and our 13 1/2% senior subordinated notes due 2005 also contain numerous covenants including, among other things, restrictions on our ability to:

         o        incur additional debt;
         o        create liens or other encumbrances;
         o        make certain payments and investments; and
         o sell or otherwise dispose of assets and merge or consolidate with another entity.

         The Amended Credit Facility also includes financial covenants, including requirements that we maintain or achieve:

         o        a minimum net worth test;
         o        a minimum fixed charge coverage ratio;
         o        a minimum interest coverage ratio; and
         o        a maximum leverage ratio.

         In addition, any future debt could contain financial and other covenants more restrictive than those applicable to the exchange notes. See "Description of Other Indebtedness--Amended Credit Facility."


         The restrictions in our Amended Credit Facility and the indentures could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, the Amended Credit Facility requires us to maintain specific financial ratios and to satisfy various financial covenants. We may be required to take action to reduce our debt or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. A failure by us to comply with the covenants in the Amended Credit Facility or the indentures could result in an event of default which could materially and adversely affect our operating results and financial condition. For a discussion of the impact of the failure to satisfy the covenants in our debt agreements, including the effects on our ability to satisfy our obligations on the exchange notes, see "Our failure to comply with the covenants contained in the Amended Credit Facility or the indentures, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition."


OUR FAILURE TO COMPLY WITH THE COVENANTS CONTAINED IN THE AMENDED CREDIT FACILITY OR THE INDENTURES, INCLUDING AS A RESULT OF EVENTS BEYOND OUR CONTROL, COULD RESULT IN AN EVENT OF DEFAULT WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR FINANCIAL CONDITION.


         If there were an event of default under our other debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. In this event, our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default. In addition, if we were required to repurchase the exchange notes or any of our other debt securities upon a change of control, we may not be able to refinance or restructure the payments on those debt securities. Further, if we were unable to repay, refinance or restructure our indebtedness under our Amended Credit Facility, the lenders under our Amended Credit Facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the Amended Credit Facility and to certain other senior creditors before any proceeds would be available to make payments on the exchange notes. If this happens, we may not be able to satisfy our obligations on the exchange notes. See "--Risks Relating to the Notes--The collateral securing the exchange notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes." In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the exchange notes, which unless cured or waived, could have a material adverse effect on us.


WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS, INCLUDING PAYMENTS ON THE EXCHANGE NOTES.


         Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt service obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. Our annual debt service obligations will increase by $4.7 million per year for each 1% increase in interest rates, based on the balance of variable rate debt outstanding as of June 30, 2002. Our estimated debt service obligation for 2002 is $96.7 million, based on current levels of interest rates and the interest rate swap transactions entered into on May 1, 2002 and the subsequent unwinding of the swap contracts on September 18, 2002, and also includes the repurchase of senior subordinated notes aggregating $48.5 million in July and August 2002.

         If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We may not be able to refinance or restructure our debt or sell assets on a timely basis, on acceptable terms or at all. Furthermore, the proceeds of any refinancing, restructuring or asset sale may not generate sufficient cash flow to meet our debt service obligations. In addition, we may not be able to obtain additional financing on acceptable terms, if at all, or may not be permitted to obtain additional financing under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.


WE MAY NOT BE ABLE TO REFINANCE OUR 13 1/2% SENIOR SUBORDINATED NOTES DUE 2005.


         The Amended Credit Facility requires us to refinance our 13 1/2% senior subordinated notes prior to March 1, 2005. As of August 19, 2002, $51.6 million face value of our 13 1/2% senior subordinated notes were outstanding. If we do not refinance the 13 1/2% senior subordinated notes by March 1, 2005, the loans outstanding under the Amended Credit Facility may be accelerated and become immediately due and payable. Even if we were granted a waiver by the lenders under the Amended Credit Facility, the 13 1/2% senior subordinated notes would mature on August 15, 2005. The terms of the exchange notes will place restrictions and limitations on our ability to refinance the 13 1/2% senior subordinated notes.

We may not be able to refinance the 13 1/2% senior subordinated notes on acceptable terms or at all. In addition, we may not have sufficient funds to repay the 13 1/2% senior subordinated notes or to repay the loans outstanding under the Amended Credit Facility should the maturity date of these loans be accelerated. If this happens, it would have an adverse effect on our business and financial condition, as well as on our ability to satisfy our obligations on the exchange notes.


RISKS RELATING TO THE EXCHANGE OFFER

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.


         To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled "The Exchange Offer--Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."


SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

         Based on the Securities and Exchange Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

RISKS RELATING TO THE EXCHANGE NOTES

THE COLLATERAL SECURING THE EXCHANGE NOTES IS SUBJECT TO CONTROL BY CREDITORS WITH FIRST-PRIORITY LIENS. IF THERE IS A DEFAULT, THE VALUE OF THE COLLATERAL MAY NOT BE SUFFICIENT TO REPAY BOTH THE FIRST-PRIORITY CREDITORS AND THE HOLDERS OF THE EXCHANGE NOTES.


         The exchange notes will be secured on a second-priority basis (subject to permitted liens) by the capital stock of, and other equity interests in, existing and future domestic subsidiaries, 65% of the capital stock of, and other equity interests in, existing and future first-tier foreign subsidiaries and substantially all of the other assets, in each case that are held by us or any of the guarantors (subject to limited exceptions as more fully described in "Description of Notes--Security"), but only to the extent that obligations under the Amended Credit Facility are secured by a first-priority lien thereon. The first-priority liens on the collateral secure our obligations under the Amended Credit Facility and certain other future indebtedness permitted to be incurred by us or a guarantor under the indenture governing the exchange notes and that is designated by us, at the time of such incurrence, as first-priority lien secured indebtedness, as well as certain obligations arising under our hedging, foreign exchange and cash management service arrangements. In addition, under the terms of the indenture governing the exchange notes, we also will be permitted in the future to incur additional indebtedness and other obligations that may share in the second-priority liens on the collateral securing the exchange notes. Although the holders of obligations secured by first-priority liens on the collateral and the holders of obligations secured by second-priority liens thereon, including the exchange notes, will share in the proceeds of this collateral, the holders of obligations secured by the first-priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and the other obligations secured by second-priority liens. In addition, some of the collateral is also subject to liens securing industrial revenue bond obligations, of which we had $7.0 million outstanding as of June 30, 2002. The holders of these obligations will be entitled to receive proceeds from any realization of their collateral before the holders of the obligations secured by the first-priority liens. No appraisal of the value of the collateral has been made in connection with this exchange offer and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. The proceeds from the sale or sales of all of such collateral may not be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second-priority liens, if any, after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets which may not be sufficient to satisfy our obligations on the exchange notes. As of June 30, 2002, we had approximately $169.2 million of indebtedness outstanding under the Amended Credit Facility and industrial revenue bonds, with approximately $79.2 million in revolving loan availability and approximately $20.8 million in outstanding letters of credit under the New Revolving Credit Facility. All indebtedness under the Amended Credit Facility, including the New Revolving Credit Facility, is secured by first-priority liens on the collateral (subject to permitted liens, including liens on certain collateral that secure industrial revenue bonds). Under the indenture, we could also incur additional indebtedness secured by first-priority liens or second-priority liens in additional amounts (1) of approximately $78.0 million and (2) if the fixed charge coverage test described under "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" is met. See "Description of Notes--Security."


         The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the holders of the obligations secured by the first-priority liens, and the trustee, on behalf of the holders of the exchange notes, will not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes are adversely affected. Additional releases of collateral from the second-priority lien securing the exchange notes are permitted under some circumstances. See "Description of Notes--Security" and "Description of Notes--Amendment, Supplement and Waiver."

         The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. In addition, because a portion of the collateral consists of pledges of a portion of the stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens.

RELEASES OF THE GUARANTEES OF THE EXCHANGE NOTES OR ADDITIONAL GUARANTEES MAY BE CONTROLLED UNDER SOME CIRCUMSTANCES BY THE COLLATERAL AGENT UNDER THE AMENDED CREDIT FACILITY.


         The exchange notes will be fully and unconditionally guaranteed by each of our current and future domestic restricted subsidiaries that guarantees the obligations under the Amended Credit Facility. If we create or acquire a domestic restricted subsidiary in the future and the collateral agent under the Amended Credit Facility does not require that subsidiary to guarantee the obligations under the Amended Credit Facility, then the subsidiary will not be required to guarantee the exchange notes. In addition, under the terms of the indenture, a guarantee of the exchange notes made by a guarantor will be released without any action on the part of the trustee or any holder of exchange notes if the collateral agent under the Amended Credit Facility releases the guarantee of the obligations under the Amended Credit Facility made by that guarantor (unless the guarantor remains a guarantor of any of our senior subordinated notes). Additional releases of the guarantees of the exchange notes are permitted under some circumstances. See "Description of Notes--Guarantees." If a guarantee is released, you will not have a claim against that guarantor and will only be a creditor of our company or any guarantor whose obligation was not released.

NONE OF OUR FOREIGN SUBSIDIARIES ARE GUARANTORS. AS A RESULT, YOUR RIGHT TO RECEIVE PAYMENTS ON THESE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.


         None of our foreign subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. If this happens, the assets available to us to pay our obligations, including our obligations on the exchange notes, will be decreased by payments made to creditors of our non-guarantor subsidiaries. As of June 30, 2002, our non-guarantor subsidiaries had approximately $15.4 million of debt and other liabilities (including trade payables, but excluding intercompany accounts) outstanding. The exchange notes would have been effectively junior to this amount. The non-guarantor subsidiaries generated 9.1% of our consolidated net sales in the six-month period ended June 30, 2002, and they held 7.4% of our consolidated total assets as of June 30, 2002.


FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE GUARANTEES AND THE LIENS SECURING THE GUARANTEES AND REQUIRE HOLDERS OF THE EXCHANGE NOTES TO RETURN PAYMENTS RECEIVED FROM US OR THE GUARANTORS.


         Our creditors or the creditors of our guarantors could challenge the guarantees and the liens as fraudulent conveyances or on other grounds. The delivery of the guarantees and the grant of the second-priority liens securing the guarantees could be found to be a fraudulent transfer and declared void if a court determined that: the guarantor delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors; the guarantor did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien; or the guarantor was insolvent at the time it delivered the guarantee and granted the lien. If a court declares either the guarantees or the liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the exchange notes would be unsecured and subordinated to the debt of our guarantors, including trade payables. This may limit your ability to receive payment on the exchange notes. We do not believe any of the guarantors would have been deemed to be insolvent at the time it issued its guarantee.


OUR FAILURE TO DELIVER MORTGAGES TO SECURE THE NOTES ON OR PRIOR TO THE ISSUE DATE OF THE INITIAL NOTES INCREASES THE RISK THAT THE SECOND-PRIORITY LIENS GRANTED BY THOSE MORTGAGES COULD BE AVOIDED.


         After the issue date of the initial notes, we delivered second-priority mortgages (subject to permitted liens) to secure the initial notes on substantially all of our and the guarantors' material owned real property (but not leased property) that also secures the Amended Credit Facility. If we or any guarantor were to become subject to a bankruptcy proceeding, any mortgage delivered after the issue date of the initial notes would face a greater risk of being invalidated than if we had delivered it at the issue date. If a mortgage is delivered after the issue date, it would be treated under bankruptcy law as if it were delivered to secure previously existing debt. In a bankruptcy proceeding involving the mortgagor, a mortgage given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if it were delivered and promptly recorded at the time of the issue date of the initial notes. The magnitude of this additional risk would depend in part on factors similar to those described in the risk factor set forth immediately above. Accordingly, if we or a subsidiary guarantor were to file bankruptcy after the issue date of the initial notes, the mortgages we delivered to secure the initial notes may be especially subject to challenge as a result of having been delivered after the issue date of the initial notes. To the extent that such challenge succeeded, you would lose the benefit of the real property security that the mortgages were intended to provide, which may limit your ability to receive payment on the exchange notes.


THE GUARANTEES PROVIDED BY OUR SUBSIDIARIES ARE SUBJECT TO CERTAIN DEFENSES THAT MAY LIMIT YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES.


         Although the guarantees provide the holders of the exchange notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain "suretyship" defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the exchange notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors, which may limit your ability to receive payment on the exchange notes.

WE MAY NOT BE ABLE TO FULFILL OUR REPURCHASE OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL.

         Any change of control would constitute a default under the Amended Credit Facility. Therefore, upon the occurrence of a change of control, the lenders under the Amended Credit Facility would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under the Amended Credit Facility. If our obligations under the Amended Credit Facility were accelerated, we would be obligated to satisfy those obligations before we could repurchase the notes pursuant to a change of control offer. In addition, upon a change of control, we will be required to make change of control offers under the indentures governing our senior subordinated notes. Our failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under those indentures and also would constitute a default under our Amended Credit Facility.


         Moreover, upon the occurrence of any change of control, we will be required to make a change of control offer under the exchange notes. If a change of control offer is made, we may not have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes the rights described under "Description of Notes--Events of Default and Remedies." This could have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.


THERE MAY BE NO ACTIVE TRADING MARKET FOR THE NOTES.


         The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. The initial purchasers of the notes were Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Scotia Capital (USA) Inc., Bear, Stearns & Co. Inc. and Jefferies & Company, Inc. Although the initial purchasers have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. No affiliate of Foamex will make a market in the notes. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Following the exchange offer, a market for the notes may not develop or be liquid. Holders of the notes may not be able to sell their notes at acceptable prices or at all. Moreover, the trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.


RISKS RELATING TO OUR BUSINESS AND COMPANY

THE PRICE AND AVAILABILITY OF RAW MATERIALS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR MANUFACTURING COSTS.


         The two principal chemicals used in the manufacture of flexible polyurethane foam are toluene diisocyanate, or "TDI," and polyol. The prices of TDI and polyol are influenced by demand, manufacturing capacity and oil and natural gas prices. Historically, the price of raw materials has been cyclical and volatile, and our principal suppliers of raw materials used in the manufacture of flexible polyurethane foam have increased the price of raw materials several times since 1994. We experienced 20.0% to 25.0% increases in the price of raw materials from major chemical manufacturers during the six months ended June 30, 2002. These higher raw material prices are expected to increase our costs by approximately $60.0 million on an annualized basis, based on current volumes. We announced price increases of 8.0% for our Carpet Cushion Products which was effective on June 3, 2002 and 16.0% for all other products effective July 1, 2002. Our major chemical suppliers implemented additional raw material price increases effective October 1, 2002 that will add approximately $30.0 million to our annualized cost of raw materials, based on current volumes. We will seek to recover these additional increases through manufacturing process efficiencies and management of selling price increases, but were only partially able to do so during the third quarter ended September 29, 2002. Our suppliers of TDI and polyol, as well as our other suppliers may increase raw material prices in the future and we may not be able to implement additional selling price increases to offset any raw material cost increases. This could have an adverse effect on our business, financial condition and results of operations.


WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS OF TDI AND POLYOL.


         There are a limited number of major suppliers of TDI and polyol. Our principal supplier of TDI and polyol is The Dow Chemical Company. Although we have not suffered in the past from a significant shortage of available materials, a disruption in our ability to obtain TDI and/or polyol that continues for a significant period of time could cause us to suspend our manufacturing operations, which could have a material adverse effect on our business and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.


WE RELY ON A FEW LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES.


         A few of our customers are material to our business and operations. Sales to our five largest customers together accounted for approximately 29.7% of our net sales in 2000, 35.0% of our net sales in 2001 and 33.4% of our net sales for the six months ended June 30, 2002. Sales to Johnson Controls, our largest customer, accounted for 12.3% of our net sales in 2000, 15.7% of our net sales in 2001 and 17.5% of our net sales for the six months ended June 30, 2002. The loss, or a substantial decrease in the amount, of purchases by any of our major customers could adversely affect our financial position and results of operations.


WE ARE SUBJECT TO ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND INQUIRIES RELATING TO ENVIRONMENTAL MATTERS.


         We are currently remediating soil and groundwater contamination in excess of state standards at several of our current and former facilities. Further, we are currently designated a Potentially Responsible Party, or "PRP," by the United States Environmental Protection Agency or by state environmental agencies or by other PRPs relating to eight sites. These liabilities may have a material adverse effect on our financial condition. See "Business--Environmental and Health and Safety."


WE ARE SUBJECT TO EXTENSIVE FEDERAL, STATE, LOCAL AND FOREIGN ENVIRONMENTAL LAWS AND REGULATIONS.

         Our past and present business operations and the past and present ownership and operation of our real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment and the remediation of environmental contamination. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on our properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, and discovery of new conditions may require us to make additional expenditures, which may be material.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR OPERATIONAL REORGANIZATION PLAN OR ACHIEVE THE LEVEL OF COST SAVINGS WE HAVE PROJECTED.


         We expect to achieve operating efficiencies, cost savings and incremental profitability as a result of our Operational Reorganization Plan. The realization and timing of these operating efficiencies, cost savings and incremental profitability could be affected by a number of factors, many of which are beyond our control, such as general economic conditions, increased operating and raw material costs, the response of our customers or competitors and regulatory developments. These actions resulted in restructuring and other charges of approximately $35.4 million during the fourth quarter of 2001, of which approximately $18.4 million was non-cash. We estimated that these activities will result in incremental income from operations of approximately $30.0 million in 2003. Since the negotiations with Leggett & Platt have been terminated, we currently are reviewing strategic alternatives concerning Carpet Cushion and other facilities which may impact both the anticipated costs and savings from the Operational Reorganization Plan. We may not achieve the expected operating efficiencies, cost savings and incremental profitability, either within the time frame we have estimated or at all. This could have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.

OUR PREVIOUS INDEPENDENT ACCOUNTANTS DETERMINED THAT SOME OF OUR INTERNAL CONTROLS WERE INADEQUATE. WE MAY DISCOVER ADDITIONAL INTERNAL CONTROL INADEQUACIES AND THE CORRECTIVE MEASURES WE HAVE ADOPTED OR WILL ADOPT TO ADDRESS THESE INADEQUACIES MAY NOT BE EFFECTIVE.

         In August 1999, PricewaterhouseCoopers LLP, our independent accountants at the time, told us that the internal controls we had in place were inadequate. In addition, in 2000 and 2001, PricewaterhouseCoopers LLP advised the audit committee of Foamex International of various additional control and reporting practice deficiencies. On June 28, 2001, PricewaterhouseCoopers LLP resigned as our independent accountants. As described further elsewhere in this prospectus, we undertook a comprehensive internal control review and initiated corrective actions. We may discover additional internal control inadequacies. Further, the corrective measures we have adopted may not be effective in addressing the inadequacies in our internal controls and we may have to adopt additional corrective measures. See "Changes in and Disagreements With Accountants on Accounting and Financial Disclosure."


WE HAVE AMENDED CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

         We have amended our 2000 annual report on Form 10-K to restate our unaudited quarterly financial data for 1999. We engaged Deloitte & Touche LLP as our new auditors and requested they perform an audit of our consolidated financial statements as of and for the nine months ended September 30, 2001. Following this audit and the internal control review discussed above, we filed amended quarterly reports on Form 10-Q to reflect certain adjustments to our previously reported results for each of the first three quarters of 2001 and to reflect the fact that our reports for these quarters had been reviewed by our independent auditors.

OUR BUSINESS IS CYCLICAL.

         The polyurethane foam business is cyclical to the extent that our customers are in cyclical industries. We are especially subject to the cyclical nature of the automotive, housing, technology and furniture and bedding industries. A protracted downturn in the businesses of our customers in any of these industries, either simultaneously or sequentially, could have a material adverse effect on our results of operations.

WE HAVE RECEIVED CLAIMS FROM CUSTOMERS RELATING TO ODORS FROM MATTRESSES CONTAINING FOAM MADE BY US.


         During the fourth quarter of 2001, we discovered that some mattresses containing foam supplied by us had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. This supplier advised us that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. We received claims from some of our customers for costs purportedly associated with the odorous foam, and we have reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse us for some obligations we may have to our customers relating to these claims, as well as for some of our internal costs. Under this agreement, this supplier will pay us a fixed sum in exchange for eliminating certain future claims we may have against this supplier and we are obligated to indemnify this supplier for certain claims that may be brought against it by others, including our customers. The ultimate amounts of these third party claims and the amount of our own internal costs are uncertain. This supplier's payments to us were insufficient to cover payments made or payments that we may be required to make to third parties in respect of their claims or to cover all of our related internal costs. In addition, our indemnification obligations to this supplier may be material. Consequently, these claims and the costs relating to this matter may have a material adverse effect on our consolidated financial position, results of operations and cash flows.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes both historical and forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document, such as "anticipates," "intends," "plans," "believes," "estimates," "expects," and similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in "Risk Factors" and:

         o our ability to implement customer selling price increases in response to higher raw material costs,

         o        raw material price increases,

         o        general economic conditions,

         o        the interest rate environment,

         o the level of automotive production, carpet production, furniture and bedding production and housing starts,

         o        our completion of various restructuring/consolidation plans,

         o        our achievement of management's business plans,

         o our capital and debt structure (including various financial covenants),

         o        litigation and

         o changes in environmental legislation and environmental conditions.

         You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes.

         The net proceeds from the offering of the initial notes was approximately $280.0 million. Concurrently with the completion of the offering of the initial notes, we entered into the Amended Credit Facility. See "Description of Other Indebtedness--Amended Credit Facility."


         We used the proceeds from the offering of the initial notes and borrowings under the Amended Credit Facility to repay a portion of our term loans (including the Term E Loan and the Term F Loan), to repay the outstanding indebtedness under the revolving credit facility, to repay Foamex Carpet's outstanding indebtedness and to pay fees and expenses associated with the issuance of the initial notes and the amendment of our senior secured credit facility. The Amended Credit Facility and the indentures governing the notes and the senior subordinated notes also permitted us to use a portion of the proceeds from the offering of the initial notes to repurchase or redeem some of our outstanding senior subordinated notes.


         The following is a summary of the sources and uses of funds for the offering of the initial notes and the amendment of our senior secured credit facility (dollars in millions):

SOURCES OF FUNDS:
Amended Credit Facility (1)(2):
     Term E Loan (3)...................................    $    31.6
     Term F Loan (4)...................................         25.0
Initial Notes..........................................        300.0
     Total sources.....................................    $   356.6

USES OF FUNDS:
Cash and cash equivalents (5)..........................    $    30.0
Senior secured credit facility:
     Revolving credit facility (6).....................        135.0
     Existing Term B, C, and D Loans (7)...............        119.0
Term E Loan (8)........................................         15.3
 Term F Loan (9).......................................          5.7
Foamex Carpet Promissory Note (10)(11).................         31.6
Transaction fees and expenses..........................         20.0
     Total uses........................................    $   356.6
----------------
(1) Upon the closing of the offering of the initial notes on March 25, 2002, the Amended Credit Facility provided for borrowings of up to $262.2 million, consisting of $162.2 million of Term B, C, D, E and F Loans and up to $100.0 million of revolving loans. See "Description of Other Indebtedness--Amended Credit Facility."

(2) Borrowings under our revolving credit facility vary because our working capital fluctuates based on seasonal needs. Upon the closing of the offering of the initial notes, we had no outstanding borrowings under the New Revolving Credit Facility and had approximately $79.1 million of revolving loan availability and approximately $20.9 million in outstanding letters of credit.

(3) We borrowed $31.6 million under the Term E Loan under the Amended Credit Facility and loaned the proceeds to Foamex Carpet. Foamex Carpet used the proceeds to repay the principal under its outstanding promissory note issued to Foam Funding LLC (the "Foamex Carpet Promissory Note"). Foam Funding LLC is a former affiliate of Foamex. For more information on Foam Funding LLC and the Foamex Carpet Promissory Note, see "Certain Relationships and Related Transactions--Foamex Carpet Promissory Note."

(4) We borrowed $25.0 million under the Term F Loan under the Amended Credit Facility and used the proceeds to repay outstanding indebtedness under our revolving credit facility.


(5) Under the covenants contained in the indenture governing the initial notes and the Amended Credit Facility, we were permitted to spend up to $48.5 million of the proceeds from the offering of the initial notes to repurchase or redeem some of our senior subordinated notes. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million. See "Description of Other Indebtedness--Amended Credit Facility."


(6) All outstanding indebtedness under our revolving credit facility was paid in full. The revolving credit facility was subject to a variable rate of interest based on a base rate or, at our option, a LIBO rate plus a fixed margin. At March 25, 2002 the blended rate on the revolving credit facility was 7.69%. The maturity date was June 12, 2003.


(7) A portion of the Term B, C and D Loans under the Amended Credit Facility was repaid with proceeds from the offering of the initial notes. The repayments were applied to outstanding installments in order of their earliest maturities. The term loans are subject to a variable rate of interest based on a base rate or, at our option, a LIBO rate plus a fixed margin. At June 30, 2002, the interest rates on the Term B, C and D Loans were 6.50%, 6.75% and 6.88%, respectively. The maturity dates of the Term B, C and D Loans are June 30, 2005, June 30, 2006 and December 31, 2006, respectively.

(8) A portion of the Term E Loan was repaid with proceeds from the offering of the initial notes. A portion of these repayments were applied to outstanding installments in order of their earliest maturities. Interest on the Term E Loan is a variable rate of interest based on a base rate or, at our option, a LIBO rate plus a fixed margin. At June 30, 2002, the interest rate on the Term E Loan was 6.50%. The maturity date of the Term E Loan is June 30, 2005.

(9) A portion of the Term F Loan was repaid with proceeds from the offering of the initial notes. The repayments were applied to outstanding installments in order of their earliest maturities. Interest on the Term F Loan is a variable rate of interest based on a base rate or, at our option, a LIBO rate plus a fixed margin. At June 30, 2002, the interest rate on the Term F Loan was 6.50%. The maturity date of the Term F Loan is June 30, 2005.


(10) The obligation under the Foamex Carpet Promissory Note was repaid in whole.

(11) Foamex Carpet also had a revolving credit facility. Upon the closing of the offering of the initial notes, the Foamex Carpet revolving credit facility was terminated. See "Certain Relationships and Related Transactions--Foamex Carpet Promissory Note."

                                 CAPITALIZATION


         The following table sets forth our actual cash and cash equivalents, total debt and capitalization at June 30, 2002 and reflects, among other things:


         o the amendment of our senior secured credit facility to provide for term loans, including a new Term E Loan, a new Term F Loan and the New Revolving Credit Facility;

         o        the offering of the initial notes; and

         o the application of the proceeds from the offering of the initial notes and borrowings under the Amended Credit Facility to repay a portion of our term loans, to repay all of the outstanding indebtedness under the revolving credit facility, to repay Foamex Carpet's outstanding indebtedness and to pay related fees and expenses.

         This table is presented and should be read in conjunction with the historical financial statements and the unaudited pro forma financial statements, in each case, together with the related notes thereto, included elsewhere in this prospectus. Also see "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness--Amended Credit Facility."


                                                           AS OF JUNE 30, 2002
                                                           -------------------
                                                          (DOLLARS IN THOUSANDS,
                                                                UNAUDITED)
Cash and cash equivalents (1).........................         $   53,629
                                                               ==========
Total debt:
     Amended Credit Facility:
        New Revolving Credit Facility (2).............         $       --
        Term B Loan (3)...............................             39,266
        Term C Loan (3)...............................             35,697
        Term D Loan (3)...............................             51,706
        Term E Loan (3)...............................             16,292
        Term F Loan (3)...............................             19,245
     10 3/4% Senior Secured Notes (4).................            300,260
     9 7/8% Senior Subordinated Notes due 2007........            150,000
     13 1/2% Senior Subordinated Notes due 2005 (5)...            103,619
     Other............................................              8,210
                                                               ----------
         Total debt...................................         $  724,295
                                                               ==========
Partners' deficiency/stockholder's equity.............         $ (177,082)
                                                               ==========
Total capitalization..................................         $  547,213
                                                               ==========
---------------------------------
(1) Under the covenants contained in the indenture governing the initial notes and the Amended Credit Facility, we were permitted to spend up to $48.5 million of the proceeds from the offering of the initial notes to repurchase or redeem some of our senior subordinated notes. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million. See "Description of Other Indebtedness--Amended Credit Facility."

(2) The New Revolving Credit Facility is provided by a new syndicate of lenders under the Amended Credit Facility. Because our working capital fluctuates, the amount borrowed under our New Revolving Credit Facility may vary. At June 30, 2002, we had approximately $79.2 million of revolving loan availability and approximately $20.8 million in outstanding letters of credit under the New Revolving Credit Facility.

(3) We used the proceeds from the offering of the initial notes to repay a portion of the outstanding term loans (including the Term E Loan and the Term F Loan) and all of our indebtedness under the revolving credit facility.

(4)  Includes a fair value adjustment of $0.3 million.

(5)  Includes approximately $5.6 million of unamortized debt premium.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         Set forth in the following tables are certain unaudited pro forma consolidated financial information for Foamex for the year ended December 31, 2001 and for the six months ended June 30, 2002.


         The unaudited pro forma financial information gives effect to the Refinancing Transactions, which include:

         o the amendment of our senior secured credit facility to provide for term loans, including a new Term E Loan in the initial amount of $31.6 million, a new Term F Loan in the initial amount of $25.0 million and the New Revolving Credit Facility;

         o        the offering of the initial notes; and

         o the application of the proceeds from the offering of the initial notes and borrowings under the Amended Credit Facility to repay a portion of our term loans, to repay all of the outstanding indebtedness under the revolving credit facility, to repay Foamex Carpet's outstanding indebtedness and to pay related fees and expenses.


         The unaudited pro forma statements of operations for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Refinancing Transactions as if they had occurred at the beginning of 2001. The pro forma financial information does not give effect to any cost savings, expenses or other adjustments related to the Operational Reorganization Plan.


         Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Refinancing Transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                                   FOAMEX L.P.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001


                                                                     PRO FORMA
                                                                  ADJUSTMENTS FOR       PRO FORMA FOR
                                           HISTORICAL FOAMEX         FINANCING            FINANCING
                                           -----------------         ---------            ---------
Net sales..............................      $1,252,904                                  $1,252,904
Cost of goods sold.....................       1,072,823                                   1,072,823
                                             ----------             ---------            ----------
Gross profit...........................         180,081                                     180,081
Selling, general and administrative                                 $     430  (2)
   expenses............................          79,286                                      79,716
Restructuring and other charges........          36,068                                      36,068
                                             ----------             ---------            ----------
Income from operations.................          64,727                  (430)               64,297
Interest and debt issuance expense.....          63,237                19,763  (3)           83,000
Income from equity interest in joint
   venture.............................           1,645                                       1,645
Other expense, net.....................          (1,853)                                     (1,853)
                                             ----------             ---------            ----------
Income before provision for income
   taxes...............................           1,282               (20,193)              (18,911)
Provision for income taxes.............           3,543                  (441)(4)             3,102
                                             ----------             ---------            ----------
Income (loss) before extraordinary
   items...............................      $   (2,261)            $ (19,752)           $  (22,013)
                                             ==========             =========            ==========



     See accompanying Notes to Unaudited Pro Forma Statements of Operations.

                                   FOAMEX L.P.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002


                                                                       PRO FORMA
                                                                    ADJUSTMENTS FOR        PRO FORMA FOR
                                             HISTORICAL FOAMEX         FINANCING             FINANCING
                                             -----------------         ---------             ---------
Net sales..................                   $ 659,960                                   $ 659,960
Cost of goods sold.........                     576,336                                     576,336
                                              ---------             ---------             ---------
Gross profit...............                      83,624                                      83,624
Selling, general and administrative
   expenses................                      39,677             $     123  (1)           39,800
Restructuring and other charges                  (1,538)                                     (1,538)
                                              ---------             ---------             ---------
Income from operations.....                      45,485                  (123)               45,362
Interest and debt issuance expense               31,643                 5,669  (2)           37,312
Income from equity interest in joint
   venture.................                       1,128                                       1,128
Other expense, net.........                        (204)                                       (204)
                                              ---------             ---------             ---------
Income before provision for income
   taxes...................                      14,766                (5,792)                8,974
Provision for income taxes.                       1,192                    --                 1,192
                                              ---------             ---------             ---------
Income before extraordinary items             $  13,574             $  (5,792)            $   7,782
                                              =========             =========             =========



     See accompanying Notes to Unaudited Pro Forma Statements of Operations.

                                   FOAMEX L.P.
              NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


(1) Write-off of unamortized bank fees under the Foamex and Foamex Carpet credit facilities.

                                                                              YEAR ENDED       SIX MONTHS
                                                                             DECEMBER 31,    ENDED JUNE 30,
                                                                             ------------    --------------
                                                                                  2001             2002
                                                                                  ----             ----
(2)    Additional cash interest expense on the notes at an annual rate of      $  32,250         $   8,063
          10.75% .........................................................
       Additional cash interest expense on Term E Loan....................         2,699               473
       Additional cash interest expense on Term F Loan                             2,138               375
       Elimination of cash interest expense on Revolving Loans............        (9,331)           (1,846)
       Elimination of cash interest expense on Term B Loan................        (2,964)             (508)
       Elimination of cash interest expense on Term C Loan................        (2,772)             (481)
       Elimination of cash interest expense on Term D Loan................        (4,109)             (741)
       Elimination of cash interest expense on Foamex Carpet Promissory
          Note............................................................        (2,364)             (383)
                                                                               ---------         ---------
       Subtotal pro forma cash interest expense adjustment................        15,547             4,952
                                                                               ---------         ---------
       Amortization of deferred financing costs - the notes...............         2,468               576
       Amortization of deferred financing costs - Amended Credit Facility.         2,806               406
       Elimination of amortization of deferred financing costs - Foamex
          Carpet
          Promissory Note.................................................        (1,058)             (265)
                                                                               ---------         ---------
       Subtotal pro forma non cash interest expense adjustment............         4,216               717
                                                                               ---------         ---------
       Total pro forma interest and debt issuance expense adjustment......     $  19,763         $   5,669
                                                                               =========         =========

       Cash interest expense consists of interest and debt issuance expense, net of amortization of debt issuance costs, debt premium, deferred swap adjustment and gain and debt discount. Cash interest expense on the Term E Loan and Term F Loan is computed using historical actual rates for similar term debt, including additional basis points related to Foamex L.P.'s leverage ratio in 2001. A 1% increase in the interest rate assumption for the Term E Loan and Term F Loan would increase the pro forma interest and debt issuance expense adjustment by $566 and $132 for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

(3) Adjustment to income tax expense reflecting Foamex Carpet's partnership tax status.

                       SELECTED HISTORICAL FINANCIAL DATA


         Set forth in the following table are certain historical financial data of Foamex as of and for each of the periods specified. The historical financial data is not adjusted to give effect to the Refinancing Transactions or any cost savings, expenses or other adjustments related to the Operational Reorganization Plan. The balance sheet data and statement of operations data as of and for each of the years ended December 28, 1997 and December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements for these periods, and include the accounts of Foamex Carpet for all periods presented. The contribution of Foamex Carpet to Foamex has been accounted for as a merger of companies under common control and has been recorded in a manner similar to a pooling of interests. The balance sheet data and statement of operations data as of and for the year ended December 31, 2001 are derived from our audited consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The balance sheet data and statement of operations data as of and for the six months ended June 30, 2001 and June 30, 2002 are derived from our unaudited consolidated financial statements for these periods, which, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA


                              YEAR ENDED                                                              SIX MONTHS ENDED
                             DECEMBER 28,               YEARS ENDED DECEMBER 31,                         JUNE 30,
                             ------------               ------------------------                         --------
                                 1997         1998          1999          2000         2001         2001         2002
                                 ----         ----          ----          ----         ----         ----         ----
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA:
Net sales..................... $945,519     $1,260,559   $1,294,639    $1,257,778   $1,252,904   $616,168     $659,960
Gross profit................... 143,339        154,505      180,308       172,025      180,081    91,072        83,624
Selling, general and
   administrative
   expenses....................  65,907         87,749       74,976        68,374       79,286    37,604        39,677
Restructuring and other
   charges (credits)...........  21,100         (9,901)      10,491         6,268       36,068       (48)       (1,538)
Income from operations.........  56,332         76,657       94,841        97,383       64,727    53,516        45,485
Interest and debt
   issuance expense............  44,181         71,427       72,725        75,229       63,237    33,597        31,643
Other income (expense)
   net.........................   2,009         (4,739)        (661)       (1,550)      (1,853)     (318)         (204)
Income (loss) from
   continuing operations
   before provision for
   income taxes................  14,160            491       21,967        22,256        1,282    20,264        14,766
Provision for income
   taxes ......................   2,895         16,010        1,906         2,653        3,543     1,502         1,192
Income (loss) from
   continuing operations.......  11,265        (15,519)      20,061        19,603       (2,261)   18,762        13,574
Extraordinary loss on
   early extinguishment
   of debt..................... (48,559)        (3,195)          --            --           --        --        (4,204)
Net income (loss).............. (37,294)       (18,714)      20,061        19,603       (2,261)   18,762         9,370

OTHER FINANCIAL DATA:
Depreciation and
   amortization................  20,882         34,054       35,464        36,628       34,028    16,594        16,231
Capital expenditures...........  33,117         32,701       20,080        23,593       22,482    12,481        10,085
Cash provided by (used
   in) operating
   activities..................  22,009        (16,078)      68,588        52,864      108,704    29,624       (28,278)
Cash used in investing
   activities..................(107,258)       (39,112)     (16,507)      (23,687)     (38,071)  (12,440)       (8,622)
Cash provided by (used
   in) financing
   activities..................  73,686         58,170      (57,903)      (30,867)     (60,447)  (19,884)       75,470
Ratio of earnings to
   fixed charges(1)............   1.29x             --        1.27x         1.24x           --     1.51x         1.38x


                               AS OF                                                                    AS OF
                           DECEMBER 28,                   AS OF DECEMBER 31,                           JUNE 30,
                           ------------                   ------------------                           --------
                               1997         1998          1999         2000          2001         2001          2002
                               ----         ----          ----         ----          ----         ----          ----
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
   equivalents.........        $  9,405     $ 12,385     $   6,563     $  4,873     $  15,059    $  2,173     $  53,629(2)
Working capital........         126,074     (645,864)      109,604      105,786        63,641     104,333       136,508
Cost in excess of net
   assets acquired.....         219,699      222,373       216,657      210,484       209,503     207,509       197,456
Total assets...........         834,068      863,851       783,218      753,584       767,650     765,155       845,825
Total debt.............         745,408      791,370       745,320      711,909       666,295     686,186       724,295
Partners' equity
   (deficiency) .......        (156,302)    (196,407)     (160,481)    (158,503)     (178,128)   (139,806)     (177,082)

---------------------
(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income (loss) from continuing operations before income taxes, income from equity interest in joint venture, extraordinary items and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense (which we have calculated to be one-third of rental expense) that is representative of the interest factor in these rentals. For the years ended December 31, 1998 and December 31, 2001, earnings before fixed charges were insufficient to cover fixed charges by approximately $0.5 million and $1.8 million, respectively.

(2) Under the covenants contained in the indenture governing the initial notes and the Amended Credit Facility, we were permitted to spend up to $48.5 million of the proceeds from the offering of the initial notes to repurchase or redeem some of our senior subordinated notes. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million. See "Description of Other Indebtedness--Amended Credit Facility."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We operate in the flexible polyurethane and advanced polymer foam products industry. Our operations are conducted directly and through our wholly-owned subsidiaries, Foamex Canada Inc., Foamex Latin America, Inc., Foamex Asia, Inc. and through Foamex Carpet. Foamex Carpet was converted to a limited liability company and was contributed by Foamex International to us on March 25, 2002. The contribution of Foamex Carpet has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements include the accounts of Foamex Carpet for all periods presented. Adjustments recorded to restate previously reported financial statements as of December 31, 2000 and the years ended December 31, 1999 and 2000 consisted of those necessary to include the balances and results of Foamex Carpet and to eliminate intercompany balances and transactions between Foamex Carpet and us.

         An executive vice president heads each of our principal operating segments. Each executive vice president is responsible for developing budgets and plans as well as directing the operations of the segment. The performance of each operating segment is measured based upon income from operations, excluding restructuring, impairment and other charges. We do not allocate restructuring, impairment and other charges to operating segments because many of our facilities produce products for multiple segments.

         o FOAM PRODUCTS--manufactures and markets cushioning foams for bedding, furniture, packaging and health care applications and foam-based consumer products, such as mattress pads and children's furniture.

         o CARPET CUSHION PRODUCTS--manufactures and distributes rebond, prime, felt and rubber carpet padding.

         o AUTOMOTIVE PRODUCTS--distributes automotive foam products and laminates to major tier one suppliers and original equipment manufacturers, or "OEMs."

         o TECHNICAL PRODUCTS--manufactures and markets reticulated and other specialty foams used for reservoiring, filtration, gasketing and sealing applications.

         o OTHER--primarily consists of certain manufacturing operations in Mexico, corporate expenses not allocated to the other business segments and restructuring and other charges (credits).

         Our sales are primarily to markets in the United States. These sales are impacted by economic conditions in several sectors of the United States economy, including consumer spending, sales of new and existing homes, the overall level of passenger car and light truck production and seasonality. We typically experience two seasonally slow periods during each year, in early July and in late December, due to scheduled plant shutdowns and holidays. In order to augment our network in the northeast, in July 2001, we acquired some of the assets of General Foam Corporation, a former polyurethane foam manufacturer that had operations in Pennsylvania and New Jersey.

         The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.

OPERATIONAL REORGANIZATION PLAN


         We launched our Operational Reorganization Plan in December 2001 to reduce our operating costs and accelerate revenue growth. The Operational Reorganization Plan covered the following:


         o PLANT RATIONALIZATIONS. To capitalize on operating efficiencies and the lower costs of manufacturing associated with our national VPF(SM) capabilities, we have identified four non-

                  VPF(SM) foam pouring operations, six foam fabrication operations, six rebond carpet padding operations and one fiber operation to be closed during 2002. In many cases, the volume from these closed operations will be absorbed by our other existing facilities in order to improve capacity utilization. In some but not all instances, our other existing facilities will have to be upgraded to absorb the transferred volume. We anticipate some revenue may be lost due to the closing of these operations.


         o SALARIED HEADCOUNT REDUCTION. To reduce administrative costs throughout our operations, we expect to eliminate 100 salaried positions during 2002, mainly in support function areas, including information technology, finance, quality, engineering, maintenance and customer service. In connection with this reduction, we are centralizing some of our support functions, including human resources, environmental, health and safety, quality, purchasing and customer service. As of August 1, 2002, 90 positions mostly in corporate and support functions have been eliminated.


         o PURCHASING AND LOGISTICS COST REDUCTIONS. We have implemented programs to reduce our manufacturing, distribution, raw material (other than toluene diisocyanate and polyol) and logistics costs. We plan to centralize our purchasing functions and leverage our scale to negotiate new national procurement contracts for supplies and services.

         o SALES AND MARKETING MANAGEMENT. We have implemented a program to analyze the profitability of our customer base, the efficiency of our sales people and our ability to effectively market to potential new customers. Our goal is to rationalize our customer base and focus our sales and marketing efforts on our more profitable customers.

         o CUSTOMER SERVICE CENTRALIZATION. To reduce costs and improve the effectiveness of our customer service operations, we have begun to centralize the operations in line with each of our business units. We are focusing on our key customers and implementing key support technology to further standardize our customer service process.

         In addition to the steps described above, we expect to continue to develop new products, improve our manufacturing processes and strengthen our global effectiveness.


         These actions resulted in restructuring and other charges of approximately $35.4 million during the fourth quarter of 2001, of which approximately $18.4 million was non-cash. We estimated that these activities will result in incremental income from operations of approximately $30.0 million in 2003. We anticipated that the majority of the cash costs will be incurred in 2002. Including the salaried head count reduction discussed above, a total of 746 employees were expected to be terminated.



PROPOSED TRANSACTION WITH LEGGETT & PLATT

         On June 18, 2002, we signed a non-binding letter of intent providing for the transfer of our Carpet Cushion business to Leggett & Platt in exchange for Leggett & Platt's polyurethane foam business and a cash payment. Leggett & Platt's polyurethane foam business manufactures and distributes components for bedding and furniture, as well as consumer products. On September 10, 2002, we signed a revised non-binding letter of intent with Leggett & Platt providing for the sale of our Carpet Cushion business for a cash payment of approximately $70.4 million. On October 4, 2002, we announced that negotiations with Leggett & Platt had been terminated. We currently are reviewing strategic alternatives concerning Carpet Cushion and other facilities which may impact both the anticipated costs and savings from the Operational Reorganization Plan.


CUSTOMER CLAIMS


         During the fourth quarter of 2001, we discovered that some mattresses containing foam supplied by us had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. The supplier has advised us that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. We have received claims from some of our customers for costs purportedly associated with the odorous foam and we have reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse us for certain obligations we may have to our customers relating to these claims, as well as for some of our internal costs. Under this agreement, this supplier will pay us a fixed sum in exchange for eliminating certain future claims we may have against this supplier and we are obligated to indemnify this supplier for certain claims that may be brought against it by others, including our customers. The ultimate amounts of these third party claims and the amount of our own internal costs are uncertain. This supplier's payments to us were insufficient to cover payments made or payments that we may be required to make to third parties in respect to their claims or to cover all of our related internal costs. In addition, our indemnification obligations to this supplier may be material. Consequently, these claims and the costs relating to this matter may have a material adverse effect on our consolidated financial position, results of operations and cash flows.


REFINANCING AND STRUCTURE


         On March 25, 2002, we issued our initial notes in the aggregate amount of $300.0 million, and we entered into the Amended Credit Facility to provide for $162.2 million of term loans, with maturity dates of June 30, 2005 through December 29, 2006 and the $100.0 million New Revolving Credit Facility that matures on June 30, 2005. Net proceeds from the offering of the initial notes of $280.0 million were used to pay a portion of the debt outstanding under our senior secured credit facility. The initial proceeds of the new Term E Loan and the new Term F Loan under the Amended Credit Facility were used to repay the Foamex Carpet Promissory Note issued to Foam Funding LLC, a related party, and debt outstanding under the senior secured credit facility. Additionally, the financial debt covenants contained in the Amended Credit Facility were adjusted to reflect changes in our capital structure and our current business environment. Under the covenants contained in the indenture governing the initial notes and the Amended Credit Facility, we were permitted to spend up to $48.5 million of the proceeds from the offering of the initial notes to repurchase or redeem some of our senior subordinated notes. To the extent that we spent less than $48.5 million towards this repurchase or redemption by September 20, 2002, we would have been required to repay a portion of our term loans. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million.


CRITICAL ACCOUNTING POLICIES

         We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments, and assumptions that we believe are reasonable based on the information available. These estimates, judgments and assumptions affect the reported amounts of the assets and liabilities and revenues and expenses. Our significant accounting policies are fully discussed in the notes to the consolidated financial statements. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

         o        ACCOUNTS RECEIVABLE AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS.
                  We actively monitor customer payments in conjunction with customer credit evaluations. Accordingly, an estimate of uncollectible accounts is maintained and is based on historical collection experience and specific customer collection issues. A significant change in the financial condition of one or more of our larger customers could have a material adverse impact on our future results.

         o LONG-LIVED ASSETS. We have a significant investment in long-lived assets; consisting primarily of property, plant and equipment, and intangible assets representing the cost in excess of net assets acquired (goodwill) and deferred financing costs. Impairment losses are recognized when events indicate that certain long-lived assets may be impaired and a projection of future cash flows generated from the assets are less than the current carrying value of the assets. These cash flow projections are based on the combination of historical results adjusted for estimated future market conditions and operating plans. To the extent that these estimates change, impairment losses could have material adverse impact on our future results. See the sections below entitled "Accounting Changes" for discussions on the impact of new accounting statements.

         o ENVIRONMENTAL REMEDIATION. We have a number of manufacturing facilities and certain idle facilities that require remediation of soil and/or groundwater contamination. As required by applicable State and/or Federal compliance programs, many of these sites are in the monitoring stage that requires periodic sampling of contamination levels in conjunction with ongoing assessments of remediation actions. Accordingly, the recognition of environmental liabilities requires estimates concerning the duration of monitoring and associated costs, often projected to extend for a number of years. To the extent that these estimates change, additional environmental costs could have material adverse impact on our future results. See "Business--Environmental and Health and Safety" for additional information.

RESULTS OF OPERATIONS


                                            CARPET
                                           CUSHION     AUTOMOTIVE    TECHNICAL
 RESULTS OF OPERATIONS    FOAM PRODUCTS    PRODUCTS     PRODUCTS     PRODUCTS       OTHER         TOTAL
 ---------------------    -------------    --------     --------     --------       -----         -----
                                                       (DOLLARS IN THOUSANDS)
SIX MONTHS ENDED
   JUNE 30, 2002
Net sales............     $ 236,611      $ 113,233     $ 228,131     $  64,389   $  17,596    $ 659,960
Income (loss) from
   operations........        21,844         (4,257)       16,981        13,796      (2,879)      45,485
Depreciation and
   amortization......         7,674          3,479         1,966         1,291       1,821       16,231
Income (loss) from
   operations
   as a percentage
   of net sales......          9.2%          (3.8)%         7.4%         21.4%       n.m.(a)       6.9%

SIX MONTHS ENDED
   JUNE 30, 2001
Net sales                 $ 249,487      $ 111,218     $ 185,369     $  52,138   $  17,956    $ 616,168
Income (loss) from
   operations........        30,933         (1,959)        12,501       13,982      (1,941)      53,516
Depreciation and
   amortization......         7,658          4,085          2,338        1,607         906       16,594
Income (loss) from
   operations........
   as a percentage of
net sales............          12.4%          (1.8)%         6.7%         26.8%       n.m.(a)       8.7%


YEAR ENDED
   DECEMBER 31, 2001
Net sales............     $ 499,668      $ 230,965     $  377,753    $ 111,043   $  33,475    $1,252,904
Income (loss) from
   operations........        66,634         (6,572)        21,445       23,080     (39,860)      64,727
Depreciation and
   amortization......        15,732          8,181          4,991        3,312       1,812       34,028
Income (loss) from
   operations as a
   percentage of net
   sales.............         13.3%          (2.8)%         5.7%         20.8%       n.m.(a)       5.2%

                                            CARPET
                                           CUSHION     AUTOMOTIVE    TECHNICAL
 RESULTS OF OPERATIONS    FOAM PRODUCTS    PRODUCTS     PRODUCTS     PRODUCTS       OTHER         TOTAL
 ---------------------    -------------    --------     --------     --------       -----         -----
                                                       (DOLLARS IN THOUSANDS)
YEAR ENDED
   DECEMBER 31, 2000
Net sales............     $ 519,197      $ 256,439     $  342,386    $ 106,697   $  33,059    $    1,257,778
Income (loss) from
   operations........        55,227          2,218         22,417       29,027     (11,506)         97,383
Depreciation and
   amortization......        17,813          7,742          5,785        2,663       2,625          36,628
Income (loss) from
   operations as a
   percentage of net
   sales.............         10.6%            0.9%         6.5%         27.2%       n.m.(a)          7.7%

YEAR ENDED
   DECEMBER 31, 1999
Net sales............     $ 527,159      $ 285,846     $  361,806    $  92,180   $  27,648    $    1,294,639
Income (loss) from
   operations........        57,474          8,868         22,904       22,856     (17,261)         94,841
Depreciation and
   amortization......        17,371          8,041          4,764        2,679       2,609          35,464
Income (loss) from
   operations as a
   percentage of net
   sales.............         10.9%           3.1%           6.3%        24.8%       n.m.(a)          7.3%

----------------------------------
(a)  Not meaningful.


SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001.

         Net sales for the six months ended June 30, 2002 increased 7.1% to $660.0 million from $616.2 million in the six months ended June 30, 2001. The increase was primarily attributable to improved sales in the Automotive Products and Technical Products segments, partially offset by a decrease in the Foam Products segment. The improvement in sales partially reflected the impact of sales related to the acquisition of some of the assets of General Foam Corporation.

         The gross profit margin was 12.7% in the six months ended June 30, 2002 compared to 14.8% in the comparable 2001 period. Certain contract payments in the six months ended June 30, 2002 had the impact of reducing the gross profit margin percentage by 0.4%. We experienced 20.0% to 25.0% increases in the price of raw materials from major chemical manufacturers during the six months ended June 30, 2002. These higher raw material prices are expected to increase our cost by approximately $60.0 million on an annualized basis, based on current volumes. We announced price increases of 8.0% for our Carpet Cushion Products which was effective on June 3, 2002 and 16.0% for all other products effective July 1, 2002. The major chemical suppliers implemented additional raw material price increases effective October 1, 2002 that will add approximately $30.0 million to our annualized cost of raw materials. We may not be able to fully recover current or future raw material price increases through raising the selling prices of our products. If we are unable to recover the raw material price increases, we could experience a significant decline in income from operations. In addition, the gross profit margin for Carpet Cushion Products declined by 38.0% when compared to the 2001 period. Selling, general and administrative expenses increased by $2.1 million, or 5.5%, primarily due to higher professional service fees and employee related expenses, partially offset by reduced goodwill amortization and lower bad debt expense.

         Income from operations for the six months ended June 30, 2002 was $45.5 million, or 6.9% of net sales, which represented a 15.0% decrease from the $53.5 million, or 8.7% of net sales, reported during the comparable 2001 period. Results included restructuring, impairment and other credits of $1.5 million in 2002 and credits of less than $0.1 million in 2001. Restructuring, impairment and other charges (credits) recorded during 2002 are discussed under "Other" below. Excluding the restructuring, impairment and other charges (credits) for comparison purposes, income from operations was $43.9 million in the six months ended June 30, 2002 compared to $53.5 million in the comparable 2001 period. On this basis, income from operations was 6.7% of net sales in 2002 compared to 8.7% of net sales in 2001.


         FOAM PRODUCTS


         Foam Products net sales for the six months ended June 30, 2002 decreased 5.2% to $236.6 million from $249.5 million in the comparable 2001 period. The decrease primarily reflected a reduction in business from a major bedding manufacturer and the slow recovery of sales after an odor issue caused by defective chemicals from a major supplier in late 2001. Income from operations decreased 29.4%, to $21.8 million in the six months ended June 30, 2002 from $30.9 million in the comparable 2001 period. Income from operations was reduced by increased raw material prices in the three months ended June 30, 2002 and by unusually high manufacturing costs as we adjusted foam formulations and plant procedures to protect customers from further odor concerns. Income from operations was 9.2% of net sales in 2002, down from 12.4% in 2001.


         CARPET CUSHION PRODUCTS


         Carpet Cushion Products net sales for the six months ended June 30, 2002 increased 1.8% to $113.2 million from $111.2 million in the comparable 2001 period. We were able to increase our market share in spite of market weakness and overcome the loss of sales to one large retail customer that exited the carpet business. Higher costs of scrap foam contributed to a loss from operations of $4.3 million in the six months ended June 30, 2002 compared to a $2.0 million loss in the comparable 2001 period. The loss from operations represented 3.8% of net sales in 2002 and 1.8% of net sales in 2001.


         AUTOMOTIVE PRODUCTS


         Automotive Products net sales for the six months ended June 30, 2002 increased 23.1% to $228.1 million from $185.4 million in the comparable 2001 period. The improvement primarily reflected a continued high build rate for new cars and new product programs. Higher sales translated into a 35.8% increase in income from operations, to $17.0 million in the 2002 period from $12.5 million in the 2001 period. Income from operations represented 7.4% of net sales in 2002 and 6.7% of net sales in 2001.


         TECHNICAL PRODUCTS


         Net sales for Technical Products in the six months ended June 30, 2002 increased 23.5% to $64.4 million from $52.1 million in the comparable 2001 period. Higher sales primarily reflected sales from the acquisition of some of the assets of General Foam Corporation. Income from operations decreased 1.3% to $13.8 million in the 2002 period compared to $14.0 million in the 2001 period. The decrease was due to lower value shipment mix as there were fewer sales to the technology industry. Income from operations represented 21.4% of net sales in 2002 compared to 26.8% in 2001.


         OTHER


         Other primarily consists of certain manufacturing operations in Mexico City, corporate expenses not allocated to business segments and restructuring, impairment and other charges (credits). The 2.0% decrease in net sales associated with this segment primarily resulted from our Mexico City operation. The loss from operations was $2.9 million in the year to date period ended June 30, 2002 and included restructuring, impairment and other credits, discussed below. The $1.9 million loss from operations in the first half of 2001 also included restructuring and other charges, discussed below.

         During the six months ended June 30, 2002, we recorded a restructuring credit of $2.1 million related to the reimbursement of certain lease costs and other charges for certain additional expenses of $0.6 million related to the 2001 Operational Reorganization Plan.

         During the six months ended June 30, 2001, we recorded restructuring and other credits of less than $0.1 million for changes in estimates for previously recognized restructuring plans.


         INTEREST AND DEBT ISSUANCE EXPENSE


         Interest and debt issuance expense was $31.6 million in the six months ended June 30, 2002, which represented a 5.8% decrease from the comparable 2001 period expense of $33.6 million. The decrease was attributable to lower average debt levels and lower effective interest rates. The interest rate swaps and the debt repurchases discussed in "-- Liquidity and Capital Resources" below are expected to decrease interest and debt issuance expense by approximately $7.0 million for the balance of 2002, assuming current market interest rates.


         INCOME FROM EQUITY INTEREST IN JOINT VENTURE


         The income from an equity interest in an Asian joint venture was $1.1 million for the six months ended June 30, 2002 compared to income of $0.7 million in the comparable 2001 period. We have a 70% ownership interest in the joint venture in 2002 compared to a 49% ownership interest in 2001.

         PROVISION (BENEFIT) FOR INCOME TAXES


         As a limited partnership, we are not subject to Federal income taxes. Consequently, no current or deferred provision has been provided for such taxes. However, we have provided for the income taxes of certain states in which we are subject to taxes and for subsidiaries located in foreign jurisdictions that file separate tax returns.

         Foamex has a tax sharing agreement that provides for the payment of distributions to its partners for amounts that are approximately equal to the amounts that would be required to be paid if Foamex were a corporation filing separate tax returns. The ability of Foamex to make these distributions is limited by the terms of its credit facility.

         YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         Net sales for 2001 decreased 0.4% to $1,252.9 million from $1,257.8 million in 2000. The decline was primarily attributable to lower sales in Foam Products and Carpet Cushion Products, partially offset by a significant improvement in Automotive Products sales. Technical Products also recorded improved sales.


         The gross profit margin was 14.4% in 2001 compared to 13.7% in 2000. Certain raw material cost reductions had the effect of improving the gross profit margin percentage in 2001 by approximately 1.4 percentage points. These 2001 cost reductions are not anticipated to continue in 2002. See "Risk Factors--Risks Relating to Our Business and Company--The price and availability of raw materials account for a significant portion of our manufacturing costs" and "--Inflation, Raw Material Costs and Other Matters." Selling, general and administrative expenses were 16.0% higher in 2001. The increase included the impact of higher professional fees, including those associated with a change in independent accountants, and increased compensation and benefit costs. In addition, we experienced increased bad debt expense related to economic conditions and customer bankruptcies. We have no remaining exposure to bankrupt customers and further sales to them are on a cash on delivery basis.

         Income from operations in 2001 was $64.7 million, or 5.2% of net sales, which represented a 33.5% decrease from the $97.4 million, or 7.7% of net sales, recorded during 2000. Results included restructuring, impairment and other charges of $36.1 million in 2001 and $6.3 million in 2000. Restructuring, impairment and other charges recorded during 2001 are discussed under "Other" below. Excluding the restructuring, impairment and other charges for comparison purposes, income from operations would have been $100.8 million in 2001 compared to $103.7 million in 2000. On this basis, income from operations was 8.0% of net sales in 2001 and 8.2% of net sales in 2000. In addition to raw material cost reductions described above, cost reduction programs and increases in certain selling prices were also positive factors.


         FOAM PRODUCTS

         Foam Products net sales for 2001 decreased 3.8% to $499.7 million from $519.2 million in 2000. The decrease primarily reflected the domestic economic slowdown that impacted the markets for furniture manufacturers and other foam fabricators. Despite the sales decline, income from operations increased 20.7%, from $55.2 million in 2000 to $66.6 million in 2001. The increase was primarily the impact of raw material cost reductions, discussed above, which primarily benefited the Foam Products segment. Income from operations was 13.3% of net sales in 2001, up from 10.6% in 2000.

         CARPET CUSHION PRODUCTS

         Carpet Cushion Products net sales for 2001 decreased 9.9% to $231.0 million from $256.4 million in 2000. The sales decline continued to reflect competitive pressures that resulted in lower sales volumes across all product lines. Lower selling prices in certain product lines and a lower value shipment mix also contributed to the sales decline. The factors contributing to the sales decline translated to a loss from operations of $6.6 million in 2001 compared to income from operations of $2.2 million in 2000. The loss from operations represented 2.8% of net sales in 2001 and income from operations represented 0.9% of net sales in 2000.

         AUTOMOTIVE PRODUCTS

         Automotive Products net sales for 2001 increased 10.3% to $377.8 million from $342.4 million in 2000. The improvement primarily reflected new product programs and renewed activity following inventory corrections in the domestic automotive industry earlier in the year. Income from operations declined 4.3%, from $22.4 million in 2000 to $21.4 million in 2001. Income from operations represented 5.7% of net sales in 2001 and 6.5% of net sales in 2000. The lower results in 2001 were primarily attributed to intense pricing competition and higher raw material costs.

         TECHNICAL PRODUCTS

         Net sales for Technical Products in 2001 were up 4.1% to $111.0 million from $106.7 million in 2000. Higher sales primarily reflected sales from the acquisition of some of the assets of General Foam Corporation discussed in the notes to the consolidated financial statements. Income from operations decreased 20.5% to $23.1 million in 2001 compared to $29.0 million in 2000. The decline reflected a lower value shipment mix and the impact of an economic downturn in the technology industry, especially during the first half of 2001. Income from operations represented 20.8% of net sales in 2001 compared to 27.2% of net sales in 2000.

         OTHER

         Other primarily consists of certain manufacturing operations in Mexico City, corporate expenses not allocated to business segments and restructuring and other charges. Net sales were slightly higher in 2001 compared to 2000. The loss from operations was $39.9 million in 2001 and included restructuring, impairment and other charges of $36.1 million, discussed below. The $11.5 million loss from operations in 2000 included restructuring, impairment and other charges totaling $6.3 million. The 2000 loss also included professional fees associated with the resolution of certain change in control issues following the Trace bankruptcy and the settlement of certain shareholder litigation.

         RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

         In December 2001, we announced the launching of our Operational Reorganization Plan to reduce our operating costs and accelerate revenue growth. The major initiatives of the Operational Reorganization Plan included plant rationalization, headcount reductions, purchasing and logistics cost reductions and sales and marketing management.

         In connection with the plant rationalization, we identified a total of 17 plant operations to be closed. Costs associated with this aspect of the Operational Reorganization Plan included lease termination costs, property, plant and equipment writedowns, and severance and termination benefits aggregating $14.1 million.


         Additionally, we identified 100 salaried positions to be eliminated, mainly in support function areas. Severance, termination and other costs associated with these positions were estimated to be $4.4 million. At August 1, 2002, 90 positions, mostly in corporate and support functions, have been eliminated.


         Further, we evaluated the recoverability of certain other long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed". As a result, we recorded an impairment provision of $13.8 million (net of anticipated proceeds of $4.6 million) to reduce these assets to their estimated fair values. The assets which are held for disposal consist mainly of leasehold improvements and machinery and equipment which have a remaining carrying value of approximately $19.8 million.

         Other one-time period expenses during the fourth quarter consisted primarily of executive severance of $1.9 million and consulting fees related to the Operational Reorganization Plan of $1.2 million.

         Severance and termination benefits as a result of the Operational Reorganization Plan are expected to be incurred for 746 employees. Total cash outlays related to the Operational Reorganization Plan are expected to aggregate $17.0 million. We expect to complete implementation before the end of 2002.

         In addition, we recorded $0.4 million for restructuring plans earlier in 2001 that included severance for 41 employees and $1.4 million related to executive severance recorded as other charges. We also recorded a net restructuring credit of $1.2 million related to changes in estimates to prior restructuring plans.

         During 2000, we recorded $6.2 million for restructuring plans that included severance for 102 employees. We also recorded a net restructuring charge of approximately $0.1 million related to changes in estimates to prior years' restructuring plans. Also during 2000, we received $3.6 million of net proceeds from the sale of assets related to restructuring plans.

         INTEREST AND DEBT ISSUANCE EXPENSE

         Interest and debt issuance expense totaled $63.2 million in 2001, which represented a 15.9% decrease from $75.2 million recorded in 2000. The decrease was attributable to lower average debt levels and lower effective interest rates. We capitalized interest of $1.4 million and $0.8 million in 2001 and 2000, respectively, as a component of the construction cost of plant and equipment.

         INCOME FROM EQUITY INTEREST IN JOINT VENTURE

         Income from an equity interest in an Asian joint venture totaled $1.6 million in 2001 compared to $1.7 million in 2000.

         OTHER EXPENSE, NET

         Other expense, net for 2001 was $1.9 million. Expense items totaled $2.8 million and included letter of credit fees. Interest income recorded in 2001 was $0.9 million. Other expense, net in 2000 totaled $1.6 million and primarily included $1.2 million of costs associated with a buyout proposal and $0.7 million letter of credit fees offset by $0.6 million of interest income.

         INCOME TAX EXPENSE

         As a limited partnership, we are not subject to Federal income taxes. Consequently, no current or deferred provision has been provided for such taxes. However, we have provided for the income taxes of certain states in which we are subject to taxes and for subsidiaries located in foreign jurisdictions that file separate tax returns. The partners will provide for their respective shares of income or loss in their Federal or applicable state income tax returns. Foamex has a tax sharing agreement that provides for the payment of distributions to its partners for amounts that are approximately equal to the amounts that would be required to be paid if Foamex were a corporation filing separate tax returns. The ability of Foamex to make these distributions is limited by the terms of its credit facility.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

         Net sales for 2000 decreased 2.8% to $1,257.8 million from $1,294.6 million in 1999. The decline in sales primarily reflected a deterioration in market conditions during the second half of 2000. Lower sales were recorded in the Foam Products, Carpet Cushion Products and Automotive Products business segments. The Technical Products segment continued to report strong sales growth and certain of our foreign operations reported in the "Other" segment also reported higher sales, which partially offset sales declines in the business segments discussed above.


         Income from operations in 2000 was $97.4 million, or 7.7% of net sales, 2.7% higher than the $94.8 million, or 7.3% of net sales, recorded during 1999. These results included restructuring and other charges (discussed under "Other" below) of $6.3 million in 2000 and $10.5 million in 1999. Excluding the restructuring and other charges for comparison purposes, income from operations was $103.7 million in 2000, down 1.6% from $105.3 million in 1999. On this basis, income from operations was 8.2% of net sales in 2000 compared to 8.1% of net sales in 1999.


         The decline in income from operations, excluding restructuring and other charges, was largely attributable to the impact of lower sales and higher raw material costs offset by improved operating efficiencies and lower selling, general and administrative expenses, discussed below. Higher oil prices translated into raw material costs increases in 2000 and these higher costs were not fully recovered through selling price increases. The gross profit margin was 13.7% for 2000 compared to 13.9% in 1999.

         Selling, general and administrative expenses were down 8.8% in 2000 compared to 1999. The decrease primarily reflected cost savings initiatives, lower incentive compensation expenses and lower selling expenses. Partially offsetting these favorable items were increases to the allowance for uncollectible accounts receivables and professional fees.

         FOAM PRODUCTS

         Foam Products net sales for 2000 decreased 1.5% to $519.2 million from $527.2 million in 1999. Lower sales primarily reflected a volume decline in the consumer products market and the loss of sales from our packaging business that was sold in 1999. Income from operations in 2000 was down 3.9% to $55.2 million compared to $57.5 million in 1999. As discussed above, raw material costs continued to increase during the year, and selling price increases and improved operating efficiencies did not fully recover the increased costs. As a percentage of net sales, income from operations was 10.6% of net sales in 2000, down from 10.9% in 1999.

         CARPET CUSHION PRODUCTS

         Carpet Cushion Products net sales for 2000 decreased 10.3% to $256.4 million from $285.8 million in 1999. The sales decline primarily reflected competitive pressures that resulted in lower sales volumes across all product lines. Lower selling prices in certain product lines and a lower value shipment mix also contributed to the sales decline. As a result, income from operations was $2.2 million in 2000 as compared to $8.9 million in 1999.

         AUTOMOTIVE PRODUCTS

         Automotive Products net sales for 2000 were $342.4 million, down 5.4% from $361.8 million in 1999. The decrease reflected a slow down in the automotive industry, particularly during the second half of the year. Lower sales translated to a 2.1% decrease in income from operations, from $22.9 million in 1999 to $22.4 million in 2000. Results in 2000 benefited from the favorable impact of a selling price adjustment. Income from operations represented 6.5% of net sales in 2000 and 6.3% of net sales in 1999.

         TECHNICAL PRODUCTS

         Technical Products net sales for 2000 increased 15.7% to $106.7 million from $92.2 million in 1999. Income from operations increased 27.0% to $29.0 million in 2000, up from $22.9 million in 1999. Income from operations represented 27.2% of net sales in 2000 compared to 24.8% in 1999. The improvement reflected favorable market conditions that resulted in sales volume growth and improved operating efficiencies.

         OTHER

         Other primarily consists of certain manufacturing operations in Mexico City, corporate expenses not allocated to business segments and restructuring and other charges. The increase in net sales associated with this segment primarily resulted from an increase in net sales from our Mexico City operation. The loss from operations of $11.5 million in 2000 included a provision of $6.3 million for restructuring and other charges, discussed above. The loss from operations of $17.3 million in 1999 included $10.5 million of restructuring and other charges, discussed below.

         During 1999, we approved and implemented four restructuring plans to reduce selling, general and administrative costs and to rationalize plant operations.

         We recorded restructuring charges of approximately $2.4 million relating to severance costs in connection with the first restructuring plan. This plan reduced our salaried work force by 82 employees.

         We recorded restructuring charges of approximately $2.9 million relating to severance costs in connection with the second restructuring plan for replacing three of our former executives, including our former Chief Executive Officer.

         In connection with the third restructuring plan, we recorded restructuring charges of approximately $1.7 million relating to the closure of one facility and some product line rationalizations. The $1.7 million charge was comprised of approximately $0.1 million of severance costs in connection with the work force reductions of 117 employees, $0.1 million plant closure and carrying costs and $1.5 million of asset write-downs.

         In connection with the fourth restructuring plan, we closed our New York office. We recorded approximately $2.5 million of restructuring charges comprised of $1.6 million of severance costs for eight employees and $0.9 million of costs primarily relating to future lease obligations, net of sublease proceeds.

         In addition, we recorded restructuring charges of approximately $0.7 million relating to changes in estimates to prior years' plans, primarily for the sale of the packaging business in 1999. The $0.7 million charge is comprised of $0.2 million of severance, $1.3 million of lease and plant closure costs, offset by $0.8 million of adjustments for asset write-downs. We also recorded $0.3 million of other charges relating to rent due from Trace International Holdings, Inc. for the New York office prior to its closure.

         INTEREST AND DEBT ISSUANCE EXPENSE

         Interest and debt issuance expense totaled $75.2 million in 2000, which represented a 3.4% increase from 1999 expense of $72.7 million. The impact of higher effective interest rates was partially offset by the benefit of lower average debt levels. Higher effective interest rates reflected market conditions and the impact of one of the provisions of our credit facility that required an incremental interest rate margin. Interest capitalized as a component of the construction costs of plant and equipment totaled $0.8 million in 2000.

         INCOME FROM EQUITY INTEREST IN JOINT VENTURE

         Income from an equity interest in an Asian joint venture totaled $1.7 million in 2000 compared to $0.5 million in 1999. The improved results reflected the growth of the joint venture as it moved beyond the start up phase.

         OTHER EXPENSE, NET

         Other expense, net in 2000 totaled $1.6 million and primarily included $1.2 million of costs associated with a buyout proposal and $0.7 million letter of credit fees offset by $0.6 million of interest income. Other expense, net in 1999 totaled $0.7 million and primarily included letter of credit fees, partially offset by interest income.

         INCOME TAX EXPENSE

         As a limited partnership, we are not subject to Federal income taxes. Consequently, no current or deferred provision has been provided for such taxes. However, we have provided for the income taxes of certain states in which we are subject to taxes and for subsidiaries located in foreign jurisdictions that file separate tax returns. The partners will provide for their respective shares of income or loss in their Federal or applicable state income tax returns. Foamex has a tax sharing agreement that provides for the payment of distributions to its partners for amounts that are approximately equal to the amounts that would be required to be paid if Foamex were a corporation filing separate tax returns. The ability of Foamex to make these distributions is limited by the terms of its credit agreement and indentures.

LIQUIDITY AND CAPITAL RESOURCES

         LIQUIDITY

         Our operating cash requirements consist principally of working capital requirements, scheduled payments of principal and interest on outstanding indebtedness and capital expenditures. During 2002, cash provided by operating activity may be limited by the cash requirements resulting from the Operational Reorganization Plan and related restructuring charge recorded in the fourth quarter of 2001. We believe that cash flow from operating activities, cash on hand and periodic borrowings under our Amended Credit Facility will be adequate to meet our liquidity requirements. Our ability to make distributions to Foamex International is restricted by the terms of our financing agreements. Therefore, Foamex International is expected to have only limited access to the cash flow generated by us for the foreseeable future.


         Cash and cash equivalents were $53.6 million at June 30, 2002 compared to $15.1 million at December 31, 2001. Working capital at June 30, 2002 was $136.5 million and the current ratio was 1.5 to

1 compared to working capital at December 31, 2001 of $63.6 million and a current ratio of 1.3 to 1. The increase in working capital is primarily due to the refinancing completed on March 25, 2002 and increases in accounts receivable and inventories.

         Total debt at June 30, 2002 was $724.3 million, up $58.0 million from December 31, 2001. As of June 30, 2002, there were no revolving credit borrowings under the Amended Credit Facility with $79.2 million available for borrowings and $20.8 million of letters of credit outstanding. Foamex Canada did not have any outstanding borrowings as of June 30, 2002 under Foamex Canada's short-term revolving credit agreement, with unused availability of approximately $5.3 million. The increased debt balance reflects the issuance of our initial notes on March 25, 2002, offset by $231.5 million of debt repayments from proceeds of the offering.

         We used the net proceeds from the offering of the initial notes and borrowings under the Amended Credit Facility to repay a portion of our term loans (including the Term E Loan and the Term F Loan), to repay all of the outstanding indebtedness under the revolving credit facility, to repay all of Foamex Carpet's outstanding indebtedness and to pay related fees and expenses. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million. Following the completion of the offering of the initial notes, the Amended Credit Facility provided for up to $100.0 million in revolving loans and approximately $162.2 million in term loans. See "Description of Other Indebtedness--Amended Credit Facility."


         CASH FLOW FROM OPERATING ACTIVITIES


         Cash used by operating activities in the six months ended June 30, 2002 was $28.3 million compared to cash provided of $29.6 million in the six months ended June 30, 2001. Accounts receivable increased by $26.2 million and inventories increased by $17.1 million in the six months ended June 30, 2002.


         Cash provided by operating activities in 2001 was $108.7 million compared to $52.9 million in 2000. The increase primarily reflected an increase in accounts payable that contributed $45.9 million of the improvement. Also contributing to the 2001 increase was a $15.2 million reduction in inventories. As discussed above, results in 2001 included significant restructuring charges. Included in the restructuring charge were non-cash items for asset impairment and at year-end 2001 there was a net increase in the accrued restructuring liability of $15.5 million.

         CASH FLOW FROM INVESTING ACTIVITIES


         Cash used for investing activities totaled $8.6 million for the six months ended June 30, 2002. Cash requirements included capital expenditures of $10.1 million. In the six months ended June 30, 2001, cash flow used for investing activities was $12.4 million, which included $12.5 million of capital expenditures. The estimated capital expenditures for the full year 2002 are expected to be less than $25.0 million.


         Cash used for investing activities totaled $38.1 million for 2001. Cash requirements included capital expenditures of $22.5 million and $17.6 million for an acquisition. In 2000, cash flow used for investing activities totaled $23.7 million, which included $23.6 million of capital expenditures, partially offset by $3.6 million of proceeds from the sale of assets.

         CASH FLOW FROM FINANCING ACTIVITIES


         Cash provided by financing activities was $75.5 million for the six months ended June 30, 2002 compared to cash used of $19.9 million in the comparable period of 2001. We completed the offering of the initial notes on March 25, 2002. We used the $280.0 million of net proceeds from these notes and $56.6 million of new term loans to repay revolving loans of $125.0 million, term loans of $140.0 million and long-term debt to a related party of $31.6 million. Cash requirements for the 2001 period primarily reflected debt repayments, partially offset by an increase in cash overdrafts.


         Cash used in financing activities was $60.4 million for 2001 compared to cash used of $30.9 million in 2000. The increase reflected higher net debt payments compared to 2000, a decrease in cash overdrafts, debt issuance costs and other financing activity. During the first half of 2000, the $34.0 million promissory note payable to Foam Funding LLC, a wholly-owned indirect subsidiary of Trace International Holdings, Inc., a related party, was repaid with borrowings under our revolving credit facility.

FINANCIAL CONDITION


         On October 16, 2002, we announced that we expect to report a net loss for the third quarter ended September 29, 2002, primarily as a result of previously disclosed price increases from our raw material suppliers, combined with higher than expected selling, general and administrative expenses principally related to one-time fees. In light of these results, we also announced that we had obtained a waiver from our bank lenders of our financial covenants for the period ended September 29, 2002. The waiver will be effective until November 30, 2002. We are currently in discussions with our bank lenders to amend our financial covenants. We expect to receive the necessary covenant amendments by November 30, 2002, although there can be no assurance that the covenants will be amended.

         We intend to comply with the amended quarterly financial covenants contained in our Amended Credit Facility and our other debt agreements. Management's current business plans anticipate customer selling price management in response to raw material cost changes, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of business plans and the realization of proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for 2002 and prospectively.

         The possibility exists that certain financial covenants, even if amended, will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a further waiver of or further amendment to such financial covenants, such noncompliance would constitute a default under the applicable debt agreements, and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. In the event that such noncompliance appears likely, or occurs, we will seek the lenders' further approval of amendments to, or waivers of, such financial covenants. Historically, we have been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments could be obtained if required. However, there can be no assurance that future amendments or waivers will be obtained.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS


         At June 30, 2002, we had obligations to repay a total of $718.9 million of principal of long-term debt borrowed under a number of arrangements with lenders. On March 25, 2002, we issued an aggregate amount of $300.0 million of our initial notes. A total of $231.5 million of the proceeds from the initial notes was used to repay debt that would have matured in 2002, 2003 and 2004. At December 31, 2001 we had outstanding letters of credit aggregating $20.9 million.


         We also have commitments for operating leases that require minimum payments totaling $51.3 million as of December 31, 2001, with $44.5 million due through December 31, 2006 and the balance in later years. We do not have any other significant contractual obligations or commercial commitments.

INFLATION, RAW MATERIAL COSTS AND OTHER MATTERS


         On average, inflation rates for the domestic economy continue to be relatively low. Although long-term inflation rates are difficult to predict, we believe we have the flexibility in operations and capital structure to maintain a competitive position. The prices of the two principal chemicals used, TDI and polyol, are influenced by demand, manufacturing capacity and oil prices. Results for 2000 were negatively impacted by higher transportation costs related to oil price increases and higher costs for raw materials. In 2001, the beginning of the economic slowdown resulted in excess manufacturing capacity for the major chemical suppliers. This, coupled with declining oil prices, resulted in lower costs for raw materials in 2001. We experienced 20.0% to 25.0% increases in the price of raw materials from major chemical manufacturers during the six months ended June 30, 2002. These higher raw material prices are expected to increase our costs by approximately $60.0 million on an annualized basis, based on current volumes. We announced price increases of 8.0% for our Carpet Cushion Products which was effective on June 3, 2002 and 16.0% for all other products effective July 1, 2002. Our major chemical suppliers implemented additional raw material price increases effective October 1, 2002 that will add approximately $30.0 million to our annualized cost of raw materials, based on current volumes. We will seek to recover these additional increases through manufacturing process efficiencies and management of selling price increases, but were only partially able to do so during the third quarter ended September 29, 2002. In the future, we may not be successful in implementing selling price increases and competitive pricing pressure may require us to adjust selling prices. Results of operations have been and could be adversely affected by delays in implementing, or our inability to implement, additional selling price increases to offset raw material cost increases.


ACCOUNTING CHANGES

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") requires the fair value of derivatives to be recognized in the consolidated balance sheets. Changes in the fair value of derivatives are to be recognized in earnings or in other comprehensive loss, essentially depending on the structure and the purpose of the derivatives. During 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended SFAS No. 133 on a limited number of issues, was issued. The statements were effective for us in the first quarter of 2001.

         These statements create a foundation that will address accounting and reporting issues for a wide range of financial instruments defined as derivatives and related hedging activities. As of December 31, 2000 and December 31, 2001, we did not have any derivatives, as defined in the statements. Accordingly, the initial adoption of the statements did not have a significant impact on our results of operations or financial position.


         During the third quarter of 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") were issued. SFAS No. 141 addresses financial accounting and reporting for business combinations and limits the accounting for business combinations to the purchase method. The statement is effective for all business combinations with an acquisition date of July 1, 2001, or later, including our acquisition in July 2001 of some of the assets of General Foam Corporation. SFAS No. 141 also requires that any unamortized deferred credit related to an excess over cost arising from a business combination that occurred before July 1, 2001 to be written off and recognized as the effect of a change in accounting principle.

         SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. A key change as a result of implementing SFAS No. 142 will be that goodwill and certain other intangibles will no longer be amortized and there may be more volatility in the reported results than under the previous standard because impairment losses are likely to occur irregularly and in varying amounts. Any impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of SFAS No. 142 will be reported as resulting from a change in accounting principle. Any goodwill and intangible assets acquired after June 30, 2001, including the acquisition in July 2001 of certain assets of General Foam Corporation, are subject immediately to the nonamortization and amortization provisions of SFAS No. 142. We adopted the other provisions of SFAS No. 142 on January 1, 2002. The six months ended June 30, 2001 included goodwill amortization of $3.0 million. On a pro forma basis, net income for the six months ended June 30, 2001 would have been $21.8 million if SFAS No. 142 had been adopted as of January 1, 2001.

         As SFAS No. 142 provides a six-month transitional period from the effective date to perform an assessment of whether there is an indication that goodwill is impaired, we completed this assessment in the second quarter. Step one of the transitional impairment test uses a fair value methodology, which differs from the undiscounted cash flow methodology that continues to be used for intangible assets with an identifiable life. We identified six reporting units during the second quarter and performed step one of the transitional impairment test on each of the reporting units. Based on the results of step one of the transitional impairment test, we have identified one reporting unit in the Foam Products segment and one reporting unit in the Carpet Cushion Products segment, for which the carrying value exceeded the fair values as at January 1, 2002, indicating a potential impairment of goodwill in those reporting units. Step two of the transitional impairment test, to determine the magnitude of any goodwill impairment, is expected to be completed by the end of the third quarter of 2002 and any resulting impairment loss will be recorded as a cumulative effect of a change in accounting principle, retroactive to our first quarter results of operations in accordance with the transitional implementation guidance of SFAS No. 142. Because the determination of whether there is an impairment of our goodwill will be completed by the end of the third quarter of 2002 and will involve many aspects of analyses which have not yet been undertaken, the amount of any write down cannot be reliably predicted at this time.


         In late 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") was issued. SFAS No. 144 provides a single approach for measuring the impairment of long-lived assets, including a segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. SFAS No. 144 became effective on January 1, 2002. We determined the impact of SFAS No. 144 to be not material.

         Also, during the third quarter of 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") was issued. SFAS No. 143 requires the recognition of a liability for the estimated cost of disposal as part of the initial cost of a long-lived asset and will be effective in 2003. We are evaluating the statement and have not yet determined the impact of SFAS No. 143.


         On April 30, 2002, Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") was issued. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of Statement 4 is encouraged. We expect that adoption of this Statement in 2003 will result in a reclassification of the extraordinary charge recorded during the six months ended June 30, 2002.

         In June 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146") was issued. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities under EITF 94-3 and therefore the initial adoption of this standard will not have a material effect on our financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         Our debt securities with variable interest rates are subject to market risk for changes in interest rates. On June 30, 2002, indebtedness with variable interest rates aggregated $469.2 million. On an annualized basis, if the interest rates on these debt instruments increased by 1.0%, interest expense would increase by approximately $4.7 million. We issued $300.0 million aggregate principal amount of 10 3/4% senior secured notes due April 1, 2009 and entered into the Amended Credit Facility on March 25, 2002. These transactions significantly reduced the amount of our debt subject to variable interest rates.

         Effective May 1, 2002, we completed a series of interest rate swap transactions with notional amounts aggregating $300.0 million. We have designated, documented and accounted for these interest rate swaps as fair value hedges of our 10 3/4% senior secured notes due April 1, 2009 based on changes in the benchmark interest rate, LIBOR. The effect of these interest rate swap transactions is to convert the fixed interest rate on the senior secured notes to floating rates reset twice per year to correspond with the interest payment dates for the senior secured notes. For the two months ended June 30, 2002, the effective interest rate on the senior secured notes was reduced to a weighted average rate of 7.55%. At June 30, 2002, the swap instruments have a fair value of a $0.3 million asset which is included in other assets in the accompanying condensed consolidated balance sheet. The interest rate swaps qualify for the "short cut" method; therefore, we have made an assumption that there is no ineffectiveness. As such, a similar amount of $0.3 million has been included in the carrying amount of the senior secured notes as of June 30, 2002.

         The interest rate swap transactions were unwound on September 18, 2002, resulting in a deferred credit of approximately $14.8 million which will be amortized over the remaining life of the 10 3/4% senior secured notes.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On June 28, 2001, we were informed by our independent accountant, PricewaterhouseCoopers LLP, that it resigned, effective immediately.

         Except as described in the following two paragraphs, the reports of PricewaterhouseCoopers LLP on the financial statements for the 1999 and 2000 fiscal years contained no adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope or accounting principles:

         For the year ended December 31, 2000, the Report of Independent Accountants, dated March 30, 2001, included an explanatory paragraph regarding our financial debt covenants, with which we must comply on a quarterly basis.

         For the year ended December 31, 1999, the Report of Independent Accountants, dated March 10, 2000, was modified as to the existence of substantial doubt about our ability to continue as a going concern.

         We have authorized PricewaterhouseCoopers LLP to respond fully to any successor independent accounting firm regarding PricewaterhouseCoopers LLP's audit of our financial statements, the reportable events discussed below and PricewaterhouseCoopers LLP's resignation.

         In connection with its audits for the two most recent fiscal years and through June 28, 2001, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such years.

         During the two most recent fiscal years and through June 28, 2001, there had been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except as disclosed below:

         On August 5, 1999, PricewaterhouseCoopers LLP informed the Foamex International Audit Committee that as stated in its letter dated August 2, 1999, PricewaterhouseCoopers LLP was unable to and did not complete timely reviews of our interim financial statements for the first and second calendar quarters of the year ended December 31, 1999, or for the six month period then ended because it believed that our internal controls for the preparation of interim financial information, did not provide an adequate basis to enable it to complete such reviews. For the same reason, PricewaterhouseCoopers LLP also did not complete a timely review of our interim financial statements for the third calendar quarter of the year ended December 31, 1999, or for the nine month period then ended.

         On August 5, 1999, PricewaterhouseCoopers LLP also reiterated to the Foamex International Audit Committee that we conduct a thorough review of our internal controls. PricewaterhouseCoopers LLP's letter dated August 2, 1999, which was also discussed with the Foamex International Audit Committee on August 5, 1999, set forth PricewaterhouseCoopers LLP's views on the principal aspects of the control review and its continued view of the importance and urgency that we must act to improve our controls. Accordingly, we initiated a comprehensive internal control review, which was conducted by the internal audit department of Foamex International. Following completion of the internal control review, corrective actions were initiated in the fourth quarter of 1999. A follow-up review was conducted in the third quarter of 2000.

         For the year ended December 31, 1999, PricewaterhouseCoopers LLP issued to the Foamex International Audit Committee a Report to Management, dated May 24, 2000. The Report to Management included the following:

         o The need for significant improvement in the control environment at our Mexican operations.

         o The need for standardized reporting practices of foreign operations to our corporate accounting department.

         o The need for comprehensive analysis of our financial results on a quarterly basis.

         o Improved inventory reporting, including increased utilization of automated systems.

         o An information technology steering committee should be established to develop a comprehensive information technology strategy, including an enterprise-wide security program.

         In February and March 2001, PricewaterhouseCoopers LLP reported to the Foamex International Audit Committee the following for the year ended December 31, 2000:

         o The role of the Executive Committee of the Board of Directors was not clearly defined and minutes of its meetings were not prepared.

         o Executive management did not have oversight responsibility for foreign operations.

         o The Chief Financial Officer position was not permanently filled for an extended period.

         o Our Asian joint venture operations require significant improvement in the timeliness of the reporting process.

         o The financial closing, reporting and analysis process needs improvement.

         o The accounting staff requires additional professional development and consideration should be given to additional staffing.

         o Financial reporting and related support systems need to be upgraded.

         We requested that PricewaterhouseCoopers LLP provide a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. A copy of the letter, dated July 6, 2001, is filed as an exhibit to our Form 8-K/A, filed with the Securities and Exchange Commission on July 6, 2001.


         We have undertaken a comprehensive internal control review, initiated corrective actions and requested Deloitte & Touche LLP, our new auditors, to perform an audit of our consolidated financial statements as of and for the nine months ended September 30, 2001. Following this internal control review and audit, we restated our quarterly financial statements to reflect certain adjustments to our previously reported results for each of the first three quarters of 2001 and to reflect the fact that our reports for these quarters had been reviewed by our independent auditors. In addition, we have amended our 2000 Annual Report on Form 10-K to restate our unaudited quarterly financial data for 1999. We may discover additional internal control inadequacies. Further, the corrective measures we have adopted may not address the inadequacies in our internal controls and we may have to adopt additional corrective measures. We also may have to restate additional historical financial statements as a result of our internal control review and related corrective actions.

                                    BUSINESS

GENERAL


         We are a wholly-owned subsidiary of Foamex International. We are engaged primarily in the manufacturing and distribution of flexible polyurethane and advanced polymer foam products. Our operations are conducted directly and through our wholly-owned subsidiaries, Foamex Canada Inc., Foamex Latin America, Inc. and Foamex Asia, Inc. and through Foamex Carpet. Foamex Carpet was converted to a limited liability company and was contributed by Foamex International to us on March 25, 2002. The contribution of Foamex Carpet has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests. All information under "Business" includes Foamex Carpet. Our partners are FMXI, Inc., with an approximate 1.7% managing general partnership interest, and Foamex International, with an approximate 98.3% limited partnership interest. FMXI, Inc. is a wholly-owned subsidiary of Foamex International.


COMPETITIVE STRENGTHS

         We believe that we are distinguished by the following competitive strengths:

         o LEADING PROPRIETARY TECHNOLOGY. Our research and development capabilities provide us with proprietary new technologies, many of which we believe have not and cannot be developed by our competitors. An example of these technologies is Variable Pressure Foaming, or "VPF(SM)," a cost-effective, environmentally friendly pouring process that yields the broadest range of performance properties in the industry. We have also developed Surface Modification Technology, or "SMT(R)," which allows for precision contouring of foam surfaces, and Continuous Platform Cutting, or "CPC(R)," which enables the entire floor pan of an automobile to be fabricated cost-effectively as a single lightweight component. We currently hold more than 175 patents worldwide.


         o SUPERIOR INFRASTRUCTURE AND SCALE. We operate the largest polyurethane foam manufacturing and distribution network in North America with 63 strategically located facilities, before giving effect to the Operational Reorganization Plan. Our network allows us to more cost-effectively deliver high quality products to our customers on a "just-in-time" basis. In order to augment our network in the northeast, in July 2001, we acquired some of the assets of General Foam Corporation, a former polyurethane foam manufacturer that had operations in Pennsylvania and New Jersey. In addition to the distribution advantages provided by our strategically located infrastructure, our scale enables us to maintain a unique relationship with our raw material suppliers. We believe this enables us to realize pricing advantages in our raw material procurement, which represented approximately 71% of our cost of goods sold for the year ended December 31, 2001. Additionally, our broad product mix allows us to recapture raw material costs by using substantially all of our internally generated trim scrap to produce rebond carpet padding.

         o STRONG, LONG-STANDING CUSTOMER RELATIONSHIPS IN DIVERSE END MARKETS. We have relationships with approximately 5,000 customers, including leading bedding and furniture manufacturers, flooring retailers, tier one automotive suppliers and other Fortune 500 companies. Our largest customers in terms of sales for the year ended December 31, 2001 and the six months ended June 30, 2002 included Johnson Controls, Sealy, Lear Corporation, Simmons, Wal-Mart and Home Depot. We often work directly with our customers' design and engineering departments during the design phase of new products thereby favorably positioning us to be the principal supplier for these products. For example, our early design work with Hewlett-Packard positioned us to supply the polyurethane foam used in its inkjet cartridges.

         o HIGH QUALITY PRODUCTS. We are a pioneer in manufacturing and distributing high quality, flexible polyurethane and advanced polymer foam products to satisfy our customers' specific needs. We are both QS-9000 and ISO-9001 certified at 11 of our manufacturing facilities, including all of our facilities that primarily supply the automotive industry, and we are ISO-9001 certified at two additional facilities. We believe that our attention to quality is a key reason for our leading market position in our four business segments.


BUSINESS STRATEGY

         The principal features of our business strategy are:

         o DEVELOP NEW PROPRIETARY FOAM PRODUCTS AND NEW APPLICATIONS FOR FOAM. We plan to continue to utilize our research and development capabilities to develop new proprietary products. In recent years, we have developed new proprietary technologies, which have been used to create higher margin, value-added products designed to replace existing foam products and other non-foam materials. In the automotive industry, for example, the number of foam applications increased from eight per vehicle in 1984 to 24 per vehicle today primarily driven by the replacement of other materials with foam. Technical Products, our fastest growing and highest margin business, focuses on developing customized foam applications for high growth product markets such as inkjet printer cartridges, nickel-metal hydride batteries and oxygenators for cardiopulmonary surgery.

         o IMPROVE THE PROFITABILITY OF MATURE PRODUCT AREAS. We intend to continue to capitalize on our leading market position to increase profitability in the mature Foam Products and Carpet Cushion Products markets. The markets for Foam Products and Carpet Cushion Products have become more competitive in recent years, resulting in lower profit margins. For Foam Products and Carpet Cushion Products, we will pursue a strategy designed to improve profit margins through higher margin product introductions, targeted price increases and implementation of strategies to lower our manufacturing costs.

         o GROW INTERNATIONAL MARKET SHARE. We are well positioned to take advantage of global opportunities. In 1996, we built a pouring and fabrication facility near Mexico City, which is meeting the demand for our products in Mexico and increasing our international market base. Additionally, as a result of new contracts, we built several new facilities along the United States and Mexico border to serve the tri-lamination and flexible foam product needs of the many tier one automotive suppliers that have relocated to that region. In Asia, we own 70% of a joint venture that produces technical products at fabrication facilities in Singapore and Thailand. These facilities are currently only engaged in fabrication, but the joint venture expects to install its first pourline within the next year. This pourline, which will be entirely financed by the joint venture entity (on a non-recourse basis to Foamex), will reduce foam shipping costs for sales to that region and increase the range of markets served.

OPERATIONAL REORGANIZATION PLAN


         We launched our Operational Reorganization Plan in December 2001 to reduce our operating costs and accelerate revenue growth. The Operational Reorganization Plan covered the following:


         o PLANT RATIONALIZATIONS. To capitalize on operating efficiencies and the lower costs of manufacturing associated with our national VPF(SM) capabilities, we have identified four non-VPF(SM) foam pouring operations, six foam fabrication operations, six rebond carpet padding operations and one fiber operation to be closed during 2002. In many cases, the volume from these closed operations will be absorbed by our other existing facilities in order to improve capacity utilization. In some but not all instances, our other existing facilities will have to be upgraded to absorb the transferred volume. We may lose some revenue due to closing these operations.

         o SALARIED HEADCOUNT REDUCTION. To reduce administrative costs throughout our operations, we expect to eliminate 100 salaried positions during 2002, mainly in support function areas, including information technology, finance, quality, engineering, maintenance and customer service. In connection with this reduction, we are centralizing some of our support functions, including human resources, environmental, health and safety, quality, purchasing and customer service. As of August 1, 2002, 90 positions mostly in corporate and support functions have been eliminated.


         o PURCHASING AND LOGISTICS COST REDUCTIONS. We have implemented programs to reduce our manufacturing, distribution, raw material (other than toluene diisocyanate and polyol) and logistics costs. We plan to centralize our purchasing functions and leverage our scale to negotiate new national procurement contracts for supplies and services.

         o SALES AND MARKETING MANAGEMENT. We have implemented a program to analyze the profitability of our customer base, the efficiency of our sales people and our ability to effectively market to potential new customers. Our goal is to rationalize our customer base and focus our sales and marketing efforts on our more profitable customers.

         o CUSTOMER SERVICE CENTRALIZATION. To reduce costs and improve the effectiveness of our customer service operations, we have begun to centralize the operations in line with each of our business units. We are focusing on our key customers and implementing key support technology to further standardize our customer service process.

         In addition to the steps described above, we expect to continue to develop new products, improve our manufacturing processes and strengthen our global effectiveness.


         These actions resulted in restructuring and other charges of approximately $35.4 million during the fourth quarter of 2001, of which approximately $18.4 million was non-cash. We estimated that these activities will result in incremental income from operations of approximately $30.0 million in 2003. We anticipated that the majority of the cash costs will be incurred in 2002. Including the salaried head count reduction discussed above, a total of 746 employees were expected to be terminated. As of June 30, 2002, a total of 322 employees had been terminated under the Operational Reorganization Plan.

         On June 18, 2002, we signed a non-binding letter of intent providing for the transfer of our Carpet Cushion business to Leggett & Platt in exchange for Leggett & Platt's polyurethane foam business and a cash payment. On September 10, 2002, we signed a revised non-binding letter of intent with Leggett & Platt providing for the sale of our Carpet Cushion business for a cash payment of approximately $70.4 million. On October 4, 2002, we announced that negotiations with Leggett & Platt had been terminated. We currently are reviewing strategic alternatives concerning Carpet Cushion and other facilities which may impact both the anticipated costs and savings from the Operational Reorganization Plan.


SEGMENTS

         We are the largest manufacturer and distributor of flexible polyurethane and advanced polymer foam products in North America. We have been developing, manufacturing and marketing polyurethane foam for more than 44 years. We have numerous manufacturing facilities dedicated to specific product lines as well as facilities with the capability to support multiple product lines. Each of our business segments has a diverse customer base. Our senior executives direct sales efforts for each of our business segments.

         Our five business segments are described below.

         FOAM PRODUCTS

         Our foam products are distributed directly from manufacturing facilities and indirectly through independent fabricator distributors. These foams are used by the bedding industry in quilts, toppers, cores and border rolls for mattresses. In the furniture industry, they are generally used for upholstered seating products and in the retail industry, for a broad range of products, such as mattress overlay pads, leisure furniture, futons and pillows. Foam Products are generally sold in large volumes on a regional basis because of high shipping costs.

         Our bedding products are sold to mattress manufacturers. We also supply cut-to-size seat cushions, back cushions and other pieces to the furniture industry. Furniture foams are sold directly to manufacturers as well as through distributors. The consumer products group sells therapeutic sleep products such as mattress pads and bed pillows for the health care and consumer markets and a broad line of home furnishing products to retailers throughout North America.

         The development and introduction of value-added products continues to be a priority including products incorporating Reflex(R) and viscoelastic or "memory" foams for the bedding industry, which maintain their resiliency better than other foams and materials. Reflex(R) materials include cushion wraps and cushion cores and are advanced polymer cushioning products designed to improve comfort, quality and durability in upholstered furniture and bedding products. Reflex(R) was created using the VPF(SM) manufacturing process. We also have introduced high efficiency thermal management foam products for applications in work gloves and outerwear.

         CARPET CUSHION PRODUCTS

         We manufacture Carpet Cushion Products, which include rebond, prime, felt and rubber carpet padding. Prime carpet padding is made from polyurethane foam buns. Rebond carpet padding is made from various types of scrap foam which are shredded into small pieces, processed and then bonded using a chemical adhesive. Rebond manufacturing requires the management of a comprehensive recycling business that includes an extensive collection network from the automotive and foam industries on a worldwide basis.

         AUTOMOTIVE PRODUCTS

         We are one of the largest suppliers of automotive foam products for the North American operations of original equipment manufacturers, or "OEMs." Depending on the automotive manufacturer and/or the application, automotive foam products are supplied by us either directly to the manufacturers or indirectly through tier one suppliers. Automotive Products include foam for trim pads, door panel parts, headliners and for acoustical purposes. Products also include flame and adhesive laminates and rolls for tri-lamination. Tri-laminated foam is applied to automotive fabrics to form a foam/fabric composite that results in cost savings and aesthetic value for the automotive manufacturer.

         Domestic automotive manufacturers have narrowed their supply base during recent years and increased the percentage and dollar amount of components that they purchase from outside suppliers. As a result, a smaller number of companies are supplying an increasing percentage of automotive foam products. Automotive suppliers are increasingly offering integrated systems which lower the overall cost and improve quality relative to previous sourcing methods in which individually sourced components were assembled and installed by the OEMs. A continuing focus on new product development and flexible manufacturing capabilities are essential to satisfy changing specifications.

         Examples of our ability to react to changing industry requirements include our development of thermoformable headliners, tri-laminates, advanced cutting technology and energy absorbing foams. For example, we have introduced SMT(R), which is used to sculpture the surface of foam, and CPC(R), which is used for vehicle flooring systems. Also, the use of tri-laminates has increased due to the manufacturers' need for significant cost savings and consumer demand for improved aesthetics. We intend to increase our production and distribution of foam and fabric components, such as tri-laminated material for automotive seating.

         Automotive manufacturers are increasingly requiring the production facilities of their suppliers to meet certain high quality standards. We have achieved and expect to maintain the highest quality ratings awarded to foam suppliers by automotive manufacturers. In addition, all tier one and tier two automotive supplier facilities worldwide will eventually be required to meet the QS-9000 quality manufacturing standards set by the United States automotive manufacturers. We were one of the first polyurethane manufacturers to be QS-9000 certified, which demonstrates our commitment to producing the highest quality products and meeting the needs of our customers. We are both QS-9000 and ISO-9001 certified at all of our facilities that primarily supply the automotive industry.

         TECHNICAL PRODUCTS

         We believe that we are one of the foam industry's prime innovators and producers of industrial, specialty, consumer and safety foams, which we refer to as "Technical Products." Technical Products consist of reticulated foams and other custom polyester and polyether foams, which are sometimes combined with other materials to yield specific properties. Reticulation is the thermal or chemical process used to remove the membranes from the interconnecting cells within foam. This leaves a porous, skeletal structure allowing for the free flow of gases and/or liquids. Felting and lamination with other foams or materials give these composites specific properties.

         Reticulated foams are well suited for filtration, reservoiring, sound absorption and sound transmission. Industrial applications include carburetors, computer cabinets, inkpad reservoirs, high-speed inkjet printers and speaker grills. Medical applications include oxygenators for cardiopulmonary surgery, instrument holders for sterilization, pre-op scrubbers impregnated with anti-microbial agents and EKG pads containing conductive gels. Other Technical Products have unique characteristics such as flame retardancy and fluid absorption. Additional products sold within this group include foams for refrigerated supermarket produce counters, mop heads, paint brushes and cosmetic applications.

         We use advertising in trade journals and related media in order to attract customers and, more generally, to increase an awareness of our capabilities for Technical Products. In addition, due to the highly specialized nature of most Technical Products, our research staff works with customers to design, develop and manufacture each product to specification.

         OTHER

         Other consists primarily of certain manufacturing operations in Mexico City, corporate expenses not allocated to the other business segments and restructuring, impairment and other charges (credits).

MARKETING AND SALES

         We sell Foam Products directly to major bedding and furniture manufacturers such as Sealy, Simmons and Berkline and also through third party independent fabricators. In addition, we manufacture and distribute foam-based consumer products such as futons, pillows, mattress pads and children's furniture to retail chains, such as Wal-Mart, Target, J.C. Penney and Bed Bath & Beyond. Our foam-based consumer products sales efforts are primarily regionally based. The key strategic elements supporting growth in these areas are a focus on marketing and sales efforts, high quality, cost-competitive products and low freight costs through optimal plant location. Plant locations are critical in this regionalized line of business where the transportation cost typically comprises a significant portion of product cost.

         Carpet Cushion Products sells to distributors and to major floor covering retail chains, such as Home Depot and Carpet One. A key focus is increased marketing efforts to commercial product lines.

         We have been a leading supplier of automotive products to OEMs, including DaimlerChrysler, for more than 30 years. We are also the primary supplier of automotive products to certain tier one suppliers, including Johnson Controls and Lear Corporation. We compete for new business both at the beginning of development of new models and upon the redesign of existing models. Once a foam producer has been designated to supply parts for a new model program, the foam producer usually produces parts for the life of the program. Competitive factors in the market include product quality and reliability, cost and timely service, technical expertise and development capability, new product innovation and customer service.

         Our Technical Products are used for filtration and reservoiring in a wide variety of applications by companies, such as Hewlett-Packard, Lexmark and Briggs & Stratton. We market most of our Technical Products through a network of independent fabrication and distribution companies in North America, the United Kingdom and South Korea. These fabricators or distributors often further process or finish Technical Products to meet the specific needs of end users. Our specialty and technical foams service unique end user requirements and are generally sold at relatively high margins. This line of business is characterized by a diversity and complexity of both customers and applications.

INTERNATIONAL OPERATIONS

         Our international operations are located in Canada, Mexico and Asia. We operate four manufacturing facilities in Canada to service our bedding and automotive customers and have seven facilities in Mexico serving the automotive and cushioning industries. Six of the Mexican facilities are located within the Mexican free trade zones close to the U.S. border and primarily service automotive customers. Our Mexico City facility services both automotive and cushioning customers.


         We participate in a joint venture in Asia that has fabrication facilities in Singapore and Thailand. In 2001, we increased our non-controlling equity interest holding in the joint venture to 70%. Our income from equity interest in the joint venture was $1.6 million and $1.7 million for the years ended December 31, 2001 and 2000, respectively, and $1.1 million for the six months ended June 30, 2002. The joint venture expects to install its first pourline to be operational during 2003. This pourline, which will be entirely financed by the joint venture entity (on a non-recourse basis to us), will reduce foam shipping costs for sales to the region and increase the range of markets served.


         We have maintained a long-standing relationship with Recticel s.a., a leading manufacturer of flexible polyurethane foam in Europe. We have in the past exchanged technical information and expertise relating to foam manufacturing with Recticel s.a.

MAJOR CUSTOMERS


         Sales to Johnson Controls, which are included in Automotive Products, accounted for approximately 12.3% of our net sales in 2000, 15.7% of our net sales in 2001, and 17.5% of our net sales for the six months ended June 30, 2002. No other unaffiliated customer accounted for more than 10.0% of our net sales during any of the past three years. Net sales to our five largest customers comprised approximately $29.7% of our net sales in 2000, 35.0% of our net sales in 2001 and 33.4% of our net sales for the six months ended June 30, 2002. The loss of any one of these customers could have a material adverse effect on our business.


MANUFACTURING AND RAW MATERIALS


         As of June 30, 2002, we conducted our operations at 63 manufacturing and distribution facilities with a total of approximately 8.6 million square feet of floor space. We believe that our manufacturing and distribution facilities are well suited for their intended purposes and are in good condition. The manufacturing and distribution facilities are strategically located to service our major customers because the high freight cost in relation to the cost of the foam product generally results in distribution being most cost-effective within a 200 to 300 mile radius.


         We have identified four non-VPF(SM) foam pouring operations, six foam fabrication operations, six rebond carpet padding operations and one fiber operation to be closed during 2002. In many cases, the volume from these closed operations will be absorbed by our other existing facilities in order to improve capacity utilization. In some but not all instances, our other existing facilities will have to be upgraded to absorb the transferred volume. We may lose some revenue due to closing these operations.

         Our fabrication process involves cutting foam buns into various shapes and sizes to meet customer specifications. Fabricated foam is sold to customers and is utilized by us to produce our foam-based consumer products. Scrap foam, generated in connection with the fabrication of foam products, is used by us to produce rebond carpet padding.

         Raw materials account for a significant portion of our manufacturing costs. The two principal chemicals used in the manufacture of flexible polyurethane foam are toluene diisocyanate, or "TDI," and polyol. We generally have alternative suppliers for each major raw material. We believe that we could find alternative sources of supply should we cease doing business with any one of our major suppliers, although there may be some delay in replacing a major supplier, especially a supplier of TDI and/or polyol.


         There are a limited number of major suppliers of TDI and polyol. Our principal supplier of TDI and polyol is The Dow Chemical Company. Although we have not suffered in the past from a significant shortage of available materials, a disruption in our ability to obtain TDI and/or polyol that continues for a significant period of time could cause us to suspend our manufacturing operations, which could have a material adverse effect on our business and results of operations.

         The prices of TDI and polyol have historically been cyclical and volatile. The prices of these raw materials are influenced by demand, manufacturing capacity and oil prices. We experienced 20.0% to 25.0% increases in the price of raw materials from major chemical manufacturers during the six months ended June 30, 2002. These higher raw material prices are expected to increase our costs by approximately $60.0 million on an annualized basis, based on current volumes. We announced price increases of 8.0% for our Carpet Cushion Products which was effective on June 3, 2002 and 16.0% for all other products effective July 1, 2002. Our major chemical suppliers implemented additional raw material price increases effective October 1, 2002 that will add approximately $30.0 million to our annualized cost of raw materials, based on current volumes. We attempt to offset raw material price increases through manufacturing process efficiencies and additional selling price increases, but were only partially able to do so during the third quarter ended September 29, 2002. In the future, we may not be successful in implementing selling price increases and competitive pricing pressure may require us to adjust our selling prices.


         A key raw material used in the manufacture of carpet padding is scrap foam. We internally generate a substantial portion of the scrap foam used in the production of rebond carpet padding from our other operations. Historically, the market price of rebond carpet padding has fluctuated with the market price of scrap foam.


         In the fourth quarter of 2001, we discovered that some mattresses containing foam supplied by us had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. This supplier has advised us that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. We have received claims from some of our customers for costs purportedly associated with the odorous foam, and we have reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse us for certain obligations we may have to our customers relating to these claims, as well as for certain of our internal costs. Under this agreement, this supplier will pay us a fixed sum in exchange for eliminating some future claims we may have against this supplier and we are obligated to indemnify this supplier for some claims that may be brought against it by others, including our customers. The ultimate amounts of these third party claims and the amount of our own internal costs are uncertain. The supplier's payments to us were insufficient to cover payments made or payments that we may be required to make to third parties in respect of their claims or to cover all of our related internal costs. In addition, our indemnification obligations to this supplier may be material. Consequently, these claims and the costs relating to this matter may have a material adverse effect on our consolidated financial position, results of operations and cash flow. See "Risk Factors--Risks Relating to Our Business and Company--We have received claims from customers relating to odors from mattresses containing foam made by us."


EMPLOYEES


         As of June 30, 2002, we employed approximately 5,950 persons. Approximately 1,850 of these employees are located outside the United States and approximately 2,200 employees are covered by collective bargaining agreements with labor unions. These agreements expire on various dates through 2004. We consider relations with our employees to be good.

         To reduce administrative costs throughout our operations, we expect to eliminate 100 salaried positions during 2002, mainly in support functions, including information technology, finance, quality, engineering, maintenance and customer service. In connection with this reduction, we are centralizing some of our support functions, including human resources, environmental, health and safety, quality, purchasing and customer service. As of August 1, 2002, 90 positions, mostly in corporate and support functions, had been eliminated.


COMPETITION

         The flexible polyurethane foam industry is highly competitive with price, quality and service being significant competitive factors. Our competitors in the polyurethane foam industry include E. R. Carpenter Company, Hickory Springs Manufacturing Company, Vitafoam, Inc., Flexible Foam Products, Inc. and Future Foam, Inc. None of these competitors individually competes in all of the business segments in which we do business.

PATENTS AND TRADEMARKS

         We own various patents and trademarks registered in the United States and in numerous foreign countries. The registered processes and products were developed through ongoing research and development activities to improve quality, reduce costs and expand markets through development of new applications for flexible polyurethane foam products. While we consider our patents and trademarks to be valuable assets, we do not believe that our competitive position is dependent on patent protection or that our operations are dependent upon any individual patent, trademark or tradename.

RESEARCH AND DEVELOPMENT

         We believe we have a leading research and development capability in the flexible polyurethane foam industry. Our primary research and development facility is located in Eddystone, Pennsylvania. Expenditures for research and development amounted to $3.3 million for 1999, $2.5 million for 2000 and $3.1 million for 2001.


         Foamex, Recticel s.a., a European polyurethane foam manufacturer, and Beamech Group Limited, an unaffiliated third party, have an interest in Prefoam AG, a Swiss corporation that develops new manufacturing technology for the production of polyurethane foam including the VPF(SM) manufacturing process. Recticel s.a. and affiliates of Recticel s.a. are shareholders of Foamex International. Foamex, Recticel s.a. and their affiliates have a royalty-free license to use technology developed by the Swiss corporation. Foamex and Recticel s.a. have exchanged know-how, trade secrets, engineering and other data, designs, specifications, chemical formulations, technical information, market information and drawings which are necessary or useful for the manufacture, use or sale of foam products. We anticipate that we will continue to do so in the future.



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

PROPERTY


         As of June 30, 2002, we conducted our operations at 63 manufacturing and distribution facilities. Total floor space in use at our 17 owned manufacturing and distribution facilities is approximately 3.4 million square feet and total floor space in use at our 46 leased manufacturing and distribution facilities is approximately 5.2 million square feet. Fifty-two of these facilities are located throughout 37 cities in the United States, four facilities are located in Canada and seven facilities are located in Mexico. We do not anticipate any problem in renewing or replacing any of the leases expiring in 2002. In addition, we have approximately 1.4 million square feet of idle space of which approximately 0.9 million is leased.


         We maintain our administrative office in Linwood, Pennsylvania.

         We have not provided property information by business segment because many of our facilities produce products for multiple business segments.

LEGAL PROCEEDINGS

         LITIGATION--FOAMEX INTERNATIONAL SHAREHOLDERS

         Foamex International has settled the stockholder actions described below, which have been dismissed. These settlements have received court approval.

         THE SHAREHOLDER LITIGATION. Beginning on March 17, 1998, six actions, which were subsequently consolidated under the caption In re Foamex International Inc. Shareholders Litigation, were filed in the Court of Chancery of the State of Delaware, and on August 13, 1999, another action, WATCHUNG ROAD ASSOCIATES, L.P., ET AL. V. FOAMEX INTERNATIONAL INC., ET AL. (the "Watchung Action"), was filed in the same court. The two actions were consolidated on May 3, 2000, into a single action under the caption In re Foamex International Inc. Shareholders Litigation (the "Delaware Action"). The Delaware Action, a purported derivative and class action on behalf of Foamex International and its stockholders, originally named as defendants Foamex International, certain of its current and former directors and officers, Trace International Holdings, Inc. ("Trace International"), the principal stockholder of Foamex International at the time, and a Trace International affiliate. The complaint in the Delaware Action alleged, among other things, that certain of the defendants breached their fiduciary duties to Foamex International in connection with an attempt by Trace International to acquire Foamex International's publicly traded common stock as well as with a potential acquisition transaction with a group led by Sorgenti Chemical Industries LLC, and that certain of the defendants breached their fiduciary duties by causing Foamex International to waste assets in connection with a variety of transactions entered into with Trace International and its affiliates. The Delaware Action sought various remedies, including injunctive relief, money damages and the appointment of a receiver for Foamex International.

         On April 26, 1999, a putative securities class action entitled MOLITOR
V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the United States District Court for the Southern District of New York naming as defendants Foamex International, Trace International and certain current and former directors and officers of Foamex International, on behalf of stockholders who bought shares of Foamex International's common stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleged that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about Foamex International's financial situation and operations, with the result of artificially inflating the price of Foamex International's stock. The lawsuit also alleged that Trace International and Marshall S. Cogan, the chairman of Foamex International, violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of Foamex International. The complaint sought class certification, a declaration that the defendants violated the federal securities laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. On May 18, 1999, a similar action entitled THOMAS W. RILEY V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the same court.

The two actions were consolidated and a consolidated complaint was filed. We refer to the consolidated suit as the "Federal Action."


         THE SETTLEMENTS. On August 23, 2000, Foamex International and the plaintiffs in the Federal Action entered into a settlement agreement providing that members of the class of shareholders who purchased shares between May 7, 1998 and April 16, 1999 would receive payments as defined in the agreement. The court approved the settlement and dismissed the action with prejudice on January 11, 2001, and no appeals were filed. Payments made to class members and plaintiffs' lawyers for fees aggregating $2.5 million in the Federal Action have been paid directly by Foamex International's insurance carrier on behalf of Foamex International.


         Under the terms of the stipulation of settlement related to the Delaware Action (which was approved by the Delaware Court on March 20, 2002), Foamex International agreed that a special nominating committee of its Board of Directors would nominate two additional independent directors to serve on the Board. The terms of the agreement also established the criteria for the independence of the directors and required that certain transactions with affiliates be approved by a majority of the disinterested members of the Board. On January 9, 2001, the Court ordered the Watchung Action dismissed with prejudice only as to the named plaintiffs Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership. The dismissal did not have any effect on the claims asserted in the consolidated action.


         The settlement of the Delaware Action resolved all outstanding shareholder litigation against Foamex International and its current and former directors and officers. In early January 2002, two shareholders filed objections to the settlement. The settlement hearing was held on February 13, 2002, but was not concluded. On March 20, 2002, the Delaware court concluded the hearing and approved the settlement. Foamex International subsequently received insurance proceeds pursuant to the settlement. The objectors did not appeal the settlement, and the appeal period expired in April 2002. The settlements of the Federal Action and the Delaware Action involve no admissions or findings of liability or wrongdoing by Foamex International or any individuals.


         LITIGATION--BREAST IMPLANTS


         As of July 23, 2002, Foamex L.P. and Trace International were two of multiple defendants in 1,065 actions filed on behalf of approximately 1,198 recipients of breast implants in various United States courts and one Canadian provincial court, some of which allege substantial damages, but most of which allege unspecified damages for personal injuries of various types. Three of these cases seek to allege claims on behalf of all breast implant recipients or other allegedly affected parties, but no class has been approved or certified by the courts. During 1995, we and Trace International were granted summary judgments and dismissed as defendants from all cases in the federal courts of the United States and the state courts of California. Appeals for these decisions were withdrawn and the decisions are final. The number of pending cases has steadily declined over the last several years from a peak of 3,486 cases on behalf of approximately 5,766 individuals. Despite the 1995 Summary Judgment, some cases have been filed against Foamex L.P. and Trace International in federal courts. These have been dismissed and, in many cases, the actions were re-filed in state courts. No cases relating to breast implants are pending against Foamex L.P. or Trace International in federal courts at this time. None of Foamex L.P., Foamex International, Trace International nor any of their carriers has paid to settle any claims relating to breast implants and no judgment has ever been entered against Foamex L.P., Foamex International or Trace International or any of their carriers in respect of these matters.

         Although breast implants do not contain foam, certain silicone gel implants were produced using a polyurethane foam covering fabricated by independent distributors or fabricators from bulk foam purchased from us or from Trace International. Neither Foamex nor Trace International recommended, authorized, or approved the use of its foam for these purposes. We are also indemnified by Trace International for any such liabilities relating to foam manufactured prior to October 1990. Trace International's insurance carrier has continued to pay our litigation expenses after Trace International's filing of a petition for relief under the Bankruptcy Code on July 21, 1999. Trace International's insurance policies continue to cover certain liabilities of Trace International, but if the limits of those policies are exhausted, it is unlikely that Trace International will be able to continue to provide additional indemnification. While it is not feasible to predict or determine the outcome of these actions, based on management's present assessment of the merits of pending claims, without taking into account the indemnification provided by Trace International, the coverage provided by Trace International's and our liability insurance and potential indemnity from the manufacturers of polyurethane covered breast implants, management believes that it is not reasonably possible that the disposition of the matters that are pending or that may reasonably be anticipated to be asserted will result in a loss that is material to our consolidated financial position or results of operations. If management's assessment of our liability relating to these actions is incorrect, these actions could have a material adverse effect on our financial position, results of operations and cash flows.


         LITIGATION--OTHER


         During the second quarter of 2001, Foamex was notified by an insurance provider concerning a dispute involving the reimbursement of liability claims paid on behalf of Trace International prior to October 1990. The insurance provider is contending that Foamex is liable for claims of approximately $3.0 million. Foamex intends to strongly defend this claim and considers the claim to be without merit. If management's assessment of Foamex's liability relating to these actions is incorrect, these actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex.


         We are party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. It is the opinion of management that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on our financial position or results of operations. If management's assessment of our liability relating to these actions is incorrect, these actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

ENVIRONMENTAL AND HEALTH AND SAFETY


         We are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment, and the remediation of environmental contamination, and as a result, are from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. As of June 30, 2002, we had accruals of approximately $3.0 million for environmental matters, including approximately $2.5 million related to remediating and monitoring soil and groundwater contamination and approximately $0.5 million related to PRP sites and other matters.


         The Clean Air Act Amendments of 1990 (the "1990 CAA Amendments") provide for the establishment of federal emission standards for hazardous air pollutants including methylene chloride, propylene oxide and TDI, which are used in the manufacturing of foam. The final National Emission Standard for Hazardous Air Pollutants, or "NESHAP," for flexible polyurethane foam production was promulgated on October 7, 1998. The NESHAP required a reduction of approximately 70% of the emission of methylene chloride for the slab stock foam industry effective October 7, 2001. Through the use of alternative technologies, including VPF(SM) and carbon dioxide, and by shifting current production to the facilities which use these alternative technologies, we are in substantial compliance with these regulations. On August 8, 2001, the United States Environmental Protection Agency, or "EPA," proposed a NESHAP for Flexible Polyurethane Foam Fabrication Operations. The proposed NESHAP regulates emissions of methylene chloride and other Hazardous Air Pollutants and restricts air emissions from flame lamination sources. We do not believe that this standard, if adopted, will require us to make material expenditures.


         We have reported to the appropriate state authorities that we have found soil and/or groundwater contamination in excess of state standards at certain locations. Seven sites are currently in various stages of investigation or remediation. Accordingly, the extent of contamination and the ultimate liability is not known with certainty for all sites. During 2000, we reached an indemnification agreement with the former owner of the Morristown, Tennessee facility. The agreement allocates the incurred and future remediation costs between the former owner and us. The estimated allocation of future costs for the remediation of this facility is not significant, based on current known information. The former owner was Recticel Foam Corporation, a subsidiary of Recticel s.a.


         We have either upgraded or closed all underground storage tanks at our facilities in accordance with applicable regulations.


         The Comprehensive Environmental Response, Compensation and Liability Act, or "CERCLA," and comparable state laws impose liability without fault for the costs of cleaning up contaminated sites on certain classes of persons that contributed to the release of hazardous substances into the environment at those sites, for example, by generating wastes containing hazardous substances which were disposed at such sites. We are currently designated as a Potentially Responsible Party, or "PRP," by the EPA or by state environmental agencies or other PRPs, pursuant to CERCLA or analogous state statutes, with respect to eight sites. Estimates of total cleanup costs and fractional allocations of liability are often provided by the EPA, the state environmental agency or the committee of PRPs with respect to the specified site. Based on these estimates (to the extent available) and on known information, in each case and in the aggregate, we do not expect additional costs, if any, to be material to our liquidity, results of operations or financial position.


         In 2002, capital expenditures for safety and environmental compliance projects are anticipated to be approximately $2.0 million. Although it is possible that new information or future developments could require us to reassess our potential exposure relating to all pending environmental matters, including those described above, we believe that, based upon all currently available information, the resolution of these environmental matters will not have a material adverse effect on our operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions, including the presence of previously unknown environmental contamination, may be found to exist or a reassessment of our potential exposure to pending environmental matters may be necessary due to new information or future developments, that may require expenditures not currently anticipated and that may be material.

                                   MANAGEMENT

         Pursuant to our Partnership Agreement, we are managed by our managing general partner, FMXI, Inc. All of the directors and executive officers of FMXI, Inc. are employees of Foamex and/or Foamex International and are not compensated by FMXI, Inc. for their services as directors and executive officers of FMXI, Inc. All of the executive officers of Foamex International are executive officers of Foamex L.P. with the same titles.

         The following sets forth information regarding the persons who, as of the date of this prospectus, are executive officers and/or directors of Foamex International and/or directors and executive officers of FMXI, Inc.


                 NAME                     AGE                            POSITION
----------------------------------------  ---  ------------------------------------------------------------
Marshall S. Cogan......................   65   Chairman and Director of Foamex International and
                                               FMXI, Inc.
John V. Tunney.........................   68   Vice Chairman and Director of Foamex International
Robert J. Hay..........................   76   Chairman Emeritus and Director of Foamex
                                               International
S. Dennis N. Belcher...................   62   Director of Foamex International
John C. Culver ........................   70   Director of Foamex International
Luis J. Echarte .......................   57   Director of Foamex International
Julie Nixon Eisenhower.................   53   Director of Foamex International
Stuart J. Hershon......................   64   Director of Foamex International
Virginia A. Kamsky.....................   48   Director and Executive Vice President of Foamex
                                               International
Raymond E. Mabus.......................   54   Director of Foamex International
Thomas E. Chorman......................   48   Chief Executive Officer of Foamex International
Donald J. Crawford.....................   50   Executive Vice President, Foam Products (Eastern
                                               Region) of Foamex International
Stephen Drap...........................   52   Executive Vice President, Strategic Planning and
                                               Development of Foamex International
Theodore J. Kall.......................   62   Executive Vice President of Foamex International
                                               and President, Foamex Carpet
Darrell Nance..........................   49   Executive Vice President, Foam Products (Western
                                               Region) of Foamex International
James T. Van Horn......................   56   Executive Vice President, Human Resources of
                                               Foamex International
Arthur H. Vartanian....................   49   Executive Vice President, Automotive Products of
                                               Foamex International
Pratt W. Wallace, Jr...................   43   Executive Vice President, Manufacturing Operations
                                               of Foamex International
George L. Karpinski....................   54   Senior Vice President and Treasurer of Foamex
                                               International and Director of FMXI, Inc.


         MARSHALL S. COGAN has been the Chairman of the Board of Foamex International since March 1999. Mr. Cogan served as Chairman of the Board and Chief Executive Officer of Foamex International from its inception in September 1993 to May 1997 and served as Vice Chairman of the Board of Foamex International from May 1997 until March 1999. Mr. Cogan served as Vice Chairman of the Board of Foamex from May 1997 until March 1999, and also serves as an officer and director of various subsidiaries of Foamex International, including Foamex and FMXI, Inc. Mr. Cogan was the principal stockholder, Chairman or Co-Chairman of the Board and Chief Executive Officer of Trace International Holdings, Inc. ("Trace International") from 1974 until January 2000. Mr. Cogan was a director of Trace

Foam Sub, Inc. from March 1995 until January 2000. Trace Foam Sub, Inc. is a wholly-owned subsidiary of Trace International. On July 21, 1999, Trace International and Trace Foam Sub, Inc. filed petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. See "Certain Relationships and Related Transactions." Mr. Cogan served as Chairman and Chief Executive Officer of United Auto Group, Inc. from April 1997 to May 1999. Mr. Cogan has also served as Chairman and Director of other companies formerly owned by Trace International, including Color Tile, Inc., Knoll International Inc. and Sheller-Globe Corporation. Prior to forming Trace International, Mr. Cogan was a senior partner at Cogan, Berlind, Weill & Levitt and subsequently CBWL-Hayden Stone, Inc. Additionally, Mr. Cogan serves on the Board of Directors of the American Friends of the Israel Museum and on the Board of Trustees of The Museum of Modern Art, the Boston Latin School and New York University Medical Center. Mr. Cogan also serves on several committees of Harvard University.

         JOHN V. TUNNEY has been a director of Foamex International since May 1994 and the Vice Chairman of Foamex International since August 2001. Mr. Tunney has served as Chairman of the Board of Foamex Asia, Inc., a subsidiary of Foamex since March 1997 and also serves as the Chairman of the Board of Foamex Mexico, Inc., an indirect subsidiary of Foamex. Mr. Tunney has been Chairman of the Board of Cloverleaf Group, Inc., an investment company, since 1981, Chairman of the UCLA Hammer Museum of Art and President of JVT Consulting Inc. since 1997. Mr. Tunney served as a U.S. Senator from the State of California from 1971 until 1977. Prior to his U.S. Senate term, Mr. Tunney served as a member of Congress from the 38th district of California from 1965 until 1971. Mr. Tunney currently serves as a member of the Board of Directors of Swiss Army Brands, Inc.

         ROBERT J. HAY has been the Chairman Emeritus and a director of Foamex International since its inception in September 1993. Mr. Hay serves as a director of Foamex Asia, Inc. Mr. Hay served as Chairman and Chief Executive Officer of Foamex from January 1993 until January 1994. Mr. Hay was President of Foamex and its predecessor from 1972 through 1992. Mr. Hay began his career in 1948 as a chemist with The Firestone Tire and Rubber Company.

         S. DENNIS N. BELCHER has been a director of Foamex International since April 2002. After 30 years with The Bank of Nova Scotia, Mr. Belcher recently retired. From 2000 to his retirement, Mr. Belcher was a member of The Bank of Nova Scotia's Management Committee, serving as Executive Vice President Credit and Risk Management, and Chairman of the Senior Credit Committees for Investment Banking, Corporate Banking, Canadian Commercial Banking and Retail Banking. From 1991 to 2000, Mr. Belcher was Executive Vice President, Investment Banking Credit and Credit Policy, Market Risk Management and Special Accounts Management. From the time he joined The Bank of Nova Scotia in 1972 until 1991, Mr. Belcher held a number of increasingly senior management positions. Prior to joining The Bank of Nova Scotia, Mr. Belcher held increasingly senior positions at Barclays Bank Ltd. and a predecessor bank. Mr. Belcher currently serves as Lead Director of Consumers Packaging Inc. and Director of Care Canada Global Development Group.

         JOHN C. CULVER has been a director of Foamex International since October 2001. Since 1981, Senator Culver has been a senior partner at Arent Fox Kintner Plotkin & Kalen, PLLC, a law firm in Washington D.C. He was a member of the U.S. Senate from 1975 until 1981 and served on the Armed Services Committee and chaired the Subcommittee on Research and Development. For ten years beginning in 1965, he represented the Second District of Iowa in the U.S. House of Representatives, where he served on the Foreign Affairs Committee and chaired the Subcommittee on Foreign Economic Policy.

         LUIS J. ECHARTE has been a director of Foamex International since June 2002. Mr. Echarte is President and Chief Executive Officer of Azteca America Network, TV Azteca's Spanish language broadcasting network for the United States Hispanic market. Since 1994 he has been associated with Grupo Salinas, one of Mexico's five largest corporate groups where he currently is Chief Financial Strategist. Mr. Echarte serves on the Boards of Directors of TV Azteca and the Actinver Fund.

         JULIE NIXON EISENHOWER has been a director of Foamex International since December 2001. Ms. Eisenhower is an editor, author of several books and public speaker who has lectured extensively throughout the United States. She serves on the board of the Richard Nixon Presidential Library and in an advisory capacity at the Nixon Center, a bipartisan foreign policy think tank in Washington, D.C. She also serves on the board of Jobs for America's Graduates, an organization that helps at-risk youth.

         STUART J. HERSHON has been a director of Foamex International since December 1993. Dr. Hershon was a member of the Board of Directors of Trace International from April 1986 until May 1994. Dr. Hershon is a board certified, practicing orthopedic surgeon at North Shore University Hospital and at Columbia Presbyterian Medical Center in New York, where he is an assistant clinical professor of orthopedic surgery. Dr. Hershon has practiced medicine at North Shore University Hospital since 1970 and at Columbia Presbyterian Medical Center since 1989. Dr. Hershon has served as orthopedic consultant and team physician for certain New York area professional sports teams.


         VIRGINIA A. KAMSKY has been a director of Foamex International since December 2000. She has been an Executive Vice President of Foamex International, responsible for the Technical Products Group, Foamex Asia, and the continued development of the micro-fuel cell for commercial application, and the Chairman and Chief Executive Officer of Symphonex Inc., a wholly-owned subsidiary of Foamex, since July 2002. Ms. Kamsky founded Kamsky Associates, Inc., a New York and Beijing based consulting firm. She has served as the Chief Executive Officer and Chairman of the Board of Kamsky Associates, Inc. since 1980. Ms. Kamsky began her career at Chase Bank where she served as a credit and lending officer in Tokyo, New York and Beijing. Ms. Kamsky is a member of the Council on Foreign Relations and is a director and member of the executive committee of the National Committee on U.S.-China Relations. She also is a member of the Advisory Committee for AmeriCares, and a founding governor of the American Chamber of Commerce in Beijing. She serves as a member of the University of Richmond Board of Trustees and has served on the Board of Trustees of Princeton University, including its Executive and Finance Committees.


         RAYMOND E. MABUS has been a director of Foamex International since September 2000. Mr. Mabus served as U.S. Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996. In 1987, he was elected governor of Mississippi and served from 1988 to 1992. After leaving public service in 1996, he joined the board of directors of an employee training service called International Management & Development Group, Ltd., now operating as the Global Resources Division of Frontline Group, Ltd. Mr. Mabus has been the President of Frontline's Global Resources Division since 1998. He is also active in the family timber business and is of counsel to the law firm of Baker, Donelson, Bearman & Caldwell. Mr. Mabus serves on the Board of Directors of Kroll Inc. and Friede Goldman Halter, Inc., and serves on a number of civic boards.


         THOMAS E. CHORMAN has been Chief Executive Officer of Foamex International since October 18, 2002. Prior to that he was Executive Vice President and Chief Financial Officer of Foamex International since September 2001 and Chief Administrative Officer since December 6, 2001. From November 2000 until he joined Foamex International, Mr. Chorman was the Chief Financial Officer of Ansell Healthcare Inc., a global manufacturer of medical and industrial products. From 1997 to 2000, Mr. Chorman was Vice President, Finance and Chief Financial Officer of the Worldwide Floor Products division of Armstrong World Industries, Inc. Mr. Chorman worked at The Procter & Gamble Company from 1984 to 1997 in various financial positions, most recently as Chief Financial Officer for corporate new ventures and Category Finance Manager for Pringles and Duncan Hines.


         DONALD J. CRAWFORD has been Executive Vice President, Foam Products (Eastern Region) of Foamex International since March 2002. Prior to joining Foamex International, Mr. Crawford served as President of the Global Resins Business Unit of the McWhorter Technologies Division of the Eastman Chemical Company from January 1999 until July 2001. From 1996 until 1999, Mr. Crawford was the General Manager of the Water Management Division of BetzDearborn, a global service company specializing in the engineered and chemical treatment of water and process systems.

         STEPHEN DRAP has been Executive Vice President, Strategic Planning and Development since August 2002 and was Executive Vice President, Technical Products from March 1998 until August 2002. Mr. Drap served as Vice President, Manufacturing and Customer Service, Technical Products from July 1997 until March 1998. Prior to that, Mr. Drap held various management positions since joining Foamex International in 1980.


         THEODORE J. KALL has been Executive Vice President and President, Foamex Carpet since January 2001. During 2000, Mr. Kall was a consultant to Foamex International and to the carpet cushion industry. Mr. Kall previously worked for Foamex International from 1995 to 1999 as President of the carpet cushion business and from 1993 to 1995 as National Accounts Manager for the carpet cushion business.

         DARRELL NANCE has been Executive Vice President, Foam Products (Western Region) since March 1998. From 1995 to 1997, Mr. Nance served as Vice President and General Manager of West Coast Operations of Crain Industries, Inc., a polyurethane foam manufacturer. From 1984 to 1994, Mr. Nance served as Vice President of Operations, West Coast Operations of Crain. From 1986 to 1994, Mr. Nance served as General Manager of Crain Western.

         JAMES T. VAN HORN has been Executive Vice President, Human Resources since December 2001 and was Senior Vice President, Human Relations since joining Foamex International in January 2000. Prior to that, Mr. Van Horn was with Unisys Corporation for 21 years, holding a number of positions of increasing responsibility, most recently as Corporate Director, Performance Management for Worldwide Human Resources.

         ARTHUR H. VARTANIAN has been Executive Vice President, Automotive Products since February 2000. Prior to joining Foamex International, Mr. Vartanian held a number of executive positions over an eighteen-year career with Lear Corporation, most recently as Vice President Operations, Chrysler Division.

         PRATT W. WALLACE, JR. has been Executive Vice President of Manufacturing Operations since January 2002 and Executive Vice President, Foam Products (Eastern Region) from January 1999 until January 2002, and was Executive Vice President, Manufacturing Technology from March 1998 until January 1999. From 1997 until joining Foamex International, Mr. Wallace served as Vice President of the Southeast region of Crain. From 1993 to 1997, Mr. Wallace served as the General Manager of Crain's Newnan, Georgia facility.

         GEORGE L. KARPINSKI has been Senior Vice President and Treasurer of Foamex International since August 1997. He was elected as a director of FMXI, Inc. in July 2001. Mr. Karpinski was Vice President and Treasurer of Foamex International from May 1993 until August 1997, Treasurer of Foamex from March 1989 until May 1993 and Assistant Treasurer of Foamex from November 1985 until March 1989. Mr. Karpinski began his career with a predecessor to Foamex in 1969.

         There are no family relationships among any of the foregoing persons.


COMPENSATION OF EXECUTIVE OFFICERS

         The following Summary Compensation Table contains information concerning annual and long-term compensation provided to each chief executive officer of Foamex International during 2001 and each of Foamex International's four next most highly compensated executive officers as of the end of 2001 (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE (1)
                                                                                    LONG-TERM
                                          ANNUAL COMPENSATION               COMPENSATION AWARDS
                                                                             SECURITIES UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR        SALARY       BONUS                OPTIONS/SARS             COMPENSATION
                                    ----        ------       -----                ------------             ------------
Marshall S. Cogan (5)               2001     $850,000     $127,500                 350,000                $  403,400
Chairman of the Board               2000      850,000      100,000                 107,000                        --
                                    1999      850,000           --                     --                         --

John Televantos (3) (6)             2001     $457,981     $100,000                 450,000                $1,539,138
President and Chief                 2000      342,865      100,000                  86,000                     2,387
Executive Officer                   1999      161,539      185,000                 100,000                     1,600

John G. Johnson, Jr. (2) (7)        2001     $102,135     $     --                     --                 $1,617,199
President and Chief                 2000      558,500      110,740                 107,000                        --
Executive Officer                   1999      392,308      250,000                 750,450                     3,200

Thomas E. Chorman (4)               2001     $106,346     $461,585                 100,000                   $22,250
Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

Theodore J. Kall (8)                2001     $287,308     $300,000                  45,000                 $ 108,307
Executive Vice President,           2000           --           --                     --                         --
President Carpet Cushion            1999      175,000           --                     --                         --

Pratt W. Wallace, Jr. (9)           2001     $255,289     $ 28,000                  47,500                 $  15,910
Executive Vice President,           2000      199,165       50,000                  43,000                     1,684
Manufacturing Operations            1999      175,659      134,041                  10,000                     1,600
                                    ----      -------      -------                  ------                     -----

---------------------
(1) Because none of the Named Executive Officers received (i) perquisites in excess of the lesser of $50,000 or 10% of their reported salary and bonus,
     (ii) any other annual compensation required to be reported, (iii) Long Term Incentive Plan, or "LTIP," payouts or (iv) any restricted stock awards, information relating to "Other Annual Compensation," "LTIP Payouts" and "Restricted Stock Awards" is inapplicable and has therefore been omitted from the table.

(2) Mr. J. Johnson commenced his employment with Foamex International as Chief Executive Officer on March 16, 1999 and resigned on January 30, 2001.

(3) Mr. Televantos commenced his employment with Foamex International on June 14, 1999, became Chief Executive Officer on January 30, 2001 and resigned on December 6, 2001.

(4) Mr. Chorman commenced his employment with Foamex International on September 4, 2001. He was Executive Vice President, Chief Financial Officer and Chief Administrative Officer until October 18, 2002. He became Chief Executive Officer on October 18, 2002. See the discussion below concerning his employment offer agreement. The amount reported in All Other Compensation in 2001 includes relocation expenses.

(5) The amount reported in All Other Compensation in 2001 included Foamex International's matching contribution of $3,400 to its sponsored 401(k) plan and $400,000 of premiums paid by Foamex International for split-dollar life insurance coverage.

(6) The amount reported as All Other Compensation in 2001 included Foamex International's matching contribution of $3,400 to its sponsored 401(k) plan, severance of $1,500,000 (paid in 2001 $28,846), realized income of $31,345 resulting from the exercise of stock options and $4,393 of premiums paid by Foamex International for split-dollar life insurance coverage. The amount reported in All Other Compensation in 2000 and 1999 represented Foamex International's matching contribution to its sponsored 401(k) plan.

(7) The amount reported in All Other Compensation included severance of $1,315,000 (paid in 2001 $815,000) and realized income of $302,199 resulting from the exercise of stock options. The amount reported in All Other Compensation in 1999 represented Foamex International's matching contribution to its sponsored 401(k) plan.

(8) The amount reported in All Other Compensation in 2001 included severance payments of $36,346 related to Mr. Kall's previous employment and $71,961 of premiums paid by Foamex International for split-dollar life insurance coverage.

(9) The amount reported in All Other Compensation in 2001 included Foamex International's matching contribution of $1,700 to its sponsored 401(k) plan and $14,210 of premiums paid by Foamex International for split-dollar life insurance coverage. The amount reported in All Other Compensation in 2000 and 1999 represented Foamex International's matching contribution to its sponsored 401(k) plan.

         MARSHALL S. COGAN

         On January 1, 1999, Foamex International entered into an employment agreement with Marshall S. Cogan, Chairman of the Board and Chairman of the Executive Committee of Foamex International. The agreement provides for an initial employment term commencing on January 1, 1999 and continuing until December 31, 2000, which term is automatically extended an additional day on each day of the initial term and on each day thereafter until either Mr. Cogan or Foamex International provides notice of termination. The employment agreement provides that Mr. Cogan will receive an annual salary at the rate of $850,000 per annum with increases, if any, as may be approved by the Board. Mr. Cogan is also eligible, but not entitled, to receive any annual bonuses, which may be determined by the Board. Also, Mr. Cogan will participate in certain employee benefit plans and receive certain other perquisites. The employment agreement automatically terminates upon the death or continued disability of Mr. Cogan, and the agreement may be terminated by Foamex International or Mr. Cogan at any time. Upon termination of the employment agreement by Foamex International without "just cause" or by Mr. Cogan with "good reason" (which term includes change in control events), Foamex International will be required to pay Mr. Cogan, in addition to any amounts earned but not yet paid, the amount of his then current base salary for a period of 24 months. Additionally, Mr. Cogan would be entitled to continue to receive any health care or insurance benefits for a period of 24 months. The employment agreement prohibits Mr. Cogan from disclosing any confidential information of Foamex International during his employment term or any time thereafter. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Cogan may not solicit or attempt to entice away from Foamex International (including its affiliates or subsidiaries), or interfere with the relationship of Foamex International with, any employees, customers or clients of Foamex International.

         On June 29, 2001, Foamex International's Board of Directors approved the key economic terms to be included in an amendment to the January 1, 1999 employment agreement, discussed above. The amendment was signed on December 31, 2001, and included provisions for post-employment consulting services for up to 20 hours per month beginning at retirement specified at age 68 and ending on the date Mr. Cogan attains age 71.

         THOMAS E. CHORMAN

         On August 20, 2002, Foamex International executed an employment agreement with Thomas E. Chorman, the former Executive Vice President, Chief Financial Officer and Chief Administrative Officer, that is substantially consistent with the terms of the offer agreement the parties executed on August 4, 2001. Mr. Chorman became Chief Executive Officer effective October 18, 2002. The employment agreement provides for an initial employment term of two years commencing on September 4, 2001 and is automatically renewable for additional one-year terms, commencing on September 4, 2002, unless notice of intent not to extend the term of the agreement is given by either party. The agreement provides that Mr. Chorman will receive a base salary of at least $350,000 per annum, subject to review by the Compensation Committee of the Board of Directors. Mr. Chorman is also eligible to earn an annual target bonus of up to 70% of his annual base salary; the actual amount of the bonus to be based on the attainment of certain performance targets. The agreement provides for the payment of a sign-on bonus of $180,000, of which $100,000 was paid in 2001 with the remaining amount payable in 2002. In lieu of the receipt of certain performance shares, Mr. Chorman is entitled to a payment of $200,000 in 2002. The agreement also provides that Mr. Chorman shall be eligible to participate in Foamex International's employee benefit plans, including Foamex International's supplemental executive retirement plan and Executive Split Dollar Life Insurance Program.

         On September 4, 2001, Mr. Chorman was granted an option to purchase 100,000 shares of Foamex International's common stock under the terms of Foamex International's 1993 Stock Option Plan. The options have a term of ten years, an exercise price equal to the fair market value of Foamex International's common stock on the date of grant, and vest over five years at a rate of 20,000 options per year. Accelerated vesting provisions apply if, in connection with a change in control transaction,

Mr. Chorman terminates his employment for "good reason" or Foamex International terminates his employment without "cause."

         The agreement automatically terminates upon the death of Mr. Chorman and may be terminated by Foamex International upon the continued disability of Mr. Chorman. The agreement also provides that either party may terminate the agreement at any time. If the agreement is terminated by Mr. Chorman for "good reason" or by Foamex International without "cause," or on account of Mr. Chorman's death or disability, Foamex International will be required to pay Mr. Chorman, in addition to any amounts earned but not yet paid to him, the amount of his then current annual base salary for a period of 24 months, plus a pro-rata portion of his target bonus if such termination occurs prior to September 4, 2003, or the full amount of his target bonus if such termination occurs on or after September 4, 2003. Mr. Chorman would also be entitled to medical coverage under Foamex International's medical plans during the 24-month period in which he is receiving severance payments. Additionally, if Mr. Chorman terminates his employment for "good reason" on account of a change in control of Foamex International or Mr. Chorman's employment is terminated by Foamex International without "cause" or on account of his death or disability within the 24-month period following a change in control of Foamex International, Foamex International will be required to pay Mr. Chorman, in addition to any amounts earned but not yet paid to him, an amount equal to two times the sum of his then current annual base salary and target bonus. The agreement also provides that if any payment or distribution to or for the benefit of Mr. Chorman would be subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar state or local taxes, then Mr. Chorman will be entitled to receive a gross-up payment in respect of such taxes.

         The agreement prohibits Mr. Chorman from disclosing any confidential information of Foamex International during his employment or any time thereafter. Additionally, the agreement provides that if Mr. Chorman's employment is terminated for any reason other than "cause," he shall not for a period of two years thereafter provide services to any competitor of Foamex International or solicit or attempt to entice away from Foamex International, or interfere with the relationship of Foamex International with, any employees, customers or suppliers of Foamex International.

         VIRGINIA A. KAMSKY

         On September 10, 2002, Foamex International entered into an employment agreement with Virginia A. Kamsky, Executive Vice President of Foamex International and Chairman and Chief Executive Officer of Symphonex Inc., a wholly-owned subsidiary of Foamex. The agreement provides for an employment term commencing on July 22, 2002 and continuing until July 31, 2007. The agreement provides that Ms. Kamsky will receive a base salary of at least $400,000 per annum, subject to review by the Compensation Committee of the Board of Directors. Ms. Kamsky is also eligible to earn an annual target bonus of 75% of her annual base salary; the actual amount of the bonus to be from 60-150% of her annual base salary based on the attainment of certain performance targets, with her 2002 annual bonus to be not less than $150,000. The agreement also provides that Ms. Kamsky shall be eligible to participate in Foamex International's employee benefit plans on the same terms as, and to receive the perquisites generally made available to, other senior executives of Foamex International.

         Under the agreement, Ms. Kamsky was granted a cash incentive right to receive 5% of the increase in Symphonex's equity value from July 18, 2002 to the date the cash incentive right is exercised. The cash incentive right shall expire and no longer be exercisable upon the earliest of (1) an initial public offering of Symphonex Inc., (2) 180 Days following the termination of Ms. Kamsky's employment (12 months in the event of Ms. Kamsky's death or continued disability), and (3) July 17, 2007. To the extent not earlier exercised, the cash incentive right will terminate upon the initial public offering of Symphonex and Ms. Kamsky will be granted (1) options having a ten year term and covering a number of shares of Symphonex common stock equal to 5% of the value of Symphonex on July 18, 2002 divided by the offering price per share, with an exercise price equal to the offering price per share, and (2) a number of restricted shares of Symphonex common stock having an aggregate value equal to 5% of the increase in equity value of Symphonex from July 18, 2002 through the date of the offering. The awards vest over three years with accelerated vesting provisions applying upon Ms. Kamsky's death, if Ms. Kamsky terminates her employment for "good reason" or Symphonex terminates her employment without "cause" or upon the continued disability of Ms. Kamsky.

         Under the agreement, "good reason" includes, among other things, the failure of either Foamex International or Foamex on or before October 31, 2002 to enter into a binding agreement to purchase Kamsky Associates, Inc. from Ms. Kamsky or the completion of such purchase by January 31, 2003. Negotiations between Ms. Kamsky and Foamex International relating to the proposed transaction have been suspended and it is unlikely that Foamex International or Foamex will purchase Kamsky Associates, Inc.

         The agreement automatically terminates upon the death of Ms. Kamsky and may be terminated by Foamex International upon the continued disability of Ms. Kamsky. The agreement also provides that either party may terminate the agreement at any time. If the agreement is terminated by Ms. Kamsky for "good reason" or by Foamex International other than for "cause" or Ms. Kamsky's death or continuing disability, Foamex International will be required to pay Ms. Kamsky, in addition to any amounts earned but not yet paid to her, an amount equal to 2.5 times the sum of her then current annual base salary and annual target bonus (which shall be a lesser amount but not less than 0.5 times such sum if such termination occurs during the first year of the agreement's term). In addition, if Foamex International and Ms. Kamsky do not enter into a new employment agreement prior to July 31, 2007 and Ms. Kamsky's employment is terminated by Ms. Kamsky or Foamex International on that date, Foamex International will be required to pay Ms. Kamsky, in addition to any amounts earned but not paid to her, an amount equal to 2.0 times the sum of her then current annual base salary and annual target bonus. Additionally, if Ms. Kamsky terminates her employment for "good reason" or Ms. Kamsky's employment is terminated by Foamex International other than for "cause" Ms. Kamsky's death or continuing disability within the 12-month period following a change in control of Foamex International, Foamex International will be required to pay Ms. Kamsky, in addition to any amounts earned but not yet paid to her, an amount equal to 2.99 times the sum of her then current annual base salary and target bonus. The agreement also provides that if any payment or distribution to or for the benefit of Ms. Kamsky would be subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar state or local taxes, then Ms. Kamsky will be entitled to receive a gross up payment in respect of such taxes, unless such payments and distributions do not in the aggregate exceed 110% of
2.99 times Ms. Kamsky's includible compensation for purposes of Section 280g of the Internal Revenue Code, in which case such payments and distribution shall be capped at 2.99 times Ms. Kamsky's includible compensation.

         The agreement prohibits Ms. Kamsky from disclosing any confidential information of Foamex International during her employment or any time thereafter. Additionally, the agreement provides that if Ms. Kamsky's employment is terminated for any reason, she shall not for a period of two years thereafter provide services to any competitor of Foamex International or solicit or attempt to entice away from Foamex International, or interfere with the relationship of Foamex International with, any employees, customers or suppliers of Foamex International.

         FORMER EMPLOYEES

         PETER W. JOHNSON

         On August 20, 2002, Foamex International executed an employment agreement with Peter W. Johnson, the former President and Chief Operating Officer, that is substantially consistent with the terms of the offer agreement the parties executed on December 5, 2001. Mr. Johnson resigned as President and Chief Operating Officer effective October 18, 2002. The employment agreement provides for an initial employment term of two years commencing on December 6, 2001 and is automatically renewable for additional one-year terms, commencing on December 6, 2002, unless notice of intent not to extend the term of the agreement is given by either party. The agreement provides that Mr. Johnson will receive a base salary of at least $375,000 per annum, subject to review by the Compensation Committee of the Board of

Directors. Mr. Johnson is also eligible to earn an annual target bonus of up to 75% of his annual base salary; the actual amount of the bonus to be based on the attainment of certain performance targets. The agreement provides for the payment of a $200,000 sign-on bonus in 2002. The agreement also provides that Mr. Johnson shall be eligible to participate in Foamex International's employee benefit plans, including Foamex International's supplemental executive retirement plan and Executive Split Dollar Life Insurance Program.

         On December 6, 2001, Mr. Johnson was granted an option to purchase 150,000 shares of Foamex International's common stock under the terms of Foamex International's 1993 Stock Option Plan. The options have a term of ten years, an exercise price equal to the fair market value of Foamex International's common stock on the date of grant, and vest over five years at a rate of 30,000 options per year. Accelerated vesting provisions apply if, in connection with a change in control transaction, Mr. Johnson terminates his employment for "good reason" or Foamex International terminates his employment without "cause."

         The agreement automatically terminates upon the death of Mr. Johnson and may be terminated by Foamex International upon the continued disability of Mr. Johnson. The agreement also provides that either party may terminate the agreement at any time. If the agreement is terminated by Mr. Johnson for "good reason" or by Foamex International without "cause," or on account of Mr. Johnson's death or disability, Foamex International will be required to pay Mr. Johnson, in addition to any amounts earned but not yet paid to him, the amount of his then current annual base salary for a period of 24 months, plus a pro-rata portion of his target bonus if such termination occurs prior to December 6, 2003, or the full amount of his target bonus if such termination occurs on or after December 6, 2003. Mr. Johnson would also be entitled to medical coverage under Foamex International's medical plans during the 24-month period in which he is receiving severance payments. Additionally, if Mr. Johnson terminates his employment for "good reason" on account of a change in control of Foamex International or Mr. Johnson's employment is terminated by Foamex International without "cause" or on account of his death or disability within the 24-month period following a change in control of Foamex International, Foamex International will be required to pay Mr. Johnson, in addition to any amounts earned but not yet paid to him, an amount equal to two times the sum of his then current annual base salary and target bonus. The agreement also provides that if any payment or distribution to or for the benefit of Mr. Johnson would be subject to an excise tax under Section 4999 of the Internal Revenue Code or any similar state or local taxes, then Mr. Johnson will be entitled to receive a gross-up payment in respect of such taxes.

         The agreement prohibits Mr. Johnson from disclosing any confidential information of Foamex International during his employment or any time thereafter. Additionally, the agreement provides that if Mr. Johnson's employment is terminated for any reason other than "cause," he shall not for a period of two years thereafter provide services to any competitor of Foamex International or solicit or attempt to entice away from Foamex International, or interfere with the relationship of Foamex International with, any employees, customers or suppliers of Foamex International.

         JOHN TELEVANTOS

         In connection with the resignation of Mr. Televantos on December 6, 2001, Foamex International entered into a termination agreement (the "Televantos Termination and Release Agreement"), which terminated the employment agreement Mr. Televantos entered into with Foamex International on January 29, 2001, discussed below. The Televantos Termination and Release Agreement provides for the payment to Mr. Televantos of $1,500,000 to be paid ratably over 36 months, commencing on December 6, 2001. As of December 6, 2001, Mr. Televantos had exercisable options to purchase 57,200 shares of Foamex International common stock. Pursuant to the Televantos Termination and Release Agreement, the period to exercise these options was extended to June 4, 2002 and all of his other options to purchase common stock, discussed below, were canceled as of December 6, 2001. In addition, Mr. Televantos will continue to receive certain health care benefits for up to 18 months. The Televantos Termination and Release Agreement prohibits Mr. Televantos from disclosing any confidential information of Foamex

International. For a three-year period following his termination date, Mr. Televantos may not become an employee of and/or provide any services to a competing business (as defined in the agreement). Additionally, until December 5, 2002, Mr. Televantos is not permitted to solicit or attempt to entice away from Foamex International (including its affiliates or subsidiaries), or interfere with the relationship of Foamex International with, any employees, customers or clients of Foamex International.

         On May 21, 1999, Foamex International entered into an employment agreement with Mr. Televantos in connection with his hiring as the President of Foamex International's Foam Business Group. The agreement provided for an initial term of two years and was automatically renewable for additional one-year terms, commencing May 21, 2000, unless notice of intent to not extend the term of the agreement is given by either party. In connection with Mr. Televantos's appointment as President and Chief Executive Officer of Foamex International, the employment agreement was amended, effective as of January 29, 2001. The amended employment agreement provided that Mr. Televantos would receive an annual salary of at least $500,000 per annum, subject to annual review by the Compensation Committee of the Board of Directors. In addition, Mr. Televantos was eligible to earn an annual target bonus of up to 100% of his salary; the actual amount of the bonus to be based on the attainment of certain performance targets. Mr. Televantos also participated in certain employee or executive benefit plans and received certain other perquisites.

         The amended employment agreement further provided for the grant by Foamex International to Mr. Televantos during 2001 of options to purchase 50,000 shares of common stock, which vested at a rate of 10,000 options per year. Mr. Televantos was granted options to purchase 100,000 shares of common stock on February 23, 2001, one-third of which were to vest on each of the third, fourth, and fifth anniversaries of the grant date. Additionally, Mr. Televantos was granted options to purchase 200,000 shares of common stock on February 23, 2001 (the "Performance Options"), which were to begin to vest no earlier than the third anniversary of the grant date. All of these options included an exercise price equal to the fair market value of a share of common stock on the grant date and accelerated vesting provisions in the event of "change in control" transactions and certain termination events.

         JOHN G. JOHNSON

         In connection with the resignation of Mr. John G. Johnson, Jr. on January 30, 2001, Foamex International entered into a termination agreement (the "Johnson Termination and Release Agreement"), which terminated the employment agreement Mr. Johnson entered into with Foamex International on March 16, 1999. The Johnson Termination and Release Agreement provided for the payment to Mr. Johnson of (1) $815,000, less applicable withholding and deductions and (2) $500,000, less applicable withholding and deductions to be paid over a six month period commencing on February 1, 2002. The option to purchase 375,225 shares of common stock granted on April 20, 1999, discussed below, was modified to extend the scheduled expiration date of 250,000 shares through January 31, 2006. The option to acquire 375,225 shares of common stock granted on March 29, 1999, discussed below, and the remainder of the options granted on April 20, 1999, became fully vested as of January 30, 2001 and remained exercisable through January 31, 2002. Both the option to acquire 53,500 shares of Foamex International common stock granted on April 26, 2000 and the option to acquire 53,500 shares of Foamex International common stock on August 4, 2000 expired on January 30, 2001. Additionally, Mr. Johnson will continue to receive certain health care or insurance benefits through July 2002. The Johnson Termination and Release Agreement prohibits Mr. Johnson from disclosing any confidential information of Foamex International. Until January 29, 2002, Mr. Johnson was not permitted to solicit or attempt to entice away from Foamex International (including its affiliates or subsidiaries), or interfere with the relationship of Foamex International with, any employees, customers or clients of Foamex International.

         On March 16, 1999, Foamex International entered into an employment agreement with Mr. John G. Johnson, Jr. in connection with his hiring as President and Chief Executive Officer of Foamex International. The agreement provided for an initial term of two years commencing on March 16, 1999. The employment agreement provided that as compensation for all services rendered by Mr. Johnson, he would receive an annual salary at the rate of at least $500,000 per annum, subject to annual review by the

Compensation Committee of the Board. Mr. Johnson was entitled to earn an annual bonus of up to $500,000; the actual amount of the bonus was based on the attainment of certain performance targets for that year. Also, Mr. Johnson participated in certain employee or executive benefit plans and received certain other perquisites, including an automobile lease allowance. Mr. Johnson's employment agreement further provided for the grant by Foamex International to Mr. Johnson of options to purchase 750,450 shares of Foamex International common stock. On March 29, 1999, 375,225 options were granted and on April 20, 1999, another 375,225 options were granted. These options were to vest in equal installments on March 16, 2000, March 16, 2001 and March 16, 2002 and included accelerated vesting provisions in the event of "change in control" transactions and certain termination events.

1993 STOCK OPTION PLAN, AS AMENDED

         The following table provides information on option grants in 2001 to the Named Executive Officers. No options were granted to John G. Johnson, Jr. in 2001.



                                         FOAMEX INTERNATIONAL OPTION GRANTS IN LAST FISCAL YEAR


                               NUMBER OF         % OF TOTAL
                              SECURITIES        OPTIONS/SARS      EXERCISE
                              UNDERLYING         GRANTED TO       OR BASE                       GRANT DATE
                             OPTIONS/SARS       EMPLOYEES IN       PRICE         EXPIRATION       PRESENT
                              GRANTED (#)       FISCAL YEAR        ($/SH)           DATE         VALUE (1)
                              -----------       -----------        ------           ----         ---------
Marshall S. Cogan.....         100,000                4.9%          $5.1100         04/24/11       $229,000
Marshall S. Cogan.....         250,000               12.2%          $7.5000         08/03/11       $837,500
John Televantos.......          50,000                2.4%          $5.2500         04/16/11       $118,500
John Televantos.......         100,000                4.9%          $7.5000         08/03/11       $335,000
John Televantos.......         100,000                4.9%          $5.0625         02/23/11       $252,000
John Televantos.......         200,000                9.7%          $5.0625         02/23/11       $456,000
Thomas E. Chorman.....         100,000                4.9%          $7.8800         09/04/11       $351,000
Theodore J. Kall......          25,000                1.2%          $5.2500         04/16/11        $59,250
Theodore J. Kall......          15,000                0.7%          $7.5000         08/03/11        $50,250
Theodore J. Kall......           5,000                0.2%          $5.3125         01/09/11        $11,950
Pratt W. Wallace......          25,000                1.2%          $5.2500         04/16/11        $59,250
Pratt W. Wallace......          22,500                1.1%          $7.5000         08/03/11        $75,375

---------------------
(1) Based on the Black-Scholes option price model. Assumptions included an expected life of three years, expected volatility of approximately 62.0%, expected dividend yield of 0% and an average risk-free interest rate of 4.40%.

AGGREGATE OPTION VALUES

         The following table sets forth, as of December 31, 2001, the number of options for Foamex International's common stock and the value of the unexercised options held by the Named Executive Officers.


                   AGGREGATE FISCAL YEAR END OPTION/SAR VALUES

                                      Number of Securities
                                     Underlying Unexercised       Value of Unexercised In-the-Money
           NAME                Options/SARs at Fiscal Year End     Options/SARs at Fiscal Year End
           ----                -------------------------------     -------------------------------
                               EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
                               -----------        -------------        -----------        -------------
Marshall S. Cogan........        487,233            469,767             $  452,182           $ 644,810
John G. Johnson, Jr......        605,225                 --             $1,233,985           $      --
John Televantos..........         40,000                 --             $   61,500           $      --
Thomas E. Chorman........             --            100,000             $       --           $  22,000
Theodore J. Kall.........             --             45,000             $       --           $  94,187
Pratt W. Wallace.........         12,600             97,900             $   27,647           $ 176,527

---------------------
(1) As of December 31, 2001, the market value of Foamex International's common stock was $8.10 per share.

PENSION PLANS

         The Foamex L.P. Salaried Pension Plan (the "Retirement Plan") is a defined benefit pension plan that is qualified under the Internal Revenue Code of 1986, as amended, and in which executive officers are eligible to participate. During 2001, the Board of Directors approved the implementation of a non-qualified supplemental executive retirement plan (the "SERP") for Mr. Cogan, certain other Named Executive Officers, as well as several other senior executive officers of Foamex International. The SERP provides retirement benefits that supplement the retirement benefits provided under the Retirement Plan and provides retirement benefits that the Retirement Plan is unable to provide due to Internal Revenue Code limitations on pensionable earnings and benefits.

         The following table illustrates estimated annual benefits payable under the combined provisions of the Retirement Plan and the SERP for various compensation levels and periods of credited service, assuming present compensation rates at all points in the past and until Normal Retirement Date, as defined, and a constant Social Security Wage Base ($84,900 in 2002). The pension benefit amount is expressed as a life annuity with certain benefits continuing to the spouse, if applicable.

                                                PENSION PLAN TABLE

                                             YEARS OF CREDITED SERVICE

                           10                15                20                25                30
                           --                --                --                --                --
$   200,000          $  30,755        $   46,133        $   61,510        $   76,888        $   92,265
$   300,000             48,255            72,383            96,510           120,638           144,765
$   400,000             65,755            98,633           131,510           164,388           197,265
$   500,000             83,255           124,883           166,510           208,137           249,765
$   600,000            100,755           151,133           201,510           251,888           302,265
$   700,000            118,255           177,383           236,510           295,638           354,765
$   800,000            135,755           203,633           271,510           339,388           407,265
$   900,000            153,255           229,883           306,510           383,137           459,765
$ 1,000,000            170,755           256,133           341,510           426,888           512,265

         The Retirement Plan and SERP are career pay plans. The Retirement Plan formula is 1.25% of annual compensation up to the Social Security Wage Base and 1.75% of annual compensation in excess of the Social Security Wage Base, subject to a 2002 annual compensation limit of $200,000 (as adjusted to reflect cost of living increases). The SERP formula is the same as the Retirement Plan, but includes annual compensation, including bonuses, above the 2002 annual compensation limit of $200,000. Prior to September 1, 1994, the Retirement Plan was a final average pay plan, with retirement benefits based upon earnings for the five consecutive years within the last ten years, which yielded the highest average yearly salary ("Final Average Compensation"). Annual benefit calculations under the Retirement Plan for service prior to June 1, 1994, will be the years of credited service multiplied by the sum of 2.0% of Final Average Compensation and 0.4% of Final Average Compensation in excess of the average of the Social Security Wage Bases over the 35 year period ending with the year an employee reaches age 65 (such 35 year average referred to herein as the "Covered Compensation"). For service subsequent to May 31, 1994, but before September 1, 1994, annual benefit calculations will be the years of credited service multiplied by the sum of 1.1% of Final Average Compensation and 0.4% of Final Average Compensation in excess of Covered Compensation. The actuarially determined cost of providing benefits under the Retirement Plan and SERP is provided by Foamex International. The participants are neither required nor permitted to make contributions.

         The estimated annual benefits under the Retirement Plan and SERP payable on retirement at normal retirement age, or immediately if the individual has reached normal retirement age, for each of the Named Executive Officers in the Summary Compensation Table and that were employees at April 19, 2002 are as follows: Mr. Cogan, $140,068; Mr. Chorman $157,903; Mr. Kall, $92,324 and Mr. Wallace, $165,147. These amounts assume the employees continue their employment with Foamex International at present salary and estimated bonuses until normal retirement age. The Named Executive Officers in the Summary Compensation Table and that were employees at April 19, 2002 had been credited with years of service under the Retirement Plan as follows: Mr. Cogan, 8.83 years; Mr. Chorman, .33 years; Mr. Kall, 17.17 years; and Mr. Wallace, 3.5 years.

         During 2001, the Board of Directors authorized Foamex International to enter into "split dollar" life insurance arrangements with Mr. Cogan and certain other Named Executive Officers, as well as several other senior executive officers of Foamex International. The covered executives will receive life-time benefits and/or death benefit protection and Foamex International expects to recover its premium payments, without interest, following the death of each of the covered executives.

IRS LIMITATIONS

         Under the Internal Revenue Code, a participant's compensation in excess of $200,000 (as adjusted to reflect cost of living increases) is disregarded for purposes of determining pension benefits. Benefits accrued for plan years prior to 1994 on the basis of certain compensation in excess of the annual compensation limit are preserved. In addition, as required by law, the maximum annual pension payable to a participant under a qualified pension plan in 2001 was $140,000, in the form of a qualified joint and survivor annuity, although certain benefits are not subject to such limitation. Such limits have been included in the calculation of estimated annual benefit amounts listed above for each of the Named Executive Officers. In 2001, Foamex International adopted the SERP described above, which is a non-qualified defined benefit plan designated to provide payments in excess of limits imposed by the Internal Revenue Service.

FOAMEX INTERNATIONAL COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Foamex International Compensation and Organization Committee is comprised entirely of non-employee directors. To our knowledge, Foamex International is not aware of any executive officers of Foamex International who have served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Foamex International's Board of Directors and/or Compensation and Organization Committee. See "Certain Relationships and Related Transactions -- Consulting Services -- Mr. Tunney" for a discussion of certain transactions between Foamex International and Mr. Tunney, who served as Chair of a predecessor to the Foamex International Compensation and Organization Committee during part of 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of October 15, 2002, the beneficial ownership of the partnership interests of Foamex L.P. by (1) each person who is known to us to own beneficially more than 5.0% of any class of our partnership interests, (2) each director of FMXI, Inc. (the managing general partner of Foamex L.P.), (3) each of our executive officers and (4) all executive officers and directors of Foamex International and FMXI, Inc. as a group.


             NAME AND ADDRESS                      TYPE OF              PERCENT OF            PERCENT OF
           OF BENEFICIAL OWNERS                   INTEREST               PROFITS                CLASS
           --------------------                   --------               -------                -----
FMXI, Inc. (1)...............................  General Partner                1.7              100.0
   1000 Columbia Avenue
   Linwood, Pennsylvania 19061
Foamex International Inc. (1)......            General Partner                1.7              100.0
   1000 Columbia Avenue                        Limited Partner               98.3              100.0
   Linwood, Pennsylvania 19061
All officers and directors as a
   group (20 persons) (2)................                                     0.0                0.0

-----------------------------------------------------
(1)  FMXI is wholly-owned by Foamex International.

(2) The disclosure of beneficial ownership of officers and directors does not include any beneficial ownership arising solely by virtue of such person's position with Foamex International or FMXI.


         To our knowledge, as of October 15, 2002, the largest stockholder of Foamex International was The Bank of Nova Scotia. See "Certain Relationships and Related Transactions." For more information regarding other beneficial owners of Foamex International, please refer to the Foamex International definitive proxy statement, filed with the Commission on April 30, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of material transactions between us and our affiliates entered into or continuing since January 1, 2001. Payments to affiliates by us and our subsidiaries in connection with any of these transactions are governed by the provisions of the indentures for our public debt securities, which generally provide that these transactions be on terms comparable to those generally available in equivalent transactions with third parties.

MATTERS INVOLVING TRACE INTERNATIONAL HOLDINGS, INC.

         Trace International formerly owned approximately 46% of the outstanding common stock of Foamex International. Our Chairman, Marshall S. Cogan, was the principal stockholder, Chairman or Co-Chairman of the Board and Chief Executive Officer of Trace International from 1974 until 2000. See "Management."

         On July 21, 1999, Trace International filed a petition under Chapter 11 for relief under the United States Bankruptcy Code. On January 24, 2000, the Trace International bankruptcy became a liquidation proceeding under Chapter 7 of the Bankruptcy Code and a trustee was appointed to oversee the liquidation of Trace International's assets. In connection with the liquidation, the Foamex International shares owned by Trace International were transferred to some of its creditors in 1999 and 2000, including (1) an affiliate of The Bank of Nova Scotia, a lender and agent under our senior secured credit facility and our Amended Credit Facility and an affiliate of Scotia Capital (USA) Inc., which is an initial purchaser of the notes, and (2) Rus, Inc., a subsidiary of Recticel s.a. For further information, see the discussion below and "Description of Other Indebtedness--Amended Credit Facility" and "Plan of Distribution."


         The Bankruptcy Trustee in the Trace International bankruptcy proceedings has asserted a number of claims against Mr. Cogan, our Chairman. No claims against Mr. Cogan involve Foamex International or its subsidiaries. The Trustee seeks recovery against Mr. Cogan on promissory notes Mr. Cogan allegedly owes to Trace International, and asserts that certain transactions involving Mr. Cogan and other directors violated such persons' fiduciary duties to Trace and constituted unlawful self-dealing and fraudulent conveyances. Mr. Cogan is vigorously disputing these claims, and has asserted various defenses to them. In October 2001, the court granted the Trustee's partial summary judgment motion with respect to the promissory note claim, and ruled against Mr. Cogan on certain of the set-off claims. In May 2002, the court granted the Trustee's partial summary judgment motion by dismissing three other of Mr. Cogan's claimed offsets. The court also ruled that a fourth claimed offset provided a triable issue of fact and therefore denied the Trustee's motion with respect to that offset. In a separate ruling, the court fixed the amount of the October 2001 judgment against Mr. Cogan. Although the court previously stayed the judgment on the condition that Mr. Cogan pay the judgment amount into the court or provide a bond in that amount, the stay is no longer in effect. Mr. Cogan has filed a notice of appeal of that judgment.


         TRACE PROMISSORY NOTES


         Prior to 1999, Trace International had borrowed $9.8 million from us pursuant to the terms of two promissory notes (the "Trace Notes"). The Trace Notes were due and payable on demand or, if no demand was made, on July 7, 2001, and bear interest at 2 3/8% plus three-month LIBOR, as defined, per annum payable quarterly in arrears. Trace International is in default on the Trace Notes and a claim was filed for the full amount in the Trace International bankruptcy proceedings. Based on its financial position, Trace International may not be able to pay the aggregate outstanding amount of $9.2 million as of December 31, 2000, December 31, 2001 and June 30, 2002. Accordingly, we increased our partnership deficiency by the full amount of the Trace Notes and have not recorded interest income on the Trace Notes since the Trace International bankruptcy.

         TRACE INTERNATIONAL ACCOUNTS RECEIVABLE

         As of June 30, 2002, our operating accounts receivable from Trace International was approximately $3.2 million. This account was fully reserved for prior to 2000 because of the financial condition of Trace International.


         FOAMEX CARPET PROMISSORY NOTE

         Our parent, Foamex International, contributed all of the equity interests in Foamex Carpet to us. As a result, Foamex Carpet became our wholly-owned subsidiary.


         Pursuant to a promissory note issued on February 27, 1998 (the "Foamex Carpet Promissory Note"), Foamex Carpet owed Foam Funding LLC $70.2 million. Foam Funding LLC is an indirect wholly-owned subsidiary of Trace International that did not file a petition in the Trace International bankruptcy. Principal under that note is payable in quarterly installments that began in June 1998 with a final installment due in February 2004. Interest is based on a variable rate equal to the sum of 2.25% plus the higher of: (1) the base rate of The Bank of Nova Scotia or (2) the Federal Funds rate plus 0.5%. At the option of Foamex Carpet, interest payable under the note is convertible into LIBOR-based loans plus 3.25%. Amounts outstanding under the Foamex Carpet Promissory Note are collateralized by all of the assets of Foamex Carpet on a PARI PASSU basis with the Foamex Carpet credit facility. During 2001, Foamex Carpet paid Foam Funding LLC approximately $3.1 million in interest and approximately $15.8 million in principal pursuant to the terms of the Foamex Carpet Promissory Note. The terms of the Foamex Carpet Promissory Note were negotiated on an arm's length basis. We believe that the terms of the Foamex Carpet Promissory Note were no less favorable than would have been available to unaffiliated third parties.

         At the time of the closing of the offering of the initial notes, we borrowed under the Amended Credit Facility and loaned the funds to Foamex Carpet to permit it to satisfy and discharge all amounts owed under the Foamex Carpet Promissory Note and cause the release of the related liens. In addition, the outstanding Foamex Carpet revolving credit facility with Citicorp USA, Inc. and The Bank of Nova Scotia was terminated and the related liens were released. For further information, see "--Foamex Credit Facility-- Agent Bank."


         Foam Funding LLC used the proceeds from the repayment of the Foamex Carpet Promissory Note to repay secured indebtedness owed by it to Citicorp USA, Inc. and The Bank of Nova Scotia, which are affiliates of Salomon Smith Barney Inc. and Scotia Capital (USA) Inc., respectively, two of the initial purchasers of the initial notes.

         PICO RIVERA LEASE BETWEEN FOAMEX CARPET AND FOAM FUNDING LLC


         Foam Funding LLC and Foamex Carpet entered into a lease, dated as of February 27, 1998, pursuant to which Foam Funding LLC leases to Foamex Carpet the premises located in Pico Rivera, California for an initial term ending on December 31, 2004, which term may be extended for consecutive one-year periods commencing on January 1, 2005 and expiring on December 31, 2007. The lease is a net lease and Foamex Carpet has no right to terminate for any reason during the term and all expenses and impositions in connection with the premises are the obligation of Foamex Carpet. The basic, or fixed, rent is approximately $0.4 million per year. If Foam Funding LLC desires to sell or convey all or any part of the leased premises, and Foam Funding LLC obtains a bona fide arm's length written purchase offer from a third party (the "Offer"), Foamex Carpet may elect to purchase the portion of the leased premises which is the subject of the Offer on the precise terms and conditions of the Offer. Foamex Carpet also has the right (the "Option") at any time during the term to purchase all of the leased premises from Foam Funding LLC for a purchase price which is determined to be fair market value on the date of the exercise of the Option as determined by an appraisal made by two independent qualified appraisers, one selected by Foam Funding LLC and one selected by Foamex Carpet. We believe the terms are no less favorable than would have been available to unaffiliated parties. A contract has been entered into for the sale of the Pico Rivera premises to a third party. The transaction has been approved by the Bankruptcy Court and is expected to be completed during 2002.


FOAMEX CREDIT FACILITY--AGENT BANK


         The Bank of Nova Scotia was an agent and lender under our senior secured credit facility, is an agent and lender under our Amended Credit Facility and is acting as fixed rate payor and syndicating risk participations in interest rate swap transactions entered into by us on May 1, 2002. The Bank of Nova Scotia is an affiliate of Scotia Capital (USA) Inc., an initial purchaser of the initial notes. The Bank of Nova Scotia and/or its affiliates received customary compensation for their services. The terms of the Amended Credit Facility were negotiated on an arm's length basis. We believe that the terms are no less favorable than would have been available to unaffiliated parties. As of April 19, 2002, The Bank of Nova Scotia and its affiliates beneficially owned approximately 23.7% of the outstanding shares of Foamex International's common stock and all 15,000 outstanding shares of Foamex International's Series B Preferred Stock, which are convertible into an additional 1,500,000 shares of Foamex International's common stock, that were transferred to it in connection with the bankruptcy of Trace International. For further information, see "--Matters Involving Trace International Holdings, Inc.," "Description of Other Indebtedness--Amended Credit Facility."


CONSULTING SERVICES--MR. TUNNEY


         Prior to his election as Vice Chairman of Foamex International in August 2001, John V. Tunney, a Director of Foamex International, acted as a business advisor to Foamex International. He performed a variety of services including supervision of the Foamex International operations in Asia and Mexico, assistance with foreign and domestic governmental relations, supervision of various executive searches and other miscellaneous services. In exchange for his services during 2001, Mr. Tunney or JVT Consultants, Inc., as appropriate, received a fee of $10,000 per month for services and JVT Consultants, Inc. received $10,000 per month for expenses in connection with the services, plus travel expense reimbursement while on consulting assignments for Foamex International. In exchange for his services during 2000, Mr. Tunney received a fee of $10,000 per month and also was awarded 25,000 options to purchase Foamex International common stock, which are separate from his directorship role. The options vest at a rate of 20% per year over a five-year period, and expire in ten years. The option grant included an exercise price equal to the fair market value of a share of the common stock on the grant date. Foamex International maintains an apartment that is used by Mr. Tunney while on Foamex International business. Rent expense incurred by Foamex International was $0.2 million in each of 2000 and 2001. In addition, Mr. Tunney serves as the Chairman of Foamex Asia, Inc. and has a 5% interest in the value of our equity interest in the joint venture in Asia. Mr. Tunney received no additional compensation for his services as Chairman of Foamex Asia, Inc. while he acted as a consultant to Foamex International.

         In connection with certain modifications to the ownership structure and corporate governance of Foamex International's equity interest in a joint venture in Asia during 2001, Mr. Tunney received a $200,000 loan from the joint venture in Asia. These modifications included an increase in Foamex's equity ownership of the joint venture to 70% and amendments to the joint venture agreement to, among other things, increase the size of the joint venture company's board of directors and amend provisions relating to required board and shareholder votes on certain matters. The loan was evidenced by a 20-year non-recourse promissory note bearing interest at 4% per annum, secured by Mr. Tunney's 5% interest in the value of Foamex International's equity interest in the joint venture in Asia. Foamex International has guaranteed Mr. Tunney's obligation to the joint venture.

CONSULTING SERVICES-- MR. HAY

         Under a consulting agreement, dated April 24, 2001, between Foamex and Robert J. Hay, Mr. Hay performs consulting services and advises on business and manufacturing initiatives for our joint venture in

Asia. The consulting agreement is for an initial two year term and is renewable automatically for successive one year terms. Under the consulting agreement, Mr. Hay receives a fee of $5,000 per month in addition to reimbursement for expenses incurred in connection with providing the consulting services.

CONSULTING SERVICES -- MR. MABUS

         Under a consulting agreement, dated August 8, 2002, between Foamex International and Raymond E. Mabus, Jr., Mr. Mabus performs consulting services to Foamex International and Symphonex Inc., a wholly-owned subsidiary of Foamex, in connection with potential strategic business opportunities in Asia and the Pacific Rim. The consulting agreement is for an initial three year term and is renewable automatically for successive one year terms. Under the consulting agreement, Mr. Mabus is paid $150,000 per year, payable in monthly installments, in addition to reimbursement for expenses incurred in connection with providing the consulting services.

EMPLOYMENT AGREEMENT -- MS. KAMSKY

         Effective July 22, 2002, Virginia A. Kamsky became an Executive Vice President of Foamex International and the Chairman and Chief Executive Officer of Symphonex Inc., a wholly-owned subsidiary of Foamex. For additional information, see "Management--Compensation of Executive Officers--Virginia A. Kamsky."


TECHNOLOGY SHARING ARRANGEMENTS


         In December 1992, Foamex, Recticel s.a., an indirect stockholder of Foamex International, and Beamech Group Limited, an unaffiliated third party, formed a Swiss corporation, Prefoam AG, to develop new manufacturing technology for the production of polyurethane foam. Each of Foamex, Recticel s.a. and Beamech contributed or caused to be contributed to Prefoam AG a combination of cash and technology valued at $1.5 million, $3.0 million and $1.5 million, respectively, for a 25%, 50% and 25% interest, respectively, in the corporation. Foamex, Recticel s.a. and their affiliates have been granted a royalty-free license to use certain technology, and it is expected that Prefoam AG will license use of such technology to other foam producers in exchange for royalty payments. The arrangements with Prefoam AG were negotiated on an arm's length basis. We believe the terms are no less favorable than would have been available to unaffiliated parties.


INDEMNIFICATION REGARDING ENVIRONMENTAL MATTERS


         Pursuant to an Asset Transfer Agreement (the "RFC Asset Transfer Agreement"), dated October 2, 1990, as amended, between Foamex and Recticel Foam Corporation ("RFC"), a subsidiary of Recticel s.a. (an indirect stockholder of Foamex International), we are indemnified by RFC for any liabilities incurred by us arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the RFC Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring before October 2, 1990 or occurring after October 2, 1990 to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (1) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the RFC Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (2) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (3) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. We are also indemnified by RFC for any liabilities arising under Environmental Laws (as defined in the RFC Asset Transfer Agreement) relating to current or former RFC assets and for any liability for property damage or bodily harm relating to products of the transferred business shipped on or prior to October 2, 1990. This indemnification is limited after December 1993 unless the liability is covered by insurance. We agreed to assume certain known environmental liabilities relating to the assets transferred by RFC to us, with an estimated remediation cost of less than $0.5 million, in exchange for a cash payment by RFC to us approximately equal to the remediation cost for these environmental liabilities. The terms of this agreement were negotiated on an arm's length basis. We believe the terms are no less favorable than would have been available to unaffiliated parties. During the first quarter of 2000, RFC paid us approximately $0.3 million, which was owed to us on December 31, 1999.

         Pursuant to the Asset Transfer Agreement, dated as of October 2, 1990, as amended, between Trace International and Foamex (the "Trace Asset Transfer Agreement"), we are indemnified by Trace International for any liabilities incurred by us arising out of or resulting from, among other things, the ownership or use of any of certain assets that were transferred pursuant to the Trace Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring after October 2, 1990, to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (1) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the Trace Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (2) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (3) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. We are also indemnified by Trace International for any liabilities arising under Environmental Laws (as defined in the Trace Asset Transfer Agreement) relating to current or former Trace International assets and for any liability relating to products of the transferred business shipped on or prior to October 2, 1990. As of June 30, 2002, Trace International owed us approximately $0.3 million pursuant to the Trace Asset Transfer Agreement, which has not been paid. A claim was filed for this amount in the Trace International bankruptcy proceedings.


         Pursuant to an agreement concerning environmental liabilities at our Morristown, Tennessee facility, dated February 29, 2000, between Foamex and RFC, we are indemnified for a percentage of liabilities previously incurred and future remediation costs.

CERTAIN TRANSACTIONS RELATING TO THE ACQUISITION OF GENERAL FELT


         In connection with our acquisition of General Felt Industries, Inc. in March 1993, Trace International and General Felt entered into the GFI Reimbursement Agreement, pursuant to which Trace International has agreed to reimburse General Felt on a pro rata basis reflecting the period of time each has occupied the facility for costs relating to the cleanup plan for a facility in Trenton, New Jersey formerly owned by General Felt. In connection with a series of transactions in February 1998, the GFI Reimbursement Agreement was assigned by General Felt to Foamex Carpet. The terms of the GFI Reimbursement Agreement were negotiated on an arm's length basis. We believe the terms are no less favorable than would have been available to unaffiliated parties. A claim was filed in the Trace International bankruptcy proceeding for approximately $0.6 million.


TAX SHARING AGREEMENT

         Foamex has a tax sharing agreement that provides for the payment of distributions to its partners, Foamex International and FMXI, Inc., for amounts that are approximately equal to the amounts that would be required to be paid if Foamex were a corporation filing separate tax returns. The ability of Foamex to make these distributions is limited by the terms of the Amended Credit Facility.

FOAMEX INTERNATIONAL NOTES

         On December 26, 1997, Foamex entered into a $2.5 million promissory note with Foamex International. The note bears interest at the rate of LIBOR plus 2 3/8%. The note was repaid during 2001.

         On October 20, 1999, Foamex and Foamex International entered into a revolving note that allows Foamex International to borrow up to approximately $2.5 million through October 20, 2004. The revolving note bears interest at a rate equal to three-month LIBOR plus 2.5%, per annum, and is payable upon demand, or if no demand is made, then on October 20, 2004. At December 31, 2001; Foamex had a receivable of approximately $2.5 million, relating to the revolving note. The note was repaid in full during the six months ended June 30, 2002. The receivable for both of these notes was classified as a component of partners' deficiency. We believe the terms are no less favorable than would have been available to unaffiliated parties.

PROPOSED ACQUISITION OF KAMSKY ASSOCIATES, INC.

         On August 8, 2002, the Board of Directors of Foamex International approved the acquisition of Kamsky Associates, Inc., a New York and Beijing based consulting firm that is wholly owned by Virginia A. Kamsky, for a proposed purchase price of $6.0 million. The transaction is subject to various conditions, including the approval of the lenders under the Amended Credit Facility and the receipt of an acceptable fairness opinion. Negotiations between Ms. Kamsky and Foamex International relating to the proposed acquisition have been suspended. For additional information, see "Management -- Compensation of Executive Officers -- Virginia A. Kamsky."

                        DESCRIPTION OF OTHER INDEBTEDNESS

AMENDED CREDIT FACILITY

         On March 25, 2002, we entered into the Amended Credit Facility, pursuant to which our senior secured credit facility was amended and restated in its entirety. The Amended Credit Facility consists of (1) the New Revolving Credit Facility, which is a non-amortizing revolving credit facility of up to $100.0 million provided by a new syndicate of lenders, which provides working capital for us and our subsidiary guarantors and funding for other general corporate purposes, (2) the Term B Loan, Term C Loan and Term D Loan (together, the "Existing Term Loans") under our senior secured credit facility, (3) a new Term E Loan in the initial amount of $31.6 million, the proceeds of which were borrowed by us at closing and used to repay in full the obligations outstanding under the Foamex Carpet Promissory Note, and (4) a new Term F Loan in the initial amount of $25.0 million, the proceeds of which were borrowed by us at closing and used to repay indebtedness outstanding under our revolving credit facility. The remaining obligations outstanding under the revolving credit facility were repaid with a portion of the proceeds from the offering of the initial notes as described below.

         The commitments under the New Revolving Credit Facility are available to us in the form of (1) revolving credit loans, (2) swing loans (subject to a $20.0 million sublimit) and (3) letters of credit (subject to a $40.0 million sublimit).

         We used a portion of the net proceeds from the offering of the initial notes to prepay the Existing Term Loans, the Term E Loan and the Term F Loan as described below. After this prepayment, the term loan facilities under the Amended Credit Facility consisted of a $39.3 million Term B Loan, a $35.2 million Term C Loan, a $51.7 million Term D Loan, a $16.3 million Term E Loan and a $19.2 million Term F Loan (together with the Term B Loan, the Term C Loan, the Term D Loan and the Term E Loan, the "Term Loans").

         Loans made under the New Revolving Credit Facility will mature and the commitments under them will terminate on June 30, 2005. The Term B Loan, the Term E Loan and the Term F Loan will mature on June 30, 2005, the Term C Loan will mature on June 30, 2006 and the Term D Loan will mature on December 29, 2006.

         Each of the Term Loans will be subject to amortization on a quarterly basis; however, after giving effect to the prepayments of the Term Loans which occurred concurrently with the closing of the offering of the initial notes as described below, quarterly amortization payments will commence for the Term B Loan, the Term E Loan and the Term F Loan in 2004, for the Term C Loan in 2005 and for the Term D Loan in 2006.


         Concurrently with the closing of the offering of the initial notes, we applied the net proceeds from the initial notes as follows: (1) $91.5 million was used to repay indebtedness outstanding under the revolving credit facility;
(2) $91.5 million was used to repay the Existing Term Loans and the Term E Loan on a pro rata basis, which in the case of the Existing Term Loans, was applied to outstanding installments thereof in the order of their earliest maturities;
(3) $48.5 million was used to repay the Term Loans on a pro rata basis and was applied to outstanding installments thereof in the order of their earliest maturities and (4) the remaining $48.5 million which could be used to repurchase or redeem the senior subordinated notes, but to the extent such proceeds were not used for this purpose by September 20, 2002, the proceeds were required to be used to repay the Term Loans on a pro rata basis with the prepayments applied to the outstanding installments in the order of their earliest maturities. In July and August 2002, we used proceeds of the offering of the initial notes to repurchase $49.0 million of our 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of our 9 7/8% senior subordinated notes for a total purchase price of $48.5 million.

         We are also required to make mandatory prepayments of loans under the Amended Credit Facility with: (1) the net cash proceeds received from sales of assets by us or our subsidiaries, (2) the net cash proceeds received from certain issuances by us, any of our subsidiaries or Foamex International of indebtedness for borrowed money or equity interests and (3) 75% of excess cash flow in any fiscal year, such percentage to be reduced to 50% if the ratio of outstanding obligations under the Amended Credit Facility to EBDAIT (as defined) for such fiscal year is reduced to specified levels, subject, in each case, to certain limited exceptions.


         We are permitted to make voluntary prepayments and/or permanently reduce the commitments under the New Revolving Credit Facility in whole or in part, at our option, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of prepayment of LIBO rate borrowings, other than at the end of any interest period. All voluntary prepayments of Term Loans will be applied to such tranches of Term Loans as we may select.

         Foamex International, FMXI, Inc. and each of our domestic subsidiaries continue to guarantee the repayment of the obligations under the Amended Credit Facility. The Amended Credit Facility is secured by a first-priority lien (subject to permitted liens) on substantially the same collateral that secured the obligations under the senior secured credit facility, which includes substantially all of our material tangible and intangible assets, as well as those of Foamex International, FMXI, Inc. and our domestic subsidiaries. In addition, all of our partnership interests, all of the capital stock or other equity interests of our domestic subsidiaries (including Foamex Carpet) and 65% of the capital stock or other equity interests of our first-tier foreign subsidiaries have been pledged as part of the security for the obligations under the Amended Credit Facility.

         Borrowings under the Amended Credit Facility bear interest at a floating rate based upon (and including a spread over), at our option, (1) the higher of (a) the funding agent's prime rate and (b) 1/2 of 1% in excess of the Federal Reserve reported weighted average overnight rate for federal funds or
(2) the higher of (x) 2.50% per annum and (y) the LIBO rate as determined by the funding agent. We have agreed to pay administration fees, commitment fees, letter of credit fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.


         The Amended Credit Facility contains affirmative and negative covenants that, subject to certain exceptions, are substantially similar to those contained in the senior secured credit facility. The Amended Credit Facility also includes the following financial covenants, as defined therein:

         o a minimum net worth test commencing with ($162.6) million as of the last day of the first fiscal quarter of 2002 and increasing over time to ($26.4) million as of the last day of the fourth fiscal quarter of 2006 and thereafter;

         o a minimum ratio of EBDAIT (as defined) to consolidated cash interest expense commencing with a ratio of 1.80:1.00 as of the last day of the first fiscal quarter of 2002 and increasing over time to a ratio of 2.90:1.00 as of the last day of the fourth fiscal quarter of 2006 and thereafter;

         o a minimum ratio of EBDAIT (as defined), less capital expenditures, to consolidated fixed charges commencing with a ratio of 1.20:1.00 as of the last day of the first fiscal quarter of 2002 and fluctuating over time to a ratio of 0.55:1.00 as of the last day of the fourth fiscal quarter of 2006 and thereafter;

         o a maximum ratio of total net debt to EBDAIT (as defined) commencing with a ratio of 5.15:1.00 as of the last day of the first fiscal quarter of 2002 and fluctuating over time to a ratio of 3.15:1.00 as of the last day of the fourth fiscal quarter of 2006 and thereafter; and

         o a minimum EBDAIT (as defined) of $133.5 million for the year ended December 31, 2001.

         These covenants are substantially the same as those contained in our senior secured credit facility with appropriate changes to take into account the contribution of Foamex Carpet to us and the issuance of the initial notes. The Amended Credit Facility also requires us to refinance our 13 1/2% senior subordinated notes on or prior to March 1, 2005. As of June 30, 2002, we were in material compliance with the financial covenants contained in the Amended Credit Facility. On October 16, 2002, we announced that we expect to report a net loss for the third quarter ended September 29, 2002, primarily as a result of previously disclosed price increases from our raw material suppliers, combined with higher than expected selling, general and administrative expenses principally related to one-time fees. In light of these results, we also announced that we had obtained a waiver from our bank lenders of our financial covenants for the period ended September 29, 2002. The waiver will be effective until November 30, 2002. We are currently in discussions with our bank lenders to amend our financial covenants. We expect to receive the necessary covenant amendments by November 30, 2002, although there can be no assurance that the covenants will be amended.


         The Amended Credit Facility contains events of default that, subject to certain exceptions, are substantially similar to those contained in the senior secured credit facility, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, material judgments and change of control. The events of default are subject to grace periods and materiality qualifications.

FOAMEX CARPET CREDIT FACILITY

         At December 31, 2001, Foamex Carpet had a revolving credit facility, which provided a commitment of $15.0 million through February 2004. There were no borrowings outstanding under the credit facility at December 31, 2001 and available borrowings totaled $14.8 million with $0.2 million of letters of credit outstanding. Foamex Carpet's credit facility was terminated on March 25, 2002 in connection with the contribution of Foamex Carpet to us.

9 7/8% SENIOR SUBORDINATED NOTES DUE 2007


         The 9 7/8% senior subordinated notes were issued on June 12, 1997 and bear interest at the rate of 9 7/8% payable semiannually on each June 15 and December 15. The 9 7/8% senior subordinated notes mature on June 15, 2007. The 9 7/8% senior subordinated notes are subordinated in right of payment to all Senior Debt (including the exchange notes), as that term is defined in the indenture governing the 9 7/8% senior subordinated notes, which is called the "9 7/8% senior subordinated notes indenture" in this prospectus. The 9 7/8% subordinated notes had an outstanding balance of $148.5 million at August 19, 2002.


         The 9 7/8% senior subordinated notes may be redeemed at our option, in whole or in part, at any time on or after June 15, 2002, initially at 104.938% of their principal amount, plus accrued interest, and declining annually to 100% on or after June 15, 2005.

         The 9 7/8% senior subordinated notes indenture contains covenants limiting our ability and the ability of some or all of our subsidiaries, among other things, to (1) make restricted payments (as defined in the 9 7/8% senior subordinated notes indenture), (2) pay dividends or make other equity distributions, (3) incur additional indebtedness, (4) purchase or redeem capital stock, (5) sell assets, (6) engage in transactions with our affiliates, (7) create liens, (8) engage in sale-leaseback transactions, (9) make investments and (10) effect a merger or consolidation.

         The 9 7/8% senior subordinated notes indenture is substantially similar to the 13 1/2% senior subordinated notes indenture described below, except that
(1) the prepayment of the 9 7/8% senior


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

subordinated notes does not constitute a "Restricted Payment" under the 13 1/2% senior subordinated notes indenture and (2) in connection with "Asset Sales" (as defined in the 9 7/8% senior subordinated notes indenture), we are required to offer to repurchase the 9 7/8% senior subordinated notes before we offer to repurchase the 13 1/2% senior subordinated notes.

13 1/2% SENIOR SUBORDINATED NOTES DUE 2005


         The 13 1/2% senior subordinated notes were issued on December 23, 1997 and bear interest at the rate of 13 1/2% payable semiannually on each February 15 and August 15. The 13 1/2% senior subordinated notes mature on August 15, 2005. The 13 1/2% senior subordinated notes are subordinated in right of payment to all Senior Debt (including the exchange notes), as that term is defined in the indenture governing the 13 1/2% senior subordinated notes, which is called the "13 1/2% senior subordinated notes indenture" in this prospectus. The 13 1/2% subordinated notes had an outstanding balance of $54.6 million at August 19, 2002, including unamortized debt premium of $3.0 million.


         The 13 1/2% senior subordinated notes may be redeemed at our option, in whole or in part, at any time on or after August 15, 2000, initially at 106.7500% of their principal amount, plus accrued interest, and declining annually to 100% on or after August 15, 2004.

         The 13 1/2% senior subordinated notes indenture contains covenants limiting our ability and the ability of some or all of our subsidiaries, among other things, to (1) make Restricted Payments (as defined in the 13 1/2% senior subordinated notes indenture), (2) pay dividends or make other equity distributions, (3) incur additional indebtedness, (4) purchase or redeem capital stock, (5) sell assets, (6) engage in transactions with our affiliates, (7) create liens, (8) engage in sale-leaseback transactions, (9) make investments and (10) effect a merger or consolidation.

INDUSTRIAL REVENUE BONDS


         Industrial Revenue Bond, or "IRB," debt includes a $1.0 million bond that matures in 2005 and a $6.0 million bond that matures in 2013. Interest is based on a variable rate, as defined, with options available to Foamex to convert to a fixed rate. At June 30, 2002, the interest rate was 1.50% on the $6.0 million bond and 1.85% on the $1.0 million bond. The maximum interest rate for either of the IRBs is 15.0% per annum. If we exercise our option to convert the bonds to a fixed interest rate structure, the IRBs are redeemable at the option of the bondholders. The obligations are collateralized by certain properties, which have an approximate net carrying value of $10.6 million at June 30, 2002.


OTHER DEBT


         Our other debt principally includes a term loan held by our Mexican subsidiary, Foamex de Cuautitlan S.A. de C.V. Quarterly principal payments were due on the term loan through its maturity in May 2002. The loan was fully paid at maturity. Also included in other debt is a non-interest bearing note with a principal amount of $1.4 million at June 30, 2002 issued in connection with increasing our noncontrolling interest in an Asian joint venture to 70% in 2001. The note had an unamortized discount of $0.3 million at June 30, 2002.



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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

         We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

         The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of Notes."


         We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         This exchange offer will expire at 5:00 p.m., New York City time, on _________, 2002, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

         We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

         We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.


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PROCEDURES FOR TENDERING INITIAL NOTES

         PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

         (1) REGULAR DELIVERY PROCEDURE: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

         (2) BOOK-ENTRY DELIVERY PROCEDURE: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

         (3) GUARANTEED DELIVERY PROCEDURE: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

         (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

         (2) a commercial bank or trust company having an office or correspondent in the United States, or


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

         (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, UNLESS the initial notes are tendered:

                  (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

                  (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

         (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

         (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

         (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

         (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

         To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

         BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its


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

acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

         (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

         (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.


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

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.


         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all noteholders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.


         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.


         If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.


         By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.


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


         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of your tendered notes for exchange by us.


         Any notice of withdrawal must:

         (1) specify the name of the person having tendered the initial notes to be withdrawn,

         (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

         (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

         (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

         (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.


         The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.


         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

         We will complete this exchange offer only if:


         (1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,


         (2) there is no change in the current interpretation of the staff of the Securities and Exchange Commission which permits resales of the exchange notes,

         (3) there is no stop order issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

         (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

         (5) we obtain all governmental approvals that are reasonably necessary to complete this exchange offer.

         These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, prior to the expiration of the exchange offer, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all noteholders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.


         If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

         (1) refuse to accept and return to their holders any initial notes that have been tendered,

         (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

         (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

         We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

         By mail:


                  U.S. Bank National Association
                  180 East 5th Street
                  St. Paul, Minnesota  55101
                  Attention:  Specialized Finance Group, 4th Floor

         By hand/overnight delivery:


                  U.S. Bank National Association
                  180 East 5th Street
                  St. Paul, Minnesota  55101
                  Attention:  Specialized Finance Group, 4th Floor

                  Facsimile Transmission: (651) 244-1537
                  Confirm by Telephone:   (800) 934-6802
                  Attention:


FEES AND EXPENSES

         We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

         We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

         (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

         (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

         (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

         If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act. The registration rights agreement requires us to file a registration statement for a continuous offering under the Securities Act for your benefit if (1) you are prohibited by law or


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Commission policy from participating in the exchange offer, (2) you may not resell the exchange notes that you acquire in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales or (3) you are a broker-dealer and own notes acquired directly for us or our affiliate. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

DELIVERY OF PROSPECTUS

         Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."


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                              DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Foamex" refers only to Foamex L.P. and not to any of its subsidiaries and "Foamex Capital" refers only to Foamex Capital Corporation and not to any of its subsidiaries.

         Foamex and Foamex Capital (together with Foamex, the "Issuers") issued the initial notes under an indenture among themselves, the Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Security Documents referred to below under the caption "--Security" define the terms of the security interests that secure the notes.

         The following description is a summary of the material provisions of the indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Security Documents are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

         The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

         THE NOTES

         The notes:

         o        are general secured obligations of the Issuers;

         o are secured by second-priority security interests in substantially all of the assets of the Issuers and Guarantors that secure Credit Agreement Obligations other than the exceptions described under the caption "Security" below (the "Collateral");


         o are effectively junior to all existing and future senior indebtedness of the Issuers that is secured by first-priority liens;


         o are senior in right of payment to any existing and future subordinated indebtedness of the Issuers; and

         o        are fully and unconditionally guaranteed by the Guarantors.


         Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the notes under the Security Documents are second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations, which include Hedging Obligations and obligations in respect of cash management services. As of June 30, 2002, we had approximately $169.2 million of indebtedness outstanding under the Credit Agreement and industrial revenue bonds, with approximately $79.2 million in revolving loan availability and approximately $20.8 million in outstanding letters of credit under the Credit Agreement. These amounts are secured by first-priority liens on the Collateral. In addition, under the indenture, we also may incur additional indebtedness secured by first-priority liens or second-priority liens in additional amounts (1) of approximately $78.0 million and (2) if the fixed charge coverage ratio test in the incurrence of indebtedness covenant is met. See "Risk Factors--The collateral securing the exchange notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes."

         Foamex Capital is a wholly-owned subsidiary of Foamex that is incorporated in Delaware. Foamex believed that certain prospective purchasers of the initial notes may be restricted in their ability to purchase debt securities of partnerships, such as Foamex, unless such debt securities are jointly issued by a corporation. Foamex Capital does not expect to have any substantial operations or assets and does not expect to have any revenues. As a result, you should not expect Foamex Capital to participate in servicing the interest and principal obligations on the exchange notes.


         THE GUARANTEES

         The notes are fully and unconditionally guaranteed by the following subsidiaries of Foamex:

         o all Domestic Restricted Subsidiaries that guarantee Credit Agreement Obligations or that, so long as the Senior Subordinated Notes are outstanding, guarantee the Senior Subordinated Notes; and

         o any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture.

         Each Guarantee of the notes:

         o        is a general secured obligation of the Guarantor;

         o is secured by a second-priority security interest in substantially all of the assets of the Guarantor that secure Credit Agreement Obligations other than the exceptions described under the caption "--Security" below;


         o is effectively junior to all existing and future senior indebtedness of the Guarantor that is secured by first-priority liens; and


         o is senior in right of payment to existing and future subordinated indebtedness of the Guarantor.

         As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Restricted Payments," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.


         Also, as of the date of the indenture, none of our foreign subsidiaries guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 9.1% of our consolidated net sales in the six month period ended June 30, 2002 and they held 7.4% of our consolidated total assets as of June 30, 2002.


PRINCIPAL, MATURITY AND INTEREST

         The Issuers issued $300.0 million in aggregate principal amount of initial notes in the offering of the initial notes on March 25, 2002. The Issuers may issue additional notes from time to time after this exchange offer. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, collateral, amendments, redemptions


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

and offers to purchase. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2009.


         Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2003. The Issuers will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.


         Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and Foamex or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

         The notes will be fully and unconditionally guaranteed by each of Foamex's Domestic Restricted Subsidiaries that guarantees Credit Agreement Obligations or that, so long as the Senior Subordinated Notes are outstanding, guarantees the Senior Subordinated Notes. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require noteholders to return payments received from us or the guarantors."

         If any Domestic Restricted Subsidiary shall, after the date hereof, become a guarantor (i) of any Credit Agreement Obligations or (ii) so long as the Senior Subordinated Notes are outstanding, the Senior Subordinated Notes, then the Issuers shall, at the time, cause such Domestic Restricted Subsidiary to (a) execute a Guarantee of the Obligations of the Issuers under the notes substantially in the form set forth in the indenture, (b) if such Domestic Restricted Subsidiary grants any Lien upon any of its property as security for any Credit Agreement Obligations, execute a Security Document upon substantially the same terms, but subject to the Intercreditor Agreement, that grants the trustee a second-priority Lien upon such property for the benefit of the Holders of the notes, subject to the exceptions described below under the caption "--Security" and (c) deliver to the trustee an Opinion of Counsel, reasonably satisfactory to the


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

trustee, that such Guarantee and any such Security Document is a valid, binding and enforceable obligation of such Domestic Restricted Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance, equitable principles, remedies and waivers. If granting the Lien described in clause (b) above requires the consent of a third party, such Domestic Restricted Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the second-priority Lien for the benefit of the trustee, but if the third party does not consent to the granting of the second-priority Lien after the use of commercially reasonable efforts, such Domestic Restricted Subsidiary will not be required to do so. Also if a second-priority Lien in such property cannot be granted or perfected under applicable law, the Domestic Restricted Subsidiary will not be required to grant such Lien.

         Notwithstanding the foregoing, a Subsidiary Guarantee of the notes provided by a Guarantor will be released without any action required on the part of the trustee or any Holder of the notes:

         (1) if the Credit Agent releases the guarantee of Credit Agreement Obligations made by such Guarantor, unless such Guarantor remains a guarantor of our Senior Subordinated Notes;

         (2) if (a) all of the capital stock of, or other Equity Interests in, or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenant described below under the caption "--Repurchase at the Option of Holders--Asset Sales;"

         (3) if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "--Certain Covenants--Restricted Payments;" or

         (4) upon our request if the fair market value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of Foamex), together with the fair market value of the assets of other Guarantors whose Subsidiary Guarantee was released in the same calendar year, do not exceed $1.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

         At our request, the trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligations under its Subsidiary Guarantee in connection with a permitted amendment. See "--Amendment, Supplement and Waiver."

         Subject to the release provisions described above, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, unless:

         (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

         (2)      either:

                  (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

                  (b) the Net Proceeds of such sale or other disposition are applied in the manner and to the extent required by the applicable provisions of the indenture.


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

         (3) Foamex would be permitted, immediately after giving pro forma effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

         The requirements of clause (3) of this section will not apply in the case of a sale of all or substantially all of the assets to or consolidation with or merger with or into (a) any Issuer or another Guarantor, (b) any other Person, if such transaction represents a disposition of the Guarantor or all or a portion of its assets and such disposition or asset disposition is permitted or not prohibited by the covenant described below under the caption "--Repurchase at the Option of Holders--Assets Sales," or (c) any other Person if the acquisition of all the Equity Interests (or such lesser amount of Equity Interests in a proposed transaction) in such Person would have complied, to the extent applicable, with the provisions of the covenants described below under the captions "--Certain Covenants--Restricted Payments" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SECURITY

         The exchange notes will be secured by a second-priority security interest (subject to Permitted Liens) on the Collateral. The Collateral consists of 100% of the capital stock of, or other equity interests in, existing and future domestic Subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future first-tier foreign Subsidiaries and substantially all of the other assets, in each case that are held by us or any of the Guarantors to the extent that a second-priority security interest is able to be granted or perfected therein (but in each case only to the extent that Credit Agreement Obligations are secured by a first-priority lien thereon), excluding real property leasehold interests, assets located outside of the United States and certain other assets (the "Excluded Assets"). The Collateral is comprised of substantially all of the material collateral securing Credit Agreement Obligations. However, Credit Agreement Obligations are also secured by liens on some collateral that does not secure the notes, including the assets of Foamex International Inc. and FMXI, Inc. (including our partnership interests), and certain Excluded Assets. In addition, following the closing of the offering of the initial notes, we delivered second-priority mortgages on all of the owned real property Collateral. See "Risk Factors--Our failure to deliver mortgages to secure the notes on or prior to the issue date of the initial notes increases the risk that the second-priority liens granted by those mortgages could be avoided."

         From and after the date of the indenture, if any Issuer or Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the notes by the second-priority security interests in the Collateral (other than security interests granted solely to secure Hedging Obligations or obligations in respect of cash management services), it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the notes unless such property is an Excluded Asset, in which case we are not obligated to provide a second-priority security interest if the net book value of such property is less than $15.0 million or unless a second-priority security interest in such property cannot be granted or perfected under applicable law. Also, if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the trustee on behalf of the Holders of the notes. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest.

         The Issuers, the Guarantors and the trustee entered into one or more security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the "Security Documents") which define the terms of the security interests that secure the notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the notes, the indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents.


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         The security interests securing the notes are second in priority
(subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations. Credit Agreement Obligations include the Obligations under the Credit Agreement and Obligations under any future Indebtedness of the Issuers and Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by us upon incurrence as first-priority Lien debt, as well as certain Hedging Obligations and obligations in respect of cash management services. In addition, other Indebtedness of the Issuers and the Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and that is designated by us upon incurrence may be secured equally and ratably with the notes by the second-priority security interests in the Collateral (the "Other Second-Lien Obligations").

         On the date the initial notes were issued, the trustee and the Credit Agent entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of Credit Agreement Obligations, the Credit Agent and the holders of Credit Agreement Obligations determined the time and method by which the security interests in the Collateral will be enforced. The trustee will not be permitted to enforce the security interests even if an event of default has occurred and the notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the notes or (b) as necessary to take any action not adverse to the first-priority liens in order to preserve or protect its rights in the second-priority liens. After the Discharge of Credit Agreement Obligations, the trustee in accordance with the provisions of the indenture will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the notes and other Indebtedness secured equally and ratably with a second-priority lien.

         Whether prior to or after the Discharge of Credit Agreement Obligations, we will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

         (1) if all other Liens on that asset securing Credit Agreement Obligations or any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided, that after giving effect to the release, obligations secured by the first-priority Liens on the remaining Collateral remain outstanding;

         (2) to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption "--Repurchase at the Option of Holders--Asset Sales;"

         (3) if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors of Foamex;

         (4) in respect of assets subject to a permitted purchase money lien;

         (5) if all of the stock of any of our Subsidiaries that is pledged to the trustee is released or if any Subsidiary that is a Guarantor is released from its Subsidiary Guarantee, that Subsidiary's assets will also be released;

         (6) in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors of Foamex, of up to $1.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or

         (7)      as described under "--Amendment, Supplement and Waiver" below.

         The second-priority security interests on all Collateral also will be released upon (i) payment in full of the principal of, accrued and unpaid interest and liquidated damages, if any, on the notes and all


                                       102
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other Obligations under the indenture, the Subsidiary Guarantees and the
Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest and liquidated damages, if any, are paid,
(ii) a satisfaction and discharge of the indenture as described below under the caption "--Satisfaction and Discharge" and (iii) a legal defeasance or covenant defeasance as described below under the caption "--Legal Defeasance and Covenant Defeasance."

OPTIONAL REDEMPTION

         At any time prior to April 1, 2005, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.750% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

         (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Foamex and its Subsidiaries); and

         (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

         Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to April 1, 2006.

         After April 1, 2006, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

         YEAR                                    PERCENTAGE
         ----                                    ----------

         2006................................     105.375%
         2007................................     102.688%
         2008 and thereafter.................     100.000%

         MANDATORY REDEMPTION

         Except as set forth below under "--Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

         CHANGE OF CONTROL

         If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and


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regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply in all material respects with the applicable securities laws and regulations and will not be deemed to have breached their respective obligations under the Change of Control provisions of the indenture by virtue of such conflict.

         On the Change of Control Payment Date, the Issuers will, to the extent lawful:

         (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

         The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         The Credit Agreement restricts the Issuers from repurchasing any notes and the Credit Agreement provides that certain asset sales and change of control events with respect to the Issuers would constitute a default thereunder. Any future Credit Facilities relating to Indebtedness to which Foamex or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are effectively prohibited from purchasing notes, either as a result of a contractual restriction or restrictions on Foamex's Subsidiaries prohibiting distributions, the Issuers could seek the consent of their and Foamex's Subsidiaries' respective lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, they will remain prohibited from purchasing notes. In such case, such failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In addition, upon a Change of Control, the Issuers may be required to make change of control offers under the indentures governing the Senior Subordinated Notes which the Credit Agreement restricts. The Issuers' failure to make or consummate a change of control offer or pay the change of control purchase price when due would be an event of default under those indentures and also would constitute a default under the Credit Agreement and the indenture governing the notes. See "Risk Factors--Risks Relating to the Exchange Notes--We may not be able to fulfill our repurchase obligations in the event of a change of control."

         The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.


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

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Foamex and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Foamex and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

         Notwithstanding the foregoing, each Issuer may merge with an Affiliate incorporated for the sole purpose of reincorporating such Issuer in another jurisdiction and/or for the sole purpose of forming a holding company, or for the sole purpose of converting Foamex into a corporation, PROVIDED that the merger complies with the covenant under "--Certain Covenants--Merger, Consolidation or Sale."

         ASSET SALES

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) Foamex (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) the fair market value is determined by Foamex's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

         (3) at least 80% of the consideration received in the Asset Sale by Foamex or such Restricted Subsidiary is in the form of (A) cash, (B) assets useful in a Permitted Business not to exceed $30.0 million in the aggregate over the life of the notes, or
                  (C) Equity Interests representing a controlling interest in a Permitted Business not to exceed $30.0 million in the aggregate over the life of the notes (collectively, the "Permitted Consideration"); PROVIDED that:

                  (a) the amount of any liabilities (as shown on Foamex's most recent consolidated balance sheet) of Foamex or any Restricted Subsidiary (other than contingent liabilities (except to the extent reflected (or reserved for) on a balance sheet of Foamex or any Restricted Subsidiary as of the date prior to the date of consummation of such transaction) and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Foamex or such Restricted Subsidiary from further liability; and

                  (b) any securities, notes or other obligations received by Foamex or any such Restricted Subsidiary from such transferee that, in each case, are converted within 90 days by Foamex or such Restricted Subsidiary into Permitted Consideration (to the extent so received), shall be deemed to be Permitted Consideration for purposes of this provision;

         PROVIDED, FURTHER, that the 80% limitation referred to above shall not apply to any Asset Sale in which the Permitted Consideration portion of the consideration received therefore is equal to or greater than what the net after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% limitation.


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


         Within 365 days after the receipt of any Net Proceeds from such Asset Sale, the Issuers or any Restricted Subsidiary may apply those Net Proceeds:

         (1) to repay or cash collateralize any Credit Agreement Obligations, to repay any Indebtedness of Foamex or any of its Restricted Subsidiaries secured by assets not in the Collateral, or to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor; or

         (2) to acquire all or substantially all of the assets of another Permitted Business;

         (3)      to make a capital expenditure; or

         (4) to acquire other long-term assets that are used or useful in a Permitted Business.

         Pending the final application of any Net Proceeds, Foamex or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis; PROVIDED, HOWEVER, that the Issuers shall not be obligated to purchase notes in denominations other than integral multiples of $1,000 principal amount at maturity. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Foamex may commence an Asset Sale Offer at any time without having to wait for the expiration of the 365 day period.

         The Issuers will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply in all material respects with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

         The agreements governing the Issuers' other Indebtedness (including the Credit Agreement) contain prohibitions of, and restrictions on, certain events, including events that would constitute an Asset Sale and our ability to repurchase notes in an Asset Sale Offer. In addition, the exercise by the Holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements. Finally, the Issuers' ability to pay cash to the Holders of notes upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors--We may not be able to fulfill our repurchase obligations in the event of a change of control."


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

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

         (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

         No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of Foamex's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Foamex (other than cash in lieu of fractional shares)) or to the direct or indirect holders of Foamex's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in additional Equity Interests (other than Disqualified Stock) of Foamex or (in the case of a dividend, other payment or distribution on account of the Equity Interest of a Restricted Subsidiary) of such Restricted Subsidiary, (b) to Foamex or a Restricted Subsidiary of Foamex or (c) pro rata to all holders of Capital Stock of a Subsidiary of Foamex);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Foamex) any Equity Interests of Foamex or any direct or indirect parent of Foamex, other than any such Equity Interests owned by Foamex or a Restricted Subsidiary of Foamex;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

         (4)      make any Restricted Investment,


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(all such payments and other actions set forth in these clauses (1) through (4)
above being collectively referred to as "Restricted Payments"),

         unless, at the time of and after giving effect to such Restricted
Payment:

         (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

         (2) Foamex would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Foamex and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (if on the date of such declaration, such Restricted Payment would have been excluded), (2), (3), (5), (6), (9) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

                  (a) 50% of the Consolidated Net Income of Foamex for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Foamex's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

                  (b) 100% of the aggregate net cash proceeds and the fair value, determined in good faith by the Board of Directors, of any non-cash consideration, in each case, received by Foamex since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Foamex (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Foamex that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Foamex, PLUS

                  (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment, PLUS

                  (d) if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to Foamex or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture.

         So long as no Default has occurred and is continuing or would be caused thereby (other than in the case of clauses (2), (3), (5), (6), (8) (but only to the extent that such payment of such funds directly to


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holders of such Indebtedness on the date of deposit would have been a permitted
Restricted Payment under clauses (2) and (3) below) and (9)), the preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Foamex or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of Foamex) of, Equity Interests of Foamex or any Restricted Subsidiary (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
                  (3)(b) of the preceding paragraph;

         (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of Foamex or any Guarantor, in the exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

         (4) the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of Foamex or any Restricted Subsidiary, or any direct or indirect parent of Foamex or its Restricted Subsidiaries held by any member of Foamex's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement either (a) in effect as of the date of the indenture; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.5 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction or (b) upon the termination of such person's employment;

         (5) the advancement of payment or payment of distributions pursuant to the Tax Sharing Agreement ("Tax Distributions");

         (6) distributions, loans or advances to holders of the Equity Interests of Foamex in an amount sufficient to enable Foamex International Inc. to pay its reasonable, out-of-pocket operating and administrative expenses, including, without limitation, directors' fees, legal and audit expenses, Commission compliance expenses and corporate franchise and other taxes;

         (7) dividends with respect to Disqualified Stock, the incurrence of which was permitted pursuant to the Fixed Charge Coverage Ratio Test; PROVIDED that at the time of paying such dividends, Foamex could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test;

         (8) the deposit of funds with the trustee or a similar agent for the benefit of the holders of any issue of Indebtedness of Foamex or its Restricted Subsidiaries; PROVIDED, HOWEVER, that
                  (a) to the extent that the payment of such funds directly to the holders of such Indebtedness on the date of deposit would have constituted a Restricted Payment and (b) the subsequent payment of such deposited funds and any earnings with respect thereto to the holders of the corresponding Indebtedness shall not constitute a Restricted Payment;


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

         (9) distributions to Foamex International Inc. used to pay principal, interest and other amounts on the promissory note, as in effect on the date hereof, owed to Foamex; PROVIDED that such amounts are used to immediately pay such amounts on the note;

         (10) payments under the asset sale and change of control covenants of the indentures governing the Senior Subordinated Notes and the agreements governing any other subordinated Indebtedness permitted to be incurred under the indentures governing the notes; PROVIDED that such payment is made after compliance with the covenant described under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales;"

         (11) the redemption, repurchase, retirement, defeasance or other acquisition of the Senior Subordinated Notes in the aggregate amount not to exceed the sum of (i) $60.0 million PLUS (ii) an amount equal to 50% of Excess Cash Flow for each fiscal year beginning with the 2002 fiscal year on a cumulative basis; PROVIDED, that any redemption, repurchase, retirement, defeasance or other acquisition of Senior Subordinated Notes under clause (i) in excess of $10.0 million must occur within 180 days of the date of the indenture; PROVIDED, FURTHER, that in order to pay any amount under clause (ii) only, the Senior Secured Leverage Ratio for the most recent four-quarter reference period immediately preceding the date of such redemption, repurchase, retirement, defeasance or other acquisition would not have been greater than 3.5 to 1.0 after giving pro forma effect to such redemption, repurchase, retirement, defeasance or other acquisition; and

         (12) additional Restricted Payments in an aggregate amount not to exceed $5.0 million.

         For purposes of determining compliance with this "Restricted Payments" covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Restricted Payment on the date of its payment, or later reclassify all or a portion of such item of Restricted Payment, in any manner that complies with this covenant.

         The Board of Directors may designate any Restricted Subsidiary, other than Foamex Capital, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Foamex and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Foamex. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Foamex or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee.

         INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), Foamex and


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

the Guarantors will not issue any Disqualified Stock, and Foamex will not permit any of its Restricted Subsidiaries which are not Guarantors to issue any shares of Disqualified Stock; PROVIDED, HOWEVER, that Foamex and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt and Indebtedness under the Credit Agreement) or issue Disqualified Stock or in the case of Restricted Subsidiaries which are not Guarantors issue shares of preferred stock if the Fixed Charge Coverage Ratio for Foamex's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by Foamex or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
                  (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement liability of Foamex and its Restricted Subsidiaries with respect thereto) not exceeding an amount equal to $285.0 million, LESS the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the indenture to repay such Indebtedness under any such Credit Facilities and resulting in a permanent reduction of the related commitments pursuant to the covenant above under the caption "Asset Sales;"

         (2) the incurrence by Foamex and its Restricted Subsidiaries of the Existing Indebtedness, including the incurrence of any current or future Guarantees by any Restricted Subsidiary of Foamex of the Senior Subordinated Notes;

         (3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the date of the indenture and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

         (4) the incurrence by Foamex or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Foamex or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million at any time outstanding;

         (5) the incurrence by Foamex or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant and clauses (2), (3), (4), (5), (9) and (15);

         (6) the incurrence by Foamex or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Foamex and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that:

                  (a) if Foamex or any Guarantor is the obligor on such Indebtedness and the payee is not a Guarantor, such Indebtedness is expressly subordinated to the prior


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

                           payment in full in cash of all Obligations with respect to the notes, in the case of Foamex, or the Subsidiary Guarantee, in the case of the Guarantor; and

                  (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Foamex or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Foamex or a Restricted Subsidiary of Foamex shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Foamex or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by Foamex or any of its Restricted Subsidiaries of Hedging Obligations entered into either (a) for the purpose of fixing or hedging of interest rate or currency exchange risk or (b) in the ordinary course of business;

         (8) the Guarantee or co-issuance by Foamex or any of its Restricted Subsidiaries of Indebtedness of Foamex or a Restricted Subsidiary of Foamex that was permitted to be incurred by another provision of this covenant;

         (9) Acquired Debt of a Restricted Subsidiary in existence at the time of the acquisition of such Subsidiary, if such Acquired Debt was not incurred in contemplation of such acquisition and such Acquired Debt is Non-Recourse Debt (except with respect to such acquired Subsidiary and its Restricted Subsidiaries);

         (10) Indebtedness arising from agreements of Foamex or a Restricted Subsidiary for indemnification, adjustment of purchase price, or similar obligations, in each case incurred in connection with a disposition of any business assets, or Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such acquisition;

         (11) Indebtedness of a Foreign Subsidiary and its Restricted Subsidiaries (which is Non-Recourse Debt, except with respect to such entities) not to exceed an aggregate amount of $100.0 million;

         (12) Any financing related to Receivables Transactions permitted pursuant to the indenture;

         (13) Indebtedness of Foamex or any of its Subsidiaries represented by letters of credit in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

         (14) Obligations in respect of performance bonds and completion guarantees provided by Foamex of any Restricted Subsidiary of Foamex in the ordinary course of business; and

         (15) the incurrence by Foamex or any of its Restricted Subsidiaries of additional Indebtedness including, without limitation, pursuant to any Credit Facilities, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $55.0 million.

         For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify (or later reclassify in whole or in part) such item of


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Indebtedness in any manner that complies with this covenant. The accrual of interest or the accretion of accreted value shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

         Although this covenant will restrict the incurrence of certain additional Indebtedness by Foamex and its Subsidiaries, Foamex and its Subsidiaries will nevertheless be able to incur Permitted Debt and additional Indebtedness if the appropriate Fixed Charge Coverage Ratio is satisfied (the "Debt Test"). The Debt Test may have limited applicability in the event of a leveraged buyout initiated or supported by Foamex, its management, or an affiliate of either party. Therefore, the Debt Test, together with other covenants in the indenture, including those relating to Restricted Payments, Liens and Transactions with Affiliates, may not afford Holders of the notes protection in all circumstances from the adverse impact of a highly leveraged or similar transaction. Neither Foamex nor the trustee may waive such covenants; PROVIDED, HOWEVER, such covenants, except for certain limited exceptions related to payment, may be waived by the holders of a majority of the outstanding principal amount of the notes.

         LIENS

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by Foamex or its Restricted Subsidiaries, except Permitted Liens.

         Notwithstanding anything in the preceding paragraph, Foamex will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Indebtedness of any Subsidiary of Foamex) now owned or hereafter acquired by it (i) securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (x) on an equal and ratable basis with the holders of the Credit Agreement Obligations or (y) on an equal and ratable basis with the holders of the notes (and any other obligations that share on an equal and ratable basis with the holders of the notes) or (ii) securing any Indebtedness or other obligations (other than Public Debt) unless the holders thereof share in the distribution of proceeds from the foreclosure on Collateral on an equal or any greater basis with the holders of the notes or on any basis with the holders of the Credit Agreement Obligations.

         In addition, if any Issuer or Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any Other Second-Lien Obligations (other than security interests granted solely to secure Hedging Obligations or obligations in respect of cash management services), it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the notes, subject to certain exceptions and limitations, all as more fully described above in the second paragraph under the caption "--Security."

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

         (1) pay dividends or make any other distributions on its Capital Stock to Foamex or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Foamex or any of its Restricted Subsidiaries;

         (2) make loans or advances to Foamex or any of its Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to Foamex or any of its Restricted Subsidiaries.


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

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more materially restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

         (2) the indenture, the notes, the Subsidiary Guarantees and the Security Documents;

         (3) agreements governing Indebtedness incurred in compliance with the covenant under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" if the encumbrance or restriction is no more restrictive, taken as a whole, than those in the Credit Facilities or the indenture, the notes, the Subsidiary Guarantees or the Security Documents in effect on the date of the indenture;

         (4)      applicable law;

         (5) any instrument governing Indebtedness or Capital Stock of (i) a Person acquired by Foamex or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or (ii) any Person that is an Unrestricted Subsidiary that becomes a Restricted Subsidiary, as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Restricted Subsidiaries, or the property or assets of the Person and its Restricted Subsidiaries, so acquired; PROVIDED that in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (6) customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business and consistent with past practices;

         (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

         (8) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more materially restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) any instrument or agreement governing Indebtedness permitted to be incurred hereunder, which is secured by or permitted to be secured by a Lien permitted to be incurred hereunder, which encumbrance or restriction is not applicable to any property or assets other than the property or assets subject to or permitted to be subject to such Lien;

         (10) restrictions applicable to a Receivables Subsidiary arising from a Receivables Transaction;


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

         (11) any restriction imposed pursuant to an agreement entered into for the sale or disposition of Equity Interests or other assets that apply pending the closing of such sale or disposition;

         (12) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

         (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements;

         (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

         (15)     provisions in documents governing industrial revenue bonds.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         Foamex may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Foamex is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Foamex and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

         (1) either: (a) Foamex is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Foamex) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

         (2) the Person formed by or surviving any such consolidation or merger (if other than Foamex) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Foamex under the notes, the indenture, the registration rights agreement and the Security Documents pursuant to agreements reasonably satisfactory to the trustee;

         (3) immediately after such transaction, no Default or Event of Default exists; and

         (4) Foamex or the Person formed by or surviving any such consolidation or merger (if other than Foamex), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         In addition, Foamex may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Foamex and any of its Wholly Owned Restricted Subsidiaries.


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

         Without complying with clause (4) above, Foamex may merge with one or more of its Wholly Owned Restricted Subsidiaries, and Foamex may merge with an Affiliate for the sole purpose of incorporating Foamex in another jurisdiction or for forming a holding company.

         Notwithstanding the foregoing, Foamex is permitted to reorganize as a corporation in accordance with the procedures established in the indenture (and Foamex Capital may thereafter liquidate); PROVIDED that Foamex shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such reorganization and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such reorganization had not occurred.

         TRANSACTIONS WITH AFFILIATES

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms that are no less favorable to Foamex or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Foamex or such Subsidiary with an unrelated Person; and

         (2)      Foamex delivers to the trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Foamex or such Subsidiary of the financial terms of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) prepaid expenses and loans or advances to employees or similar items in the ordinary course of business;

         (2) (a) the advancement of payment or payment of distributions pursuant to the Tax Sharing Agreement and (b) any amendment, restatement, or other modification of the Tax Sharing Agreement approved by a majority of disinterested directors on the Board of Directors; PROVIDED that such amendment, restatement or other modification is not materially adverse, taken as a whole, to Foamex; PROVIDED, FURTHER, that the Tax Sharing Agreement may be amended to provide that payments of interest shall be calculated at the rates and otherwise determined in the same manner as would be calculated and determined by the relevant tax authority;


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

         (3) the purchase of Equity Interests of Foamex Latin America from executives or their assignees of Foamex Latin America, not to exceed 5% of the outstanding Equity Interests of Foamex Latin America;

         (4) purchases (and sales) of inventory and services in the ordinary course of business at a price not greater (less) than the price paid by (charged to) purchasers of a similar quantity of inventory and services which are not Affiliates of Foamex;

         (5) any employment agreements, compensation agreements or indemnification agreements entered into by Foamex or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the current market practice or the past practice of Foamex or its Restricted Subsidiary;

         (6) transactions between or among Foamex and/or its Restricted Subsidiaries;

         (7) Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

         (8) payment of reasonable directors/management fees to Persons who are not otherwise Affiliates of Foamex;

         (9) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Foamex;

         (10) transactions with a Person that is an Affiliate of Foamex solely because Foamex or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

         (11)     Receivables Transactions;

         (12)     transactions with Recticel s.a. or any of its Affiliates; and

         (13) transactions with The Bank of Nova Scotia or any of its Affiliates, including, without limitation, transactions in the ordinary course of business and loan and investment banking transactions and payment of associated fees, that are approved by the Board of Directors.

         SALE AND LEASEBACK TRANSACTIONS

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that Foamex or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

         (1) Foamex or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction permitted under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

         (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee), of the property that is the subject of that sale and leaseback transaction; and


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

         (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Foamex applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

         LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK IN RESTRICTED SUBSIDIARIES

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of Foamex to any Person (other than Foamex or a Restricted Subsidiary of Foamex), and will not permit any Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Foamex or a Restricted Subsidiary of Foamex unless

         (1) after giving effect to such transfer, conveyance, sale, lease or other disposition or issuance of the Capital Stock of such Restricted Subsidiary, Foamex is the Beneficial Owner of either (x) at least 80%, or (y) less than 50% of the Capital Stock of the relevant Restricted Subsidiary; and

         (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in the manner and to the extent required by the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

         However, this covenant shall not apply to (A) Investments in the entities described under clause (14) of Permitted Investments; (B) transfers, conveyances, sales, leases or other dispositions or issuance (collectively, "dispositions") of any Capital Stock of any Restricted Subsidiary that have a fair market value at the time of such disposition of less than $1.0 million; or
(C) a public offering of Equity Interests of Foamex Latin America which results in net proceeds to Foamex Latin America of at least $15.0 million.

         BUSINESS ACTIVITIES

         Foamex will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Foamex and its Restricted Subsidiaries, taken as a whole.

         PAYMENTS FOR CONSENT

         Foamex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         REPORTS

         Whether or not required by the Commission, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Foamex were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Foamex's certified independent accountants; and


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

         (2) all current reports that would be required to be filed with the Commission on Form 8-K if Foamex were required to file such reports.

         In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Foamex will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Foamex and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         If the parent company of Foamex guarantees the notes and such parent company is a reporting company under Section 13 or 15(d) of the Exchange Act, Foamex need not comply with the two preceding paragraphs if the parent company makes such filings or provides such information and any required financial information concerning Foamex under Regulation S-X is included in the parent company's Exchange Act reports.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

         (2) default in payment when due of the principal of, or premium, if any, on the notes;

         (3) failure by Foamex or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," to consummate a mandatory Asset Sale Offer under "--Repurchase at the Option of Holders--Asset Sales" or to comply with "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

         (4) failure by Foamex or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the notes, the indenture, the Subsidiary Guarantees or the Security Documents;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Foamex or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Foamex or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its stated maturity,

                           and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the Stated Maturity of which has been so accelerated, aggregates $20.0 million or more;


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

         (6) failure by Foamex or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged, bonded (such that a judgment creditor could not proceed against the assets of Foamex or any of its Restricted Subsidiaries) or stayed for a period of 60 days after entry thereof;

         (7) (a) except as permitted by the indenture, any Subsidiary Guarantee or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice, or (b) any Issuer or Guarantor, or any Person acting on behalf of any Issuer or Guarantor, shall deny or disaffirm its obligations under any Subsidiary Guarantee or Security Document; and

         (8) certain events of bankruptcy or insolvency described in the indenture with respect to Foamex, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

         If any Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary all outstanding notes will become due and payable immediately without further action or notice.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

         The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to April 1, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the notes prior to April 1, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

         No partner, director, officer, employee, incorporator or stockholder of the Issuers or any of its Restricted Subsidiaries, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture, the Subsidiary Guarantees or the Security Documents, or for any claim


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based on, in respect of, or by reason of, such obligations or their creation.
Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

         (2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

         (4)      the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes and to release certain defaults or events of default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;


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         (3)      in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Foamex or any of its Restricted Subsidiaries is a party or by which Foamex or any of its Restricted Subsidiaries is bound;

         (6) the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

         (7) the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Subsidiary Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes, the Subsidiary Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

         (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;


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         (6)      make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

         (8) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Subsidiary Guarantees or the Security Documents:

         (1)      to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of the Issuers' or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

         (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights of any such Holder under the indenture, the notes, the Subsidiary Guarantees or the Security Documents;

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

         (6) to allow any Subsidiary or any other Person to guarantee the notes; or

         (7) if necessary, in connection with any addition or release of Collateral permitted under the terms of the indenture or Security Documents.

         In addition, without the consent of any Holder of notes, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations will automatically apply to the comparable provision of the comparable Security Document entered into in connection with the notes. We will also be entitled to other releases of the Collateral or the Subsidiary Guarantees as described above under the captions " --Guarantees" and "--Security." If we wish under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Subsidiary Guarantee, we will be entitled to do so if we mail written notice of our request to the trustee and the Holders of the notes and if we do not receive written objections from holders of at least 25% in principal amount of the notes within 20 Business Days after that mailing. If we receive such objections, then we will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless we obtain the consent of the Holders of a majority in outstanding principal amount of the notes.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:


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         (1)      either:

                  (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

                  (b) all notes that have not been delivered to the trustee for cancellation have (1) become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 18 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of Foamex, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor are bound;

         (3) The Issuers or any Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

         (4) The Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

         If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; HOWEVER, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


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ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the indenture and the Security Documents without charge by writing to the Chief Financial Officer of Foamex L.P. at 1000 Columbia Avenue, Linwood, Pennsylvania 19061.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person to the extent of the fair market value of such asset where the Indebtedness so secured is not the Indebtedness of such Person.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. Notwithstanding the foregoing, The Bank of Nova Scotia and its Affiliates shall not be deemed an Affiliate of the Issuers so long as their beneficial ownership of the outstanding common stock (without counting any shares of common stock issuable upon conversion of our Series B Preferred Stock) in Foamex International Inc. is less than 40% for so long as Foamex International and/or its Subsidiaries are the sole partners of Foamex. In addition, no Person (other than Foamex or a Restricted Subsidiary of Foamex) in which a Receivables Subsidiary makes an Investment in connection with a Receivables Transaction shall be deemed to be an Affiliate of Foamex or any of its Restricted Subsidiaries solely by reason of such Investment.

         "ASSET SALE" means:

         (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of goods, inventory, licensing of intellectual property or sales of services, in each case, in the ordinary course of business consistent with past practices; PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Foamex and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption " --Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issue or sale by Foamex or any of its respective Restrictive Subsidiaries of Equity Interests of any of Foamex's Restricted Subsidiaries.

         Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:


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

         (1) any single transaction or a series of related transactions (x) that have a fair market value less than or equal to $10.0 million or (y) for Net Proceeds less than or equal to $10.0 million;

         (2)      any sale and leaseback transaction;

         (3)      the granting of a Permitted Lien;

         (4)      the transfer/sale or other disposition of cash and Cash
                  Equivalents;

         (5) sales of goods, inventory, services, equipment, accounts receivables and other/obsolete assets in the ordinary course of business;

         (6)      a Receivables Transaction;

         (7) a transfer of assets by either of Foamex to a Restricted Subsidiary or by a Restricted Subsidiary to Foamex or to another Restricted Subsidiary;

         (8) an issuance or transfer of Equity Interests by a Restricted Subsidiary to Foamex or to another Restricted Subsidiary;

         (9)      Hedging Obligations;

         (10) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"

         (11) the sale, lease, conveyance, disposition or other transfer of the Capital Stock of an Unrestricted Subsidiary;

         (12) any sale, lease, conveyance or disposition by a Foreign Subsidiary; and

         (13) with respect to any asset constituting Indebtedness of an Affiliate of Foamex existing as of the date of the indenture, the acceptance of the collateral securing such Indebtedness in satisfaction of such Indebtedness.

         "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning; PROVIDED, HOWEVER, that (i) a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, a merger agreement, or similar agreement, until the consummation of the transactions contemplated by such agreement, (ii) for the purposes of determining beneficial ownership of the Voting Stock of Foamex, The Bank of Nova Scotia and its Affiliates shall not be deemed to have any beneficial ownership of any shares of common stock of Foamex International issuance upon conversion of the Series B Preferred Stock and (iii) for so long as Foamex International


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

and/or its Subsidiaries are the sole partners of Foamex, for purposes of determining beneficial ownership of Foamex, stockholders of Foamex International shall be deemed to beneficially own a percentage of Voting Stock of Foamex equal to their percentage beneficial ownership of Voting Stock of Foamex International.

         "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the Board of Directors of the corporation or any authorized committee of the Board of Directors;

         (2) with respect to a partnership, the Board of Directors of the general partner of the partnership, any authorized committee of the Board of Directors or the management committee or other governing body prescribed by the governing documents of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function or any authorized committee of such board or committee.

         For so long as Foamex is a subsidiary of Foamex International, if for any reason a majority of the disinterested directors is required to approve a matter or a resolution of the Board of Directors of Foamex is necessary, the requirement may be satisfied by the approval of a majority of the disinterested directors on the Foamex International Inc.'s Board of Directors or a resolution from such Board of Directors.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day in The City of New York, or in the city of the Corporate Trust Office of the trustee, on which banks are authorized to close.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "CAPITAL STOCK" means:

         (1)      in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CASH EQUIVALENTS" means:

         (1)      United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (PROVIDED that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

         (3) certificates of deposit and time deposits, including eurodollar time deposits, with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any


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

                  lender party to the Credit Agreement, with any domestic commercial bank having capital and surplus in excess of $100.0 million or with a commercial bank organized under the law of any country that is a member of OECD having total assets in excess of $100.0 million;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations then from such other nationally recognized rating service acceptable to the Trustee);

         (6) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $100.0 million, a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $100.0 million and commercial paper issued by others having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized voting service acceptable to the trustee);

         (7) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $50.0 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $50.0 million; and

         (8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
                  (1) through (7) of this definition.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Foamex and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below);

         (2) the adoption of a plan relating to the liquidation or dissolution of Foamex;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties and disregarding any holding companies or similar entities whose principal asset is Voting Stock of Foamex, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Foamex, measured by voting power rather than number of shares;

         (4) the first day on which a majority of the members of the Board of Directors of Foamex are not Continuing Members; PROVIDED that notwithstanding the foregoing, so long as Foamex is a Subsidiary of Foamex International Inc., this provision shall be deemed to be complied with for so long as the majority of the members of the Board of Directors of Foamex International Inc., are Continuing Members; or

         (5) for so long as the Senior Subordinated Notes are outstanding, a change of control under the indentures governing the Senior Subordinated Notes.

         "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

         (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or discontinued operations, to the extent such losses were deducted in computing such Consolidated Net Income, PLUS

         (2) provision for taxes based on income or profits or any Tax Distributions of such Person and its Restricted Subsidiaries for such period (including, to the extent applicable, payments made pursuant to any tax sharing agreements), to the extent that such provision for taxes or Tax Distribution was deducted in computing such Consolidated Net Income, PLUS

         (3)      Consolidated Interest Expense, PLUS

         (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, MINUS

         (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

         Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Foamex that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Foamex only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Foamex by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, total interest expense, whether paid or accrued (without duplication) (including the interest component of capital leases), of Foamex and its Restricted Subsidiaries on a consolidated basis, (a) including, without limitation, (i) all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit and (ii) net costs (and reduction for net benefits) under interest rate Hedging Obligations, (b) but excluding, however, (i) amortization of discount, (ii) interest paid in property other than cash or (iii) any other interest expense not payable in cash, all as determined in conformity with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense, whether paid or accrued (without duplication) (including the interest component of capital leases), of Foamex and its Restricted Subsidiaries on a consolidated basis, including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit and net costs (and reduction for net benefits) under interest rate Hedging Obligations, all as determined in conformity with GAAP.

         "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

         (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

         (2) the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the cumulative effect of a change in accounting principles will be excluded;

         (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Foamex or one of its Restricted Subsidiaries, except as provided in clause
                  (1); and

         (5) expenses and charges related to the Transactions which are paid, taken or otherwise accounted for within 180 days of the date of the indenture shall be excluded.

         "CONSOLIDATED WORKING CAPITAL" means, as of any date of determination, the difference of (a) the current assets (other than cash and Cash Equivalents) of Foamex and its Restricted Subsidiaries on a consolidated basis MINUS (b) the current liabilities (other than (i) current maturities of Indebtedness and (ii) other Indebtedness to the extent included as a current liability of Foamex and its Restricted Subsidiaries) of Foamex and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

         "CONTINUING MEMBERS" means, as of any date of determination, any member of the Board of Directors of Foamex who:

         (1) was a member of such Board of Directors on the date of the indenture; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Members who were members of such Board at the time of such nomination or election.

         "CONTRIBUTIONS" means any loans, cash advances, capital contributions, investments or other transfers of assets for less than fair value by Foamex or any of its Restricted Subsidiaries to any Subsidiary or other Affiliate of Foamex or any of its Restricted Subsidiaries, other than loans and cash advances of officers and directors made in the ordinary course of business not to exceed $5.0 million.

         "CREDIT AGENT" means Citicorp USA, Inc., in its capacity as administrative and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the "Senior Agent" pursuant to the Intercreditor Agreement.

         "CREDIT AGREEMENT" means that certain amended and restated Credit Agreement, dated as of the date of the indenture, by and among Foamex, FMXI, Inc., the lenders party thereto and Citicorp USA, Inc., as administrative and collateral agent, providing for up to $310.7 million of borrowings consisting of a


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revolving credit facility and term loan facilities together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements adding Subsidiaries as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the aggregate principal amount that may be borrowed thereunder; PROVIDED that such increase in borrowings is within the definition of Permitted Debt or is otherwise permitted under the covenant described "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock") all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent, lender or group of lenders.

         "CREDIT AGREEMENT OBLIGATIONS" means (i) all Indebtedness outstanding under one or more of (x) the Credit Agreement or (y) any other First-Lien Credit Facilities that (1) constitutes Permitted Debt or is otherwise permitted under the covenant described in "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (2) is designated by Foamex as "Credit Agreement Obligations" for purposes of the indenture, (ii) all other Obligations not constituting Indebtedness of an Issuer or Guarantor under the Credit Agreement or any such other First-Lien Credit Facility, including, without limitation, Obligations in respect of cash management services or Hedging Obligations that are included as "Obligations" under and as defined in the Credit Agreement or such other First-Lien Credit Facility and (iii) all other Obligations of an Issuer or any Guarantor in respect of cash management services or Hedging Obligations that are designated by Foamex to be "Credit Agreement Obligations" for purposes of the indenture.

         "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DISCHARGE OF CREDIT AGREEMENT OBLIGATIONS" means payment in full of the principal of, interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Credit Agreement Obligations that are due and payable at or prior to the time such principal and interest are paid.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Foamex to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Foamex may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."


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         "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of
Foamex that was formed under the laws of the United States or any state of the United States or the District of Columbia.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "EQUITY OFFERING" means a public offering or private placement of Equity Interests (other than Disqualified Stock) of:

         (1) any entity that directly or indirectly owns equity interests in Foamex, to the extent the net proceeds are contributed to Foamex;

         (2) any subsidiary of Foamex to the extent the net proceeds, are distributed, paid, lent or otherwise transferred to Foamex that results in the net proceeds to Foamex of at least $25.0 million; or

         (3)      Foamex.

         A private placement of Equity Interests will not be deemed an Equity Offering unless net proceeds of at least $25.0 million are received.

         "EXCESS CASH FLOW" means, for any fiscal year, the excess (if any),

         (1)      of the sum (for such fiscal year) of, without duplication:

                  (a)      Consolidated Cash Flow, PLUS

                  (b)      Proceeds of Issuance of Equity Interests, PLUS

                  (c) the net decrease in Consolidated Working Capital since the last day of the immediately preceding fiscal year, OVER

         (2)      the sum (for such fiscal year) of, without duplication:

                  (a) Consolidated Cash Interest Expense actually paid by such Persons, PLUS

                  (b) scheduled payments, to the extent actually made, of the principal amount of Indebtedness of Foamex and its Restricted Subsidiaries except the application of proceeds of Permitted Refinancing Indebtedness or another refinancing of Indebtedness permitted under the indenture, PLUS

                  (c) all federal, state and foreign income taxes actually paid in cash by Foamex and its Restricted Subsidiaries and payments under the Tax Sharing Agreement, PLUS

                  (d) capital expenditures in accordance with GAAP actually made by Foamex and its Restricted Subsidiaries in such fiscal year, PLUS

                  (e) the net increase in Consolidated Working Capital since the last day of the immediately preceding fiscal year.

         "EXISTING INDEBTEDNESS" means Indebtedness of Foamex and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.


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         "FIRST-LIEN CREDIT FACILITIES" means the Credit Agreement and any other
Credit Facility that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by Foamex as a "First-Lien Credit Facility" upon incurrence of such Indebtedness for the purposes of the indenture.

         "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

         (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated giving effect only to those acquisition-related cost savings that have been realized or that Foamex's chief financial officer reasonably believes will be realized;

         (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

         (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date, in each of cases (1), (2) and (3) as determined by a responsible financial or accounting officer of Foamex.

         Furthermore, in calculating the Fixed Charge Coverage Ratio, for purposes of determining Fixed Charges, but not Consolidated Cash Flow, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date, and (b) notwithstanding
(a) above, interest on Indebtedness to the extent such interest is covered by a Hedging Obligation shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such Hedging Obligation.

         "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

         (1)      Consolidated Cash Interest Expense, PLUS

         (2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period, to the extent related to Indebtedness, PLUS


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         (3)      any interest expense on Indebtedness of another Person (other than that Person's Restricted Subsidiaries) that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, but only to the extent of the interest expense attributable to the lesser of (a) the principal amount of such Indebtedness, or (b) the fair market value of such asset, PLUS

         (4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person (other than dividend payments or distributions to such Person or its Restricted Subsidiaries or dividends on Equity Interests payable solely in Equity Interests of the Issuers (other than Disqualified Stock)), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Distribution of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, MINUS

         (5) the costs, charges or expenses described in clause (5) of the definition of Consolidated Net Income to the extent included in clauses (1) through (4) above.

         "FOAMEX LATIN AMERICA" means Foamex Latin America, Inc. and its direct and indirect Subsidiaries.

         "FOREIGN SUBSIDIARY" means any Subsidiary of Foamex either (a) which is organized outside of the United States of America, (b) whose principal activities are conducted outside of the United States of America or (c) whose material assets are Equity Interests in Subsidiaries which are Foreign Subsidiaries.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "GUARANTORS" means:

         (1) all Domestic Restricted Subsidiaries that guarantee Credit Agreement Obligations or that, so long as the Senior Subordinated Notes are outstanding, guarantee the Senior Subordinated Notes; and

         (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture,

         and their respective successors and assigns.

         "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:


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

         (1) interest rate or currency swap agreements, interest rate or currency cap agreements and interest rate or currency collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and/or currency exchange rates.

         "INDEBTEDNESS" means, with respect to any specified Person without duplication, any indebtedness of such Person, whether or not contingent:

         (1)      in respect of borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)      in respect of banker's acceptances;

         (4)      representing Capital Lease Obligations; or

         (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable,

         if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) to the extent of the fair market value of such asset where the Indebtedness so secured is not the Indebtedness of such person and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

         (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

         Notwithstanding anything in the indenture to the contrary, Hedging Obligations and Obligations under the Tax Sharing Agreement shall not constitute Indebtedness, except to the extent they appear on the balance sheet of Foamex.

         Notwithstanding anything in the indenture to the contrary, Indebtedness of Foamex and its Restricted Subsidiaries shall not include (1) any Indebtedness of a Receivables Subsidiary solely by reason of representations, warranties, covenants and indemnities entered into by Foamex or any of its Restricted Subsidiaries which are reasonably customary in a Receivables Transaction and (2) any Indebtedness of Foamex and any of its Restricted Subsidiaries that has been either satisfied and discharged or defeased through covenant defeasance or legal defeasance.

         "INSOLVENCY OR LIQUIDATION PROCEEDING" means:

         (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Foamex or to the creditors of Foamex as such, or to the assets of Foamex;


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

         (2) any liquidation, dissolution, reorganization or winding up of Foamex, whether voluntary or involuntary and involving insolvency or bankruptcy; or


         (3) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Foamex.


         "INTERCREDITOR AGREEMENT" means that certain intercreditor agreement, dated as of the date of the indenture, by and among the Issuers, the Guarantors, the Credit Agent and the trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Foamex or any Restricted Subsidiary of Foamex sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Foamex such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Foamex, Foamex will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Foamex's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." A provision in an agreement relating to the purchase or sale of any of Foamex's or its Restricted Subsidiaries' assets containing an "earn out" or providing for an adjustment to the purchase or sale price based on a financial statement relating to the assets purchased or sold shall not be deemed to be an "Investment."

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

         "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to any registration rights agreement.

         "MOODY'S" means Moody's Investors Service, Inc.

         "NET INCOME" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (or loss), together with any related provision for taxes or Tax Distributions on such gain (or loss), realized in connection with: (a) any Asset Sale (including without limitation, dispositions pursuant to sale and leaseback transactions, whether or not an Asset Sale); or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

         (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain (or loss); and

         (3)      Tax Distributions, or the accrual thereof.


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

         "NET PROCEEDS" means the aggregate cash proceeds received by Foamex or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

         (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, consent fees to facilitate such Asset Sales and sales commissions, and any relocation expenses incurred as a result of the Asset Sale;

         (2) taxes or Tax Distributions paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

         (3) any reserve for adjustment in respect of the sale price of such asset or assets or deduction in respect of any liabilities associated with such asset or assets established in accordance with GAAP;

         (4) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; and

         (5) in the case of a sale by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the minority interests' proportionate share of such Net Proceeds.

         "NON-RECOURSE DEBT" means Indebtedness:

         (1) as to which neither of Foamex nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding, in the case of a Receivables Subsidiary, warranty claims, indemnity rights and rights of set-off with respect to accounts receivable that are sold to the Receivables Subsidiary), (b) is directly or indirectly liable (as a guarantor or otherwise, except as set forth in (a)), or (c) constitutes the lender (except as set forth in (a));

         (2) with respect to any Unrestricted Subsidiary, no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the notes and the Senior Subordinated Notes) of Foamex or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3) as to which the lenders, except for lenders under instruments governing Acquired Debt (a) have acknowledged that they do not have recourse to the holder of the Equity Interest of the debtor or (b) have been notified in writing that they will not have any recourse to the assets of Foamex or stock or assets of any of its Restricted Subsidiaries.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including any obligation to post cash collateral in respect of letters of credit and any other obligations), or any obligation for cash management services or Hedging Obligations.


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

         "PERMITTED BUSINESS" means:

         (1) the manufacture and/or distribution of polyurethane and advanced polymer foam and activities related thereto; and

         (2) other businesses engaged in by Foamex and its Restricted Subsidiaries on the date of the indenture and similar or reasonably related lines of businesses to those engaged in by Foamex on the date of the indenture, including, but not limited to, the manufacture and distribution of plastics and related products.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment in Foamex or in a Restricted Subsidiary of Foamex;

         (2)      any Investment in Cash Equivalents;

         (3) any Investment by Foamex or any Restricted Subsidiary of Foamex in a Person, if as a result of such Investment:

                  (a) such Person becomes a Restricted Subsidiary of Foamex; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Foamex or a Restricted Subsidiary of Foamex;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

         (5) any acquisition of assets or equity solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Foamex or solely as a capital contribution in respect of any such Equity Interests to Foamex;

         (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

         (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding not to exceed the sum of (A) $15.0 million, and (B) the aggregate net cash proceeds (or non-cash proceeds when converted into cash or Cash Equivalents) received by Foamex and its Restricted Subsidiaries from the sale or disposition of investments or dividends or other distributions from investments existing as of the date of the indenture or made pursuant to this clause (7);

         (8) Hedging Obligations entered into in the ordinary course of business in connection with the operation of the business of Foamex and its Restricted Subsidiaries or as otherwise permitted by the indenture;

         (9) securities received in connection with any good faith settlement or any insolvency or bankruptcy case or proceeding or any receivership, reorganization, liquidation or other similar case or proceeding;


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

         (10) prepaid expenses and loans or advances to employees and similar items in the ordinary course of business;

         (11) endorsements of negotiable instruments and other similar negotiable documents;

         (12)     transactions with Affiliates as permitted under the indenture;

         (13)     Investments outstanding as of the date of the indenture;

         (14) Investments in, including Contributions to, Foamex Latin America, Foamex Asia or one or more Foreign Subsidiaries, provided that the maximum amount of such Investments made subsequent to the date of the indenture pursuant to this clause (14) outstanding at any one time does not exceed $50.0 million, plus the cash dividends and distributions received by Foamex and its Restricted Subsidiaries with respect to Investments pursuant to this clause (14);

         (15) Investments in one or more Persons engaged in a Permitted Business; PROVIDED, HOWEVER, that the maximum amount of such Investments made subsequent to the date of the indenture pursuant to this clause (15) outstanding at any one time does not exceed $5.0 million, plus the cash dividends and distributions received by Foamex and its Restricted Subsidiaries with respect to Investments made pursuant to this clause (15);

         (16) Investments in a Receivables Subsidiary not otherwise restricted by the terms of the indenture; and

         (17) Guarantees of Indebtedness permitted to be incurred under the Indenture.

         "PERMITTED LIENS" means any of the following Liens which complies, to the extent applicable, with the requirements described in the second paragraph of the covenant set forth above under the caption "--Certain Covenants--Liens":

         (1) Liens upon any property of any Issuer or Restricted Subsidiary securing any Indebtedness permitted to be incurred under the first paragraph of, or clause (1) or (15) of the second paragraph of, the covenant set forth above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and all other Obligations of any Issuer or Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

         (2)      Liens securing the notes and the Subsidiary Guarantees;

         (3)      Liens in favor of Foamex or any Restricted Subsidiary;

         (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Foamex or any Restricted Subsidiary of Foamex; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Foamex or the Subsidiary;

         (5) Liens on property existing at the time of acquisition of the property by Foamex or any Restricted Subsidiary of Foamex, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition;

         (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--


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

                  Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

         (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

         (8) Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of Foamex or any Restricted Subsidiary of Foamex with respect to obligations that do not exceed in the aggregate $25.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

         (9)      Liens in favor of the trustee;

         (10)     Liens on Receivables in connection with a Receivables
                  Transaction;

         (11) Liens incurred in connection with Permitted Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;

         (12)     Liens securing Hedging Obligations;

         (13) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

         (14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (15) Liens to secure Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary, provided that such Indebtedness is used by such Restricted Subsidiary to finance operations of such Foreign Subsidiary outside the United States;

         (16) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Foamex or any of its Restricted Subsidiaries as conducted at the relevant property;

         (17) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (18) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

         (19) any interest or title of a lessor in the property subject to any lease or arising from filing UCC financing statements regarding leases;


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         (20)     judgment Liens that do not constitute an Event of Default;

         (21) Liens existing on the date hereof and set forth on a schedule to the indenture;

         (22) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligation of a like nature incurred in the ordinary course of business; and

         (23) Liens securing obligations in respect of cash management services.

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Foamex or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other, in whole or in part, Indebtedness of Foamex or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends on the Indebtedness and the amount of all reasonable fees and expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded as determined in good faith by the Board of Directors; and

         (4) such Indebtedness is incurred either by Foamex or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, agency or political subdivision, or other entity.

         "PRINCIPALS" means Foamex International Inc., Marshall S. Cogan and/or any of their Affiliates.

         "PROCEEDS OF ISSUANCE OF EQUITY INTERESTS" means net cash proceeds received by Foamex or any of the Guarantors (including as a result of capital contributions) at any time from and after the date of the indenture on account of the issuance of any Equity Interest in Foamex International, Foamex or any Subsidiary in each case net of all transaction costs and underwriters' discounts with respect thereto.

         "PUBLIC DEBT" means obligations of Foamex or of a Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the intended market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).


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         "RECEIVABLES" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising:

         (1)      accounts;

         (2) accounts receivable incurred in the ordinary course of business, including without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance;

         (3) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods;

         (4) all reserves and credit balances with respect to any such accounts receivable or account debtors;

         (5) all letters of credit, security, or guarantees for any of the foregoing;

         (6) all insurance policies or reports relating to any of the foregoing;

         (7) all collection or deposit accounts relating to any of the foregoing;

         (8) all other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with a Receivables Transaction;

         (9) all contracts and contract rights relating to any of the foregoing;

         (10)     all proceeds of the foregoing; and

         (11)     all books and records relating to any of the foregoing.

         "RECEIVABLES SUBSIDIARY" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; PROVIDED, HOWEVER, all Indebtedness of such Unrestricted Subsidiary shall be Non-Recourse Debt.

         "RECEIVABLES TRANSACTION" means

         (1) the sale or other disposition to a third party of Receivables or an interest therein; or

         (2) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); PROVIDED that in each of the foregoing, Foamex or its Restricted Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

         "RELATED PARTY" means:

         (1) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Principal; or


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         (2)      any trust, corporation, partnership or other entity, the
                  beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

         "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

         "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S&P" means Standard & Poor's Ratings Group.

         "SENIOR SECURED LEVERAGE RATIO" means, with respect to any specified Person on any date of determination (the "Calculation Date"), the ratio, of

         (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP that is secured by Liens on the Collateral, TO

         (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries.

         For purposes of calculating the Senior Secured Leverage Ratio:

         (A) the adjustments described in clauses (1), (2) and (3) of the definition of Fixed Charge Coverage Ratio shall be made except that in the case of clause (1), cost savings may only be given effect to if they are permitted under Article 11 of Regulation S-X; and

         (B) transactions giving rise to the need to calculate the Senior Secured Leverage Ratio shall be assumed to have occurred on the first day of the four-quarter reference period.

         "SENIOR SUBORDINATED NOTES" means the Issuers' 13 1/2% Senior Subordinated Notes due 2005 and 9 7/8% Senior Subordinated Notes due 2007.

         "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "STATED MATURITY" means, with respect to any installment of interest, accreted value, or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value, or principal prior to the date originally scheduled for the payment or accretion thereof.

         "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and


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

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         "TAX SHARING AGREEMENT" means the tax sharing agreement, among Foamex International Inc., Foamex and certain of their Subsidiaries as modified, amended, restated or otherwise revised in accordance with the indenture.

         "UNRESTRICTED SUBSIDIARY" means any direct or indirect Subsidiary of Foamex (other than Foamex Capital or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

         (1)      has no Indebtedness other than Non-Recourse Debt;

         (2) on the date of such designation is not party to any agreement, contract, arrangement or understanding with Foamex or any Restricted Subsidiary of Foamex unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Foamex or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Foamex or such Restricted Subsidiary;

         (3) is a Person with respect to which neither Foamex nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or
                  (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Foamex or any of its Restricted Subsidiaries; and

         (5) has at least one director on its board of directors that is not a director, member of the Board of Directors or executive officer of Foamex or any of its Restricted Subsidiaries and has at least one executive officer that is not a director, member of the Board of Directors or executive officer of Foamex or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of Foamex as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Foamex as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Foamex will be in default of such covenant. The Board of Directors of Foamex may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Foamex of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


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

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by
                  (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, BY

         (2)      the then outstanding principal amount of such Indebtedness.

         "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.


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

                          BOOK-ENTRY, DELIVERY AND FORM

         Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

DEPOSITORY TRUST COMPANY PROCEDURES

         For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, Societe Anonyme. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

         The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

         The Depository Trust Company has also advised us that, in accordance with its procedures,

         (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

         (2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

         The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

         Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository


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

Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

         The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

         Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

         Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Foamex, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for:

         (1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

         (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

         The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

         Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Foamex and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

         Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and transfers


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

between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

         Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Foamex, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

         A global note will be exchangeable for definitive notes in registered certificated form if:

         (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 120 days,

         (2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 120 days, or

         (3) we elect to cause the issuance of the certificated notes upon a notice of the trustee.

         In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

         Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.


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SAME DAY SETTLEMENT

         We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

PAYMENT

         The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

         (1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

         (2)      transfer to an account maintained by the payee.


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                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material U.S. federal income tax consequences of the exchange of initial notes in accordance with the exchange offer, and the ownership and disposition of the exchange notes by holders who acquire the exchange notes in the exchange offer. This summary does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences of the ownership and disposition of the exchange notes, and does not address any other taxes that might be applicable to a holder of the exchange notes. The U.S. Internal Revenue Service ("IRS") may not take a similar view of these consequences. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.


         The following discusses only exchange notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, Non-U.S. Holders (as defined below) engaged in a trade or business in the United States or persons who have ceased to be United States citizens or to be taxed as resident aliens. Prospective investors should consult their tax advisors with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         As used herein, the term "Non-U.S. Holder" means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

         o        a nonresident alien individual;

         o        a foreign corporation; or

         o        a nonresident alien fiduciary of a foreign estate or trust.

         The term "U.S. Holder" refers to holders who are not Non-U.S. Holders.

         Prospective purchasers that are partnerships or who would hold the exchange notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of holding the exchange notes.


U.S. HOLDERS

         PAYMENT OF INTEREST


         Interest paid on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Liquidated damages paid on the initial notes pursuant to the registration rights agreement generally should be taxable to a U.S. Holder as ordinary income at the time it accrued or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.


         In certain circumstances (see "Description of Notes--Repurchase at the Option of Holders--Change of Control") we may be obligated to pay you amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognize if there is only a remote chance as of the date the exchange notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any exchange notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, you might be required to accrue income on your exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If you are a U.S. Holder and we pay a premium pursuant to the change of control provisions, you will be required to recognize such amounts as income.

         MARKET DISCOUNT AND BOND PREMIUM

         If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. Holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, including dispositions which are nonrecognition transactions under certain provisions of the Code, the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. Holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. A U.S. Holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

         If a U.S. Holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. Holder exchanges an initial note, with respect to which there is a bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

         FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

         The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, you will not recognize any gain or loss upon the receipt of an exchange note. Your holding period for an exchange note will include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note at the time of the exchange. Further, any market discount or bond premium

(as discussed above) applicable to the initial notes should carry over to the exchange notes. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

         SALE, EXCHANGE OR DISPOSITION OF THE NOTES

         Upon the sale, exchange or other disposition of an exchange note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such holder's adjusted tax basis in the exchange note. Such gain or loss will be long-term capital gain or loss if the holder held the exchange note for more than one year. The deductibility of capital losses is subject to limitations.

         BACKUP WITHHOLDING

         Under some circumstances, the failure of a holder of exchange notes to provide sufficient information to establish that the holder is exempt from the backup withholding provisions of the Code will subject the holder to backup withholding on payments of interest or on the proceeds from a disposition of the exchange notes. In general, backup withholding applies if a noncorporate holder fails to furnish a correct taxpayer identification number, fails to report interest income in full or fails to certify that the holder is not subject to withholding. An individual's taxpayer identification number is generally the individual's social security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

         PAYMENT OF INTEREST

         Subject to the discussion below concerning backup withholding, payments of interest on the exchange notes by us or any paying agent thereof to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

         o such holder (1) does not own, actually or constructively, 10% or more of our partnership interests, measured by right to receive capital or profits, or 10% or more of the total combined voting power of all classes of Foamex Capital Corporation's stock entitled to vote, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (3) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

         o the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

         The certification requirement referred to above will be fulfilled if the beneficial owner of an exchange note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address, and (1) such beneficial owner files such Form W-8BEN with the withholding agent or (2) in the case of an exchange note held by a foreign intermediary or partnership, certification requirements are complied with under the Treasury regulations. For example, unless a foreign partnership has entered into a withholding agreement with the IRS, under the Treasury regulations, the foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

         The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the Non-U.S. Holder properly certifies to its entitlement to such treaty benefits.

         U.S. withholding tax at a rate of 30% will be withheld on any payment on the initial notes to Non-U.S. Holders of liquidated damages pursuant to the registration rights agreement, unless a treaty applies to reduce or eliminate such withholding and the Non-U.S. Holder properly certifies to its entitlement to such treaty benefits. If U.S. withholding tax is withheld from any payment of liquidated damages to a Non-U.S. Holder and such payment is determined not to be subject to U.S. federal income tax, a Non-U.S. Holder would be entitled to a refund of any tax withheld.


         As more fully described under "Description of Notes--Repurchase at the Option of Holders--Change of Control," upon the occurrence of certain enumerated events we may be required to make additional payments to you. Such payments may be treated as interest, subject to the rules described above, or as other income subject to U.S. federal withholding tax.

         SALE, EXCHANGE OR DISPOSITION OF THE NOTES

         Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of an exchange note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such exchange note, unless:

         o such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

         o the holder is subject to the special rules applicable to certain former citizens and/or former residents of the United States.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         We must report annually to the IRS and to each Non-U.S. Holder any interest paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by the Company or any paying agent thereof on an exchange note if the certifications described above under "--Payment of Interest" are received, or the Non-U.S. Holder otherwise establishes an exemption, provided that we or such paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

         Payments on the sale, exchange or other disposition of an exchange note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

         The Treasury Regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. Non-U.S. Holders of exchange notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses not to exceed $10,000 of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon the validity of the exchange notes and the related guarantees.

                                     EXPERTS

         The consolidated financial statements as of and for the year ended December 31, 2001 of Foamex L.P. and subsidiaries included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the common control merger of Foamex L.P. and subsidiaries and Foamex Carpet Cushion, Inc.) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statement as of December 31, 2001 of Foamex Capital Corporation included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The (i) consolidated financial statements (before giving effect to the adjustments to give retroactive effect to the contribution of Foamex Carpet Cushion, Inc.) of Foamex L.P. and subsidiaries as of December 31, 2000 and the two years in the period ended December 31, 2000 not separately presented in this prospectus, (ii) financial statements of Foamex Carpet Cushion, Inc. as of December 31, 2000 and the two years in the period ended December 31, 2000 not separately presented in this prospectus, and (iii) financial statement of Foamex Capital Corporation as of December 31, 2000 included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose reports thereon appear herein, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York, (233 Broadway, New York, New York 10279) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.


         Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Foamex L.P., 1000 Columbia Avenue, Linwood, Pennsylvania 19061, Attention: Chief Financial Officer

                          FOAMEX L.P. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


FINANCIAL STATEMENTS OF REGISTRANTS

Foamex L.P.
    Independent Auditors' Report                                             F-2
    Reports of Independent Accountants                                       F-3
    Consolidated Balance Sheets as of December 31, 2000 and 2001             F-5
    Consolidated Statements of Operations for the years ended
         December 31, 1999, 2000 and 2001                                    F-7
    Consolidated Statements of Cash Flows for the years ended
         December 31, 1999, 2000 and 2001                                    F-8
    Consolidated Statements of Partners' Deficiency for the years
         ended December 31, 1999, 2000 and 2001                              F-9
    Notes to Consolidated Financial Statements                              F-10

Foamex Capital Corporation
    Independent Auditors' Report                                            F-42
    Report of Independent Accountants                                       F-43
    Balance Sheets as of December 31, 2000 and 2001                         F-44
    Notes to Balance Sheets                                                 F-45

Schedule II - Valuation and Qualifying Accounts                             F-48


Foamex L.P.
    Condensed Consolidated Statements of Operations (unaudited) -
         Six Months Ended June 30, 2001 and 2002                            F-49
    Condensed Consolidated Balance Sheets as of December 31, 2001
         and June 30, 2002 (unaudited)                                      F-50
    Condensed Consolidated Statements of Cash Flows (unaudited) -
         Six Months Ended June 30, 2001 and 2002                            F-51
    Notes to Condensed Consolidated Financial Statements (unaudited)        F-52

                          INDEPENDENT AUDITORS' REPORT


To the Partners of Foamex L.P.
Linwood, Pennsylvania

We have audited the accompanying consolidated balance sheet of Foamex L.P. and subsidiaries (the "Company"), an indirect wholly-owned subsidiary of Foamex International Inc. as of December 31, 2001, and the related consolidated statements of operations, cash flows and partners' deficiency for the year then ended. Our audit also included the consolidated financial statement schedule as of and for the year ended December 31, 2001. The consolidated financial statements and financial statement schedule give retroactive effect to the common control merger of Foamex L.P. and subsidiaries and Foamex Carpet Cushion, Inc., which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to the consolidated financial statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such 2001 consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The 2000 and 1999 financial statements were audited by other auditors. We audited the adjustments described in Note 1 that were applied to restate such financial statements to give retroactive effect to the common control merger of Foamex L.P. and subsidiaries and Foamex Carpet Cushion, Inc. In our opinion, such adjustments are appropriate and have been properly applied.



/s/ DELOITTE & TOUCHE LLP

March 25, 2002 (June 14, 2002 as to the condensed consolidating financial information included in Note 16 and as to Note 17)
Parsippany, New Jersey

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners of Foamex L.P.:

In our opinion, the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of operations, partners' deficiency and cash flows for each of the two years in the period ended December 31, 2000 of Foamex L.P. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of Foamex L.P. and its subsidiaries at December 31, 2000 and for each of the two years in the period ended December 31, 2000, (before giving effect to the adjustments to give retroactive effect to the contribution of Foamex Carpet Cushion, Inc., described in Note 1 and excluding the information included in
Note 16, "Guarantor Information", and in Note 17, "New Accounting Pronouncement") in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of Foamex L.P. and its subsidiaries (not presented separately herein) as of and for each of the two years ended December 31, 2000 (before giving effect to the adjustments to give retroactive effect to the contribution of Foamex Carpet Cushion, Inc., described in Note 1) when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7, during the year ending December 31, 2001, Foamex L.P.'s financial debt covenants, with which Foamex L.P. must comply on a quarterly basis, become more restrictive. Management's plans in regard to this matter are also described in Note 7.



/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 30, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of Foamex Carpet Cushion, Inc.:


In our opinion, the balance sheet as of December 31, 2000 and the related statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 2000 of Foamex Carpet Cushion, Inc. (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of Foamex Carpet Cushion, Inc. at December 31, 2000 and for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the financial statements Foamex Carpet Cushion, Inc.'s financial debt covenants, with which Foamex Carpet Cushion, Inc. must comply on a quarterly basis, become more restrictive. Management's plans in regard to this matter are also described in Note 5.



/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 30, 2001

                          FOAMEX L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,         DECEMBER 31,
                                                                                2000                 2001
                                                                            ------------         ------------
                                                                                       (thousands)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                $    4,873             $   15,059
    Accounts receivable, net of allowance for doubtful
      accounts and discounts of $9,926 in 2000 and $10,940 in 2001              170,590                173,461
    Inventories                                                                 100,334                 89,430
    Other current assets                                                         19,551                 32,685
                                                                             ----------             ----------

            Total current assets                                                295,348                310,635
                                                                             ----------             ----------

PROPERTY, PLANT AND EQUIPMENT
    Land and land improvements                                                    6,805                  7,512
    Buildings and leasehold improvements                                        100,169                116,232
    Machinery, equipment and furnishings                                        268,353                275,261
    Construction in progress                                                     21,964                  8,199
                                                                             ----------             ----------

            Total                                                               397,291                407,204

    Less accumulated depreciation and amortization                             (184,760)              (206,407)
                                                                             ----------             ----------

       Property, plant and equipment, net                                       212,531                200,797

COST IN EXCESS OF NET ASSETS ACQUIRED, net of
accumulated amortization of $29,317 in 2000 and $35,136 in 2001                 210,484                209,503

DEBT ISSUANCE COSTS, net of accumulated
amortization of $10,675 in 2000 and $14,643 in 2001                              15,082                 13,690

OTHER ASSETS                                                                     20,139                 33,025
                                                                             ----------             ----------

TOTAL ASSETS                                                                 $  753,584             $  767,650
                                                                             ==========             ==========

 The accompanying notes are an integral part of the consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,         DECEMBER 31,
                                                                       2000                  2001
                                                                    ------------         ------------
                                                                                (thousands)
LIABILITIES AND PARTNERS' DEFICIENCY
CURRENT LIABILITIES
    Current portion of long-term debt                               $   8,356            $   4,023
    Current portion of long-term debt - related party                  15,795               14,040
    Accounts payable                                                   82,889              128,756
    Accrued employee compensation and benefits                         21,853               25,858
    Accrued interest                                                    9,198                8,946
    Accrued restructuring                                               4,766               12,392
    Accrued customer rebates                                           23,839               21,869
    Cash overdrafts                                                     6,885                4,073
    Other accrued liabilities                                          14,470               25,405
    Deferred income taxes                                               1,511                1,632
                                                                    ---------            ---------

      Total current liabilities                                       189,562              246,994

LONG-TERM DEBT                                                        656,168              630,682

LONG-TERM DEBT - RELATED PARTY                                         31,590               17,550

ACCRUED EMPLOYEE BENEFITS                                              18,824               25,944

DEFERRED INCOME TAXES                                                     903                1,542

ACCRUED RESTRUCTURING                                                   4,681               12,604

OTHER LIABILITIES                                                      10,359               10,462
                                                                    ---------            ---------

    Total liabilities                                                 912,087              945,778
                                                                    ---------            ---------

COMMITMENTS AND CONTINGENCIES

PARTNERS' DEFICIENCY
    General partner                                                  (119,831)             (130,095)
    Limited partner                                                         -                     -
    Accumulated other comprehensive loss                              (24,461)              (36,322)
    Notes and advances receivable from partner                         (4,990)               (2,490)
    Notes receivable from related party                                (9,221)               (9,221)
                                                                    ---------            ---------
      Total partners' deficiency                                     (158,503)             (178,128)
                                                                    ---------            ---------

TOTAL LIABILITIES AND PARTNERS' DEFICIENCY                          $ 753,584            $ 767,650
                                                                    =========            =========

 The accompanying notes are an integral part of the consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                              1999              2000             2001
                                                              ----              ----             ----
                                                                             (thousands)
NET SALES                                                   $1,294,639        $1,257,778     $1,252,904

COST OF GOODS SOLD                                           1,114,331         1,085,753      1,072,823
                                                            ----------        ----------     ----------

GROSS PROFIT                                                   180,308           172,025        180,081

SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES                                                    74,976            68,374         79,286

RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES                     10,491             6,268         36,068
                                                            ----------        ----------     ----------

INCOME FROM OPERATIONS                                          94,841            97,383         64,727

INTEREST AND DEBT ISSUANCE EXPENSE                              72,725            75,229         63,237

INCOME FROM EQUITY INTEREST IN JOINT VENTURE                       512             1,652          1,645

OTHER EXPENSE, NET                                                (661)           (1,550)        (1,853)
                                                            ----------        ----------     ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                        21,967            22,256          1,282

PROVISION FOR INCOME TAXES                                       1,906             2,653          3,543
                                                            ----------        ----------     ----------

NET INCOME (LOSS)                                           $  20,061         $   19,603     $   (2,261)
                                                            ==========        ==========     ==========

 The accompanying notes are an integral part of the consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                   1999              2000           2001
                                                                   ----              ----           ----
                                                                                  (thousands)
OPERATING ACTIVITIES
   Net income (loss)                                          $   20,061        $   19,603       $  (2,261)
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization                                35,464            36,628          34,028
     Amortization of debt issuance costs, debt premium
        and debt discount                                          1,315             1,335           1,288
     Asset impairment and other charges                              314             2,621          13,811
     Loss on disposition of assets                                 1,156             1,654             963
     Provision for uncollectible accounts                          2,758             2,838           5,479
     Retirement benefit funding (greater) less than expense        1,865            (7,198)         (1,752)
     Deferred income taxes                                           235              (425)          1,068
     Other, net                                                      205               344               2
   Changes in operating assets and liabilities:
     Accounts receivable                                          15,223            (6,857)         (9,578)
     Inventories                                                  38,776            (2,452)         15,177
     Accounts payable                                            (63,522)              252          45,867
     Accrued restructuring                                           849            (3,352)         15,549
     Other assets and liabilities                                 13,889             7,873         (10,937)
                                                              ----------        ----------       ---------

        Net cash provided by operating activities                 68,588            52,864         108,704
                                                              ----------        ----------       ---------

INVESTING ACTIVITIES
   Capital expenditures                                          (20,080)          (23,593)        (22,482)
   Proceeds from sale of assets                                    1,510             3,570             600
   Repayment of note from Foamex International                     2,490                 -           2,500
   Acquisitions                                                        -                 -         (17,559)
   Increase in revolving loan with Foamex International             (676)           (1,814)              -
   Other investing activities                                        249            (1,850)         (1,130)
                                                              ----------        ----------       ---------

        Net cash used in investing activities                    (16,507)          (23,687)        (38,071)
                                                              ----------        ----------       ---------

FINANCING ACTIVITIES
   Repayments of short-term borrowings                            (1,330)           (1,627)              -
   Net proceeds from (repayments of) revolving loans             (25,753)           32,220         (20,905)
   Repayments of long-term debt                                   (8,271)          (20,550)         (8,538)
   Repayments of long-term debt-related party                     (9,652)          (41,898)        (15,795)
   Increase (decrease) in cash overdrafts                         (1,444)            1,029          (2,812)
   Debt issuance costs                                            (7,866)                -          (2,578)
   Repayment of tax distribution advance                          13,618                 -               -
   Distribution paid to partners                                 (17,205)              (41)         (3,861)
   Other financing activities                                          -                 -          (5,958)
                                                              ----------        ----------       ---------

        Net cash used in financing activities                    (57,903)          (30,867)        (60,447)
                                                              ----------        ----------       ---------

Net increase (decrease) in cash and cash equivalents              (5,822)           (1,690)         10,186

Cash and cash equivalents at beginning of period                  12,385             6,563           4,873
                                                              ----------        ----------       ---------

Cash and cash equivalents at end of period                    $    6,563        $    4,873       $  15,059
                                                              ==========        ==========       =========

 The accompanying notes are an integral part of the consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIENCY

                                                                  ACCUMULATED                    NOTES
                                                                    OTHER         NOTES        RECEIVABLE
                                            GENERAL   LIMITED   COMPREHENSIVE   RECEIVABLE       RELATED
                                            PARTNERS  PARTNERS       LOSS      FROM PARTNERS      PARTY      TOTAL
                                            --------  --------       ----      -------------      -----      -----
                                                                  (thousands)
1999
Balances at January 1, 1999                $(141,796) $      -    $(26,208)     $(18,608)       $(9,795)    $(196,407)
Net income                                       401    19,660                                                 20,061
Minimum pension liability adjustment                                12,331                                     12,331
Foreign currency translation adjustment                              4,954                                      4,954
                                                                                                            ---------
   Comprehensive income                                                                                        37,346
Distributions                                     (7)     (321)                                                  (328)
Distribution associated with tax
   distribution advance                         (346)  (16,967)                                               (17,313)
Repayment of note receivable from Foamex
   International                                                                   2,490                        2,490
Repayment of tax advance                                                          13,618                       13,618
Revolving loan with Foamex International                                            (676)                        (676)
Other                                                      215                                      574           789
Deficit balance of Limited Partner assumed
   by General Partner                          2,587    (2,587)                                                     -
                                           ---------  --------   ---------      --------        -------     ---------
Balances at December 31, 1999               (139,161)        -      (8,923)       (3,176)        (9,221)     (160,481)

2000
Net income                                       392    19,211                                                 19,603
Minimum pension liability adjustment                               (14,628)                                   (14,628)
Foreign currency translation adjustment                               (910)                                      (910)
                                                                                                            ---------
   Comprehensive income                                                                                         4,065
Distributions                                   (10)      (471)                                                  (481)
Revolving loan with Foamex International                                          (1,814)                      (1,814)
Other                                                      208                                                    208
Offset balance against Limited Partner deficit
   assumed by General Partner                 18,948   (18,948)                                                     -
                                           ---------  --------   ---------      --------        -------     ---------
Balances at December 31, 2000               (119,831)        -     (24,461)       (4,990)        (9,221)     (158,503)

2001
Net loss                                         (45)   (2,216)                                                (2,261)
Minimum pension liability adjustment                               (10,782)                                   (10,782)
Foreign currency translation adjustment                             (1,079)                                    (1,079)
                                                                                                            ---------
   Comprehensive loss                                                                                         (14,122)
Distributions                                   (160)   (7,845)                                                (8,005)
Repayment of note receivable from Foamex
   International                                                                   2,500                        2,500
Other                                                        2                                                      2
Offset balance against Limited Partner
   deficit assumed by General Partner        (10,059)   10,059                                                      -
                                           ---------  --------   ---------      --------        -------     ---------
Balances at December 31, 2001              $(130,095) $      -   $(36,322)      $ (2,490)       $(9,221)    $(178,128)
                                           =========  ========   =========      ========        =======     =========

 The accompanying notes are an integral part of the consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION

         ORGANIZATION

         Foamex L.P. operates in the flexible polyurethane and advanced polymer foam products industry. As of December 31, 2001, Foamex L.P.'s operations were conducted through its wholly-owned subsidiaries, Foamex Canada Inc. ("Foamex Canada"), Foamex Latin America, Inc. ("Foamex Mexico"), Foamex Asia, Inc. ("Foamex Asia") and through Foamex Carpet Cushion, Inc. ("Foamex Carpet"). Foamex Carpet was converted to a limited liability company and was contributed by Foamex International Inc. ("Foamex International") to Foamex L.P. on March 25, 2002. The contribution of Foamex Carpet has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements include the accounts of Foamex Carpet for all periods presented. Adjustments recorded to restate previously reported financial statements as of December 31, 2000 and the years ended December 31, 1999 and 2000 consisted of those necessary to include the balances and results of Foamex Carpet and to eliminate intercompany balances and transactions between Foamex L.P. and Foamex Carpet. Financial information concerning the business segments of Foamex L.P. is included in Note 11.

         The following table represents selected historical financial data for Foamex L.P. and subsidiaries and Foamex Carpet Cushion, Inc. and the adjustments required to affect merger of entities under common control similar to a pooling of interests.

                                                                                CONSOLIDATED
                                    FOAMEX L.P.    FOAMEX CARPET  ADJUSTMENTS   FOAMEX L.P.
                                    -----------    -------------  -----------   -----------
         2000 BALANCE SHEET
           Current Assets           $   263,191    $    43,763   $   (11,606)   $   295,348
           Total Assets             $   673,662    $    91,528   $   (11,606)   $   753,584
           Current Liabilities      $   153,713    $    47,455   $   (11,606)   $   189,562
           Long-Term Debt           $   656,168    $    31,590            --    $   687,758
           Partners' Deficiency/
            Stockholder's Equity    $  (168,907)   $    10,404            --    $  (158,503)

         1999 INCOME STATEMENT
           Net Sales                $ 1,190,679    $   301,010   $  (197,050)   $ 1,294,639
           Income from Operations   $    83,735    $    11,106            --    $    94,841
           Net Income               $    15,581    $     4,480            --    $    20,061

         2000 INCOME STATEMENT
           Net Sales                $ 1,161,017    $   270,898   $  (174,137)   $ 1,257,778
           Income from Operations   $    84,115    $    13,268            --    $    97,383
           Net Income               $    13,268    $     6,335            --    $    19,603

         FOAMEX INTERNATIONAL SHAREHOLDER AND CHANGE IN CONTROL DEVELOPMENTS

         Trace International Holdings, Inc. ("Trace") is a privately held company, which owned approximately 29% of Foamex International's outstanding voting common stock at September 30, 2000, and whose former Chairman also serves as Foamex International's Chairman. Foamex International's common stock owned by Trace was pledged as collateral against certain of Trace's obligations. Certain credit agreements and promissory notes of Foamex International's subsidiaries, pursuant to which approximately $401.1 million of debt was outstanding as of September 30, 2000, provided that a "change of control" would be an event of default and could result in the acceleration of such indebtedness. "Change of control" means, for this purpose, that (i) a person or related group, other than Trace, beneficially owns more than 25% of Foamex International's outstanding voting stock and (ii) such voting stock constitutes a greater percentage of such voting stock than the amount beneficially owned by Trace. Additionally, certain indentures of Foamex L.P. and Foamex Capital Corporation ("FCC"), a wholly-owned subsidiary of Foamex L.P., relating to senior subordinated notes of $248.0 million contain similar "change of control" provisions, which require Foamex L.P. and FCC to tender for such notes at a price in cash equal to 101% of

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control".

         On July 21, 1999, Foamex International was informed by Trace that it filed a petition for relief under Chapter 11 of the Bankruptcy Code in Federal Court in New York City. Subsequently, on January 24, 2000, an order was signed converting the Trace bankruptcy from Chapter 11 to Chapter 7 of the Bankruptcy Code. A trustee was appointed to oversee the liquidation of Trace's assets. Neither Trace's bankruptcy filing nor the conversion to Chapter 7 constituted a "change of control" under the provisions of the debt agreements described above.

         On July 31, 2000, Foamex International announced that it had entered into an agreement (the "Exchange Agreement") with The Bank of Nova Scotia relating to a portion of the 7,197,426 shares of Foamex International's common stock pledged by Trace to The Bank of Nova Scotia. The Exchange Agreement provided for the transfer of the pledged stock to The Bank of Nova Scotia in a manner that would not constitute a "change of control" as described above. These transactions were conditioned upon bankruptcy court approval of a settlement agreement between The Bank of Nova Scotia and the trustee for the Trace bankruptcy, which was entered on October 18, 2000. On November 2, 2000, the transactions contemplated by the Exchange Agreement and the settlement agreement were consummated, and did not constitute a "change of control". As a result, Trace no longer owns any shares of Foamex International's common stock.

         Under the Exchange Agreement, The Bank of Nova Scotia initially received 1,500,000 shares of Foamex International's common stock from the Trace bankruptcy estate and exchanged these common stock shares for 15,000 shares of a new class of Foamex International's non-voting non-redeemable convertible preferred stock (the "Series B Preferred Stock"). Each share of the Series B Preferred Stock can be converted into 100 shares of Foamex International's common stock but only if such conversion would not trigger a "change of control" event, as discussed above. The Series B Preferred Stock (a) is entitled to dividends only if a dividend is declared on Foamex International's common stock,
(b) ranks senior to any future preferred stock issued by Foamex International and (c) is entitled to a liquidation preference of $100 per share. Following this exchange, The Bank of Nova Scotia became the owner of 24.41% of the outstanding shares of Foamex International's common stock when the remaining 5,697,426 shares of Foamex International's common stock were transferred to The Bank of Nova Scotia from the Trace bankruptcy estate. Certain equity transactions, primarily the exercise of stock options, have reduced the Bank of Nova Scotia's common stock ownership percentage to 23.6% at February 15, 2002.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

         The consolidated financial statements include the accounts of Foamex L.P. and all majority-owned subsidiaries where control exists. The equity method of accounting is used for investments in which Foamex L.P. has significant influence, generally this represents ownership of at least 20% and not more than 50%. Foamex L.P. has a joint venture in Asia in which it increased its ownership to 70% in late 2001. Foamex L.P. does not have control due to the minority shareholders' substantive participation rights and therefore uses the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially subject Foamex L.P. to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Foamex L.P. maintains cash and cash equivalents and certain other financial instruments with various large financial institutions. Foamex L.P.'s periodic evaluation of these financial institutions are considered in Foamex L.P.'s investment strategy.

         Foamex L.P. sells foam products to the automotive, carpet, cushioning and other industries. Foamex L.P. performs ongoing credit evaluations of its customers and generally does not require collateral. Foamex L.P. maintains allowance accounts for potential credit losses and such losses have been within management's expectations.

REVENUE RECOGNITION, DISCOUNTS AND REBATES

         Revenue from sales, net of discounts and estimated returns, allowances and rebates, is recognized when product title passes to the customer, which is primarily at the time of shipment.

CASH AND CASH EQUIVALENTS

         Highly liquid investments with an original maturity of three months or less when purchased are recognized as cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

         An estimate of uncollectible accounts is maintained and is based on historical collection experience and specific customer collection issues. A significant change in the financial condition of one or more of Foamex L.P.'s larger customers could have a material impact on future results.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term nature of these instruments.

         The carrying amount and fair value of long-term debt at December 31, 2000 were $711.9 million and $595.1 million, respectively, and at December 31, 2001 were $666.3 million and $603.4 million, respectively. The fair value of long-term debt is estimated using quoted market prices, where available, or discounted cash flows. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings is generally 20 to 35 years, and the range for machinery, equipment and furnishings is 5 to 12 years. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the leasehold improvements. Depreciation expense for 1999, 2000 and 2001 was $27.9 million, $28.7 million and $26.4 million, respectively.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Maintenance and repairs are charged to expense as incurred. Renewals and major improvements are capitalized if they extend the life of the asset. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in the results of operations.

COST IN EXCESS OF NET ASSETS ACQUIRED

         The excess of the acquisition cost over the fair value of net assets acquired in business combinations accounted for as purchases is amortized using the straight-line method over 40 years. See the section below entitled "Future Accounting Changes - Goodwill and Other Intangible Assets."

IMPAIRMENT OF LONG-LIVED ASSETS

         Foamex L.P. reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be appropriate. Foamex L.P. assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

DEBT ISSUANCE COSTS

         Debt issuance costs consist of amounts incurred in obtaining long-term financing and are disclosed in the financing activities section of the consolidated statements of cash flows. These costs are being amortized over the term of the related debt using the effective interest method.

ENVIRONMENTAL REMEDIATION

         Environmental expenditures that relate to current operations are expensed. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

COMPREHENSIVE INCOME (LOSS)

         Other comprehensive income or loss items are revenues, expenses, gains and losses that under generally accepted accounting principles are excluded from net income and reflected as a component of partners' deficiency, including foreign currency translation and minimum pension liability adjustments.

FOREIGN CURRENCY TRANSLATION

         The financial statements of foreign subsidiaries have been translated into U.S. dollars by using period-end exchange rates for the assets and liabilities and the average exchange rates for the statements of operations. Currency translation adjustments are included in accumulated other comprehensive loss. Transaction gains (losses) are reflected in operations.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT

         Research and development costs are expensed as incurred. Amounts charged against income were $3.3 million, $2.5 million and $3.1 million in 1999, 2000 and 2001, respectively.

START-UP COSTS

         Costs incurred in the start-up of a facility, including training and production testing, are expensed as incurred.

INCOME TAXES

         Income taxes are accounted for under the asset and liability method. Under this method, deferred income taxes are provided for temporary differences between the financial reporting basis and income tax basis of assets and liabilities and for net operating loss carryforwards using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when it is considered more likely than not that a portion of the deferred income tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred income tax assets are subject to revision in future periods.

         Foamex L.P., as a limited partnership, is not subject to Federal income taxes; therefore no current or deferred provision has been provided for such taxes. However, Foamex L.P. has provided for the income taxes of certain states in which it is subject to taxes and for certain subsidiaries, which are subject to Federal and state income taxes and for subsidiaries located in foreign jurisdictions that file separate tax returns. The partners will provide for their respective shares of income or loss in their Federal or applicable state income tax returns. Foamex L.P. has a tax sharing agreement that provides for the payment of distributions to the partners for amounts that would be required to be paid if Foamex L.P. were a corporation filing separate tax returns. The ability of Foamex L.P. to make such distributions is limited by the terms of its credit agreement. See Notes 7 and 15.

ACCOUNTING CHANGES  - ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") requires the fair value of derivatives to be recognized in the consolidated balance sheet. Changes in the fair value of derivatives are recognized in earnings or in other comprehensive loss, essentially depending on the structure and the purpose of the derivatives. During 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amended SFAS No. 133 on a limited number of issues, was issued. The statements were effective for Foamex L.P. in the first quarter of 2001.

         These statements create a foundation that addresses accounting and reporting issues for a wide range of financial instruments defined as derivatives and related hedging activities. As of December 31, 2000 and 2001, Foamex L.P. did not have any derivatives, as defined in the statements. Accordingly, the adoption of the statements did not have any impact on the results of operations or financial position of Foamex L.P.

ACCOUNTING CHANGES - BUSINESS COMBINATIONS

         During 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") was issued. SFAS No. 141 addresses financial accounting and reporting for business combinations and limits the accounting for business combinations to the purchase method. The statement was effective for all business combinations, including the acquisition discussed in
Note 3, with an acquisition date of July 1, 2001, or later.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FUTURE ACCOUNTING CHANGES - GOODWILL AND OTHER INTANGIBLE ASSETS

         During 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") was issued. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. A key change as a result of implementing SFAS No. 142 will be that goodwill and certain other intangibles will no longer be amortized but will be periodically assessed for impairment, and as a result there may be more volatility in the reported results than under the previous standard because impairment losses are likely to occur irregularly and in varying amounts. Any impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of SFAS No. 142 will be reported as resulting from a change in accounting principle. Any goodwill and intangible assets acquired after June 30, 2001, including the acquisition discussed in Note 3, will be subject immediately to the nonamortization and amortization provisions of SFAS No. 142. The other provisions of SFAS No. 142 will be adopted by Foamex L.P. on January 1, 2002. Foamex L.P. continues to evaluate SFAS No. 142 and has not yet determined the complete impact, however Foamex L.P. expects that the adoption of SFAS No. 142 will reduce annual amortization expense by approximately $6.0 million. (See Note 17.)

FUTURE ACCOUNTING CHANGES - ASSET RETIREMENT OBLIGATIONS AND IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

         During 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") was issued. SFAS No. 143 requires the recognition of a liability for the estimated cost of disposal as part of the initial cost of a long-lived asset and will be effective in 2003. Subsequent to the third quarter of 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") was issued. SFAS No. 144 will provide a single approach for measuring the impairment of long-lived assets, including a segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. SFAS No. 144 will be effective in 2002. Foamex L.P. continues to evaluate the statements and has not yet determined the impact of SFAS No. 143 and SFAS No. 144.

RECLASSIFICATIONS

         Certain amounts from prior years have been reclassified to conform with the current presentation.

3.       ACQUISITION

         On July 25, 2001, Foamex L.P. purchased certain assets and assumed certain liabilities of General Foam Corporation, a manufacturer of polyurethane foam products for the automotive, industrial, and home furnishings markets, at a total cost of $18.5 million, which resulted in goodwill of approximately $9.0 million. The business was acquired due to its synergy with Foamex L.P.'s existing business. The assets purchased primarily included inventory and machinery and equipment. The results of the acquired business have been included in the consolidated financial statements since July 25, 2001. The effects of the acquisition on Foamex L.P.'s consolidated financial statements is not material.

4.       RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

2001

         In December 2001, Foamex L.P. announced the launching of its Operational Reorganization Plan to reduce its operating costs and accelerate revenue growth. The major initiatives of the Operational Reorganization Plan included plant rationalization, salaried headcount reductions, purchasing and logistics cost reductions and sales and marketing management.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES (CONTINUED)


         In connection with the plant rationalization, we identified a total of 17 plant operations to be closed. Costs associated with this aspect of the Operational Reorganization Plan included lease termination costs and severance and termination benefits aggregating $14.2 million.


       Additionally, we identified 100 salaried positions to be eliminated, mainly in support function areas. Severance, termination and other costs associated with these positions were estimated to be $4.4 million.


       Further, Foamex L.P. evaluated the recoverability of certain other long-lived assets, both associated and not associated with the Operational Reorganization Plan, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed". As a result, Foamex L.P. recorded an impairment provision of $13.8 million (net of anticipated proceeds of $4.6 million) to reduce these assets, included within the Foam Products and Carpet Cushion Products segments, to their estimated fair values. The assets which are held for disposal consist mainly of leasehold improvements and machinery and equipment which have a remaining carrying value of approximately $19.8 million and are expected to be disposed of during 2002.


       Other one-time period expenses during the fourth quarter consisted primarily of executive severance of $1.9 million and consulting fees related to the Operational Reorganization Plan in the amount of $1.2 million.


       Severance and termination benefits as a result of the Operational Reorganization Plan are expected to be incurred for a total of 746 employees, including 646 plant personnel and the 100 salaried positions discussed above. None of these employees were terminated as of December 31, 2001. Total cash outlays related to the Operational Reorganization Plan are expected to aggregate $17.0 million. We expect to complete implementation before the end of 2002.

       In addition, Foamex L.P. recorded $0.4 million for restructuring plans prior to the fourth quarter of 2001 that included severance for 41 employees of which all have been terminated and $1.4 million related to executive severance recorded as other charges. Foamex L.P. also recorded a net restructuring credit of $1.2 million related to changes in estimates to prior restructuring plans.


2000


       During 2000, Foamex L.P. recorded $6.2 million for restructuring plans that included severance for 102 employees of which all have been terminated. Foamex L.P. also recorded a net restructuring charge of approximately $0.1 million related to changes in estimates to prior years' restructuring plans. Also during 2000, Foamex L.P. received $3.6 million of net proceeds from the sale of assets related to restructuring plans.


1999


       During 1999, Foamex L.P. recorded $9.8 million for restructuring plans that included severance for 210 employees of which all have been terminated. Foamex L.P. also recorded a net restructuring charge of approximately $0.7 million related to changes in estimates to prior years' restructuring plans. Also during 1999, Foamex L.P. received $1.5 million of net proceeds from the sale of assets related to restructuring plans.


         The following table sets forth the components of Foamex L.P.'s restructuring and other charges (credits):

                                                       PLANT CLOSURE    PERSONNEL
                                            TOTAL       AND LEASES      REDUCTIONS       IMPAIRMENT        OTHER
                                            -----       ----------      ----------       ----------        -----
                                                                        (millions)
         1999
         Balance at January 1, 1999         $ 6.2          $11.9         $   -             $(5.7)          $  -
         Provision with adjustments          10.5            2.3           7.2               0.7            0.3
         Net cash receipts (spending)        (7.4)          (4.1)         (4.5)              1.5           (0.3)
         Asset impairment                    (0.3)             -             -              (0.3)             -
                                            -----          -----         -----             -----           ----
         Balance at December 31, 1999         9.0           10.1           2.7              (3.8)             -

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES (CONTINUED)

                                                       PLANT CLOSURE    PERSONNEL
                                            TOTAL       AND LEASES      REDUCTIONS       IMPAIRMENT        OTHER
                                            -----       ----------      ----------       ----------        -----
                                                                        (millions)
         2000
         Provision with adjustments           6.3            1.4           2.3               2.6              -
         Net cash receipts (spending)        (3.5)          (3.9)         (3.2)              3.6              -
         Asset impairment                    (2.6)            -             -               (2.6)             -
                                            -----          -----         -----             -----           ----
         Balance at December 31, 2000         9.2            7.6           1.8              (0.2)             -

         2001
         Provision with adjustments          36.1           10.2           8.0              13.4             4.5
         Net cash receipts (spending)        (6.5)          (3.1)         (2.0)              0.6            (2.0)
         Asset impairment                   (13.8)            -             -              (13.8)             -
                                            -----          -----         -----             -----           ----
         Balance at December 31, 2001       $25.0          $14.7         $ 7.8             $   -           $2.5
                                            =====          =====         =====             =====           ====

         Foamex L.P. expects to spend approximately $12.4 million during 2002 with the balance to be spent through 2012, primarily for lease costs.

5.       INVENTORIES

         The components of inventory are listed below.

                                             DECEMBER 31,          DECEMBER 31,
                                                2000                   2001
                                             ------------          ------------
                                                         (thousands)
         Raw materials and supplies          $  66,690               $53,398
         Work-in-process                        11,580                12,476
         Finished goods                         22,064                23,556
                                             ---------              --------
         Total                               $ 100,334               $89,430
                                             =========               =======

6.       SHORT-TERM BORROWINGS

         Foamex Canada is a wholly-owned subsidiary of Foamex L.P. and has a short-term credit facility that provides for $8.0 million of Canadian dollar loans (U.S. dollar equivalent of approximately $5.0 million as of December 31, 2001) of which up to $2.0 million is available in U.S. dollar loans. The amount of borrowings available is based on a combination of accounts receivable and inventory, as defined in the credit facility. Interest on Canadian dollar borrowings is based on the bank's prime lending rate plus 1 1/2%. On U.S. dollar loans, interest is based on the bank's U.S. dollar base rate in Canada plus 1 1/2%. At December 31, 2000 and 2001, there were no short-term borrowings outstanding and approximately $5.0 million was available at December 31, 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LONG-TERM DEBT

         The components of long-term debt are listed below.

                                                                       DECEMBER 31,          DECEMBER 31,
                                                                           2000                  2001
                                                                       ------------          ------------
                                                                                    (thousands)
         Foamex L.P. Credit Facility
           Term Loan B (1)                                             $  77,136              $  76,139
           Term Loan C (1)                                                70,124                 69,218
           Term Loan D (1)                                               101,565                100,259
           Revolving credit facility (1)                                 145,904                125,000
         9 7/8% Senior subordinated notes due 2007 (2)                   150,000                150,000
         13 1/2% Senior subordinated notes due 2005 (includes
           $8,308 and $6,515 of unamortized debt premium) (2)            106,308                104,515
         Industrial revenue bonds                                          7,000                  7,000
         Subordinated note payable (net of unamortized
           debt discount of $49 in 2000)                                   2,289                      -
         Other (net of unamortized debt discount of $281 in 2001)          4,198                  2,574
                                                                       ---------              ---------
                                                                         664,524                634,705

         Less current portion                                              8,356                  4,023
                                                                       ---------              ---------

         Long-term debt-unrelated parties                              $ 656,168              $ 630,682
                                                                       =========              =========

         The components of related party long-term debt are listed below.

                                                                       DECEMBER 31,          DECEMBER 31,
                                                                           2000                  2001
                                                                       ------------          ------------
                                                                                    (thousands)
         Note payable to Foam Funding LLC (3)                          $  47,385              $  31,590

         Less current portion                                             15,795                 14,040
                                                                       ---------              ---------

         Long-term debt - related party                                $  31,590              $  17,550
                                                                       =========              =========

         (1) Debt of Foamex L.P., guaranteed by Foamex International and FMXI, Inc.
         (2)      Debt of Foamex L.P. and Foamex Capital Corporation.
         (3)      Debt of Foamex Carpet.


FOAMEX L.P. CREDIT FACILITY

         At December 31, 2001, Foamex L.P. had a credit facility (the "Foamex L.P. Credit Facility") with a group of banks, which provided for a revolving credit facility commitment of $165.0 million and three term loans (Term loans B, C and D) with an outstanding balance totaling $245.6 million. Included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of Foamex International, as discussed in Note 1. Amendments in 1998 provided for a $2.5 million quarterly reduction of the availability under the revolving credit facility, which extends through June 2003.

         Borrowings under the Foamex L.P. Credit Facility are collateralized by substantially all of the assets of Foamex L.P. on a PARI PASSU basis with the IRBs (described below); however, the rights of the holders of the applicable issue of the IRBs to receive payment upon the disposition of the collateral securing such issue of the IRBs has been preserved.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LONG-TERM DEBT (CONTINUED)

         In response to financial conditions at year-end 1998, amendments to debt agreements were executed during the first half of 1999. As a result, the Foamex L.P. Credit Facility, which was amended and restated in February 1998, was further amended and restated in June 1999 to modify financial covenants for net worth, interest coverage, fixed charge coverage and leverage ratios through December 2006. The agreement was also amended to no longer permit Foamex L.P. to make certain cash payments, including the payment of an annual management fee of $3.0 million to a subsidiary of Trace and distributions to Foamex International, and to limit future investments in foreign subsidiaries and joint ventures. The "change of control" definition under the agreement was also modified to conform to the definition discussed in "change of control" in Note 1. Changes in the interest rate structure, effective in 2000, were also made and are discussed below. Foamex L.P. was in compliance with this agreement at December 31, 2000 and 2001.

         At December 31, 2001, interest is based on the combination of a variable rate consisting of the higher of (i) the base rate of The Bank of Nova Scotia or (ii) the Federal Funds rate plus 0.5% plus a margin. The margins for revolving, Term B, Term C and Term D loans were 2.50%, 2.75%, 3.00% and 3.125%, respectively. At the option of Foamex L.P., portions of the outstanding loans are convertible into LIBOR based loans consisting of a rate equal to the greater of (i) 2.50% or (ii) LIBO rate (as defined) plus 1.0% added to the margins identified above. The effective interest rates for the Foamex L.P. Credit Facility at December 31, 2001 ranged between 6.20% and 6.63%. Term B, Term C and Term D loans mature on June 30, 2005, June 30, 2006 and December 29, 2006, respectively.

         Effective January 1, 2000, the interest rate on outstanding borrowings under the Foamex L.P. Credit Facility increases 25 basis points each quarter that Foamex L.P.'s leverage ratio, as defined, exceeds 5.00 to 1.00. Once the leverage ratio is reduced below this level, the cumulative amount of any 25 basis point adjustments to the interest rate on borrowings is reset to zero. During 2000, basis point adjustments were incurred in the first three quarters, beginning with 25 basis points in the first quarter and ending with a cumulative impact of 75 basis points by the end of the third quarter. There were no basis point adjustments for the fourth quarter of 2000. At December 31, 2000, the calculated leverage ratio was 5.3 to 1.00. Consequently, the 25 basis point adjustment was applicable following the delivery of the financial statements for 2000 to the lenders, which was early in the second quarter of 2001. At March 31, 2001, the calculated leverage ratio was 5.1 to 1.00 and an additional 25 basis point adjustment became effective in the second quarter of 2001. At June 30, 2001, the calculated leverage ratio was 5.1 to 1.00. Accordingly, an additional 25 basis point adjustment became effective during the third quarter of 2001, resulting in a 75 basis points cumulative adjustment to the applicable interest rate margin. At September 30, 2001, the calculated leverage ratio was below the
5.00 to 1.00 leverage ratio covenant and the cumulative adjustment of 75 basis points, discussed above, was eliminated. The requirement for an adjustment based on the December 31, 2001 leverage ratio was eliminated with the amendment and restatement of the credit agreement on March 25, 2002 (see Note 15).

         Available borrowings under the revolving credit facility totaled $19.3 million at December 31, 2001. Letters of credit outstanding at December 31, 2001, totaled $20.7 million.

         As part of the Foamex L.P. Credit Facility, excess cash flow generated annually, as defined, is required to prepay portions of Term B, C and D loans. The requirement for a prepayment at year-end 2001 was eliminated with the amendment and restatement of the credit agreement on March 25, 2002 (see Note
15). There was no required prepayment at year-end 2000. The prepayment amount determined for 1999 was $13.3 million and was financed through revolving loans under the facility. The required 1999 prepayment was made during 2000.

FOAMEX CARPET CREDIT FACILITY

         At December 31, 2001, Foamex Carpet has a revolving credit facility (the "Foamex Carpet Credit Facility"), which provides a commitment of $15.0 million through February 2004. There were no borrowings outstanding under the credit facility at December 31, 2001 and available borrowings totaled $14.8 million. Outstanding letters of credit under the facility were $0.2 million. The interest rate is based on the combination of a variable rate plus a margin. The variable rate is the same as the one defined in the Foamex L.P. Credit Facility, discussed above, and the margin is 2.25%. At the option of Foamex Carpet, portions of any outstanding loans are convertible into LIBOR

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LONG-TERM DEBT (CONTINUED)

based loans plus 3.25%.

         Borrowings under the Foamex Carpet Credit Facility are collateralized by substantially all of the assets of Foamex Carpet on a PARI PASSU basis with the Note Payable to Foam Funding LLC (described below). The outstanding obligations under the Foamex Carpet Credit Facility were paid and the commitments terminated in conjunction with the refinancing that took place on March 25, 2002 (see Note 15).

9 7/8% SENIOR SUBORDINATED NOTES

         The 9 7/8% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on June 15, 2007. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable June 15 and December 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after June 15, 2002. The initial redemption is at 104.938% of their principal amount, plus accrued and unpaid interest, as defined, if any, thereon to the date of redemption and declining annually to 100.0% on or after June 15, 2005.

         Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control". The notes are subordinated in right of payment to all senior indebtedness and are PARI PASSU in right of payment to the 13 1/2% Senior Subordinated Notes (described below).

13 1/2% SENIOR SUBORDINATED NOTES

         The 13 1/2% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on August 15, 2005. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable semiannually on February 15 and August 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after August 15, 2000. The initial redemption is at 106.75% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of redemption and declining annually to 100.0% on or after August 15, 2004. At December 31, 2001 the redemption price is 105.0625% plus accrued and unpaid interest.

         Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, if there is such a "change of control". The notes are subordinated in right of the payment of all senior indebtedness and are PARI PASSU in right of payment to the 9 7/8% Senior Subordinated Notes (described above).

INDUSTRIAL REVENUE BONDS ("IRBS")

         IRB debt includes a $1.0 million bond that matures in 2005 and a $6.0 million bond that matures in 2013. Interest is based on a variable rate, as defined, with options available to Foamex L.P. to convert to a fixed rate. At December 31, 2001, the interest rate was 2.0% on the $1.0 million bond and 1.7% on the $6.0 million bond. The maximum interest rate for either of the IRBs is 15.0% per annum.

         If Foamex L.P. exercises its option to convert the bonds to a fixed interest rate structure, the IRBs are redeemable at the option of the bondholders. The obligations are collateralized by certain properties, which have an approximate net carrying value of $10.2 million at December 31, 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LONG-TERM DEBT (CONTINUED)

SUBORDINATED NOTE PAYABLE

         The subordinated note payable was issued during 1993 to a former officer of Foamex L.P. The note was issued by Foamex L.P. in connection with an acquisition. The note carried a maximum interest rate of 6.0% and the principal was payable in three equal annual installments that began in May 1999 and was fully repaid in May 2001.

OTHER

         Other debt includes a $1.3 million term loan held by a majority-owned Mexican subsidiary. Quarterly principal payments are due on the term loan through its maturity in May 2002. The interest rate at December 31, 2001 was 6.61%. Also included in other debt is a non-interest bearing note with a principal amount of $1.4 million issued in connection with increasing Foamex L.P.'s noncontrolling interest in an Asian joint venture to 70% in 2001. The note had an unamortized discount of $0.3 million at December 31, 2001.

RELATED PARTY - NOTE PAYABLE TO FOAM FUNDING LLC

         Foamex Carpet entered into a $70.2 million promissory note payable to Foam Funding LLC, a subsidiary of Trace. Principal is payable in quarterly installments that began in June 1998 with a final installment in February 2004. Interest is based on a variable rate equal to the sum of 2.25% plus the higher of: (i) the base rate of The Bank of Nova Scotia or (ii) the Federal Funds rate plus 0.5%. At the option of Foamex Carpet, interest payable under the note is convertible into LIBOR based loans plus 3.25%. As of December 31, 2001, the interest rate for borrowings was 5.56%.

         Amounts outstanding are collateralized by all of the assets of Foamex Carpet on a PARI PASSU basis with the Foamex Carpet Credit Facility. All obligations under the note payable to Foam Funding LLC were paid on March 25, 2002 (see Note 15).

DEBT COVENANTS

         The indentures, credit facilities and other indebtedness agreements contain certain covenants that limit, among other things, the ability of Foamex L.P. (i) to pay distributions or redeem equity interests, (ii) to make certain restrictive payments or investments, (iii) to incur additional indebtedness or issue Preferred Equity Interest, as defined, (iv) to merge, consolidate or sell all or substantially all of its assets or (v) to enter into certain transactions with affiliates or related persons. In addition, certain agreements contain provisions that, in the event of a defined change of control or the occurrence of an undefined material adverse change in the ability of the obligor to perform its obligations, the indebtedness must be repaid, in certain cases, at the option of the holder. Also, Foamex L.P. is required under certain of these agreements to maintain specified financial ratios of which the most restrictive are the maintenance of net worth, interest coverage, fixed charge coverage and leverage ratios, as defined. Under the most restrictive of the distribution restrictions as of December 31, 2001, Foamex L.P. was able to distribute to its partners funds only to the extent to enable its partners to meet its tax payment liabilities and fund Foamex International's normal operating expenses of up to $1.0 million annually, so long as no event of default has occurred.

         Foamex L.P. and Foamex Carpet were in compliance with the various financial covenants of their loan agreements as of December 31, 2001. Business conditions in 2001 have continued to limit results and covenant compliance remains a primary focus of Foamex L.P.

         Various Foamex L.P. debt agreements contain certain quarterly financial covenants, which became more restrictive during 2001. Foamex L.P. anticipates that it will continue to comply with the quarterly financial covenants in the applicable debt agreements. Management's current business plans for Foamex L.P. anticipate customer selling price management in response to raw material cost changes, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of the business plans and the realization of

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LONG-TERM DEBT (CONTINUED)

proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for 2002 and prospectively.

         Various Foamex Carpet debt agreements contain certain quarterly financial covenants, which became more restrictive during 2001. Foamex Carpet anticipates that it will continue to comply with the quarterly financial covenants in the applicable debt agreements. Management's current business plans for Foamex Carpet anticipate customer selling price management in response to raw material cost changes, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of the business plans and the realization of proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for 2002 and prospectively.

         The possibility exists that certain financial covenants will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a waiver of or amendment to such financial covenants, such noncompliance would constitute a default under the applicable debt agreements, and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. In the event that such noncompliance appears likely, or occurs, Foamex L.P. will seek the lenders' approval of amendments to, or waivers of, such financial covenants. Historically, Foamex L.P. has been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments could be obtained if required. However, there can be no assurance that future amendments or waivers will be obtained.

FUTURE OBLIGATIONS ON DEBT

         Scheduled maturities of long-term debt and long-term debt - related party are shown below (thousands):

         Year Ending December 31:

           2002                                         $  18,063
           2003                                           157,202
           2004                                            54,347
           2005                                           156,623
           2006                                           117,826
           Balance                                        156,000
                                                        ---------
           Total                                          660,061
           Unamortized debt premium/discount, net           6,234
                                                        ---------
           Total                                        $ 666,295
                                                        =========

         The refinancing on March 25, 2002 (see Note 15) had a significant impact on maturities of long-term debt. Substantially all payments required in 2002 and 2003 have been extended to later maturities.

8.       RETIREE BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS

         Foamex L.P. provides pension and survivor benefits for salaried and certain hourly employees in the United States. Salaried employees are provided benefits that are based principally on the combination of years of credited service and compensation. Hourly employees are provided benefits that are based principally on stated amounts for each year of credited service. Following the merger of the two defined benefit plans for salaried and hourly participants at the end of 1999, the pension benefits are provided through a single qualified pension plan (the "Qualified Pension Plan"). Certain employees in a wholly-owned Canadian subsidiary are provided pension and survivor benefits.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       RETIREE BENEFIT PLANS (CONTINUED)

         Effective May 15, 2001, a supplemental executive retirement plan (the "SERP") was established. The SERP is a non-qualified plan and provides retirement benefits to certain executives that supplement the benefits provided under the Qualified Pension Plan.

         The components of pension expense are listed below.

                                                                  1999             2000             2001
                                                                  ----             ----             ----
                                                                                (thousands)
         Service cost                                         $   3,685         $  3,307           $  3,666
         Interest cost                                            5,121            5,667              6,158
         Expected return on plan assets                          (5,708)          (6,371)            (5,829)
         Amortization
           Transition asset                                         (75)             (75)               (75)
           Prior service cost                                      (240)            (240)              (177)
           Losses and other                                         819              179              1,163
                                                               --------         --------           --------
             Total                                             $  3,602         $  2,467           $  4,906
                                                               ========         ========           ========

         The following table sets forth the changes in obligations and assets and outlines the development of the funded status and amounts recognized in the consolidated balance sheets.

                                                                DECEMBER 31,            DECEMBER 31,
                                                                   2000                    2001
                                                                ------------            ------------
                                                                            (thousands)
         Change in Benefit Obligation
           Benefit obligation at beginning of year              $     75,220            $     84,820
           Service cost                                                3,307                   3,666
           Interest cost                                               5,667                   6,158
           Amendments, including SERP                                      -                   1,059
           Benefits paid                                              (4,207)                 (4,525)
           Actuarial loss                                              4,833                   4,784
                                                                ------------            ------------
             Projected benefit obligation at end of year        $     84,820            $     95,962
                                                                ============            ============

         Change in Plan Assets
           Fair value of plan assets at beginning of year       $     65,102            $     66,199
           Actual return on plan assets                               (3,075)                 (2,269)
           Company contributions                                       9,299                   6,347
           Benefits paid                                              (4,207)                 (4,525)
           Other                                                        (920)                   (238)
                                                                ------------            ------------
             Fair value of plan assets at end of year           $     66,199            $     65,514
                                                                ============            ============

         Funded Status
           Plan assets less than benefit obligation             $    (18,621)           $    (30,448)
           Unrecognized transition asset                                (590)                   (515)
           Unrecognized prior service cost                            (1,832)                   (733)
           Unrecognized net losses                                    22,578                  34,656
                                                                ------------            ------------
             Net prepaid assets                                 $      1,535            $      2,960
                                                                ============            ============

         Amounts Recognized in the consolidated balance sheets
           Prepaid benefit costs                                $        207            $        389
           Accrued benefit liability                                 (16,480)                (26,363)
           Intangible assets                                             268                     612
           Accumulated other comprehensive loss                       17,540                  28,322
                                                                ------------            ------------
             Net amount recognized                              $      1,535            $      2,960
                                                                ============            ============

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       RETIREE BENEFIT PLANS (CONTINUED)

         Significant assumptions used in the calculation of pension expense and obligations are listed below.

                                                                     1999          2000         2001
                                                                     ----          ----         ----
       Expected long-term rate of return on plan assets              10.0%         10.0%         9.0%
       Discount rate on projected benefit obligations                 7.5%          7.25%        7.0%
       Rate of compensation increase (a)                              4.0%          4.0%    4.0%-7.0%

         (a)      SERP established in 2001 uses a 7.0% assumption.

         Foamex L.P.'s funding policy for the Qualified Pension Plan is to contribute an amount that both satisfies the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and does not exceed the full funding limitations of the Internal Revenue Code of 1986, as amended (the "Code").

         At December 31, 2000 and 2001, included in plan assets were 420,000 shares of Foamex International's stock. The value of the Plan's investment in Foamex International's stock was approximately $2.3 million and $3.4 million at December 31, 2000 and 2001, respectively.

         Plan assets at the end of 1998 included shares of Trace Global Opportunities Fund, which was a related party to Trace. The value of the Plan's investment in Trace Global Opportunities Fund, was approximately $4.3 million at December 31, 1998. In 1999, Trace divested its interest in the Trace Global Opportunities Fund. The fund changed its name to the GLS Global Opportunities Fund, which is not a related party to Foamex International. During 1998, 250,000 shares of United Auto Group ("UAG"), which was a related party to Trace, were purchased for approximately $4.8 million. During the fourth quarter of 2000, all of the UAG shares were sold for $1.8 million.

         Foamex L.P. has not yet determined the amount of any curtailment gain or loss as a result of the Operational Reorganization Plan discussed in Note 4.

DEFINED CONTRIBUTION PLAN

         Foamex L.P. maintains a defined contribution plan, which is qualified under Section 401(k) of the Code ("401(k) Plan") and is available for eligible employees who elect to participate. Under the terms of the 401(k) Plan, Foamex L.P. partially matches certain employee contributions. Expense for these contributions was $1.0 million, $1.1 million and $1.0 million in 1999, 2000 and 2001, respectively.

RETIREE MEDICAL AND LIFE INSURANCE BENEFITS

         Foamex L.P. provides postretirement health care and life insurance for eligible employees, limited primarily to one manufacturing facility in the United States. These plans are unfunded and benefits are paid as the claims are submitted. Foamex L.P. retains the right, subject to existing agreements, to modify or eliminate these benefits.

         The components of retiree medical and life insurance benefits expense are listed below.

                                            1999          2000         2001
                                            ----          ----         ----
                                                      (thousands)

         Service cost                       $ 20          $ 15         $ 19
         Interest cost                        62            57           60
         Amortization
           Prior service costs                (6)           (6)          (6)
           Losses and other                  (21)          (27)          (8)
                                            ----          ----         ----
         Total                              $ 55          $ 39         $ 65
                                            ====          ====         ====

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       RETIREE BENEFIT PLANS (CONTINUED)

         The following table outlines the changes in obligations and benefit payments and outlines the development of the funded status and amounts recognized in the consolidated balance sheets.

                                                                                  DECEMBER 31,      DECEMBER 31,
                                                                                      2000             2001
                                                                                  ------------      ------------
                                                                                           (thousands)
         Change in Benefit Obligation
           Benefit obligations at beginning of year                                $   868          $    763
           Service cost                                                                 15                19
           Interest cost                                                                57                60
           Employee contributions                                                       28                23
           Benefits paid                                                              (433)             (399)
           Actuarial loss                                                              228               158
                                                                                  --------          --------
             Accumulated postretirement benefit obligation at end of year         $    763          $    624
                                                                                  ========          ========

         Change in Plan Assets
           Fair value of plan assets at beginning of year                         $      -          $      -
           Company contributions                                                       405               376
           Employee contributions                                                       28                23
           Benefits paid                                                              (433)             (399)
                                                                                  --------          --------
             Fair value of plan assets at end of year                             $      -          $      -
                                                                                  ========          ========

         Funded Status of the Plan
           Plan assets less than benefit obligation                               $   (763)         $   (624)
           Unrecognized prior service cost                                             (67)              (60)
           Unrecognized net gains                                                     (389)             (224)
                                                                                  --------          --------
             Net accrued liabilities                                              $ (1,219)         $   (908)
                                                                                  ========          ========

         Significant assumptions used in the calculation of retiree and life insurance benefit expense and obligations are listed below.

                                                                1999            2000           2001
                                                                ----            ----           ----
         Discount rates on projected benefit obligations        7.5%            7.25%          7.0%
         Health care cost increase                              7.5%            7.0%           9.0%

         The health care cost increase assumption will gradually be reduced to 5.0% by 2009. Increasing or decreasing the weighted average assumed health care cost trend rates by one percentage point would not have a significant impact on the accumulated postretirement benefit obligation or on service and interest costs.

9.       INCOME TAXES

         The sources of income (loss) before the provision for income taxes are listed below.

                                                                1999            2000           2001
                                                                ----            ----           ----
                                                                              (thousands)
         United States                                          $19,032        $17,281         $(6,696)
         Foreign                                                  2,935          4,975           7,978
                                                                -------        -------         -------
         Income (loss) before provision for income taxes        $21,967        $22,256         $ 1,282
                                                                =======        =======         =======

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       INCOME TAXES (CONTINUED)

         A reconciliation of the statutory federal income tax to income tax expense is listed below.

                                                                1999            2000           2001
                                                                ----            ----           ----
                                                                              (thousands)
         Statutory income taxes                                 $ 7,688         $ 7,790        $   449
         State income taxes, net of federal benefit               1,020             916           (368)
         Permanent difference on partnership income              (6,921)         (6,156)         2,712
         Increase (decrease) in valuation allowance              (1,082)         (1,688)          (526)
         Non-deductible amortization                              1,385           1,364          1,391
         Other, net                                                (184)            427           (115)
                                                                -------         -------        -------
         Total                                                  $ 1,906         $ 2,653        $ 3,543
                                                                =======         =======        =======

         The provision for income taxes is summarized as follows:

                                                                1999            2000           2001
                                                                ----            ----           ----
                                                                              (thousands)
           Federal                                              $   364         $   445        $     -
           State                                                    190             142            239
           Foreign                                                1,117           1,566          2,594
                                                                -------         -------        -------
             Total current                                        1,671           2,153          2,833
                                                                -------         -------        -------

         Deferred
           Federal                                                1,798           2,408            576
           State                                                    154             221            320
           Foreign                                                 (630)           (441)           340
                                                                -------         -------        -------
             Total deferred                                       1,322           2,188          1,236
                                                                -------         -------        -------

         Change in valuation allowance                           (1,087)         (1,688)          (526)
                                                                -------         -------        -------

         Total provision for income taxes                       $ 1,906         $ 2,653        $ 3,543
                                                                =======         =======        =======

         The tax effect of the temporary differences that give rise to deferred income tax assets and liabilities are listed below.

                                                                  DECEMBER 31,       DECEMBER 31,
                                                                     2000               2001
                                                                  ------------       ------------
                                                                            (thousands)
         Intangible asset basis difference                        $   7,647          $   6,931
         Other                                                        4,061              4,238
         Valuation allowance for deferred income tax assets         (10,127)            (9,601)
                                                                  ---------          ---------
           Deferred income tax assets                                 1,581              1,568
                                                                  ---------          ---------

         Deferred income tax liabilities
           Basis difference in property, plant and equipment         (2,415)            (2,245)
           Investment in joint venture                                    -               (771)
           Other                                                     (1,630)            (1,726)
                                                                  ---------          ---------
           Deferred income tax liabilities                           (4,045)            (4,742)
                                                                  ---------          ---------

         Net deferred income tax liabilities                      $  (2,464)         $  (3,174)
                                                                  =========          =========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       INCOME TAXES (CONTINUED)

         At December 31, 2001, Foamex L.P. had $1.9 million of net operating loss carryforwards in a Mexican subsidiary that expire in 2008. A full valuation allowance has been recorded at December 31, 2000 and 2001 due to uncertainty regarding utilization of the net operating loss carryforwards.

         Cumulative undistributed earnings of foreign subsidiaries for which no U.S. income or foreign withholding taxes have been provided, amounted to $6.8 million and $10.6 million at December 31, 2000 and 2001, respectively. Such earnings are deemed to be permanently invested by Foamex L.P. As such, no deferred tax liability has been recognized with regard to the remittance of such earnings. Further, determination of the amount of unrecognized deferred tax liability with regard to such earnings is not practicable.

10.      PARTNERS' DEFICIENCY

         Foamex L.P. was formed as a Delaware limited partnership on September 5, 1990, and initially capitalized on October 2, 1990, in accordance with a limited partnership agreement as amended through February 1998. As of December 31, 2001, the partnership interests of Foamex L.P. are a 2% managing general partnership interest held by FMXI and a 98% limited partnership interest held by Foamex International.

ACCUMULATED OTHER COMPREHENSIVE LOSS

         The components of accumulated other comprehensive loss are listed below.

                                                          1999               2000             2001
                                                          ----               ----             ----
                                                                          (thousands)
         Foreign currency translation adjustment        $  (6,011)         $  (6,921)       $ (8,000)
         Minimum pension liability                         (2,912)           (17,540)        (28,322)
                                                        ---------          ---------        --------
                                                        $  (8,923)          $(24,461)       $(36,322)
                                                        =========           ========        ========

11.      BUSINESS SEGMENTS

         The reportable business segments reflect Foamex L.P.'s management organization that was structured based on distinct product lines and customers.

         An executive vice president heads each operating segment. Each executive vice president is responsible for developing budgets and plans as well as directing the operations of the segment. The performance of each operating segment is measured based upon income from operations, excluding restructuring, impairment and other charges. Foamex L.P. does not allocate restructuring, impairment and other charges to operating segments because many of Foamex L.P.'s facilities produce products for multiple segments.

         Foam Products manufactures and markets cushioning foams for bedding, furniture, packaging and health care applications and foam-based consumer products, such as mattress pads and children's furniture. Carpet Cushion Products manufactures and distributes rebond, prime, felt and rubber carpet padding. Automotive Products supplies foam products and laminates to major tier one suppliers and original equipment manufactures. Technical Products manufactures and markets reticulated and other specialty foams used for reservoiring, filtration, gasketing and sealing applications.

         The "other" column in the table below represents certain manufacturing operations in Mexico City, corporate expenses not allocated to other business segments and restructuring and other charges (see Note 4). Asset and capital expenditure information by business segment is not reported because many of Foamex L.P.'s facilities produce products for multiple business segments.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.      BUSINESS SEGMENTS (CONTINUED)

         The accounting policies of the business segments are the same as described in Note 2. Business segment results include revenues and costs that are specifically identifiable and costs shared by business segments have been allocated based on utilization. Geographic sales are determined based on the location in which the sale originated.

         Sales to one customer, which are included in Automotive Products, accounted for approximately 11.5%, 12.3% and 15.7% of net sales in 1999, 2000 and 2001, respectively. No other customer accounted for more than 10.0% of net sales during the periods presented.

         Business segment results are presented below.

                                               CARPET
                                   FOAM        CUSHION      AUTOMOTIVE   TECHNICAL
                                 PRODUCTS      PRODUCTS      PRODUCTS     PRODUCTS     OTHER        TOTAL
                                 --------      --------      --------     --------     -----        -----
                                                            (thousands)
1999
Net sales                       $  527,159   $  285,846    $  361,806   $   92,180   $   27,648   $1,294,639
Income (loss) from operations   $   57,474   $    8,868    $   22,904   $   22,856   $  (17,261)  $   94,841
Depreciation and amortization   $   17,371   $    8,041    $    4,764   $    2,679   $    2,609   $   35,464

2000
Net sales                       $  519,197   $  256,439    $  342,386   $  106,697   $   33,059   $1,257,778
Income (loss) from operations   $   55,227   $    2,218    $   22,417   $   29,027   $  (11,506)  $   97,383
Depreciation and amortization   $   17,813   $    7,742    $    5,785   $    2,663   $    2,625   $   36,628

2001
Net sales                       $  499,668   $  230,965    $  377,753   $  111,043   $   33,475   $1,252,904
Income (loss) from operations   $   66,634   $   (6,572)   $   21,445   $   23,080   $  (39,860)  $   64,727
Depreciation and amortization   $   15,732   $    8,181    $    4,991   $    3,312   $    1,812   $   34,028

         Results by geographical area are presented below.

                                        UNITED
                                        STATES      CANADA        MEXICO   CONSOLIDATED
                                        ------      ------        ------   ------------
                                                         (thousands)
1999
Net sales                            $1,082,009   $   61,486   $  151,144   $1,294,639
Property, plant and equipment, net   $  193,051   $    5,406   $   23,376   $  221,833

2000
Net sales                            $1,024,388   $   69,180   $  164,210   $1,257,778
Property, plant and equipment, net   $  183,266   $    4,623   $   24,642   $  212,531

2001
Net sales                            $  966,614   $   65,179   $  221,111   $1,252,904
Property, plant and equipment, net   $  172,456   $    4,006   $   24,335   $  200,797


12.      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                1999            2000            2001
                                                                ----            ----            ----
                                                                             (thousands)
         Cash paid for interest                              $      70,998   $      75,155   $      63,593
                                                             =============   =============   =============

         Cash paid for income taxes, net                     $       1,329   $       2,870   $       1,870
                                                             =============   =============   =============

         Non cash - capital leases                           $         456   $          53   $         299
                                                             =============   =============   =============

         Non cash - debt exchanged for increased ownership
           in joint venture                                  $          --   $          --   $       1,069
                                                             =============   =============   =============

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      RELATED PARTY TRANSACTIONS AND BALANCES

         Foamex L.P. regularly enters into transactions with its affiliates in the ordinary course of business.

FOAMEX INTERNATIONAL NOTES

         On December 26, 1997, Foamex L.P. entered into a $2.5 million promissory note with Foamex International. The note bears interest at the rate of LIBOR plus 2 3/8%. The note was repaid during 2001.

         On October 20, 1999, Foamex L.P. and Foamex International entered into a revolving note that allows Foamex International to borrow up to approximately $2.5 million through October 20, 2004. The revolving note bears interest at a rate equal to three-month LIBOR plus 2.5%, per annum, and is payable upon demand, or if no demand is made, then on October 20, 2004. At December 31, 2000 and 2001, Foamex L.P. had a receivable of approximately $2.5 million relating to the revolving note. The receivable for both of these notes were classified as a component of partners' deficiency.

TRACE PROMISSORY NOTES

         On July 1, 1997, Trace borrowed $5.0 million pursuant to a promissory note with an aggregate principal amount of $5.0 million issued to Foamex L.P. on June 12, 1997. The promissory note was due and payable on demand or, if no demand was made, on July 7, 2001, and bears interest at 2 3/8% plus three-month LIBOR, as defined, per annum payable quarterly in arrears commencing October 1, 1997. On June 12, 1997, another promissory note issued to Foamex L.P. by Trace in July 1996 was amended. The amended promissory note is an extension of a promissory note of Trace that was due in July 1997. The aggregate principal amount of the amended promissory note was increased to approximately $4.8 million and the maturity of the promissory note was extended. The principal was reduced by approximately $0.6 million relating to a portion of the proceeds from the sale of a corporate aircraft in 1999. The promissory note was due and payable on demand or, if no demand was made, on July 7, 2001, and bears interest at 2 3/8% plus three-month LIBOR, as defined, per annum payable quarterly in arrears.

         The Trace notes are included in the other component of partners' deficiency. Based on Trace's financial position discussed in Note 1, Trace may not be able to pay the aggregate amount of $9.2 million. Accordingly, Foamex L.P. did not record interest income on these notes since the Trace bankruptcy.

TRACE ACCOUNTS RECEIVABLES

         At December 31, 2000 and 2001, operating accounts receivables from Trace were approximately $3.2 million. These accounts receivables were fully reserved for prior to 2000.

TRACE MANAGEMENT AGREEMENT

         Foamex L.P. had a management service agreement with a subsidiary of Trace pursuant to which general managerial services of a financial, technical, legal, commercial, administrative and/or advisory nature were provided to Foamex L.P. The management services agreement provided for an annual fee of $3.0 million, plus reimbursement of expenses incurred. An amendment to the Foamex L.P. Credit Facility on June 30, 1999 no longer permitted Foamex L.P. to pay the management fee. On July 29, 1999, Foamex L.P. submitted formal notice of the termination of the management agreement.

TRACE NEW YORK SUBLEASE

         Prior to September 30, 1999, Foamex L.P. subleased to Trace approximately 5,900 square feet of general, executive and administrative office space in New York, New York. The terms of the lease were substantially the same terms as Foamex L.P. leased such space from a third party lessor. Foamex L.P. closed the New York office and Foamex L.P. subleased the premises to a third party at an amount in excess of Foamex L.P.'s lease commitment.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

FOAM FUNDING LLC DEBT

         Foamex L.P. paid interest on notes payable to Foam Funding LLC of $7.4 million, $5.8 million and $2.8 million in 1999, 2000 and 2001, respectively. Foamex L.P. paid principal on notes payable to Foam Funding LLC of $9.7 million, $41.9 million and $15.8 million in 1999, 2000 and 2001, respectively.

FOAMEX GFI NOTE

         During March of 2000, Foamex L.P. repaid a $34.0 million note payable to Foam Funding LLC, a subsidiary of Trace. Foamex L.P. paid interest of $2.1 million on the note in 1999 and $0.6 million in 2000.

OTHER

         The general director of Foamex de Mexico S.A. de C.V. ("Foamex de Mexico") which is Foamex L.P.'s operating subsidiary in Mexico has a 5% stock interest in Foamex de Mexico. In 2001, two members of the Foamex International board provided consulting services to Foamex L.P. for which fees paid were $0.2 million. In 1999 and 2000, one member of the Foamex International Board provided consulting services totaling $0.2 million and $0.1 million, respectively.

         As discussed in Note 7, included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of Foamex International.

         Foamex L.P. chartered an aircraft, which was owned by a wholly-owned subsidiary of Foamex International and incurred costs of approximately $0.1 million in 1999. Foamex International sold this aircraft on March 31, 1999. The sale of the aircraft triggered an obligation to Trace of approximately $0.6 million. The obligation was offset against Trace's two promissory notes payable to Foamex L.P. The Trace notes are included in partners' deficiency.

         During 1999, certain employees of Foamex L.P. were also employed by Trace. Foamex L.P. paid a portion of the total compensation of such employees based on the amount of time devoted to Foamex L.P.'s matters by such employees in the aggregate. All such dual employment relationships have been terminated. Such payments totaled $1.8 million in 1999.

         Foamex L.P.'s Pico Rivera, California facility is owned by Foam Funding LLC and is leased to Foamex L.P.

         Foamex L.P., Recticel, s.a. ("Recticel"), a European polyurethane foam manufacturer, and Beamech Group Limited, an unaffiliated third party, have an interest in a Swiss corporation that develops new manufacturing technology for the production of polyurethane foam including the VPF(SM) manufacturing process. Recticel and affiliates of Recticel are shareholders of Foamex International.


14.      COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

         Foamex L.P. is obligated under various noncancelable lease agreements for rental of facilities, vehicles and other equipment. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and lessors' operating

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

expenses. Total minimum rental commitments (excluding commitments accrued as part of Foamex L.P.'s various restructuring/consolidation plans) required under operating leases at December 31, 2001 are (thousands):

         2002                                           $13,345
         2003                                            11,774
         2004                                             8,416
         2005                                             6,346
         2006                                             4,605
         Balance                                          6,854
                                                        -------
         Total                                          $51,340
                                                        =======

         Rental expense charged to operations under operating leases approximated $16.9 million, $16.3 million and $20.2 million in 1999, 2000 and 2001, respectively. Substantially all such rental expense represented the minimum rental payments under operating leases.

LITIGATION - FOAMEX INTERNATIONAL SHAREHOLDERS

         Foamex International has reached agreements with the plaintiffs in the stockholder actions described below providing for the settlement and dismissal of these actions. Court approval of these settlements has been obtained although such approval may be appealed.

         THE SHAREHOLDER LITIGATION. Beginning on March 17, 1998, six actions, which were subsequently consolidated under the caption In re Foamex International Inc. Shareholders Litigation, were filed in the Court of Chancery of the State of Delaware, and on August 13, 1999, another action, WATCHUNG ROAD ASSOCIATES, L.P., ET AL. V. FOAMEX INTERNATIONAL INC., ET al. (the "Watchung Action"), was filed in the same court. The two actions were consolidated on May 3, 2000, into a single action under the caption In re Foamex International Inc. Shareholders Litigation (the "Delaware Action"). The Delaware Action, a purported derivative and class action on behalf of Foamex International and its stockholders, originally named as defendants Foamex International, certain of its current and former directors and officers, Trace International Holdings, Inc. ("Trace International"), the principal stockholder of Foamex International at the time, and a Trace International affiliate. The complaint in the Delaware Action alleged, among other things, that certain of the defendants breached their fiduciary duties to Foamex International in connection with an attempt by Trace International to acquire Foamex International's publicly traded common stock as well as with a potential acquisition transaction with a group led by Sorgenti Chemical Industries LLC, and that certain of the defendants breached their fiduciary duties by causing Foamex International to waste assets in connection with a variety of transactions entered into with Trace International and its affiliates. The Delaware Action sought various remedies, including injunctive relief, money damages and the appointment of a receiver for Foamex International.

         On April 26, 1999, a putative securities class action entitled MOLITOR
V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the United States District Court for the Southern District of New York naming as defendants Foamex International, Trace International and certain current and former directors and officers of Foamex International, on behalf of stockholders who bought shares of Foamex International's common stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleged that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about Foamex International's financial situation and operations, with the result of artificially inflating the price of Foamex International's stock. The lawsuit also alleged that Trace International and Marshall S. Cogan, the chairman of Foamex International, violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of Foamex International. The complaint sought class certification, a declaration that the defendants violated the federal securities laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. On May 18, 1999, a similar action entitled THOMAS W. RILEY V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the same court. The two actions were consolidated and a consolidated complaint was filed. We refer to the consolidated suit as the "Federal Action."

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.      COMMITMENTS AND CONTINGENCIES (CONTINUED)


         THE SETTLEMENTS. On August 23, 2000, Foamex International and the plaintiffs in the Federal Action entered into a settlement agreement providing that members of the class of shareholders who purchased shares between May 7, 1998 and April 16, 1999 would receive payments as defined in the agreement. The court approved the settlement and dismissed the action with prejudice on January 11, 2001, and no appeals were filed. Payments to class members and plaintiffs' lawyers' fees in the Federal Action aggregating $2.5 million have been paid directly by Foamex International's insurance carrier on behalf of Foamex International.


         Under the terms of the stipulation of settlement related to the Delaware Action (which was approved by the Delaware Court on March 20, 2002), Foamex International agreed that a special nominating committee of its Board of Directors would nominate two additional independent directors to serve on the Board. The terms of the agreement also established the criteria for the independence of the directors and required that certain transactions with affiliates be approved by a majority of the disinterested members of the Board. On January 9, 2001, the Court ordered the Watchung Action dismissed with prejudice only as to the named plaintiffs Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership. The dismissal did not have any effect on the claims asserted in the consolidated action.

         The settlement of the Delaware Action resolved all outstanding shareholder litigation against Foamex International and its current and former directors and officers. In early January 2002, two shareholders filed objections to the settlement. The settlement hearing was held on February 13, 2002, but was not concluded. On March 20, 2002, the Delaware Court concluded the hearing and approved the settlement. Approval of the settlement may be appealed by the objectors. The settlements of the Federal Action and the Delaware Action involve no admissions or findings of liability or wrongdoing by Foamex International or any individuals.

LITIGATION - BREAST IMPLANTS


         As of February 28, 2002, Foamex L.P. and Trace International were two of multiple defendants in actions filed on behalf of approximately 1,725 recipients of breast implants in various United States courts and one Canadian provincial court, some of which allege substantial damages, but most of which allege unspecified damages for personal injuries of various types. Three of these cases seek to allege claims on behalf of all breast implant recipients or other allegedly affected parties, but no class has been approved or certified by the courts. During 1995, we and Trace International were granted summary judgments and dismissed as defendants from all cases in the federal courts of the United States and the state courts of California. Appeals for these decisions were withdrawn and the decisions are final.

         Although breast implants do not contain foam, certain silicone gel implants were produced using a polyurethane foam covering fabricated by independent distributors or fabricators from bulk foam purchased from Foamex L.P. or from Trace International. Neither Foamex L.P. nor Trace International recommended, authorized, or approved the use of its foam for these purposes. Foamex L.P. is also indemnified by Trace International for any such liabilities relating to foam manufactured prior to October 1990. Trace International's insurance carrier has continued to pay Foamex L.P.'s litigation expenses after Trace International's filing of a petition for relief under the Bankruptcy Code on July 21, 1999. Trace International's insurance policies continue to cover certain liabilities of Trace International, but if the limits of those policies are exhausted, it is unlikely that Trace International will be able to continue to provide additional indemnification. While it is not feasible to predict or determine the outcome of these actions, based on management's present assessment of the merits of pending claims, without taking into account the indemnification provided by Trace International, the coverage provided by Trace International's and Foamex L.P.'s liability insurance and potential indemnity from the manufacturers of polyurethane covered breast implants, management believes that it is not reasonably possible that the disposition of the matters that are pending or that may reasonably be anticipated to be asserted will result in a loss that is material to Foamex L.P.'s consolidated financial position or results of operations. If management's assessment of Foamex L.P.'s liability relating to these actions is incorrect, these actions could have a material adverse effect on Foamex L.P.'s financial position, results of operations and cash flows.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION - OTHER

         During the second quarter of 2001, Foamex L.P. was notified by an insurance provider concerning a dispute involving the reimbursement of liability claims paid on behalf of Trace International before 1990. The insurance provider is contending that Foamex L.P. is liable for claims of approximately $3.0 million. Foamex L.P. intends to strongly defend this claim and considers the claim to be without merit. If management's assessment of Foamex L.P.'s liability relating to these actions is incorrect, these actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex L.P.

         Foamex L.P. is party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. It is the opinion of management that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on Foamex L.P.'s financial position or results of operations. If management's assessment of our liability relating to these actions is incorrect, these actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

ENVIRONMENTAL AND HEALTH AND SAFETY


         Foamex L.P. is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment, and the remediation of environmental contamination, and as a result, are from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. As of December 31, 2001, we had accruals of approximately $3.0 million for environmental matters, including approximately $2.5 million related to remediating and monitoring soil and groundwater contamination and approximately $0.5 million related to PRP sites and other matters.


         The Clean Air Act Amendments of 1990 ("1990 CAA Amendments") provide for the establishment of federal emission standards for hazardous air pollutants including methylene chloride, propylene oxide and TDI, which are used in the manufacturing of foam. The final National Emission Standard for Hazardous Air Pollutants, or "NESHAP," for flexible polyurethane foam production was promulgated on October 7, 1998. The NESHAP required a reduction of approximately 70% of the emission of methylene chloride for the slab stock foam industry effective October 7, 2001. Through the use of alternative technologies, including VPF(SM) and carbon dioxide, and by shifting current production to facilities which use these alternative technologies, we are in substantial compliance with these regulations. On August 8, 2001, the United States Environmental Protection Agency, or "EPA," proposed a NESHAP for Flexible Polyurethane Foam Fabrication Operations. The proposed NESHAP regulates emissions of methylene chloride and other Hazardous Air Pollutants and restricts air emissions from flame lamination sources. Foamex L.P. does not believe that this standard, if adopted, will require us to make material expenditures.


         Foamex L.P. has reported to the appropriate state authorities that we have found soil and/or groundwater contamination in excess of state standards at certain locations. Seven sites are currently in various stages of investigation or remediation. Accordingly, the extent of contamination and the ultimate liability is not known with certainty for all sites. As of December 31, 2001, we had accruals of $2.5 million for the estimated cost of remediation, including professional fees and monitoring costs, for these sites. During 2000, we reached an indemnification agreement with the former owner of the Morristown, Tennessee facility. The agreement allocates the incurred and future remediation costs between the former owner and us. The estimated allocation of future costs for the remediation of this facility is not significant, based on current known information. The former owner was Recticel Foam Corporation, a subsidiary of Recticel s.a.


         We have either upgraded or closed all underground storage tanks at our facilities in accordance with applicable regulations.


         The Comprehensive Environmental Response, Compensation and Liability Act, or "CERCLA," and comparable state laws impose liability without fault for the costs of cleaning up contaminated sites on certain classes of persons that contributed to the release of hazardous substances into the environment at those sites, for example, by generating wastes containing hazardous substances which were disposed at such sites. We are currently

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.      COMMITMENTS AND CONTINGENCIES (CONTINUED)


designated as a Potentially Responsible Party, or "PRP," by the EPA or by state environmental agencies or other PRPs, pursuant to CERCLA or analogous state statutes, with respect to eight sites. Estimates of total cleanup costs and fractional allocations of liability are often provided by the EPA, the state environmental agency or the committee of PRPs with respect to the specified site. Based on these estimates (to the extent available) and on known information, in each case and in the aggregate, Foamex L.P. does not expect additional costs, if any, to be material to liquidity, results of operations or financial position.


         In 2002, capital expenditures for safety and environmental compliance projects are anticipated to be approximately $2.0 million. Although it is possible that new information or future developments could require Foamex L.P. to reassess the potential exposure relating to all pending environmental matters, including those described above, management believes that, based upon all currently available information, the resolution of these environmental matters will not have a material adverse effect on our operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions, including the presence of previously unknown environmental contamination, may be found to exist or a reassessment of the potential exposure to pending environmental matters may be necessary due to new information or future developments, that may require expenditures not currently anticipated and that may be material.

OTHER

         In October 2001, Foamex L.P. experienced a fire at one of its manufacturing facilities. Costs relating to the fire aggregate approximately $1.2 million. Foamex L.P. has filed a claim with its insurance carrier and believes it will recover substantially all costs in excess of a deductible of $0.2 million.

         During the fourth quarter of 2001, Foamex L.P. discovered that some mattresses containing foam supplied by Foamex L.P. had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. The supplier has advised Foamex L.P. that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. Foamex L.P. received claims from some of its customers for costs purportedly associated with the odorous foam, and we have reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse Foamex L.P. for certain obligations we may have to our customers relating to these claims, as well as for certain of our internal costs. Under this agreement, this supplier will pay us a fixed sum in exchange for eliminating certain future claims we may have against this supplier and Foamex L.P. is obligated to indemnify this supplier for certain claims that may be brought against it by others, including Foamex L.P.'s customers. The ultimate amounts of these third party claims and the amount of our own internal costs are uncertain. Foamex L.P. cannot be certain that this supplier's payments will be sufficient to cover all payments it may be required to make to third parties in respect of their claims, to cover all of Foamex L.P.'s related internal costs or that Foamex L.P.'s indemnification obligations to this supplier will not be material. Consequently, there can be no assurance that these claims and costs will not have a material adverse effect on our consolidated financial position, results of operations and cash flows.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.      SUBSEQUENT EVENTS

         On March 25, 2002, Foamex L.P. and Foamex Capital Corporation issued $300.0 million of 10 3/4% Senior Secured Notes due 2009 (the "Senior Secured Notes") and amended the Foamex L.P. Credit Facility (the "Amended Credit Facility"). Under the Amended Credit Facility, Foamex L.P. may borrow up to $262.2 million, consisting of $162.2 million of term loans and a $100.0 million revolving credit facility. Term loans will mature at various dates from June 30, 2005 through December 31, 2006 and revolving loans will mature on June 30, 2005. Net proceeds from the Senior Secured Notes of $280.0 million were used to pay a portion of debt outstanding under the Foamex L.P. Credit Facility. The $31.6 million note payable to a related party, Foam Funding LLC, was repaid with the initial proceeds of a new term loan under the Amended Credit Facility. Additionally, the financial covenants contained in the Amended Credit Facility were adjusted to reflect changes in the capital structure and the business environment. Under the covenants contained in the Senior Secured Notes and the Amended Credit Facility, Foamex L.P. may spend up to $48.5 million of the proceeds from the Senior Secured Notes to repurchase or redeem some of its senior subordinated notes. To the extent that Foamex L.P. spends less than $48.5 million towards such repurchase or redemption by September 20, 2002, it is required to repay a portion of its term loans.

         In connection with the refinancing transaction discussed above, Foamex International simplified its corporate structure by changing Foamex Carpet Cushion, Inc. from a corporation to a limited liability company, Foamex Carpet Cushion LLC. Foamex International then contributed Foamex Carpet Cushion LLC to Foamex L.P. Covenants under the Amended Credit Facility will be based on the combined entities.

16.      GUARANTOR INFORMATION

         The payment obligations of Foamex L.P. and Foamex Capital Corporation under the Senior Secured Notes are guaranteed by Foamex L.P.'s wholly-owned domestic subsidiaries ("Guarantors"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantors are not presented because Foamex L.P.'s management has determined that they would not be material to investors. The following presents condensed consolidating balance sheets as of December 31, 2000 and 2001 and the condensed consolidating statements of operations and cash flows for the years ended December 31, 1999, 2000 and 2001 of the Guarantors and nonguarantors. The Guarantors include Foamex Carpet Cushion LLC, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc. and Foamex Asia, Inc. The nonguarantors are Foamex Canada Inc. and Grupo Foamex de Mexico, S.A. de C.V. and its subsidiaries. The following financial information is intended to provide information for the Guarantors and nonguarantors of Foamex L.P. based on amounts derived from the financial statements of Foamex L.P.

                                               CONDENSED CONSOLIDATING BALANCE SHEET
                                                      AS OF DECEMBER 31, 2000

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
ASSETS
   Current assets                          $   43,763     $   29,662      $  243,738    $  (21,815)     $  295,348
   Investment in subsidiaries                  13,077              -          50,443       (63,520)              -
   Property, plant and equipment, net          10,059         25,257         177,215             -         212,531
   Cost in excess of net assets acquired       33,818          7,531         169,135             -         210,484
   Debt issuance costs                          3,591              -          11,491             -          15,082
   Other assets                                 3,854          1,806          14,479             -          20,139
                                           ----------     ----------      ----------    ----------      ----------
     Total assets                          $  108,162     $   64,256      $  666,501    $  (85,335)     $  753,584
                                           ==========     ==========      ==========    ==========      ==========

LIABILITIES AND PARTNERS' DEFICIENCY
   Current liabilities                     $   47,336     $   27,341        $134,485    $  (19,600)     $  189,562
   Long-term debt                              31,590          1,304         654,864             -         687,758
   Other liabilities                            3,079            903          30,785             -          34,767
                                           ----------     ----------      ----------    ----------      ----------
     Total liabilities                         82,005         29,548         820,134       (19,600)        912,087
   Partners' deficiency                        26,157         34,708        (153,633)      (65,735)       (158,503)
                                           ----------     ----------      ----------    ----------      ----------
     Total liabilities and partners'
        deficiency                         $  108,162     $   64,256      $  666,501    $  (85,335)     $  753,584
                                           ==========     ==========      ==========    ==========      ==========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                                               CONDENSED CONSOLIDATING BALANCE SHEET
                                                      AS OF DECEMBER 31, 2001

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
   Current assets                          $   39,421     $   31,389      $  263,240    $  (23,415)     $  310,635
   Investment in subsidiaries                  14,824              -          48,268       (63,092)              -
   Property, plant and equipment, net           6,743         24,780         169,274             -         200,797
   Cost in excess of net assets acquired       32,774          6,989         169,740             -         209,503
   Debt issuance costs                          2,783              -          10,907             -          13,690
   Other assets                                 6,271          1,351          25,403             -          33,025
                                           ----------     ----------      ----------    ----------      ----------
     Total assets                          $  102,816     $   64,509      $  686,832    $  (86,507)     $  767,650
                                           ==========     ==========      ==========    ==========      ==========

LIABILITIES AND PARTNERS' DEFICIENCY
   Current liabilities                     $   50,070     $   25,908      $  192,411    $  (21,395)     $  246,994
   Long-term debt                              18,619              -         629,613             -         648,232
   Other liabilities                            3,389            785          46,378             -          50,552
                                           ----------     ----------      ----------    ----------      ----------
     Total liabilities                         72,078         26,693         868,402       (21,395)        945,778
   Partners' deficiency                        30,738         37,816        (181,570)      (65,112)       (178,128)
                                           ----------     ----------      ----------    ----------      ----------
     Total liabilities and partners'
        deficiency                         $  102,816     $   64,509      $  686,832    $  (86,507)     $  767,650
                                           ==========     ==========      ==========    ==========      ==========


                                               CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
Net sales                                  $ 301,010      $ 108,112       $ 1,101,295   $ (215,778)     $ 1,294,639

Cost of goods sold                           276,843         95,406           957,860     (215,778)       1,114,331
                                           ---------      ---------       -----------   ----------      -----------

   Gross profit                               24,167         12,706           143,435            -          180,308

Selling, general and administrative
   expenses                                   15,237          6,860            52,879            -           74,976

Restructuring, impairment and other
   charges (credits)                            (330)             -            10,821            -           10,491
                                           ---------      ---------       -----------   ----------      -----------

Income from operations                         9,260          5,846            79,735            -           94,841

Interest and debt issuance expense             6,314          1,281            65,139           (9)          72,725

Equity in undistributed earnings
   of affiliates                               2,221              -             6,564       (8,273)             512

Other income (expense), net                       95           (110)             (637)          (9)            (661)
                                           ---------      ---------       -----------   ----------      -----------

Income before provision for income
   taxes                                       5,262          4,455            20,523       (8,273)          21,967

Provision for income taxes                       593            851               462            -            1,906
                                           ---------      ---------       -----------   ----------      -----------

Net income                                 $   4,669      $   3,604       $    20,061   $   (8,273)     $    20,061
                                           =========      =========       ===========   ==========      ===========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
Net sales                                  $ 270,898      $ 114,482       $ 1,060,928   $ (188,530)     $ 1,257,778

Cost of goods sold                           245,137        103,067           926,079     (188,530)       1,085,753
                                           ---------      ---------       -----------   ----------      -----------

   Gross profit                               25,761         11,415           134,849            -          172,025

Selling, general and administrative
   expenses                                   13,284          6,251            48,839            -           68,374

Restructuring, impairment and other
   charges (credits)                             249              -             6,019            -            6,268
                                           ---------      ---------       -----------   ----------      -----------

Income from operations                        12,228          5,164            79,991            -           97,383

Interest and debt issuance expense             6,019            677            68,533            -           75,229

Equity in undistributed earnings
   of affiliates                               2,324              -             9,515      (10,187)           1,652

Other income (expense), net                     (220)           (75)           (1,255)           -           (1,550)
                                           ---------      ---------       -----------   ----------      -----------

Income before provision for income
   taxes                                       8,313          4,412            19,718      (10,187)          22,256

Provision for income taxes                       743          1,795               115            -            2,653
                                           ---------      ---------       -----------   ----------      -----------

Net income                                 $   7,570      $   2,617       $    19,603   $  (10,187)     $    19,603
                                           =========      =========       ===========   ==========      ===========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
Net sales                                  $ 237,508      $ 112,102       $ 1,074,329   $ (171,035)     $ 1,252,904

Cost of goods sold                           213,370         98,180           932,308     (171,035)       1,072,823
                                           ---------      ---------       -----------   ----------      -----------

   Gross profit                               24,138         13,922           142,021            -          180,081

Selling, general and administrative
   expenses                                   14,850          7,359            57,077            -           79,286

Restructuring, impairment and other
   charges (credits)                           2,264              -            33,804            -           36,068
                                           ---------      ---------       -----------   ----------      -----------

Income from operations                         7,024          6,563            51,140            -           64,727

Interest and debt issuance expense             4,201            244            58,792            -           63,237

Equity in undistributed earnings
   of affiliates                               3,349              -             7,600       (9,304)           1,645

Other income (expense), net                     (503)            48            (1,398)           -           (1,853)
                                           ---------      ---------       -----------   ----------      -----------

Income before provision for income
   taxes                                       5,669          6,367            (1,450)      (9,304)           1,282

Provision for income taxes                       541          2,191               811            -            3,543
                                           ---------      ---------       -----------   ----------      -----------

Net income                                 $   5,128      $   4,176       $    (2,261)  $   (9,304)     $    (2,261)
                                           =========      =========       ===========   ==========      ===========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                       $   4,669      $   3,604       $    20,061   $   (8,273)     $    20,061
   Total adjustments to reconcile net
     income (loss) to net cash provided
     by operating activities                   5,858          5,103            29,293        8,273           48,527
                                           ---------      ---------       -----------   ----------      -----------

   Net cash provided by operating
     activities                               10,527          8,707            49,354            -           68,588
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                         (784)        (3,190)          (16,217)         111          (20,080)
   Other                                         111              -             3,573         (111)           3,573
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in investing activities        (673)        (3,190)          (12,644)           -          (16,507)
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net repayments of revolving loans               -         (1,330)          (25,753)           -          (27,083)
   Repayments of long-term debt               (9,652)        (2,661)           (5,610)           -          (17,923)
   Other, net                                 (4,405)        (3,370)           (5,122)           -          (12,897)
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in financing activities     (14,057)        (7,361)          (36,485)           -          (57,903)
                                           ---------      ---------       -----------   ----------      -----------

Net increase (decrease) in cash and
   cash equivalents                           (4,203)        (1,844)              225            -           (5,822)

Cash and cash equivalents at
   beginning of period                         9,193          2,534               658            -           12,385
                                           ---------      ---------       -----------   ----------      -----------

Cash and cash equivalents at
   end of period                           $   4,990      $     690       $       883   $        -      $     6,563
                                           =========      =========       ===========   ==========      ===========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                       $   7,570      $   2,617       $    19,603   $  (10,187)     $    19,603
   Total adjustments to reconcile net
     income (loss) to net cash provided
     by operating activities                  (1,403)         3,755            20,722       10,187           33,261
                                           ---------      ---------       -----------   ----------      -----------

   Net cash provided by operating
     activities                                6,167          6,372            40,325            -           52,864
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                       (1,232)        (1,006)          (21,780)         425          (23,593)
   Other                                           -              -               331         (425)             (94)
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in investing activities      (1,232)        (1,006)          (21,449)           -          (23,687)
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from (repayments of)
     revolving loans                               -         (1,627)           32,220            -           30,593
   Repayments of long-term debt               (7,898)        (2,608)          (51,942)           -          (62,448)
   Other, net                                    (41)             -             1,029            -              988
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in financing activities      (7,939)        (4,235)          (18,693)           -          (30,867)
                                           ---------      ---------       -----------   ----------      -----------

Net increase (decrease) in cash and
   cash equivalents                           (3,004)         1,131               183            -           (1,690)

Cash and cash equivalents at
   beginning of period                         4,990            690               883            -            6,563
                                           ---------      ---------       -----------   ----------      -----------

Cash and cash equivalents at
   end of period                           $   1,986      $   1,821       $     1,066   $        -      $     4,873
                                           =========      =========       ===========   ==========      ===========

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.      GUARANTOR INFORMATION (CONTINUED)

                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                         FOAMEX L.P.                   CONSOLIDATED
                                          GUARANTORS    NONGUARANTORS     (PARENT)    ELIMINATIONS     FOAMEX L.P.
                                          ----------    -------------     --------    ------------     -----------
                                                                    (thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                       $   5,128      $   4,176       $    (2,261)  $   (9,304)     $    (2,261)
   Total adjustments to reconcile net
     income (loss) to net cash provided
     by (used in) operating activities        11,404          5,141            85,225        9,195          110,965
                                           ---------      ---------       -----------   ----------      -----------

   Net cash provided by (used in)
     operating activities                     16,532          9,317            82,964         (109)         108,704
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                         (273)        (1,368)          (20,950)         109          (22,482)
   Acquisition                                     -              -           (17,559)           -          (17,559)
   Other                                           -              -             1,970            -            1,970
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in investing activities        (273)        (1,368)          (36,539)         109          (38,071)
                                           ---------      ---------       -----------   ----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net repayments of revolving loans               -              -           (20,905)           -          (20,905)
   Repayments of long-term debt              (15,795)        (2,607)           (5,931)           -          (24,333)
   Other, net                                    308              -           (15,517)           -          (15,209)
                                           ---------      ---------       -----------   ----------      -----------

   Net cash used in financing activities     (15,487)        (2,607)          (42,353)           -          (60,447)
                                           ---------      ---------       -----------   ----------      -----------

Net increase in cash and cash equivalents        772          5,342             4,072            -           10,186

Cash and cash equivalents at
   beginning of period                         1,986          1,821             1,066            -            4,873
                                           ---------      ---------       -----------   ----------      -----------

Cash and cash equivalents at
   end of period                           $   2,758      $   7,163       $     5,138   $        -      $    15,059
                                           =========      =========       ===========   ==========      ===========

17.      NEW ACCOUNTING PRONOUNCEMENT

         Effective January 1, 2002, Foamex L.P., adopted the provisions of SFAS No. 142. On a proforma basis, Foamex L.P. would have reported net income for the years ended December 31, 1999, 2000 and 2001 of $26.1 million, $25.6 million and $3.7 million, respectively, if SFAS No. 142 had been adopted retroactive to January 1, 1999.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Foamex Capital Corporation
Wilmington, Delaware

We have audited the accompanying balance sheet of Foamex Capital Corporation (a wholly-owned subsidiary of Foamex L.P.)(the "Company") as of December 31, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP

March 25, 2002
Parsippany, New Jersey

                        REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Foamex Capital Corporation
Wilmington, Delaware


In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Foamex Capital Corporation ("FCC") (a wholly owned subsidiary of Foamex L.P.) at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of FCC's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

As discussed in Note 2, during the year ending December 31, 2001, Foamex L.P.'s financial debt covenants, with which Foamex L.P. must comply on a quarterly basis, become more restrictive. Management's plans in regard to this matter are also described in Note 2.



/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

March 30, 2001

                           FOAMEX CAPITAL CORPORATION
                   (A WHOLLY-OWNED SUBSIDIARY OF FOAMEX L.P.)
                                 BALANCE SHEETS


                                                                 DECEMBER 31,    DECEMBER 31,
                                                                    2000            2001
                                                                 ------------    ------------
CASH                                                                $1,000          $1,000
                                                                    ======          ======

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
   Common stock, par value $.01 per share;
       1,000 shares authorized, issued and outstanding              $   10          $   10
   Additional paid-in capital                                          990             990
                                                                    ------          ------
   Total Stockholder's Equity                                       $1,000          $1,000
                                                                    ======          ======





       The accompanying notes are an integral part of the balance sheets.

                           FOAMEX CAPITAL CORPORATION
                   (A WHOLLY-OWNED SUBSIDIARY OF FOAMEX L.P.)
                             NOTES TO BALANCE SHEETS

1.       ORGANIZATION

         Foamex Capital Corporation ("FCC"), a wholly-owned subsidiary of Foamex L.P., was formed on July 20, 1992 and initially capitalized on July 23, 1992 for the purpose of obtaining financing from external sources.

2.       COMMITMENTS AND CONTINGENCIES

         Trace International Holdings, Inc. ("Trace") is a privately held company, which owned approximately 29% of Foamex International Inc.'s ("Foamex International") outstanding voting common stock at September 30, 2000, and whose former Chairman also serves as Foamex International's Chairman. Foamex International's common stock owned by Trace was pledged as collateral against certain of Trace's obligations. The Foamex L.P. credit facility pursuant to which approximately $351.1 million of debt was outstanding as of September 30, 2000, provided that a "change of control" would be an event of default and could result in the acceleration of such indebtedness. "Change of control" means, for this purpose, that (i) a person or related group, other than Trace, beneficially owns more than 25% of Foamex International's outstanding voting stock and (ii) such voting stock constitutes a greater percentage of such voting stock than the amount beneficially owned by Trace. Additionally, certain indentures of Foamex L.P. and FCC relating to senior subordinated notes of $248.0 million contain similar "change of control" provisions, which require Foamex L.P. and FCC to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control".

         On July 21, 1999, Foamex L.P. was informed by Trace that it filed a petition for relief under Chapter 11 of the Bankruptcy Code in Federal Court in New York City. Subsequently, on January 24, 2000, an order was signed converting the Trace bankruptcy from Chapter 11 to Chapter 7 of the Bankruptcy Code. A trustee was appointed to oversee the liquidation of Trace's assets. Neither Trace's bankruptcy filing nor the conversion to Chapter 7 constituted a "change of control" under the provisions of the debt agreements described above.

         On July 31, 2000, Foamex International announced that it had entered into an agreement (the "Exchange Agreement") with The Bank of Nova Scotia relating to a portion of the 7,197,426 shares of Foamex International's common stock pledged by Trace to The Bank of Nova Scotia. The Exchange Agreement provided for the transfer of the pledged stock to The Bank of Nova Scotia in a manner that would not constitute a "change of control" as described above. These transactions were conditioned upon bankruptcy court approval of a settlement agreement between The Bank of Nova Scotia and the trustee for the Trace bankruptcy, which was entered on October 18, 2000. On November 2, 2000, the transactions contemplated by the Exchange Agreement and the settlement agreement were consummated, and did not constitute a "change of control". As a result, Trace no longer owns any shares of Foamex International's common stock.

         Under the Exchange Agreement, The Bank of Nova Scotia initially received 1,500,000 shares of Foamex International's common stock from the Trace bankruptcy estate and exchanged these common stock shares for 15,000 shares of a new class of Foamex International's non-voting non-redeemable convertible preferred stock (the "Series B Preferred Stock"). Each share of the Series B Preferred Stock can be converted into 100 shares of Foamex International's common stock but only if such conversion would not trigger a "change of control" event, as discussed above. The Series B Preferred Stock (a) is entitled to dividends only if a dividend is declared on Foamex International's common stock,
(b) ranks senior to any future preferred stock issued by Foamex International and (c) is entitled to a liquidation preference of $100 per share. Following this exchange, The Bank of Nova Scotia became the owner of 24.41% of the outstanding shares of Foamex International's common stock when the remaining 5,697,426 shares of Foamex International's common stock were transferred to The Bank of Nova Scotia from the Trace bankruptcy estate. Certain equity transactions, primarily the exercise of stock options, have reduced the Bank of Nova Scotia's common stock ownership percentage to 23.6% at February 15, 2002.

                           FOAMEX CAPITAL CORPORATION
                   (A WHOLLY-OWNED SUBSIDIARY OF FOAMEX L.P.)
                             NOTES TO BALANCE SHEETS

2.       COMMITMENTS AND CONTINGENCIES (CONTINUED)

         FCC is a joint obligor and severally liable on the following borrowings of Foamex L.P.:

         9 7/8% SENIOR SUBORDINATED NOTES DUE 2007 ("9 7/8% SENIOR SUBORDINATED NOTES")

         The 9 7/8% Senior Subordinated Notes were issued by Foamex L.P. and FCC (the "Issuers") and are due on June 15, 2007. The notes represent uncollateralized general obligations of the Issuers and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable June 15 and December 15. The notes may be redeemed at the option of the Issuers, in whole or in part, at any time on or after June 15, 2002. The initial redemption is at 104.938% of their principal amount, plus accrued and unpaid interest, as defined, if any, thereon to the date of redemption and declining annually to 100.0% on or after June 15, 2005.

         Upon the occurrence of a change of control, as defined, each holder will have the right to require the Issuers to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control". The notes are subordinated in right of payment to all senior indebtedness and are PARI PASSU in right of payment to the 13 1/2% Senior Subordinated Notes (described below) and Foamex L.P.'s subordinated note payable.

         13 1/2% SENIOR SUBORDINATED NOTES DUE 2005, ("13 1/2% SENIOR SUBORDINATED NOTES")

         The 13 1/2% Senior Subordinated Notes were issued by the Issuers and are due on August 15, 2005. The notes represent uncollateralized general obligations of the Issuers and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable semiannually on February 15 and August 15. The notes may be redeemed at the option of the Issuers, in whole or in part, at any time on or after August 15, 2000. The initial redemption is at 106.75% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of redemption and declining annually to 100.0% on or after August 15, 2004. At December 31, 2001, the redemption price is 105.0625% plus accrued and unpaid interest.

         Upon the occurrence of a change of control, as defined, each holder will have the right to require the Issuers to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, if there is such a "change of control". The notes are subordinated in right of the payment of all senior indebtedness and are PARI PASSU in right of payment to the 9 7/8% Senior Subordinated Notes (described above) and Foamex L.P.'s subordinated note payable.

         The Foamex L.P. Credit Facility contains certain quarterly financial covenants which became more restrictive during 2001. Foamex L.P. anticipates that it will continue to comply with the various quarterly financial covenants in the Foamex L.P. Credit Facility. Management's current business plan for Foamex L.P. anticipates customer selling price increases in response to higher raw material costs, improved working capital management, a reduced capital expenditure program, declining interest rates, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of business plans is necessary for continued compliance with the various financial covenants.

         The possibility exists that certain financial covenants will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a waiver of or amendment to such financial covenants, such noncompliance would constitute a default under the Foamex L.P. Credit Facility and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. If any such default occurs under the Foamex L.P. Credit Facility, it would also result in a default under the senior subordinated notes described above. In the event that such noncompliance appears likely, or occurs, Foamex L.P. will seek the lenders' approvals of amendments to, or waivers of, such financial covenants. Historically, Foamex L.P. has been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments

                           FOAMEX CAPITAL CORPORATION
                   (A WHOLLY-OWNED SUBSIDIARY OF FOAMEX L.P.)
                             NOTES TO BALANCE SHEETS


2.       COMMITMENTS AND CONTINGENCIES (CONTINUED)

could be obtained if required. However, there can be no assurance that future amendments or waivers will be obtained.

3.       SUBSEQUENT EVENTS

         On March 25, 2002, Foamex L.P. and Foamex Capital Corporation issued $300.0 million of 10 3/4% Senior Secured Notes due 2009 (the "Senior Secured Notes") and amended the Foamex L.P. Credit Facility (the "Amended Credit Facility"). Under the Amended Credit Facility, Foamex L.P. may borrow up to $262.2 million, consisting of $162.2 million of term loans and a $100.0 million revolving credit facility. Term loans will mature at various dates from June 30, 2005 through December 31, 2006 and revolving loans will mature on June 30, 2005. Net proceeds from the Senior Secured Notes of $280.0 million were used to pay a portion of debt outstanding under the Foamex L.P. Credit Facility. Additionally, the financial covenants contained in the Amended Credit Facility were adjusted to reflect changes in the capital structure and the current business environment. Under the covenants contained in the Senior Secured Notes and the Amended Credit Facility, Foamex L.P. may spend up to $48.5 million of the proceeds from the Senior Secured Notes to repurchase or redeem some of its senior subordinated notes. To the extent that Foamex L.P. spends less than $48.5 million towards such repurchase or redemption by September 20, 2002, it is required to repay a portion of its term loans.

                                                                     SCHEDULE II

                          FOAMEX L.P. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                   (THOUSANDS)

                                             BALANCE AT     CHARGED TO     CHARGED TO                  BALANCE AT
                                            BEGINNING OF     COSTS AND       OTHER                       END OF
                                               PERIOD        EXPENSES       ACCOUNTS       DEDUCTIONS    PERIOD
                                               ------        --------       --------       ----------    ------
YEAR ENDED DECEMBER 31, 1999
----------------------------
Allowance for Uncollectible Accounts          $  9,790       $  2,758      $      -       $  5,074    $  7,474
                                              ========       ========      ========       ========    ========

Reserve for Discounts                         $  1,840       $     -       $ 16,846 (1)   $ 16,611    $  2,075
                                              ========       ========      ========       ========    ========

YEAR ENDED DECEMBER 31, 2000
----------------------------
Allowance for Uncollectible Accounts          $  7,474       $  2,838      $      -       $  2,619    $  7,693
                                              ========       ========      ========       ========    ========

Reserve for Discounts                         $  2,075       $      -      $ 15,823 (1)   $ 15,665    $  2,233
                                              ========       ========      ========       ========    ========

YEAR ENDED DECEMBER 31, 2001
----------------------------
Allowance for Uncollectible Accounts          $  7,693       $  5,479      $     88       $  4,540    $  8,720
                                              ========       ========      ========       ========    ========

Reserve for Discounts                         $  2,233       $     -       $ 15,198 (1)   $ 15,211    $  2,220
                                              ========       ========      ========       ========    ========

(1)      Adjustments reflect a reduction in net sales.

                          FOAMEX L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                         SIX MONTHS ENDED
                                                         ----------------
                                                    JUNE 30,         JUNE 30,
                                                       2001             2002
                                                       ----             ----
                                                           (thousands)

NET SALES                                          $616,168            $659,960

COST OF GOODS SOLD                                  525,096             576,336
                                                   --------            --------

GROSS PROFIT                                         91,072              83,624

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                           37,604              39,677

RESTRUCTURING, IMPAIRMENT AND OTHER
   CHARGES (CREDITS)                                    (48)             (1,538)
                                                   --------            --------

INCOME FROM OPERATIONS                               53,516              45,485

INTEREST AND DEBT ISSUANCE EXPENSE                   33,597              31,643

INCOME FROM EQUITY INTEREST IN
   JOINT VENTURE                                        663               1,128

OTHER EXPENSE, NET                                     (318)               (204)
                                                   --------            --------

INCOME BEFORE PROVISION FOR INCOME TAXES             20,264              14,766

PROVISION FOR INCOME TAXES                            1,502               1,192
                                                   --------            --------

INCOME BEFORE EXTRAORDINARY CHARGE AND
   CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE         18,762              13,574

EXTRAORDINARY CHARGE, NET OF INCOME TAXES                 -              (4,204)
                                                   --------            --------

NET INCOME                                         $ 18,762            $  9,370
                                                   ========            ========






     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                               DECEMBER 31, 2001     JUNE  30, 2002
                                                               -----------------     --------------
                                                                                     (unaudited)
                                                                            (thousands)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                         $  15,059        $  53,629
   Accounts receivable, net of allowances of $10,940 in 2001
     and $8,795 in 2002                                                173,461          199,679
   Inventories                                                          89,430          106,482
   Other current assets                                                 32,685           25,280
                                                                     ---------       ----------
       Total current assets                                            310,635          385,070
                                                                     ---------       ----------

Property, plant and equipment                                          407,204          408,528
Less accumulated depreciation                                         (206,407)        (213,830)
                                                                     ---------       ----------
   NET PROPERTY, PLANT AND EQUIPMENT                                   200,797          194,698

COST IN EXCESS OF ASSETS ACQUIRED, net of accumulated
   amortization of $34,855 in 2001 and $35,247 in 2002                 209,503          197,456

DEBT ISSUANCE COSTS, net of accumulated
   amortization of $14,643 in 2001 and $10,658 in 2002                  13,690           37,166

OTHER ASSETS                                                            33,025           31,435
                                                                     ---------       ----------

TOTAL ASSETS                                                         $ 767,650        $ 845,825
                                                                     =========        =========
LIABILITIES AND PARTNERS' DEFICIENCY
CURRENT LIABILITIES
   Current portion of long-term debt                                 $   4,023        $     588
   Current portion of long-term debt - related party                    14,040                -
   Accounts payable                                                    128,756          119,423
   Accounts payable - related party                                          -              771
   Accrued employee compensation and benefits                           25,858           24,158
   Accrued interest                                                      8,946           15,829
   Accrued customer rebates                                             21,869           15,160
   Cash overdrafts                                                       4,073           46,323
   Other accrued liabilities                                            39,429           26,310
                                                                     ---------       ----------
       Total current liabilities                                       246,994          248,562

LONG-TERM DEBT                                                         630,682          723,707
LONG-TERM DEBT - RELATED PARTY                                          17,550                -
OTHER LIABILITIES                                                       50,552           50,638
                                                                     ---------       ----------
       Total liabilities                                               945,778        1,022,907
                                                                     ---------       ----------

COMMITMENTS AND CONTINGENCIES

PARTNERS' DEFICIENCY
   General partner                                                    (130,095)        (131,573)
   Limited partner                                                           -                -
   Accumulated other comprehensive loss                                (36,322)         (36,288)
   Notes and advances receivable from partner                           (2,490)               -
   Notes receivable from related party                                  (9,221)          (9,221)
                                                                     ---------       ----------
       Total partners' deficiency                                     (178,128)        (177,082)
                                                                     ---------       ----------

TOTAL LIABILITIES AND PARTNERS' DEFICIENCY                           $ 767,650        $ 845,825
                                                                     =========        =========



     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                          SIX MONTHS ENDED
                                                                          ----------------
                                                                       JUNE 30,       JUNE 30,
                                                                        2001             2002
                                                                        ----             ----
                                                                           (thousands)
   OPERATING ACTIVITIES
   Net income                                                        $  18,762        $   9,370
   Adjustments to reconcile net income to net cash provided
     By (used for) operating activities:
     Extraordinary loss on extinguishments of debt                           -            4,324
     Depreciation and amortization                                      16,594           16,231
     Amortization of debt issuance costs, debt discount and
       debt premium                                                        578            2,065
     Other operating activities                                          3,722              (33)
     Changes in operating assets and liabilities, net                  (10,032)         (60,235)
                                                                     ---------        ---------

         Net cash provided by (used for) operating activities           29,624          (28,278)
                                                                     ---------        ---------

INVESTING ACTIVITIES
   Capital expenditures                                                (12,481)         (10,085)
   Proceeds from sale of assets                                            552                -
   Repayments of revolving loan to Foamex International                      -            2,490
   Other investing activities                                             (511)          (1,027)
                                                                     ---------        ---------

         Net cash used for investing activities                        (12,440)          (8,622)
                                                                       -------        ---------

FINANCING ACTIVITIES
   Net proceeds from short-term borrowings                                  66                -
   Repayments of revolving loans                                       (14,653)        (125,000)
   Proceeds from long-term debt                                              -          356,590
   Repayments of long-term debt                                         (5,042)        (141,394)
   Repayment of long-term debt - related party                          (5,265)         (31,590)
   Debt issuance costs                                                       -          (25,491)
   Increase in cash overdrafts                                           5,010           42,250
   Other financing activities                                                -              105
                                                                     ---------        ---------

         Net cash provided by (used for) financing activities          (19,884)          75,470
                                                                     ---------        ---------

Net increase (decrease) in cash and cash equivalents                    (2,700)          38,570

Cash and cash equivalents at beginning of period                         4,873           15,059
                                                                     ---------        ---------

Cash and cash equivalents at end of period                           $   2,173        $  53,629
                                                                     =========        =========

Supplemental Information:

   Cash paid for interest                                            $  34,108        $  22,845
                                                                     =========        =========




     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.       ORGANIZATION AND BASIS OF PRESENTATION

Organization


         Foamex L.P. operates in the flexible polyurethane and advanced polymer foam products industry. As of December 31, 2001, Foamex L.P.'s operations were conducted through its wholly-owned subsidiaries, Foamex Canada Inc. ("Foamex Canada"), Foamex Latin America, Inc. ("Foamex Mexico"), Foamex Asia, Inc. ("Foamex Asia") and through Foamex Carpet Cushion, Inc. ("Foamex Carpet"). Foamex Carpet was converted to a limited liability company and was contributed by Foamex International Inc. ("Foamex International") to Foamex L.P. on March 25, 2002. The contribution of Foamex Carpet has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests. Accordingly, the condensed consolidated financial statements include the accounts of Foamex Carpet for all periods presented. Adjustments recorded to restate previously reported financial statements for the six months ended June 30, 2001 consisted of those necessary to include the balances and results of Foamex Carpet and to eliminate intercompany balances and transactions between Foamex L.P. and Foamex Carpet. Financial information concerning the business segments of Foamex L.P. is included in Note 8.


BASIS OF PRESENTATION

       The accompanying condensed consolidated financial statements are unaudited and do not include certain information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary to present fairly Foamex L.P.'s consolidated financial position and results of operations, have been included. These interim financial statements should be read in conjunction with the consolidated financial statements and related notes included in Foamex L.P.'s 2001 Annual Report on Form 10-K. Results for interim periods are not necessarily indicative of trends or of results for a full year.

ACCOUNTING CHANGES - BUSINESS COMBINATIONS


         Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") addresses financial accounting and reporting for business combinations and limits the accounting for business combinations to the purchase method. The statement was effective for all business combinations, including the acquisition discussed in Note 2, with an acquisition date of July 1, 2001, or later. SFAS No. 141 also requires that any unamortized deferred credit related to an excess over cost arising from a business combination that occurred before July 1, 2001 be written off and recognized as the effect of a change in accounting principle.


ACCOUNTING CHANGES - GOODWILL AND OTHER INTANGIBLE ASSETS


         Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") addresses financial accounting and reporting for acquired goodwill and other intangible assets. A key change as a result of implementing SFAS No. 142 is that goodwill and certain other intangibles are no longer amortized but will be periodically assessed for impairment, and as a result there may be more volatility in the reported results than under the previous standard because impairment losses are likely to occur irregularly and in varying amounts. Any impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of SFAS No. 142 will be reported as resulting from a change in accounting principle. Any goodwill and intangible assets acquired after June 30, 2001, including the acquisition discussed in Note 2, are subject to the nonamortization and amortization provisions of SFAS No. 142. The other provisions of SFAS No. 142 were adopted by Foamex L.P. on January 1, 2002. The six months ended June 30, 2001 included goodwill amortization of $3.0 million. On a pro forma basis, net income for the six months ended June 30, 2001 would have been $21.8 million, if SFAS No. 142 had been adopted as of January 1, 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1.       ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)


         As SFAS No. 142 provides a six-month transitional period from the effective date to perform an assessment of whether there is an indication that goodwill is impaired, Foamex L.P. completed this assessment in the second quarter. Step one of the transitional impairment test uses a fair value methodology, which differs from the undiscounted cash flow methodology that continues to be used for intangible assets with an identifiable life. Foamex L.P. identified six reporting units during the second quarter and performed step one of the transitional impairment test on each of the reporting units. Based on the results of step one of the transitional impairment test, Foamex L.P. has identified one reporting unit in the Foam Products segment and one reporting unit in the Carpet Cushion Products segment, for which the carrying value exceeded the fair values as at January 1, 2002, indicating a potential impairment of goodwill in those reporting units. Step two of the transitional impairment test, to determine the magnitude of any goodwill impairment, is expected to be completed by the end of the third quarter of 2002. Any resulting impairment loss will be recorded as a cumulative effect of a change in accounting principle, retroactive to Foamex L.P.'s first quarter results of operations in accordance with the transitional implementation guidance of SFAS No. 142. Because the determination of whether there is an impairment of Foamex L.P.'s goodwill will not be completed until the end of the third quarter of 2002 and will involve many aspects of analyses which have not yet been undertaken, the amount of any write down cannot be reliably predicted at this time.


ACCOUNTING CHANGES - IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS


         Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") provides a single approach for measuring the impairment of long-lived assets, including a segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. SFAS No. 144 became effective on January 1, 2002. Foamex L.P. has determined the impact of initial adoption of SFAS No. 144 to be not material.


FUTURE ACCOUNTING CHANGES - ASSET RETIREMENT OBLIGATIONS


         Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") requires the recognition of a liability for the estimated cost of disposal as part of the initial cost of a long-lived asset and will be effective in 2003. Foamex L.P. is evaluating the statement and has not determined the impact of SFAS No. 143.


FUTURE ACCOUNTING CHANGES - EXTINGUISHMENT OF DEBT


         On April 30, 2002, Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") was issued. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of Statement 4 is encouraged. Foamex L.P. expects that adoption of this Statement in 2003 will result in a reclassification of the extraordinary charge recorded during the six months ended June 30, 2002.

FUTURE ACCOUNTING CHANGES - COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

         Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146") was issued in June 2002. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities under EITF 94-3 and therefore the initial adoption of this standard will not have a material effect on the financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


2.     ACQUISITION


       On July 25, 2001, Foamex L.P. purchased certain assets and assumed certain liabilities of General Foam Corporation, a manufacturer of polyurethane foam products for the automotive, industrial, and home furnishings markets, at a total cost of $18.5 million, which resulted in goodwill of approximately $9.1 million. The business was acquired due to its synergy with Foamex L.P.'s existing business. The assets purchased primarily included inventory and machinery and equipment. The results of the acquired business have been included in the condensed consolidated statement of operations for the six months ended June 30, 2002. The effects of the acquisition on Foamex L.P.'s consolidated financial statements are not material.


3.       EXTRAORDINARY CHARGE


         In connection with the refinancing transaction completed on March 25, 2002 (see Note 6), Foamex L.P. wrote off debt issuance costs associated with the early extinguishment of its long-term debt due to a related party and its revolving credit facility, resulting in an extraordinary charge of $4.2 million, net of income taxes of $0.1 million, in the six months ended June 30, 2002.

4.       RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES (CREDITS)

         During the six months ended June 30, 2002, Foamex L.P. recorded a restructuring credit of $2.1 million related to the reimbursement of certain lease costs and other charges for certain additional expenses of $0.6 million relating to the 2001 restructuring plan.

         The following table sets forth the components of Foamex L.P.'s restructuring accruals and activity for the six months ended June 30, 2002:



                                                        PLANT CLOSURE    PERSONNEL
                                              TOTAL       AND LEASES     REDUCTIONS     IMPAIRMENT       OTHER
                                              -----       ----------     ----------     ----------       -----
                                                                          (millions)
       Balance at December 31, 2001            $25.0          $14.7            $7.8        $   -          $2.5
       Cash receipts (spending), net            (1.5)           1.4            (1.4)           -          (1.5)
       2002 restructuring charge (credit)       (1.5)          (2.1)              -            -           0.6
                                               -----          -----            ----        -----          ----
       Balance at June 30, 2002                $22.0          $14.0            $6.4        $   -          $1.6
                                               =====          =====            ====        =====          ====

       Foamex L.P. expects to spend approximately $11.3 million during the twelve months ending June 30, 2003, with the balance to be spent through 2012. As of June 30, 2002, Foamex L.P. has closed five facilities and 322 employees have been terminated under the operational reorganization plan adopted in the fourth quarter of 2001.


5.       INVENTORIES

         The components of inventory are listed below.


                                                   DECEMBER 31,         JUNE 30,
                                                      2001               2002
                                                      ----               ----
                                                            (thousands)
       Raw materials and supplies                  $53,398            $ 67,200
       Work-in-process                              12,476              13,586
       Finished goods                               23,556              25,696
                                                   -------            --------
         Total                                     $89,430            $106,482
                                                   =======            ========

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


6.       LONG-TERM DEBT

         The components of long-term debt are listed below.


                                                                       DECEMBER 31,            JUNE 30,
                                                                            2001                  2002
                                                                            ----                  ----
                                                                                  (thousands)
       Foamex L.P. Credit Facility
         Term Loan B (1)                                                $  76,139              $  39,266
         Term Loan C (1)                                                   69,218                 35,697
         Term Loan D (1)                                                  100,259                 51,706
         Term Loan E (1)                                                        -                 16,292
         Term Loan F (1)                                                        -                 19,245
         Revolving credit facility (1)                                    125,000                      -
       10 3/4% Senior secured notes due 2009 (at fair value) (2)                -                300,260
       9 7/8% Senior subordinated notes due 2007 (2)                      150,000                150,000
       13 1/2% Senior subordinated notes due 2005 (includes
         $6,515 and $5,619 of unamortized debt premium) (2)               104,515                103,619
       Industrial revenue bonds (3)                                         7,000                  7,000
       Other (net of unamortized debt discount of $281 in 2001
         and $251 in 2002)                                                  2,574                  1,210
                                                                        ---------              ---------
                                                                          634,705                724,295

       Less current portion                                                 4,023                    588
                                                                        ---------              ---------

       Long-term debt-unrelated parties                                 $ 630,682              $ 723,707
                                                                        =========              =========


       The components of related party long-term debt are listed below.


                                                                       DECEMBER 31,             JUNE 30,
                                                                           2001                   2002
                                                                           ----                   ----
                                                                                  (thousands)
       Note payable to Foam Funding LLC (4)                             $  31,590              $       -

       Less current portion                                                14,040                      -
                                                                        ---------              ---------

       Long-term debt - related party                                   $  17,550              $       -
                                                                        =========              =========


(1) Subsidiary debt of Foamex L.P., guaranteed by Foamex International and FMXI, Inc.
(2)      Subsidiary debt of Foamex L.P. and Foamex Capital Corporation.
(3)      Subsidiary debt of Foamex L.P.
(4)      Subsidiary debt of Foamex Carpet.


         On March 25, 2002, Foamex L.P. and Foamex Capital Corporation issued $300.0 million of 10 3/4% Senior Secured Notes due 2009 (the "Senior Secured Notes") and amended the Foamex L.P. Credit Facility (the "Amended Credit Facility"). Under the Amended Credit Facility, Foamex L.P. may borrow up to $262.2 million, consisting of $162.2 million of term loans and a $100.0 million revolving credit facility. Net proceeds from the Senior Secured Notes of $280.0 million were used to pay a portion of the debt outstanding under the Foamex L.P. Credit Facility. The $31.6 million note payable to a related party, Foam Funding LLC, was repaid with the initial proceeds of a new term loan under the Amended Credit Facility. Additionally, the financial covenants contained in the Amended Credit Facility were adjusted to reflect changes in the capital structure and the current business environment at Foamex L.P. Under the covenants contained in the Senior Secured Notes and the Amended Credit Facility, Foamex L.P. may spend up to $48.5 million of the proceeds from the Senior Secured Notes to repurchase or redeem some of its senior subordinated notes. To the extent that Foamex L.P. spends less than $48.5 million towards such repurchase or redemption by September 20, 2002, it is required to repay a portion of its term loans. (See
Note 11.)

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



6.       LONG-TERM DEBT (CONTINUED)


AMENDED CREDIT FACILITY


         The Amended Credit Facility consists of (1) the new revolving credit facility, which is a non-amortizing revolving credit facility provided by a new syndicate of lenders (the "New Revolving Credit Facility"), which provides working capital for Foamex L.P. and its subsidiary guarantors and funding for other general corporate purposes, (2) the various term loan facilities under the existing credit agreement, (3) a new Term E Loan in the initial amount of $31.6 million, the proceeds of which were borrowed at closing and used to repay in full the obligations outstanding under the note payable to Foam Funding LLC, and
(4) a new Term F Loan in the initial amount of $25.0 million, the proceeds of which were borrowed at closing and used to repay indebtedness outstanding under the revolving credit facility. The remaining obligations outstanding under the revolving credit facility were repaid with a portion of the proceeds from the issuance of Senior Secured Notes as described below.

         The commitments under the New Revolving Credit Facility are available to Foamex L.P. in the form of (1) revolving credit loans, (2) swing loans (subject to a $20.0 million sublimit) and (3) letters of credit (subject to a $40.0 million sublimit). At June 30, 2002, Foamex L.P. had available borrowings of $79.2 million and letters of credit outstanding of $20.8 million.


         A portion of the net proceeds from the Senior Secured Notes was used to repay a portion of the existing term loans, the Term E Loan and the Term F Loan. Loans made under the New Revolving Credit Facility will mature and the commitments under them will terminate on June 30, 2005. The Term B Loan, the Term E Loan and the Term F Loan will mature on June 30, 2005, the Term C Loan will mature on June 30, 2006 and the Term D Loan will mature on December 29, 2006. Each of the Term Loans will be subject to amortization on a quarterly basis; however, after giving effect to the prepayments of the Term Loans, quarterly amortization payments will commence for the Term B Loan, the Term E Loan and the Term F Loan in 2004, for the Term C Loan in 2005 and for the Term D Loan in 2006.

       Foamex L.P. is required to make mandatory prepayments of loans under the Amended Credit Facility with: (1) the net cash proceeds received from sales of assets by Foamex L.P. or certain of its subsidiaries, (2) the net cash proceeds received from certain issuances by Foamex L.P., or any of its subsidiaries of indebtedness for borrowed money or equity interests and (3) 75% of excess cash flow in any fiscal year, such percentage to be reduced to 50% if the ratio of outstanding obligations under the Amended Credit Facility to EBDAIT (as defined) for such fiscal year is reduced to specified levels, subject, in each case, to certain limited exceptions.

         Foamex L.P. is permitted to make voluntary prepayments and/or permanently reduce the commitments under the New Revolving Credit Facility in whole or in part, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of prepayment of LIBO, as defined, rate borrowings, other than at the end of any interest period. All voluntary prepayments of Term Loans will be applied to such tranches of Term Loans as Foamex L.P. may select.


         Foamex International, FMXI, Inc. and each of Foamex L.P.'s domestic subsidiaries continue to guarantee the repayment of the obligations under the Amended Credit Facility. The Amended Credit Facility is secured by a first-priority lien (subject to permitted liens) on substantially the same collateral that secures the obligations under the prior credit facility, which includes substantially all of its material tangible and intangible assets. In addition, all of the partnership interests, all of the capital stock or other equity interests of our domestic subsidiaries (including Foamex Carpet) and 65% of the capital stock or other equity interests of Foamex L.P.'s first-tier foreign subsidiaries are pledged as part of the security for the obligations under the Amended Credit Facility.

         Borrowings under the Amended Credit Facility bear interest at a floating rate based upon (and including a margin over), at our option, (1) the higher of (a) the funding agent's prime rate and (b) 0.50% in excess of the Federal Reserve reported weighted average overnight rate for federal funds or
(2) the higher of (x) 2.50% per annum and (y) the LIBO rate, as defined, as determined by the funding agent. The effective interest rates at June 30, 2002 for Term Loans B, C, D, E and F ranged between 6.50% and 6.88%. There were no revolving loans outstanding at June 30, 2002. The rates increase 25 basis points each quarter that Foamex L.P.'s leverage ratio, as defined,

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



6.       LONG-TERM DEBT (CONTINUED)

exceeds 5.00 to 1.00. Once the leverage ratio is reduced below this level, the cumulative amount of any 25 basis point adjustment to the interest rates on borrowings are reset to zero. At June 30, 2002, the calculated leverage ratio was 5.19 to 1.00. Accordingly, an additional 25 basis point rate increase will become effective during the period ending September 29, 2002.

         The Amended Credit Facility contains affirmative and negative covenants that, subject to certain exceptions, are substantially similar to those contained in the existing credit facility. The Amended Credit Facility also includes the following financial covenants, as defined therein: (1) a minimum net worth test; (2) a minimum ratio of EBDAIT to cash interest expense; (3) a minimum ratio of EBDAIT to fixed charges; and (4) a maximum ratio of funded debt to EBDAIT. These covenants are substantially the same as those contained in the prior credit facility with appropriate changes to take into account the issuance of the Senior Secured Notes and the contribution of Foamex Carpet to Foamex L.P. Foamex L.P. was in compliance with the financial covenants at June 30, 2002. The Amended Credit Facility also requires the refinancing of the 13 1/2% senior subordinated notes on or prior to March 1, 2005.

         The Amended Credit Facility contains events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts when due, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, material judgments and change of control. Certain of these events of default are subject to grace periods and materiality qualifications.


FOAMEX CARPET CREDIT FACILITY

         At December 31, 2001, Foamex Carpet had a revolving credit facility (the "Foamex Carpet Credit Facility"), which provided a commitment of $15.0 million through February 2004. There were no borrowings outstanding under the credit facility at December 31, 2001 and available borrowings totaled $14.8 million with $0.2 million of letters of credit outstanding. The Foamex Carpet Credit Facility was terminated on March 25, 2002 in connection with the refinancing.

10 3/4% SENIOR SECURED NOTES


         The 10 3/4% Senior Secured Notes were issued by Foamex L.P. and Foamex Capital Corporation on March 25, 2002 and are due on April 1, 2009. The notes are guaranteed on a senior basis by all of Foamex L.P.'s domestic subsidiaries that guarantee the Amended Credit Facility. The notes are secured on a second-priority basis (subject to permitted liens) on substantially the same collateral that secures the obligations under the Amended Credit Facility. The notes rank effectively junior to all senior indebtedness that is secured by first priority liens and senior in right of payment to all subordinated indebtedness. Interest is payable April 1 and October 1 beginning October 1, 2002. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after April 1, 2006. The initial redemption is at 105.375% of their principal amount, plus accrued and unpaid interest and liquidated damages, as defined, if any, thereon to the date of redemption and declining annually to 100.0% on or after April 1, 2008. Additionally, on or before April 1, 2005, up to 35.0% of the principal amount of the notes may be redeemed at a redemption price equal to 110.750% of the principal amount, plus accrued and unpaid interest and liquidated damages, as defined, if any, thereon to the date of redemption with the net proceeds of one or more equity offerings.


         Upon the occurrence of change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, as defined, if any, if there is such a "change of control".


         Effective May 1, 2002, Foamex L.P. completed a series of interest rate swap transactions with notional amounts aggregating $300.0 million. Foamex L.P. has designated, documented and accounted for these interest rate swaps as fair value hedges of Foamex L.P.'s 10 3/4% Senior Secured Notes due April 1, 2009. The risk being hedged in these transactions is the change in fair value of Foamex L.P.'s 10 3/4% Senior Secured Notes based on changes in the benchmark interest rate, LIBOR. The effect of these interest rate swap transactions is to convert the

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



6.       LONG-TERM DEBT (CONTINUED)

fixed interest rate on the senior secured notes to floating rates reset twice per year to correspond with the interest payment dates for the 10 3/4% Senior Secured Notes. For the two months ended June 30, 2002, the effective interest rate on the 10 3/4% Senior Secured Notes was reduced to a weighted average rate of 7.55%. At June 30, 2002, the swap instruments have a fair value of a $0.3 million asset which is included in other assets in the accompanying condensed consolidated balance sheet. The interest rate swaps qualify for the "short cut" method; therefore, Foamex L.P. has made an assumption that there is no ineffectiveness. As such, a similar amount of $0.3 million has been included in the carrying amount of the 10 3/4% Senior Secured Notes as of June 30, 2002.


9 7/8% SENIOR SUBORDINATED NOTES

         The 9 7/8% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on June 15, 2007. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable June 15 and December 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after June 15, 2002. The initial redemption is at 104.938% of their principal amount, plus accrued and unpaid interest, as defined, if any, thereon to the date of redemption and declining annually to 100.0% on or after June 15, 2005.

         Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control". The notes are subordinated in right of payment to all senior indebtedness and are PARI PASSU in right of payment to the 13 1/2% Senior Subordinated Notes (described below).

13 1/2% SENIOR SUBORDINATED NOTES


         The 13 1/2% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on August 15, 2005. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable semiannually on February 15 and August 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after August 15, 2000. The initial redemption is at 106.75% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of redemption and declining annually to 100.0% on or after August 15, 2004. At June 30, 2002 the redemption price is 105.0625% plus accrued and unpaid interest.


         Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, if there is such a "change of control". The notes are subordinated in right of the payment of all senior indebtedness and are PARI PASSU in right of payment to the 9 7/8% Senior Subordinated Notes (described above).

INDUSTRIAL REVENUE BONDS ("IRBS")


         IRB debt includes a $1.0 million bond that matures in 2005 and a $6.0 million bond that matures in 2013. Interest is based on a variable rate, as defined, with options available to Foamex L.P. to convert to a fixed rate. At June 30, 2002, the interest rate was 1.85% on the $1.0 million bond and 1.50% on the $6.0 million bond. The maximum interest rate for either of the IRBs is 15.0% per annum.

         If Foamex L.P. exercises its option to convert the bonds to a fixed interest rate structure, the IRBs are redeemable at the option of the bondholders. The obligations are collateralized by certain properties, which have an approximate net carrying value of $10.6 million at June 30, 2002.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


6.       LONG-TERM DEBT (CONTINUED)

OTHER


         Other debt at December 31, 2001 included a term loan owed by a majority-owned Mexican subsidiary, Foamex de Cuautitlan S.A. de C.V. Quarterly principal payments were due on the term loan through its maturity in May 2002. Also included in other debt is a non-interest bearing promissory note with a principal amount of $1.4 million issued in connection with increasing Foamex L.P.'s interest in an Asian joint venture to 70% in 2001. The promissory note had unamortized discount of $0.3 million at June 30, 2002.


RELATED PARTY - NOTE PAYABLE TO FOAM FUNDING LLC

         Foamex Carpet entered into a $70.2 million promissory note payable to Foam Funding LLC, a subsidiary of Trace International Holdings, Inc. ("Trace"). Principal is payable in quarterly installments that began in June 1998 with a final installment in February 2004. Interest was based on a variable rate equal to the sum of 2.25% plus the higher of: (i) the base rate of The Bank of Nova Scotia or (ii) the Federal Funds rate plus 0.5%. At the option of Foamex Carpet, interest payable under the note was convertible into LIBOR based loans plus 3.25%.

         Amounts outstanding were collateralized by all of the assets of Foamex Carpet on a PARI PASSU basis with the Foamex Carpet Credit Facility. All obligations under the note payable to Foam Funding LLC were paid on March 25, 2002.

DEBT COVENANTS


         The indentures, the Amended Credit Facility and other indebtedness agreements contain certain covenants that limit, among other things, the ability of Foamex L.P. (i) to pay distributions or redeem equity interests, (ii) to make certain restrictive payments or investments, (iii) to incur additional indebtedness or issue Preferred Equity Interest, as defined, (iv) to merge, consolidate or sell all or substantially all of its assets or (v) to enter into certain transactions with affiliates or related persons. In addition, certain agreements contain provisions that, in the event of a defined change of control or the occurrence of an undefined material adverse change in the ability of the obligor to perform its obligations, the indebtedness must be repaid, in certain cases, at the option of the holder. Also, Foamex L.P. is required under certain of its agreements to maintain specified financial ratios of which the most restrictive are the maintenance of net worth, interest coverage, fixed charge coverage and leverage ratios, as defined. Under the most restrictive of the distribution restrictions, Foamex International could be paid by its subsidiaries, as of June 30, 2002, funds only to the extent to enable Foamex International to meet its tax payment liabilities and its normal operating expenses of up to $1.0 million annually, so long as no event of default has occurred. Foamex L.P. was in compliance with the various financial covenants of its loan agreements as of June 30, 2002.


         The possibility exists that certain financial covenants will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a waiver of or amendment to such financial covenants, such noncompliance would constitute a default under the applicable debt agreements, and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. In the event that such noncompliance appears likely, or occurs, Foamex L.P. will seek the lenders' approval of amendments to, or waivers of, such financial covenants. Historically, Foamex L.P. has been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments could be obtained if required. However, there can be no assurance that future amendments or waivers will be obtained.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


6.       LONG-TERM DEBT (CONTINUED)

MATURITIES OF LONG-TERM DEBT



         Scheduled maturities of long-term debt as of June 30, 2002 are shown below (thousands):


       Six months ending December 31, 2002               $    223
       2003                                                   388
       2004                                                33,795
       2005                                               154,812
       2006                                                73,449
       Thereafter                                         456,000
                                                         --------
                                                          718,667

       Unamortized debt premium/discount and
             fair value adjustment, net                     5,628
                                                         --------

       Total                                             $724,295
                                                         ========


7.       COMPREHENSIVE INCOME (LOSS)

         The components of comprehensive income (loss) are listed below.


                                                            SIX MONTHS ENDED
                                                            ----------------
                                                        JUNE 30,     JUNE 30,
                                                          2001         2002
                                                          ----         ----
                                                              (thousands)
       Net income                                       $18,672       $9,370
       Foreign currency translation adjustments             112           34
                                                        -------       ------
       Total comprehensive income                       $18,784       $9,404
                                                        =======       ======


8.       SEGMENT RESULTS


         Foam Products manufactures and markets cushioning foams for bedding, furniture, packaging and health care applications and foam-based consumer products, such as mattress pads and children's furniture. Carpet Cushion Products manufactures and distributes rebond, prime, felt and rubber carpet padding. Automotive Products supplies foam products and laminates to major tier one suppliers and original equipment manufacturers. Technical Products manufactures and markets reticulated foams and other specialty foams for reservoiring, filtration, gasketing and sealing applications. The "Other" column in the table below represents certain manufacturing operations in Mexico City, corporate expenses not allocated to other business segments and restructuring, impairment and other charges (credits). The restructuring, impairment and other charges (credits) totaled less than $0.1 million in the six months ended June 30, 2001 and June 30, 2002.


         Segment results are presented below.


                                                   CARPET
                                         FOAM      CUSHION      AUTOMOTIVE   TECHNICAL
                                       PRODUCTS    PRODUCTS      PRODUCTS     PRODUCTS       OTHER         TOTAL
                                       --------    --------      --------     --------       -----         -----
                                                                   (thousands)
SIX MONTHS ENDED JUNE 30, 2001
Net sales                              $249,487    $111,218     $185,369      $52,138      $17,956      $616,168
Income (loss) from operations            30,933      (1,959)      12,501       13,982       (1,941)       53,516
Depreciation and amortization             7,658       4,085        2,338        1,607          906        16,594

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


8.     SEGMENT RESULTS (CONTINUED)


                                                   CARPET
                                         FOAM      CUSHION      AUTOMOTIVE   TECHNICAL
                                       PRODUCTS    PRODUCTS      PRODUCTS     PRODUCTS       OTHER         TOTAL
                                       --------    --------      --------     --------       -----         -----
                                                                   (thousands)
SIX MONTHS ENDED JUNE 30, 2002
Net sales                              $236,611    $113,233     $228,131      $64,389      $17,596      $659,960
Income (loss) from operations            21,844      (4,257)      16,981       13,796       (2,879)       45,485
Depreciation and amortization             7,674       3,479        1,966        1,291        1,821        16,231


9.       RELATED PARTY TRANSACTIONS AND BALANCES

FOAM FUNDING LLC DEBT


         During the six months ended June 30, 2001, Foamex Carpet paid $1.9 million of interest and $5.3 million of principal on a note payable to Foam Funding LLC, a subsidiary of Trace.

         During the six months ended June 30, 2002, Foamex Carpet paid $0.7 million of interest and $31.6 million of principal on a note payable to Foam Funding LLC. All obligations under the note payable to Foam Funding LLC were paid on March 25, 2002.


10.      COMMITMENTS AND CONTINGENCIES

LITIGATION - FOAMEX INTERNATIONAL SHAREHOLDERS

         Foamex International has reached agreements with the plaintiffs in the stockholder actions described below providing for the settlement and dismissal of such actions. Court approval of these settlements has been obtained although such approval may be appealed.

         THE SHAREHOLDER LITIGATION.   Beginning on March 17, 1998, six actions,
which were subsequently consolidated under the caption In re Foamex International Inc. Shareholders Litigation, were filed in the Court of Chancery of the State of Delaware, and on August 13, 1999, another action, WATCHUNG ROAD ASSOCIATES, L.P., ET AL. V. FOAMEX INTERNATIONAL INC., ET AL. (the "Watchung Action"), was filed in the same court. The two actions were consolidated on May 3, 2000, into a single action under the caption In re Foamex International Inc. Shareholders Litigation (the "Delaware Action"). The Delaware Action, a purported derivative and class action on behalf of Foamex International and its stockholders, originally named as defendants Foamex International, certain of its current and former directors and officers, Trace and a Trace affiliate. The complaint in the Delaware Action alleged, among other things, that certain of the defendants breached their fiduciary duties to Foamex International in connection with an attempt by Trace to acquire Foamex International's publicly traded common stock as well as with a potential acquisition transaction with a group led by Sorgenti Chemical Industries LLC, and that certain of the defendants breached their fiduciary duties by causing Foamex International to waste assets in connection with a variety of transactions entered into with Trace and its affiliates. The Delaware Action sought various remedies, including injunctive relief, money damages and the appointment of a receiver for Foamex International.

         On April 26, 1999, a putative securities class action entitled MOLITOR
V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the United States District Court for the Southern District of New York naming as defendants Foamex International, Trace and certain current and former officers and directors of Foamex International, on behalf of stockholders who bought shares of Foamex International's common stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleged that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about Foamex International's financial situation and operations, with the result of artificially inflating the price of Foamex International's stock. The lawsuit also alleged that Trace and Marshall S. Cogan, Chairman of Foamex International, violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of Foamex International. The complaint sought class certification, a declaration that defendants violated the federal securities

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. On May 18, 1999, a similar action entitled THOMAS W. RILEY V. FOAMEX INTERNATIONAL INC., ET AL., was filed in the same court. The two actions were consolidated and a consolidated complaint was filed; the consolidated suit is referred to herein as the "Federal Action."


         THE SETTLEMENTS.   On August 23, 2000, Foamex International and the
plaintiffs in the Federal Action entered into a settlement agreement providing that members of the class of shareholders who purchased shares between May 7, 1998 and April 16, 1999 would receive payments as defined in the agreement. The court approved the settlement and dismissed the action with prejudice on January 11, 2001, and no appeals were filed. Payments to class members and plaintiffs' lawyers' fees in the Federal Action aggregating $2.5 million have been paid directly by Foamex International's insurance carrier on behalf of Foamex International.


         Under the terms of the stipulation of settlement related to the Delaware Action (which was approved by the Delaware Court on March 20, 2002), Foamex International agreed that a special nominating committee of the Board of Directors would nominate two additional independent directors to serve on the Board. The terms of the agreement also established the criteria for the independence of the directors and required that certain transactions with affiliates be approved by a majority of the disinterested members of the Board. On January 9, 2001, the Court ordered the Watchung Action dismissed with prejudice only as to the named plaintiffs Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership. The dismissal did not have any effect on the claims asserted in the consolidated action.

         The settlement of the Delaware Action resolved all outstanding shareholder litigation against Foamex International and its current and former directors and officers. In early January 2002, two shareholders filed objections to the settlement. The settlement hearing was held on February 13, 2002, but was not concluded. On March 20, 2002, the Delaware Court concluded the hearing and approved the settlement. The settlements of the Federal Action and the Delaware Action involve no admissions or findings of liability or wrongdoing by Foamex International or any individuals.


         In April 2002, Foamex International was informed that the period for the objectors to the settlement of the Delaware Action to appeal had expired without an appeal filed. Foamex International subsequently received insurance proceeds pursuant to the settlement.


LITIGATION - BREAST IMPLANTS


         As of July 23, 2002, Foamex L.P. and Trace were two of multiple defendants in actions filed on behalf of approximately 1,198 recipients of breast implants in various United States federal and state courts and one Canadian provincial court, some of which allege substantial damages, but most of which allege unspecified damages for personal injuries of various types. Three of these cases seek to allege claims on behalf of all breast implant recipients or other allegedly affected parties, but no class has been approved or certified by the court. During 1995, Foamex L.P. and Trace were granted summary judgments and dismissed as defendants from all cases in the federal courts of the United States and the state courts of California. Appeals for these decisions were withdrawn and the decisions are final.

Although breast implants do not contain foam, certain silicone gel implants were produced using a polyurethane foam covering fabricated by independent distributors or fabricators from bulk foam purchased from Foamex L.P. or Trace. Neither Foamex L.P. nor Trace recommended, authorized, or approved the use of its foam for these purposes. Foamex L.P. is also indemnified by Trace for any such liabilities relating to foam manufactured prior to October 1990. Trace's insurance carrier has continued to pay Foamex L.P.'s litigation expenses after Trace's filing under the Bankruptcy Code. Trace's insurance policies continue to cover certain liabilities of Trace but if the limits of those policies are exhausted, it is unlikely that Trace will be able to continue to provide additional indemnification. While it is not feasible to predict or determine the outcome of these actions, based on management's present assessment of the merits of pending claims, after consultation with the general counsel of Foamex L.P., and without taking into account the indemnification provided by Trace, the coverage provided by

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10.      COMMITMENTS AND CONTINGENCIES (CONTINUED)


Trace's and Foamex L.P.'s liability insurance and potential indemnity from the manufacturers of polyurethane covered breast implants, management believes that it is not reasonably possible that the disposition of the matters that are pending or that may reasonably be anticipated to be asserted will result in a loss that is material to Foamex L.P.'s consolidated financial position or results of operations. If management's assessment of Foamex L.P.'s liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex L.P.


LITIGATION - OTHER


         During the second quarter of 2001, Foamex L.P. was notified by an insurance provider concerning a dispute involving the reimbursement of liability claims paid on behalf of Trace prior to October 1990. The insurance provider is contending that Foamex L.P. is liable for the claims of approximately $3.0 million. Foamex L.P. intends to strongly defend this claim and considers the claim to be without merit. If management's assessment of Foamex L.P.'s liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex L.P.


         Foamex L.P. is party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. It is the opinion of management that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of Foamex L.P. If management's assessment of Foamex L.P.'s liability with respect to these actions is incorrect, such actions could have a material adverse effect on Foamex L.P.'s consolidated financial position, result of operations and cash flows.

ENVIRONMENTAL AND HEALTH AND SAFETY


         Foamex L.P. is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment, and the remediation of environmental contamination, and as a result, is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. As of June 30, 2002, Foamex L.P. had accruals of approximately $3.0 million for environmental matters, including approximately $2.5 million related to remediating and monitoring soil and groundwater contamination and approximately $0.5 million related to PRP sites and other matters.

         The Clean Air Act Amendments of 1990 ("1990 CAA Amendments") provide for the establishment of federal emission standards for hazardous air pollutants including methylene chloride, propylene oxide and TDI, which are used in the manufacturing of foam. The final National Emission Standard for Hazardous Air Pollutants, or "NESHAP," for flexible polyurethane foam production was promulgated on October 7, 1998. The NESHAP required a reduction of approximately 70% of the emission of methylene chloride for the slab stock foam industry effective October 7, 2001. Through the use of alternative technologies, including VPF(SM) and carbon dioxide, and by shifting current production to facilities which use these alternative technologies, we are in substantial compliance with these regulations. On August 8, 2001, the United States Environmental Protection Agency, or "EPA," proposed a NESHAP for Flexible Polyurethane Foam Fabrication Operations. The proposed NESHAP regulates emissions of methylene chloride and other Hazardous Air Pollutants and restricts air emissions from flame lamination sources. Foamex L.P. does not believe that this standard, if adopted, will require us to make material expenditures.

         Foamex L.P. has reported to the appropriate state authorities that we have found soil and/or groundwater contamination in excess of state standards at certain locations. Seven sites are currently in various stages of investigation or remediation. Accordingly, the extent of contamination and the ultimate liability is not known with certainty for all sites. During 2000, we reached an indemnification agreement with the former owner of the Morristown, Tennessee facility. The agreement allocates the incurred and future remediation costs between the former owner and Foamex L.P. The estimated allocation of future costs for the remediation of this facility is not significant, based on current known information. The former owner was Recticel Foam Corporation, a subsidiary of Recticel s.a.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         Foamex L.P. has either upgraded or closed all underground storage tanks at our facilities in accordance with applicable regulations.


         The Comprehensive Environmental Response, Compensation and Liability Act, or "CERCLA," and comparable state laws impose liability without fault for the costs of cleaning up contaminated sites on certain classes of persons that contributed to the release of hazardous substances into the environment at those sites, for example, by generating wastes containing hazardous substances which were disposed at such sites. We are currently designated as a Potentially Responsible Party, or "PRP," by the EPA or by state environmental agencies or other PRPs, pursuant to CERCLA or analogous state statutes, with respect to eight sites. Estimates of total cleanup costs and fractional allocations of liability are often provided by the EPA, the state environmental agency or the committee of PRPs with respect to the specified site. Based on these estimates (to the extent available) and on known information, in each case and in the aggregate, Foamex L.P. does not expect additional costs, if any, to be material to liquidity, results of operations or financial position.


         In 2002, capital expenditures for safety and environmental compliance projects are anticipated to be approximately $2.0 million. Although it is possible that new information or future developments could require Foamex L.P. to reassess the potential exposure relating to all pending environmental matters, including those described above, management believes that, based upon all currently available information, the resolution of these environmental matters will not have a material adverse effect on our operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions, including the presence of previously unknown environmental contamination, may be found to exist or a reassessment of the potential exposure to pending environmental matters may be necessary due to new information or future developments, that may require expenditures not currently anticipated and that may be material.

OTHER

         In October 2001, Foamex L.P. experienced a fire at one of its manufacturing facilities. Costs relating to the fire aggregate approximately $1.2 million. Foamex L.P. has filed a claim with its insurance carrier and believes it will recover substantially all costs in excess of a deductible of $0.2 million.


         During the fourth quarter of 2001, Foamex L.P. discovered that some mattresses containing foam supplied by Foamex L.P. had a discernible odor. The cause of the odor was traced to chemicals from one supplier used in the manufacture of the foam. The supplier has advised Foamex L.P. that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. Foamex L.P. received claims from some of its customers for costs purportedly associated with the odorous foam, and has reached agreement with this chemical supplier regarding the terms of and manner in which this supplier will reimburse Foamex L.P. for certain obligations it may have to its customers relating to these claims, as well as for certain internal costs. Under this agreement, this supplier will pay Foamex L.P. a fixed sum in exchange for eliminating certain future claims Foamex L.P. may have against this supplier and Foamex L.P. is obligated to indemnify this supplier for certain claims that may be brought against it by others, including Foamex L.P.'s customers. The ultimate amounts of these third party claims and the amount of Foamex L.P.'s internal costs are uncertain. This supplier's payments to Foamex L.P. may not be sufficient to cover all payments it may be required to make to third parties in respect of their claims or to cover all of Foamex L.P.'s related internal costs. In addition, Foamex L.P.'s indemnification obligations to this supplier may be material. Consequently, these claims and the costs relating to this matter may have a material adverse effect on our consolidated financial position, results of operations and cash flows.


11.    SUBSEQUENT EVENTS


         In July 2002, Foamex L.P. repurchased $48.6 million of its 13 1/2% senior subordinated notes, including unamortized debt premium of $2.6 million, and $1.5 million of its 9 7/8% senior subordinated notes for a total purchase price of $48.1 million. The transaction will result in a gain of $2.0 million to be recorded in the period ending September 29, 2002. In addition, Foamex L.P. will write off $0.6 million of debt issuance and other costs associated with the repurchased debt in the period ending September 29, 2002.

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


12.      GUARANTOR INFORMATION


         The payment obligations of Foamex L.P. and Foamex Capital Corporation under the Senior Secured Notes are guaranteed by Foamex L.P.'s wholly-owned domestic subsidiaries ("Guarantors"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantors are not presented because Foamex L.P.'s management has determined that they would not be material to investors. The following presents condensed consolidating balance sheets as of December 31, 2001 and June 30, 2002; condensed consolidating statements of operations for the six months ended June 30, 2001 and June 30, 2002; and condensed consolidating statements of cash flows for the six months ended June 30, 2001 and June 30, 2002 of the Guarantors and nonguarantors. The Guarantors include Foamex Carpet Cushion LLC, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc. and Foamex Asia, Inc. The nonguarantors are Foamex Canada Inc. and Grupo Foamex de Mexico, S.A. de C.V. and its subsidiaries. The following financial information is intended to provide information for the Guarantors and nonguarantors of Foamex L.P. based on amounts derived from the financial statements of Foamex L.P.


                                      CONDENSED CONSOLIDATING BALANCE SHEET
                                             AS OF DECEMBER 31, 2001

                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
ASSETS
   Current assets                            $ 39,421      $31,389        $263,240      $ (23,415)     $ 310,635
   Investment in subsidiaries                  14,824            -          48,268        (63,092)             -
   Property, plant and equipment, net           6,743       24,780         169,274              -        200,797
   Cost in excess of net assets acquired       32,774        6,989         169,740              -        209,503
   Debt issuance costs                          2,783            -          10,907              -         13,690
   Other assets                                 6,271        1,351          25,403              -         33,025
                                             --------      -------        --------      ---------      ---------
     Total assets                            $102,816      $64,509        $686,832      $ (86,507)     $ 767,650
                                             ========      =======        ========      =========      =========

LIABILITIES AND PARTNERS' DEFICIENCY
   Current liabilities                       $ 50,070      $25,908        $192,411      $ (21,395)     $ 246,994
   Long-term debt                              18,619            -         629,613              -        648,232
   Other liabilities                            3,389          785          46,378              -         50,552
                                             --------      -------        --------      ---------      ---------
     Total liabilities                         72,078       26,693         868,402        (21,395)       945,778
   Partners' deficiency                        30,738       37,816        (181,570)       (65,112)      (178,128)
                                             --------      -------        --------      ---------      ---------
     Total liabilities and
          partners' deficiency               $102,816      $64,509        $686,832      $ (86,507)     $ 767,650
                                             ========      =======        ========      =========      =========


                                      CONDENSED CONSOLIDATING BALANCE SHEET
                                               AS OF JUNE 30, 2002

                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
ASSETS
   Current assets                            $ 39,677      $31,131        $337,683      $ (23,421)     $ 385,070
   Investment in subsidiaries                  14,498            -          62,404        (76,902)             -
   Property, plant and equipment, net           6,679       22,920         165,099              -        194,698
   Cost in excess of net assets acquired       33,029        6,962         157,465              -        197,456
   Debt issuance costs                              -            -          37,166              -         37,166
   Other assets                                 2,702        1,506          55,929        (28,702)        31,435
                                             --------      -------        --------      ---------      ---------
     Total assets                            $ 96,585      $62,519        $815,746      $(129,025)     $ 845,825
                                             ========      =======        ========      =========      =========

LIABILITIES AND PARTNERS' DEFICIENCY
   Current liabilities                       $ 37,171      $20,584        $210,693      $ (19,886)     $ 248,562
   Long-term debt                              29,301            -         723,108        (28,702)       723,707
   Other liabilities                            2,303          822          47,513               -        50,638
                                             --------      -------        --------      ---------      ---------
     Total liabilities                         68,775       21,406         981,314        (48,588)     1,022,907
   Partners' deficiency                        27,810       41,113        (165,568)       (80,437)      (177,082)
                                             --------      -------        --------      ---------      ---------
     Total liabilities and
          partners' deficiency               $ 96,585      $62,519        $815,746      $(129,025)     $ 845,825
                                             ========      =======        ========      =========      =========

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


12.      GUARANTOR INFORMATION (CONTINUED)


                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
Net sales                                    $118,164      $60,174        $523,500      $ (85,670)     $ 616,168

Cost of goods sold                            105,715       52,017         453,034        (85,670)       525,096
                                             --------      -------        --------      ---------      ---------

   Gross profit                                12,449        8,157          70,466              -         91,072

Selling, general and administrative
   expenses                                     7,222        3,165          27,217              -         37,604

Restructuring, impairment and other
   charges (credits)                               (1)           -             (47)             -            (48)
                                             --------      -------        --------      ---------      ---------

Income from operations                          5,228        4,992          43,296              -         53,516

Interest and debt issuance expense              2,408          148          31,041              -         33,597

Equity in undistributed earnings
   of affiliates                                3,414            -           6,444         (9,195)           663

Other income (expense), net                       (70)          (1)           (247)             -           (318)
                                             --------      -------        --------      ---------      ---------

Income before provision for income
   taxes                                        6,164        4,843          18,452         (9,195)        20,264

Provision for income taxes                        602        1,210            (310)             -          1,502
                                             --------      -------        --------      ---------      ---------

Net income                                   $  5,562     $  3,633        $ 18,762      $  (9,195)     $  18,762
                                             ========     ========        ========      =========      =========

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


12.      GUARANTOR INFORMATION (CONTINUED)


                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
Net sales                                    $116,789      $59,772        $567,965      $ (84,566)     $ 659,960

Cost of goods sold                            109,083       52,968         498,851        (84,566)       576,336
                                             --------      -------        --------      ---------      ---------

   Gross profit                                 7,706        6,804          69,114              -         83,624

Selling, general and administrative
   expenses                                     6,320        3,271          30,086              -         39,677

Restructuring, impairment and other
   charges (credits)                                -            -          (1,538)             -         (1,538)
                                             --------      -------        --------      ---------      ---------

Income from operations                          1,386        3,533          40,566              -         45,485

Interest and debt issuance expense                740          126          30,931           (154)        31,643

Equity in undistributed earnings
   of affiliates                                1,461            -           1,674         (2,007)         1,128

Other income (expense), net                       (49)         108            (109)          (154)          (204)
                                             --------      -------        --------      ---------      ---------

Income before provision for income
   taxes                                        2,058        3,515          11,200         (2,007)        14,766

Provision for income taxes                        (39)       1,207              24              -          1,192
                                             --------      -------        --------      ---------      ---------

Income before extraordinary charge              2,097        2,308          11,176         (2,007)        13,574

Extraordinary charge                           (2,398)           -          (1,806)             -         (4,204)
                                             --------      -------        --------      ---------      ---------

Net income (loss)                            $   (301)     $ 2,308        $  9,370      $  (2,007)     $   9,370
                                             ========      =======        ========      =========      =========

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


12.    GUARANTOR INFORMATION (CONTINUED)


                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                         $ 5,562       $ 3,633       $  18,762     $   (9,195)     $  18,762
   Total adjustments to reconcile net
     income (loss) to net cash used in
     operating activities                     (1,235)       (2,864)          5,766          9,195         10,862
                                             -------       -------       ---------     ----------      ---------

   Net cash used in operating activities       4,327           769          24,528              -         29,624
                                             -------      --------       ---------     ----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                         (115)         (487)        (11,964)            85        (12,481)
   Proceeds from sale of fixed assets              -             -             637            (85)           552
   Other                                           -             -            (511)             -           (511)
                                             -------      --------       ---------     ----------      ---------

   Net cash provided by (used in)
     investing activities                       (115)         (487)        (11,838)             -        (12,440)
                                             -------      --------       ---------     ----------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from short-term borrowing          -            66               -              -             66
   Net repayments of revolving loans               -             -         (14,653)             -        (14,653)
   Repayments of long-term debt                    -        (1,304)         (3,738)             -         (5,042)
   Repayments of long-term debt -
     related parties                          (5,265)            -               -              -         (5,265)
   Increase in cash overdraft                      -             -           5,010              -          5,010
   Other, net                                      -             -               -              -              -
                                             -------      --------       ---------     ----------      ---------
   Net cash provided by (used in)
     financing activities                     (5,265)       (1,238)        (13,381)             -        (19,884)
                                             -------      --------       ---------     ----------      ---------

Net increase (decrease) in cash and
   cash equivalents                           (1,053)         (956)           (691)             -         (2,700)

Cash and cash equivalents at
   beginning of period                         1,986         1,821           1,066              -          4,873
                                             -------      --------       ---------     ----------      ---------

Cash and cash equivalents at
   end of period                             $   933      $    865       $     375     $        -      $   2,173
                                             =======      ========       =========     ==========      =========

                          FOAMEX L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


12.    GUARANTOR INFORMATION (CONTINUED)


                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                          FOAMEX L.P.                 CONSOLIDATED
                                          GUARANTORS   NONGUARANTORS       (PARENT)     ELIMINATIONS   FOAMEX L.P.
                                          ----------   -------------       --------     ------------   -----------
                                                                    (thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                         $  (301)      $ 2,308       $   9,370     $   (2,007)     $   9,370
   Total adjustments to reconcile net
     income (loss) to net cash provided
     by operating activities                    (331)       (5,832)        (33,393)         1,908        (37,648)
                                            --------       -------       ---------       --------      ---------

   Net cash provided by operating
        activities                              (632)       (3,524)        (24,023)           (99)       (28,278)
                                            --------       -------       ---------       --------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                         (301)         (403)         (9,480)            99        (10,085)
   Repayment of note from partner                  -             -           2,490              -          2,490
   Intercompany investing activities               -             -         (28,702)        28,702              -
   Other                                           -             -          (1,027)             -         (1,027)
                                            --------       -------       ---------       --------      ---------

   Net cash used in investing activities        (301)         (403)        (36,719)        28,801         (8,622)
                                            --------       -------       ---------       --------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from (repayments of)
     revolving loans                               -             -        (125,000)             -       (125,000)
   Proceeds from offering of senor secured
     notes                                         -             -         300,000              -        300,000
   Proceeds from term loans                        -             -          56,590              -         56,590
   Repayments of long-term debt                    -        (1,304)       (140,090)             -       (141,394)
   Repayments of long-term debt -
     related party                           (31,590)            -               -              -        (31,590)
   Increase (decrease) in intercompany note   28,702             -               -        (28,702)             -
   Increase (decrease) in cash overdraft       1,902             -          40,348              -         42,250
   Debt issuance costs                             -             -         (25,491)             -        (25,491)
   Distribution paid                               -             -             105              -            105
   Other, net                                      -             -               -              -              -
                                            --------       -------       ---------       --------      ---------

   Net cash used in financing activities        (986)       (1,304)        106,462        (28,702)        75,470
                                            --------       -------       ---------       --------      ---------

Net decrease in cash and cash equivalents     (1,919)       (5,231)         45,720              -         38,570

Cash and cash equivalents at
   beginning of period                         2,758         7,163           5,138              -         15,059
                                            --------       -------       ---------       --------      ---------

Cash and cash equivalents at
   end of period                            $    839       $ 1,932       $  50,858       $      -      $  53,629
                                            ========       =======       =========       ========      =========

                                  [FOAMEX LOGO]


























         No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Foamex since the date of this prospectus. We will update the information contained in this prospectus to the extent required by law during such time as this prospectus is required to be in use.


         Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The Fourth Amended and Restated Agreement of Limited Partnership of Foamex dated as of December 14, 1993 and amended as of June 28, 1994, June 12, 1997, December 23, 1997, February 27, 1998 and March 26, 2002 (the "Partnership Agreement") generally provides that, to the fullest extent permitted by law, Foamex will indemnify the partners, their respective affiliates, officers, directors, stockholders, employees and agents, and any employee, agent and officer of Foamex, against all expenses actually and reasonably incurred by it or them in connection with any threatened, pending or completed action, suit or proceeding against it or them or by, against or in the right of Foamex to which it or them is or was a party, or is threatened to be made a party, involving an alleged cause of action for damages arising out of, or in any way related to or connected with, the business or internal affairs of Foamex, if, in the transaction giving rise to such action, suit, or proceeding, such person acted in good faith, without gross negligence or willful misconduct or the willful breach of the Partnership Agreement and in a manner such person reasonably believed to be within the scope of its authority under the Partnership Agreement.

         The Certificate of Incorporation and Bylaws of Foamex Capital Corporation provide that Foamex Capital shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of such corporation), by reason of the fact that he is or was a director, officer, employee or agent of Foamex Capital, or is or was serving at the request of Foamex Capital as a director, officer, employee or agent of another corporation, partnership or other enterprise, against expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Foamex Capital, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Bylaws of Foamex Capital further provide that for actions by or in the right of Foamex Capital, similar indemnification exists, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Foamex Capital unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         The Certificate of Incorporation of Foamex Capital also provides that a director of Foamex Capital shall not be personally liable to Foamex Capital or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit. Additionally, the Certificate of Incorporation of Foamex Capital provides that to the fullest extent permitted by Delaware Law, a director of Foamex Capital shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         The directors and officers of Foamex International Inc. and its subsidiaries are covered in their capacities as such under a Directors and Officers insurance policy.

         The charter or similar documents of the subsidiary guarantors listed as registrants under this registration statement contain similar provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------


3.1               Certificate of Limited Partnership of Foamex L.P.
                  (incorporated herein by reference to the exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).

3.2.1 Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., dated as of December 14, 1993, by and among FMXI, Inc. and Trace Foam Company, Inc., as general partners, and Foamex International, Inc. as a limited partner (the "Partnership Agreement") (incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).


3.2.2 First Amendment to the Partnership Agreement, dated June 28, 1994 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended January 1, 1995).

3.2.3 Second Amendment to the Partnership Agreement, dated June 12,1997 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred May 28, 1997).

3.2.4 Third Amendment to the Partnership Agreement, dated December 23, 1997 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation and Foamex International, Inc. reporting an event that occurred December 23, 1997).

3.2.5 Fourth Amendment to the Partnership Agreement, dated February 27, 1998 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International, Inc. reporting an event that occurred on February 27, 1998).

3.2.6 Fifth Amendment to the Partnership Agreement, dated March 26, 2002 (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

3.3 Certificate of Incorporation of FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International, Inc. for the fiscal year ended December 28, 1997).

3.4 By-laws of FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International, Inc. for the fiscal year ended December 28,
                  1997).

3.5 Certificate of Incorporation of Foamex Capital Corporation (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1 (Registration Nos. 33-49976 and 33-49976-01).

3.6 By-laws of Foamex Capital Corporation (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1 (Registration Nos. 33-49976 and 33-49976-01).

3.7 Certificate of Formation of Foamex Carpet Cushion LLC (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

3.8 Limited Liability Company Agreement of Foamex Carpet Cushion LLC (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


3.9**             Certificate of Incorporation of Foamex Asia, Inc.

3.10**            By-laws of Foamex Asia, Inc.

3.11**            Certificate of Incorporation of Foamex Latin America, Inc.

3.12**            By-laws of Foamex Latin America, Inc.

3.13**            Certificate of Incorporation of Foamex Mexico, Inc.

3.14**            By-laws of Foamex Mexico, Inc.

3.15**            Certificate of Incorporation of Foamex Mexico II, Inc.

3.16**            By-laws of Foamex Mexico II, Inc.


4.1 Indenture, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, including as exhibits thereto, the form of note (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.2 Registration Rights Agreement, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Scotia Capital (USA) Inc., Bear, Stearns & Co. Inc., and Jefferies & Company, Inc., as initial purchasers (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


4.3 Indenture, dated as of June 12, 1997, by and among Foamex, FCC, the subsidiary guarantors and The Bank of New York, as trustee, relating to $150,000,000 principal amount of 9?% Senior Subordinated Notes due 2007, including the form of Senior Subordinated Note and Subsidiary Guarantee (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P. reporting an event that occurred June 12, 1997).

4.4 First Supplemental Indenture, dated as of December 23, 1997, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 9- 7/8% Senior Subordinated Notes due 2007 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P. Foamex Capital Corporation and Foamex International reporting an event that occurred on December 23, 1997).

4.5 Second Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc., and Foamex Carpet Cushion LLC, as withdrawing guarantors, and The Bank of New York, as trustee, relating to the 9-7/8% Senior Subordinated Notes due 2007 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

4.6 Third Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 9-7/8% Senior Subordinated Notes due 2007 (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


4.7 Indenture, dated as of December 23, 1997, by and among Foamex L.P., Foamex Capital Corporation, the subsidiary guarantors, Crain Holdings Corp., as intermediate obligator, and The Bank of New York, as trustee, relating to $98,000,000 principal amount of 13 1/2% Senior Subordinated Notes due 2005, including the form of Senior Subordinated Note and Subsidiary Guarantee (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation and Foamex International reporting an event that occurred December 23, 1997).

4.8 First Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc. and Foamex Capital Corporation, as withdrawing guarantors, Crain Industries, Inc., as withdrawing intermediate obligor, and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).


4.9 Second Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005 (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.10 Commitment Letter and attachment, dated August 8, 2001, from the Bank of Nova Scotia to Foamex Canada Inc. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 30, 2001).

4.11 Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.12 Patent Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.13 Trademark Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.14 Copyright Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.15 Third Amended and Restated Foamex International Guaranty, dated as of March 25, 2002, made by Foamex International in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.16 Amended and Restated Guaranty, dated as of March 25, 2002, made by FMXI, Inc. and the subsidiary guarantors in favor of Citicorp USA, Inc., as collateral agent, each lender, each issuing bank and each other holder of an obligation (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.17 Amended and Restated Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex International, FMXI, Inc., Foamex L.P. in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.18 Patent Security Agreement, dated as of March 25, 2002, made by Foamex L.P. in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.19 Trademark Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and Foamex Carpet Cushion LLC in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.20 Copyright Security Agreement, dated as of March 25, 2002, made by Foamex L.P. in favor of Citicorp USA, Inc. as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.21 Credit Agreement, dated June 12, 1997, as amended and restated as of February 27, 1998, as further amended and restated as of June 29, 1999 and as further amended and restated as of March 25, 2002 among Foamex L.P., FMXI, Inc., the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as issuing banks and Citicorp USA, Inc. and The Bank of Nova Scotia as agents (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.22 Intercreditor Agreement, dated as of March 25, 2002, by and among Citicorp USA, Inc., as Senior Agent, U.S. Bank National Association, as trustee and collateral agent under the Indenture for the 10 3/4% Senior Secured Notes and Foamex L.P. (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

5.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to validity of the Exchange Notes.

8.1*** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to material tax matters.

10.1 Reimbursement Agreement, dated as of March 23, 1993, between Trace Holdings and General Felt Industries, Inc. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.2 Shareholder Agreement, dated December 31, 1992, among Recticel, s.a. ("Recticel"), Recticel Holding Noord B.V., Foamex L.P., Beamech Group Limited, LME-Beamech, Inc., James Brian Blackwell, and Prefoam AG relating to a foam technology-sharing arrangement (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.3 Asset Transfer Agreement, dated as of October 2, 1990, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.4 First Amendment, dated as of December 19, 1991, to the Trace Holdings Asset Transfer Agreement (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.5 Amended and Restated Guaranty, dated as of December 19, 1991, made by Trace Foam in favor of Foamex L.P. (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.6 Asset Transfer Agreement, dated as of October 2, 1990, between Recticel Foam Corporation ("RFC") and Foamex L.P. (the "RFC Asset Transfer Agreement") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.7 First Amendment, dated as of December 19, 1991, to the RFC Asset Transfer Agreement (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.8 Schedule 5.03 to the RFC Asset Transfer Agreement (the "5.03 Protocol") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.9 The 5.03 Protocol Assumption Agreement, dated as of October 13, 1992, between RFC and Foamex L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.10 Letter Agreement between Trace Holdings and Recticel regarding the Recticel Guaranty, dated as of July 22, 1992 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.11 First Amended and Restated Tax Sharing Agreement, dated as of December 14, 1993, among Foamex L.P., Trace Foam, FMXI and Foamex International (incorporated herein by reference to the Exhibit to the Registration Statement of FJPS, FJCC and Foamex L.P. on Form S-4, Registration No. 33-82028).

10.12 First Amendment to First Amended and Restated Tax Sharing Agreement, dated as of June 12, 1997, by and among Foamex L.P., Foamex International, FMXI and Trace Foam (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred June 12, 1997).

10.13 Second Amendment to First Amended and Restated Tax Sharing Agreement, dated as of December 23, 1997, by an among Foamex L.P., Foamex International, FMXI, and Trace Foam (incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and Foamex Capital Corporation on From S-4, Registration No. 333-45733, filed February 6, 1998).

10.14 Third Amendment to First Amended and Restated Tax Sharing Agreement, dated as of February 27, 1998, by and between Foamex L.P., Foamex International and FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 28, 1997).

10.15 Tax Distribution Advance Agreement, dated as of December 11, 1996, by and between Foamex L.P. and Foamex-JPS Automotive L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 29, 1996).

10.16 Amendment No. 1 to Tax Distribution Advance Agreement, dated as of June 12, 1997, by and between Foamex L.P. and Foamex International (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred June 12, 1997).

10.17 Salaried Incentive Plan of Foamex L.P. and Subsidiaries (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.18 Equity Growth Participation Program (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.19 The Foamex L.P. Salaried Pension Plan (formerly, "The General Felt Industries, Inc. Retirement Plan for Salaried Employees"), effective as of January 1, 1995 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. for fiscal 1993).

10.20 The Foamex L.P. Hourly Pension Plan (formerly "The Foamex Products Inc. Hourly Employee Retirement Plan"), as amended December 31, 1995 (incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997).

10.21 Foamex L.P. 401(k) Savings Plan effective October 1, 1997 (incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997.

10.22 Foamex International's Amended and Restated 1993 Stock Option Plan (incorporated herein by reference to the Exhibit to Foamex International's definitive proxy statement dated May 31, 2000).

10.23 Foamex International's Non-Employee Director Compensation Plan (incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).

10.24 Foamex International Inc. Equity Incentive Plan for Non-Employee Directors (incorporated herein by reference to the Appendix to the definitive amended and restated proxy statement, dated July 12, 2001, of Foamex International).

10.25 Foamex International Key Employee Incentive Bonus Plan (incorporated herein by reference to the Appendix to the definitive amended and restated proxy statement, dated July 12, 2001, of Foamex International).

10.26 Agreement with Consultant, dated April 24, 2001 by and between Robert J. Hay and Foamex L.P. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International for the quarterly period ended June 30, 2001).

10.27 Foamex Supplemental Executive Retirement Plan, effective as of May 15, 2001 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.28 Split Dollar Life Insurance Agreement Between Foamex International Inc. and Marshall S. Cogan, dated as of December 31, 2001 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.29 Foamex International Inc. 2002 Stock Award Plan (incorporated herein as reference to Appendix C to Foamex International's definitive proxy statement dated April 30, 2002).


10.30 Employment Agreement, dated as of January 1, 1999, by and between Foamex International and Marshall S. Cogan (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2000).

10.31 Employment Agreement, dated as of March 16, 1999, by and between Foamex International and John G. Johnson, Jr. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 31, 1998).

10.32 Employment Agreement, amended effective as of January 29, 2001, by and between Foamex International and John Televantos (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2000).


10.33 Termination and Release Agreement dated as of January 30, 2001 by and between Foamex International and John G. Johnson, Jr. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International for the quarterly period ended March 31, 2001).

10.34 Termination and Release Agreement dated as of December 6, 2001, by and between the Foamex International and John Televantos (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).


10.35 Employment Offer Letter, dated August 4, 2001, by and between Foamex International and Thomas E. Chorman (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31,
                  2001).

10.36** Employment Agreement, dated as of August 20, 2002, by and between Foamex International and Thomas E. Chorman.

10.37 Employment Offer Letter, dated December 5, 2001, by and between Foamex International and Peter W. Johnson (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.38** Employment Agreement, dated as of August 20, 2002, by and between Foamex International and Peter W. Johnson.

10.39** Employment Agreement, entered into on September 10, 2002, and effective as of July 22, 2002, between Foamex International and Virginia Kamsky.

10.40 First Amendment to Employment Agreement, dated as of December 31, 2001, by and between Foamex International Inc. and Marshall S. Cogan (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.41 Supply Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet) (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

10.42 Administrative Services Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet) (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

10.43 Loan Agreement between Hua Kee Company Limited and Foamex Asia, Inc., dated as of July 8, 1997 (incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-4, Registration No. 333-45733, filed February 6, 1998).

10.44** Agreement with consultant, dated August 8, 2002, by and between Raymond E. Mabus, Jr. and Foamex International Inc.

12.1**            Statement of Computation of Ratios of Earnings to Fixed
                  Charges.


21 Subsidiaries of Foamex L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. for year ended December 31, 2001).

23.1.1**          Consent of Deloitte & Touche LLP.

23.1.2**          Consent of Deloitte & Touche LLP.

23.2.1**          Consent of PricewaterhouseCoopers LLP.

23.2.2**          Consent of PricewaterhouseCoopers LLP.

23.2.3**          Consent of PricewaterhouseCoopers LLP.


23.3** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24*               Powers of Attorney (included on signature pages).

25** Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.

99.1**            Form of Letter of Transmittal.

99.2**            Form of Notice of Guaranteed Delivery.

------------------------
*    Previously filed.

**   Filed herewith.

***  To be filed by amendment.




         Certain instruments defining the rights of security holders have been excluded herefrom in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

         (b)      Financial Statement Schedules

         Schedule II Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities begin registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.


                               FOAMEX L.P.
                               By:  FMXI, Inc., its Managing General Partner



                               By:  /s/ Thomas E. Chorman
                                    -------------------------------------------
                                    Name:   Thomas E. Chorman
                                    Title:  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----



                  *
------------------------------------              Chairman and Director of FMXI, Inc.                October 22, 2002
Marshall S. Cogan


/s/ Thomas E. Chorman                             Chief Executive Officer                            October 22, 2002
------------------------------------              of FMXI, Inc. (principal
Thomas E. Chorman                                 executive officer)


                  *                               Vice President and Director of FMXI,               October 22, 2002
------------------------------------              Inc.
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer of FMXI,                  October 22, 2002
------------------------------------              Inc. (principal financial and
Bruno Fontanot                                    accounting officer)





*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX CAPITAL CORPORATION


                                    By:  /s/ Thomas E. Chorman
                                         --------------------------------------
                                         Name:   Thomas E. Chorman
                                         Title:  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----



                  *                               Director                                          October 22, 2002
------------------------------------
Marshall S. Cogan


/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman


                  *                               Vice President and Director                       October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)



*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX ASIA, INC.


                                    By: /s/ Thomas E. Chorman
                                        ----------------------------------------
                                         Name:   Thomas E. Chorman
                                         Title:  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----



                  *
------------------------------------              Chairman and Director                             October 22, 2002
John V. Tunney


/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman


                  *                               Vice President and Director                       October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)



*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX LATIN AMERICA, INC.


                                    By:  /s/ Thomas E. Chorman
                                         ---------------------------------------
                                         Name:    Thomas E. Chorman
                                         Title:   Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----



                  *
------------------------------------              Director                                          October 22, 2002
Marshall S. Cogan


/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman


                  *                               Vice President and Director                       October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)



*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX CARPET CUSHION LLC


                                    By:  /s/ Thomas E. Chorman
                                         ---------------------------------------
                                         Name:    Thomas E. Chorman
                                         Title:   Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----


                  *
------------------------------------              Chairman - Board of Managers                      October 22, 2002
Marshall S. Cogan



/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman



                  *                               Vice President and Manager                        October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)



*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX MEXICO, INC.


                                    By:  /s/ Thomas E. Chorman
                                         ---------------------------------------
                                         Name:   Thomas E. Chorman
                                         Title:  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----


                  *
------------------------------------              Chairman and Director                             October 22, 2002
John V. Tunney


/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman


------------------------------------              Vice President and Director
Veronica P. Forster



                  *                               Vice President and Director                       October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)




*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linwood, State of Pennsylvania on October 22, 2002.

                                    FOAMEX MEXICO II, INC.


                                    By:  /s/ Thomas E. Chorman
                                         ---------------------------------------
                                         Name:   Thomas E. Chorman
                                         Title:  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                        TITLE                                        DATE
             ---------                                        -----                                        ----


                  *
------------------------------------              Chairman and Director                             October 22, 2002
John V. Tunney


/s/ Thomas E. Chorman                             Chief Executive Officer                           October 22, 2002
------------------------------------              (principal executive officer)
Thomas E. Chorman



------------------------------------              Vice President and Director
Veronica P. Forster



                  *                               Vice President and Director                       October 22, 2002
------------------------------------
George L. Karpinski


/s/ Bruno Fontanot                                Chief Accounting Officer                          October 22, 2002
------------------------------------              (principal financial and
Bruno Fontanot                                    accounting officer)



*By: /s/ Thomas E. Chorman
     -------------------------------
     Name:  Thomas E. Chorman
     Title: Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------


3.1               Certificate of Limited Partnership of Foamex L.P.
                  (incorporated herein by reference to the exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).

3.2.1 Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., dated as of December 14, 1993, by and among FMXI, Inc. and Trace Foam Company, Inc., as general partners, and Foamex International, Inc. as a limited partner (the "Partnership Agreement") (incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).


3.2.2 First Amendment to the Partnership Agreement, dated June 28, 1994 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended January 1, 1995).

3.2.3 Second Amendment to the Partnership Agreement, dated June 12,1997 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred May 28, 1997).

3.2.4 Third Amendment to the Partnership Agreement, dated December 23, 1997 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation and Foamex International, Inc. reporting an event that occurred December 23, 1997).

3.2.5 Fourth Amendment to the Partnership Agreement, dated February 27, 1998 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International, Inc. reporting an event that occurred on February 27, 1998).

3.2.6 Fifth Amendment to the Partnership Agreement, dated March 26, 2002 (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

3.3 Certificate of Incorporation of FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International, Inc. for the fiscal year ended December 28, 1997).

3.4 By-laws of FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International, Inc. for the fiscal year ended December 28,
                  1997).

3.5 Certificate of Incorporation of Foamex Capital Corporation (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1 (Registration Nos. 33-49976 and 33-49976-01).

3.6 By-laws of Foamex Capital Corporation (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1 (Registration Nos. 33-49976 and 33-49976-01).

3.7 Certificate of Formation of Foamex Carpet Cushion LLC (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

3.8 Limited Liability Company Agreement of Foamex Carpet Cushion LLC (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


3.9**             Certificate of Incorporation of Foamex Asia, Inc.

3.10**            By-laws of Foamex Asia, Inc.

3.11**            Certificate of Incorporation of Foamex Latin America, Inc.

3.12**            By-laws of Foamex Latin America, Inc.

3.13**            Certificate of Incorporation of Foamex Mexico, Inc.

3.14**            By-laws of Foamex Mexico, Inc.

3.15**            Certificate of Incorporation of Foamex Mexico II, Inc.

3.16**            By-laws of Foamex Mexico II, Inc.


4.1 Indenture, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, including as exhibits thereto, the form of note (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.2 Registration Rights Agreement, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Scotia Capital (USA) Inc., Bear, Stearns & Co. Inc., and Jefferies & Company, Inc., as initial purchasers (incorporated herein by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


4.3 Indenture, dated as of June 12, 1997, by and among Foamex, FCC, the subsidiary guarantors and The Bank of New York, as trustee, relating to $150,000,000 principal amount of 9-7/8% Senior Subordinated Notes due 2007, including the form of Senior Subordinated Note and Subsidiary Guarantee (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P. reporting an event that occurred June 12, 1997).

4.4 First Supplemental Indenture, dated as of December 23, 1997, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 9-7/8% Senior Subordinated Notes due 2007 (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P. Foamex Capital Corporation and Foamex International reporting an event that occurred on December 23, 1997).

4.5 Second Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc., and Foamex Carpet Cushion LLC, as withdrawing guarantors, and The Bank of New York, as trustee, relating to the 9-7/8% Senior Subordinated Notes due 2007 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

4.6 Third Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007 (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).


4.7 Indenture, dated as of December 23, 1997, by and among Foamex L.P., Foamex Capital Corporation, the subsidiary guarantors, Crain Holdings Corp., as intermediate obligator, and The Bank of New York, as trustee, relating to $98,000,000 principal amount of 13 1/2% Senior Subordinated Notes due 2005, including the form of Senior Subordinated Note and Subsidiary Guarantee (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation and Foamex International reporting an event that occurred December 23, 1997).

4.8 First Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc. and Foamex Capital Corporation, as withdrawing guarantors, Crain Industries, Inc., as withdrawing intermediate obligor, and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005 (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).


4.9 Second Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005 (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.10 Commitment Letter and attachment, dated August 8, 2001, from the Bank of Nova Scotia to Foamex Canada Inc. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 30, 2001).

4.11 Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.12 Patent Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.13 Trademark Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.14 Copyright Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.15 Third Amended and Restated Foamex International Guaranty, dated as of March 25, 2002, made by Foamex International in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.16 Amended and Restated Guaranty, dated as of March 25, 2002, made by FMXI, Inc. and the subsidiary guarantors in favor of Citicorp USA, Inc., as collateral agent, each lender, each issuing bank and each other holder of an obligation (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.17 Amended and Restated Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex International, FMXI, Inc., Foamex L.P. in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.18 Patent Security Agreement, dated as of March 25, 2002, made by Foamex L.P. in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.19 Trademark Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and Foamex Carpet Cushion LLC in favor of Citicorp USA, Inc., as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.20 Copyright Security Agreement, dated as of March 25, 2002, made by Foamex L.P. in favor of Citicorp USA, Inc. as collateral agent (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.21 Credit Agreement, dated June 12, 1997, as amended and restated as of February 27, 1998, as further amended and restated as of June 29, 1999 and as further amended and restated as of March 25, 2002 among Foamex L.P., FMXI, Inc., the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as issuing banks and Citicorp USA, Inc. and The Bank of Nova Scotia as agents (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

4.22 Intercreditor Agreement, dated as of March 25, 2002, by and among Citicorp USA, Inc., as Senior Agent, U.S. Bank National Association, as trustee and collateral agent under the Indenture for the 10 3/4% Senior Secured Notes and Foamex L.P. (incorporated by reference to the Exhibit to the Quarterly Report on Form 10-Q of Foamex L.P. for the quarter ended March 31, 2002).

5.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to validity of the Exchange Notes.

8.1*** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to material tax matters.


10.1 Reimbursement Agreement, dated as of March 23, 1993, between Trace Holdings and General Felt Industries, Inc. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.2 Shareholder Agreement, dated December 31, 1992, among Recticel, s.a. ("Recticel"), Recticel Holding Noord B.V., Foamex L.P., Beamech Group Limited, LME-Beamech, Inc., James Brian Blackwell, and Prefoam AG relating to a foam technology-sharing arrangement (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.3 Asset Transfer Agreement, dated as of October 2, 1990, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.4 First Amendment, dated as of December 19, 1991, to the Trace Holdings Asset Transfer Agreement (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.5 Amended and Restated Guaranty, dated as of December 19, 1991, made by Trace Foam in favor of Foamex L.P. (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.6 Asset Transfer Agreement, dated as of October 2, 1990, between Recticel Foam Corporation ("RFC") and Foamex L.P. (the "RFC Asset Transfer Agreement") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.7 First Amendment, dated as of December 19, 1991, to the RFC Asset Transfer Agreement (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.8 Schedule 5.03 to the RFC Asset Transfer Agreement (the "5.03 Protocol") (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.9 The 5.03 Protocol Assumption Agreement, dated as of October 13, 1992, between RFC and Foamex L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).

10.10 Letter Agreement between Trace Holdings and Recticel regarding the Recticel Guaranty, dated as of July 22, 1992 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K Statement of Foamex L.P. and Foamex Capital Corporation for fiscal 1992).


10.11 First Amended and Restated Tax Sharing Agreement, dated as of December 14, 1993, among Foamex L.P., Trace Foam, FMXI and Foamex International (incorporated herein by reference to the Exhibit to the Registration Statement of FJPS, FJCC and Foamex L.P. on Form S-4, Registration No. 33-82028).

10.12 First Amendment to First Amended and Restated Tax Sharing Agreement, dated as of June 12, 1997, by and among Foamex L.P., Foamex International, FMXI and Trace Foam (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred June 12, 1997).

10.13 Second Amendment to First Amended and Restated Tax Sharing Agreement, dated as of December 23, 1997, by an among Foamex L.P., Foamex International, FMXI, and Trace Foam (incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and Foamex Capital Corporation on From S-4, Registration No. 333-45733, filed February 6, 1998).

10.14 Third Amendment to First Amended and Restated Tax Sharing Agreement, dated as of February 27, 1998, by and between Foamex L.P., Foamex International and FMXI (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 28, 1997).

10.15 Tax Distribution Advance Agreement, dated as of December 11, 1996, by and between Foamex L.P. and Foamex-JPS Automotive L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 29, 1996).

10.16 Amendment No. 1 to Tax Distribution Advance Agreement, dated as of June 12, 1997, by and between Foamex L.P. and Foamex International (incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International reporting an event that occurred June 12, 1997).

10.17 Salaried Incentive Plan of Foamex L.P. and Subsidiaries (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.18 Equity Growth Participation Program (incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-1, Registration Nos. 33-49976 and 33-49976-01).

10.19 The Foamex L.P. Salaried Pension Plan (formerly, "The General Felt Industries, Inc. Retirement Plan for Salaried Employees"), effective as of January 1, 1995 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. for fiscal 1993).

10.20 The Foamex L.P. Hourly Pension Plan (formerly "The Foamex Products Inc. Hourly Employee Retirement Plan"), as amended December 31, 1995 (incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997).

10.21 Foamex L.P. 401(k) Savings Plan effective October 1, 1997 (incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997.

10.22 Foamex International's Amended and Restated 1993 Stock Option Plan (incorporated herein by reference to the Exhibit to Foamex International's definitive proxy statement dated May 31, 2000).

10.23 Foamex International's Non-Employee Director Compensation Plan (incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606).

10.24 Foamex International Inc. Equity Incentive Plan for Non-Employee Directors (incorporated herein by reference to the Appendix to the definitive amended and restated proxy statement, dated July 12, 2001, of Foamex International).

10.25 Foamex International Key Employee Incentive Bonus Plan (incorporated herein by reference to the Appendix to the definitive amended and restated proxy statement, dated July 12, 2001, of Foamex International).

10.26 Agreement with Consultant, dated April 24, 2001 by and between Robert J. Hay and Foamex L.P. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International for the quarterly period ended June 30, 2001).

10.27 Foamex Supplemental Executive Retirement Plan, effective as of May 15, 2001 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.28 Split Dollar Life Insurance Agreement Between Foamex International Inc. and Marshall S. Cogan, dated as of December 31, 2001 (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.29 Foamex International Inc. 2002 Stock Award Plan (incorporated herein as reference to Appendix C to Foamex International's definitive proxy statement dated April 30, 2002).


10.30 Employment Agreement, dated as of January 1, 1999, by and between Foamex International and Marshall S. Cogan (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2000).

10.31 Employment Agreement, dated as of March 16, 1999, by and between Foamex International and John G. Johnson, Jr. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for the fiscal year ended December 31, 1998).

10.32 Employment Agreement, amended effective as of January 29, 2001, by and between Foamex International and John Televantos (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2000).


10.33 Termination and Release Agreement dated as of January 30, 2001 by and between Foamex International and John G. Johnson, Jr. (incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International for the quarterly period ended March 31, 2001).


10.34 Termination and Release Agreement dated as of December 6, 2001, by and between the Foamex International and John Televantos (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.35 Employment Offer Letter, dated August 4, 2001, by and between Foamex International and Thomas E. Chorman (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31,
                  2001).

10.36** Employment Agreement, dated as of August 20, 2002, by and between Foamex International and Thomas E. Chorman.


10.37 Employment Offer Letter, dated December 5, 2001, by and between Foamex International and Peter W. Johnson (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).


10.38** Employment Agreement, dated as of August 20, 2002, by and between Foamex International and Peter W. Johnson.

10.39** Employment Agreement, entered into on September 10, 2002 and effective as of July 22, 2002, between Foamex International and Virginia Kamsky.

10.40 First Amendment to Employment Agreement, dated as of December 31, 2001, by and between Foamex International Inc. and Marshall S. Cogan (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

10.41 Supply Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet) (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

10.42 Administrative Services Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet) (incorporated herein by reference to the Current Report on Form 8-K of Foamex International reporting an event that occurred on February 27, 1998).

10.43 Loan Agreement between Hua Kee Company Limited and Foamex Asia, Inc., dated as of July 8, 1997 (incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and Foamex Capital Corporation on Form S-4, Registration No. 333-45733, filed February 6, 1998).

10.44** Agreement with consultant, dated August 8, 2002, by and between Raymond E. Mabus, Jr. and Foamex International Inc.

12.1**            Statement of Computation of Ratios of Earnings to Fixed
                  Charges.


21 Subsidiaries of Foamex L.P. (incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International for year ended December 31, 2001).

23.1.1**          Consent of Deloitte & Touche LLP.

23.1.2**          Consent of Deloitte & Touche LLP.

23.2.1**          Consent of PricewaterhouseCoopers LLP.

23.2.2**          Consent of PricewaterhouseCoopers LLP.

23.2.3**          Consent of PricewaterhouseCoopers LLP.

23.3** Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24*               Powers of Attorney (included on signature pages).

25** Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.

99.1**            Form of Letter of Transmittal.

99.2**            Form of Notice of Guaranteed Delivery.

------------------------
*    Previously filed.

**   Filed herewith.

***  To be filed by amendment.